                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:
/X/        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                              GOLF TRUST OF AMERICA, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                Common Stock
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                8,217,555 common shares
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                In accordance with Rule 0-11(c), the fee was calculated to be one-fiftieth of one percent of the aggregate of the cash and the value of the securities and other property that the
                Registrant expects to be distributed to its common
                stockholders
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:

                $116,524,929.90
                ------------------------------------------------------------
           (5)  Total fee paid:

                $23,305.00
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                             14 NORTH ADGER'S WHARF
                        CHARLESTON, SOUTH CAROLINA 29401

                                                                  [mailing date]

Dear Fellow Stockholders:

    We invite you to attend a special meeting of stockholders of Golf Trust of America, Inc. to be held at The Charleston Place Hotel, 205 Meeting Street,
Charleston, South Carolina 29401, on       , 2001, at 10:00 a.m., local time.

    At the special meeting, we will ask you to approve a plan of liquidation of our company. The principal purpose of the plan of liquidation is to maximize stockholder value by selling our assets, paying our debts and distributing the net proceeds of our liquidation to you and our other equity holders. You will also be asked to approve a proposal allowing the company to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.

    Our board has concluded that continuing our current business plan is not likely to maximize stockholder value. We reached this conclusion after an extensive review of the problems facing our company and our alternatives. We have experienced multiple lessee defaults over the past year and face a significant risk of additional defaults in the future since a number of our lessees' financial performance has deteriorated to a point where they are not generating sufficient cash flow to cover their rent obligations. However, since we are a real estate investment trust, or REIT, our ability to manage our golf courses on our own following eviction of lessees is severely limited. Accordingly, we face a significant risk that our operating income will continue to fall as additional lessees default and we are unable to re-lease their golf courses without lowering the rent.

    The decline in our operating income has also created severe problems for us under our senior credit agreements. The lenders under our senior credit agreements have asserted that we are currently in default, and have requested that we repay a portion of their debt with the proceeds of asset sales as part of a proposed restructuring of those facilities. However, Maryland state law limits the amount of assets that we can sell without obtaining stockholder consent. In addition, the terms of our preferred stock may limit our ability to engage in asset sales or asset purchases if we would fail to comply, following those asset sales or purchases, with a fixed charge coverage ratio contained in our charter document. We believe that we will soon be unable to comply with that financial covenant, and could, therefore, be unable to engage in either asset sales or asset purchases. If that occurs, we would be unable to either expand our company or sell assets that we might need to sell to make required payments to the lenders under our senior credit agreements. The lenders could elect to accelerate our obligations to them, in which case we might be compelled to seek bankruptcy court protection.

    In February 2000, our board engaged Banc of America Securities LLC to assist us in the evaluation of strategic alternatives available to us. As part of the engagement, we explored alternative methods of increasing stockholder value, such as selling selected assets, issuing additional debt or equity, restructuring our company or terminating our REIT status. BAS also contacted a number of potential buyers or merger candidates and solicited bids to acquire our company. However, the proposals that we received were all below our expectations and common stock price at that time. Our board has determined that none of those alternatives are likely to deliver as much value to you as the proposed liquidation. To assist us in reviewing the proposed liquidation, our company also engaged Houlihan Lokey Howard & Zukin. Our board believes that the plan of liquidation is far more likely to result in greater returns to our stockholders than if we were to continue the status quo or pursue other alternatives.

    We currently estimate that if the plan of liquidation is approved, you will receive between $10.43 and $14.18 in cash for each share of common stock. Our estimate is based, in part, on the steps we have already taken to facilitate the liquidation. We have entered into:

    - a definitive agreement to transfer our ownership interests in up to 12.5 golf courses to Legends Golf Holding, LLC, which is a company controlled by one of our former directors, for cash, a note, and the redemption of the equity in our operating partnership owned by that company's affiliates;

    - three sale agreements to transfer our interests in four golf courses (one of which is also included in the Legends sale agreement but which we may sell pursuant to the "superior offer" provisions in that agreement) to limited partners in our operating partnership or to other entities not affiliated with us, in exchange for cash, notes and/or the redemption of their equity in our operating partnership; and

    - seven letters of intent to transfer our interests in 11 golf courses (three of which are also included in the Legends sale agreement but subject to a superior offer provision) to limited partners in our operating partnership or to other entities not affiliated with us, in exchange for cash and/or the redemption of their equity in our operating partnership.

If we sell all of the golf courses that are currently subject to purchase agreements or letters of intent, we would expect to receive total consideration with a value that we estimate to be approximately $202.7 million. This consists of cash, promissory notes, and redemption of equity in our operating partnership. The amount that we would receive is subject to customary credits and closing adjustments that are described in the attached proxy statement. This amount assumes that the golf courses that are subject to both the Legends agreement and other purchase agreements or letters of intent are sold pursuant to the other purchase agreements or letters of intent, which are more favorable to us. We expect to enter into agreements to sell our remaining assets within 12 to 24 months of the time the plan of liquidation is approved.

    We cannot liquidate our company unless you and our other common stockholders approve the plan of liquidation. The plan of liquidation will not become effective unless the holders of at least two-thirds of our outstanding common stock and two-thirds of our outstanding preferred stock vote in favor of it.

    OUR BOARD OF DIRECTORS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PLAN OF LIQUIDATION AND THE TRANSACTIONS CONTEMPLATED BY THE PLAN OF LIQUIDATION AS WELL AS OTHER ALTERNATIVES AVAILABLE TO US. BASED ON ITS REVIEW, OUR BOARD UNANIMOUSLY DETERMINED THAT THE PLAN OF LIQUIDATION IS ADVISABLE AND UNANIMOUSLY APPROVED THE ADOPTION AND IMPLEMENTATION OF THE PLAN OF LIQUIDATION. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF LIQUIDATION.

    The attached notice of special meeting and proxy statement explain the proposed plan of liquidation and a related proposal to allow us to adjourn the special meeting, if needed, to solicit additional votes for the plan of liquidation, and provide specific information concerning the special meeting. Please read these materials (including the appendices) carefully.

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

    If you have any questions regarding the proposal described in the proxy statement, please call D.F. King & Co., Inc., our proxy solicitors, toll-free at
[1-800-        ] or collect at [              ].

                                          Very truly yours,

                                          /S/ W. BRADLEY BLAIR, II
     ---------------------------------------------------------------------------

                                          W. Bradley Blair, II
                                          PRESIDENT

    This proxy statement is dated [      ], 2001 and is being first mailed to
our stockholders on or about [      ], 2001.

                          GOLF TRUST OF AMERICA, INC.
                             14 NORTH ADGER'S WHARF
                        CHARLESTON, SOUTH CAROLINA 29401

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON [      ], 2001

                            ------------------------

To the Common Stockholders of
  GOLF TRUST OF AMERICA, INC.:

    A special meeting of common stockholders of Golf Trust of America, Inc. will
be held at 10:00 a.m., local time, on       , 2001, at The Charleston Place
Hotel, 205 Meeting Street, Charleston, South Carolina 29401, for the following purposes:

    1. to consider and vote upon a proposal to approve a plan of liquidation of our company, pursuant to which we will, among other things:

       - dispose of all our golf courses and other assets in exchange for cash, other assets and redemption of interests in our operating partnership, which we expect to accomplish within 12 to 24 months of approval of the plan of liquidation;

       - pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

       - amend our Charter as set forth in the plan of liquidation attached to the proxy statement as EXHIBIT A, to provide that no provision of our Charter will prevent us from taking action pursuant to a plan of liquidation approved by our stockholders even if such action could adversely affect our ability to qualify as a REIT;

       - redeem our preferred stock and the preferred partnership interests in our operating partnership;

       - distribute the remaining proceeds of the liquidation to you and our other common stockholders and the limited partners in our operating partnership after the payment or provision for our liabilities and expenses;

       - if we cannot sell our assets and pay our liabilities within 24 months after your approval of the plan of liquidation, or if our board otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you and the limited partners in our operating partnership;

       - wind up our operations, de-list from the American Stock Exchange and dissolve, all in accordance with the plan of liquidation attached to the proxy statement as EXHIBIT A; and

    2. to consider and vote on a proposal to permit our company to adjourn the special meeting, if necessary, to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve proposal 1; and

    3. to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

    The board of directors does not know of or expect any other business to be transacted at the special meeting. The board of directors has fixed the close of
business on       , 2001 as the record
date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. To make it easier for you to vote, we are making available internet and telephone voting. The instructions attached to your proxy card describe how to use these convenient new services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

    Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card, or promptly vote by internet or telephone, to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. You should not send any certificates representing common stock with your proxy card.

                                          By Order of the Board of Directors,

                                          /S/ SCOTT D. PETERS
  ------------------------------------------------------------------------------
                                          Scott D. Peters
                                          SECRETARY

Dated: [      ], 2001

                          GOLF TRUST OF AMERICA, INC.
                             14 NORTH ADGER'S WHARF
                        CHARLESTON, SOUTH CAROLINA 29401
                            ------------------------

                                PROXY STATEMENT
                                 MARCH   , 2001
                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
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
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS...................      1
SUMMARY.....................................................      9
  The Parties...............................................      9
  The Special Meeting.......................................     10
  The Plan of Liquidation...................................     10
  Required Consents and Approvals...........................     12
  Opinions of our Financial Advisors........................     12
  The Legends Transaction...................................     13
  Other Sale Agreements and Letters of Intent...............     13
  Other Golf Courses Not Currently Subject to any
    Agreements..............................................     14
RISK FACTORS................................................     15
SELECTED CONSOLIDATED FINANCIAL DATA........................     27
THE SPECIAL MEETING.........................................     29
  Date, Time and Place of the Special Meeting...............     29
  Purpose of the Special Meeting............................     29
  Record Date; Quorum; Outstanding Stock Entitled To Vote...     29
  Voting Rights; Vote Required..............................     29
  Voting and Revocation of Proxies..........................     30
  Solicitation of Proxies...................................     30
  Other Matters.............................................     30
PLAN OF LIQUIDATION PROPOSAL................................     31
  General...................................................     31
  Background of the Plan of Liquidation.....................     32
  Actions we have taken that will facilitate the Plan of
    Liquidation.............................................     44
  Recommendations of the Board of Directors; Reasons for the
    Liquidation.............................................     51
  Fairness Opinion of BAS...................................     55
  Fairness Opinions of Houlihan Lokey.......................     60
  Interests in the Liquidation that Differ from Your
    Interests...............................................     68
  Appraisal Rights Of Stockholders..........................     69
THE PLAN OF LIQUIDATION.....................................     70
  Purpose of the Plan of Liquidation; Certain Effects of the
    Liquidation.............................................     70
  Principal Terms of the Plan of Liquidation................     70
  The Legends Transaction...................................     73
  Other Transactions that are Contingent on Stockholder
    Approval of the Plan of Liquidation.....................     79
  Other Sale Agreements and Letters of Intent that are Not
    Contingent on Stockholder Approval of the Plan of
    Liquidation.............................................     82
  Vote Required and Board of Directors' Recommendation......     83
OTHER MATTERS AT THE SPECIAL MEETING........................     83
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......     84

                                                                PAGE
                                                              --------
  United States Federal Income Tax Consequences to our
    Company and our Stockholders............................     84
  State And Local Taxes.....................................     99
PARTIES TO THE LIQUIDATION TRANSACTIONS.....................    100
  Golf Trust of America, Inc................................    100
  The Operating Partnership and our Subsidiaries............    101
  Legends...................................................    102
  Other Buyers..............................................    102
  Summary Diagram...........................................    103
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND
  MANAGEMENT................................................    103
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................    106
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........    107
OTHER INFORMATION...........................................    108
  Proposals by Stockholders of Golf Trust of America........    108
  Independent Auditors......................................    109
  Where You Can Find More Information.......................    109
  Incorporation By Reference................................    110

EXHIBIT A: Plan of Liquidation and Dissolution..............    A-1
EXHIBIT B: Opinion of Banc of America Securities LLC
  regarding the Legends agreement...........................    B-1
EXHIBIT C: Opinion of Houlihan Lokey Howard & Zukin
  Financial Advisors, Inc. regarding the plan of
  liquidation...............................................    C-1
EXHIBIT D: Opinion of Houlihan Lokey Howard & Zukin
  Financial Advisors, Inc. regarding the Legends
  agreement.................................................    D-1
EXHIBIT E: Legends agreement................................    E-1

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: At the special meeting, we will ask you to approve our plan of liquidation and authorize our board of directors to carry it out.

Q:  WHAT HAPPENS IF I DO NOT VOTE?

A: If you do not vote, it will have the same effect as a vote AGAINST the plan of liquidation proposal.

Q:  WHY IS THIS PROPOSAL BEING MADE?

A: Our board is seeking your approval to pursue a plan of liquidation in an effort to maximize stockholder value. We believe that liquidation is likely to provide returns to our common stockholders that are higher than we can obtain from continuing as a going concern or from other strategic alternatives.

    In the liquidation, we expect to make two or more distributions to our common stockholders that we estimate will range between approximately $10.43 and $14.18 in the aggregate per share. A distribution of $10.43 per share, which is the lower end of this range, would represent a __% premium over the average daily closing price of $__ during the 30 calendar days ending the day before this proxy statement was printed.

Q.  WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS NOT APPROVED BY STOCKHOLDERS?

A: If the plan of liquidation is not approved, we intend to eliminate our quarterly dividend, and our board of directors will meet to determine what alternatives to pursue in the best interest of our company and our stockholders. However, we believe that our alternatives to the plan of liquidation are undesirable. The recent decline in our operating income has resulted in asserted defaults under our senior credit agreements, and we expect we will be unable to comply in the near future with a financial covenant in favor of the holders of our preferred stock. We believe that additional defaults are likely to occur under several of our participating leases if we do not sell the golf courses, which would result in further declines in our operating income. If we become unable to comply with the financial covenant in favor of the holders of our preferred stock, we could be prohibited from either buying or selling assets, or incurring additional debt, which would make it difficult for us to operate our company or take advantage of possible investments. Our senior lenders have advised us that they will require that we pay a higher rate of interest under the proposed restructuring of our senior credit agreements if the plan of liquidation is not approved, which would reduce the amount of net income available to distribute to our stockholders. If the plan of liquidation is not approved, the lenders under our senior credit agreements might accelerate our obligations to them, which could require us to seek bankruptcy protection.

Q:  WHAT ALTERNATIVES TO LIQUIDATION HAVE YOU CONSIDERED?

A: In February 2000, our board engaged Banc of America Securities LLC ("BAS") to assist us in the evaluation of strategic alternatives available to us. As part of the engagement, we explored alternative methods of increasing stockholder value, such as selling selected assets, issuing additional debt or equity, restructuring our company or terminating our REIT status. BAS contacted a number of potential buyers or merger candidates and solicited bids to acquire our company. However, the proposals that we received were all below our expectations and common stock price at that time. In addition, we never received a firm written proposal to acquire our entire company. Our board has determined that none of those alternatives are likely to deliver as much value to you as the proposed liquidation. To assist us in reviewing the proposed liquidation, our company also engaged Houlihan Lokey Howard & Zukin.

Q:  WHY NOT CONTINUE BUSINESS AS USUAL UNDER THE CURRENT BUSINESS PLAN?

A: Our board has concluded that continuing with our current business plan is not likely to maximize stockholder value. We have reached this conclusion after an extensive review of the problems facing the golf industry, small cap triple net lease REITs, our company and our alternatives. Our board considered the following factors, among others, in reaching its decision:

    - The golf course industry has become increasingly competitive in recent years. According to the National Golf Foundation, golf facility supply topped 15,000 in 1999, and golf course openings, including reconstructions, surpassed the 500 mark for the first time in history. By the end of 1999, 936 golf courses were under construction; 524 golf facilities, including expansions of existing facilities, opened in 2000. This increase in supply has reduced the ability of our lessees to pay their obligations to us.

    - We have experienced multiple lessee defaults over the past year and face a significant risk of additional defaults in the future since the financial performance of 25 of our golf courses has deteriorated to the point where the lessees are not generating sufficient cash flow to cover their rent obligations, according to the most recent financial information they have provided to us. Notably, our most significant lessee, Legends, is losing money on a number of its participating leases, according to the unaudited financial statements Legends provides to us each month and the audited financial statements Legends provided to us for its most recent fiscal year. However, since we are a REIT, our ability to manage our golf courses on our own following eviction of our lessees is severely limited. Accordingly, we face a significant risk that our operating income will continue to fall as additional lessees default and we are unable to re-lease their golf courses without lowering the rent.

    - Our lenders have asserted that we are in default under our senior credit agreements. We are negotiating amendments to those agreements, which are likely to impose additional restrictions on our operations and increase the interest rate we pay. In addition, we expect that the amendments will require us to pay a higher rate of interest if the plan of liquidation is not approved. We believe that it would be difficult or impossible to refinance our senior credit agreements under current market conditions. We currently face the risk that the lenders under those agreements may accelerate our obligations to them. An acceleration could require us to seek bankruptcy court protection. We believe that an acceleration, and thus bankruptcy, is significantly more likely if stockholders vote against the plan of liquidation.

    - Our charter document contains a financial covenant for the benefit of the holders of our preferred stock that could restrict our ability to purchase or sell assets or incur debt. This covenant measures our ability to pay our fixed charges out of our cash flow. Because of declines in our operating income, and the possibility of additional lessee defaults occurring, we expect that we will be unable to comply with this covenant in the near future. If we are unable to comply with this covenant, and if we cannot obtain a consent from the holders of our preferred stock, we could be unable to either expand the business or engage in asset sales that we believe are necessary to operate the business. This inability could also prevent us from complying with covenants that we expect will be included in any restructuring of our senior credit agreements. The consent we have currently obtained from our preferred stockholder applies only in the event that the plan of liquidation is approved.

    - The equity markets have become unfavorable to specialty REITs such as our company. This makes it difficult or impossible for us to issue additional equity on acceptable terms. Without additional equity, we cannot take advantage of new investment opportunities and increase stockholder value.

    - The REIT tax laws restrict our ability to operate. We are prohibited from managing our own assets, and instead rely on our lessees to manage them. Most of our lessees have limited capital and are unable to fund their rent payments from any source other than operations. If the lessee's operations are not sufficient to pay the fixed minimum lease payments, the lessee may go into default. Our collateral for the lessee's obligations usually consisted of a pledge of the lessee's or its affiliate's OP units. The OP units are convertible into our common stock and, thus, their value fluctuates with our common stock price. As our stock price declined, the value of our collateral at each golf course steadily declined. This decline both made defaults by the lessees more likely and reduced the value of the collateral that we could turn to in the event of a lessee default.

    - Material defaults by lessees have occurred under participating leases of some of our company's golf courses. As of February 26, 2001, we had declared lessees of 16 of our golf courses to be in default for under-payment of rent. The defaults under participating leases of 7.5 of these golf courses were subsequently cured by the lessee, the defaults under participating leases of five of these golf courses were resolved by our eviction of the lessee, and we are in litigation with lessees of 3.5 of these golf courses. Our management believes that the financial performance of the lessees of some of our golf courses has been inadequate to support the payments required under the participating leases. The potential for additional defaults under our participating leases reduces the value of our golf courses and our company to a potential buyer. It is expensive and time consuming to evict a lessee following a default. Moreover, our status as a REIT limits the period of time that we may operate a golf course property that we regain possession of as a result of a lessee default.

Q:  WHAT IS THE PLAN OF LIQUIDATION?

A: The plan of liquidation authorizes us to undertake an orderly liquidation. In an orderly liquidation, we would sell all of our assets, pay all of our known liabilities, provide for the payment of our unknown or contingent liabilities, distribute our remaining cash to our stockholders and the limited partners in our operating partnership, terminate our listing on the American Stock Exchange, wind up our operations and dissolve, which means that our stock will no longer be traded and our company will cease to exist.

Q:  WHAT ARE THE KEY PROVISIONS OF THE PLAN OF LIQUIDATION?

A: The plan of liquidation provides, in pertinent part, that:

    - We will be authorized to sell the 23.5 golf courses that are subject to sale agreements or letters of intent at this time.

    - We will be authorized to amend our charter to permit implementation of the plan of liquidation.

    - We will be authorized to wind up our business, sell our assets, pay our debts, and distribute the remaining proceeds to our stockholders and the limited partners in our operating partnership.

    - Once we make our final distribution, all of our outstanding shares of stock will be cancelled and our company will cease to exist. We will also dissolve our operating partnership and any subsidiaries that have not been sold.

    - We will be authorized to provide for the payment of any unascertained or contingent liabilities. We may do so by purchasing insurance or by establishing a reserve fund.

    - We expect to make our final distribution within 12 to 24 months of the date the plan of liquidation is approved by our stockholders. However, if we cannot sell our assets and pay our debts within 24 months, or if our board determines that it is otherwise advisable to do so, we may transfer and assign our remaining assets to a liquidating trust. We will not make this transfer unless we have previously redeemed our preferred stock and preferred partnership interests. Upon such transfer and assignment, the holders of shares of our common stock and the limited partners in our operating partnership will receive interests in the liquidating trust. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of interests in the liquidating trust. The amounts that you would receive from the liquidating trust are included in our estimates described above of the total amount of cash that you will receive in the liquidation.

    - Our board may modify or amend the plan of liquidation without further action by stockholders to the extent permitted under then-current law. However, we have agreed not to amend the plan of liquidation in ways that are adverse to the holders of our preferred stock without the consent of such holders.

Q:  DO YOU HAVE AGREEMENTS TO SELL THE COMPANY'S ASSETS?

A: We have entered into the following agreements for the sale of 23.5 of the 44 golf courses we owned or had interests in on March 5, 2001:

    - We have entered into an agreement to transfer our ownership interests in up to 12.5 golf courses to Legends Golf Holding, LLC or its affiliates, a company controlled by Larry Young, who was one of our directors until he resigned on February 25, 2001 upon the execution of this agreement. We refer to Legends Golf Holding, LLC and its affiliates as Legends. In exchange, we will receive consideration of up to $112.9 million consisting of redemption of Legends' 3,726,856 common units in our operating partnership, called OP units, which we valued at approximately
      $44.7 million for purposes of that contract, a promissory note in an amount of up to $5.0 million if Legends elects to obtain such financing from us, and the balance in cash. In addition to the foregoing, at the closing, Legends will be released from approximately $6.6 million of debt to our company, which represents all of its liabilities under its working capital loans and notes payable to us, other than interest. We were permitted to accept other offers for five of the golf courses, known as the Myrtle Beach courses, until February 28, 2001, and we can accept superior offers for up to 7.5 of these golf courses until the date of the special meeting. If we accept a superior offer for one or more of these golf courses and such transaction closes, the cash portion of the Legends purchase price will be reduced by the allocated purchase price of those golf courses and we will be required to pay a break-up fee to Legends in an amount equal to 3.0% of the allocated purchase price for those golf courses as set forth in the Legends agreement. This agreement provides certain concessions in favor of Legends and its affiliates under their existing participating leases and/or management agreements relating to the
      12.5 golf courses, which concessions are more particularly described in the description of the Legends transactions commencing on page 73 below. The Legends agreement is contingent on stockholder approval.

    - We have entered into binding agreements to sell our ownership interests in four golf courses to purchasers other than Legends. One such golf course is also subject to the Legends agreement, but can be sold by us to third parties pursuant to the superior offer provisions of the Legends agreement. These agreements were entered into in the ordinary course of business, are not contingent on approval of the plan of liquidation by our stockholders. If the sales contemplated by these agreements do not occur because of a breach by the purchaser or the failure to satisfy a closing condition, we may try to sell these assets to other purchasers whether or not the plan of liquidation has been approved.

    - We have entered into non-binding letters of intent to transfer our ownership interests in eight golf courses to buyers not affiliated with us or to buyers that are limited partners in our operating partnership (excluding those that are also subject to the Legends agreement). In exchange for these eight golf courses, we would receive a net amount of approximately $57.7 million in cash and the redemption of 19,231 OP units. The amount of cash we would receive is subject to customary closing adjustments. However, we do not have binding contracts to sell these golf courses.

    - We have entered into non-binding letters of intent to sell our interests in three golf courses which are also subject to the Legends agreement, to buyers not affiliated with us. In exchange for these three golf courses, we would receive a net amount of approximately $14.5 million in cash.

   We are actively seeking buyers for our remaining interests in golf courses and we expect that all of our interests in golf courses will be sold within 12 to 24 months after our stockholders approve the plan of liquidation.

Q:  WHAT WILL I RECEIVE IN THE LIQUIDATION?

A: We estimate that you will receive between approximately $10.43 and $14.18 in the aggregate in cash for each share of our common stock that you hold (assuming that you hold your shares through the completion of the liquidation). These amounts do not include the amount of any regular quarterly dividends that we may pay during the liquidation. We will make this liquidating distribution in two or more payments. You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. The amount of distributions that you would receive from the liquidating trust is included in our estimates of the total amount of cash that you will receive.

    However, the amount that we expect to distribute to you and our other common stockholders in the liquidation also depends upon the amount of our liabilities and expenses, our ability to continue to meet the requirements necessary to retain our status as a REIT throughout the liquidation period, our ability to avoid federal income and excise taxes throughout the liquidation period, and the amount we receive in the liquidation of our assets that we have listed for sale but are not currently subject to binding agreements. The amount of our distributions may also be affected if the purchase and sale agreements that we have entered into are modified or do not close on the terms we initially agreed upon, and we are required to remarket the properties to other purchasers. If our liabilities (including tax liabilities) are greater than we currently expect and/or if the sales prices of our assets are less than we expect, you will receive less than the estimated $10.43 to $14.18 liquidation payment for each share of our common stock.

Q:  WHEN WILL I RECEIVE MY LIQUIDATING DISTRIBUTIONS?

A: Our first liquidating distribution will be to redeem our preferred stock and our preferred OP units. We are required to redeem the preferred stock after we have received enough net proceeds from the sale of our assets and/or our operations to do so without violating any of our legal or contractual obligations. We expect to redeem our preferred stock and our preferred OP units in the fourth quarter of 2001.

    After we have redeemed our preferred stock and preferred OP units, we expect to make a liquidating distribution to the holders of our common stock and to the limited partners in our operating partnership. We expect to make this distribution in the fourth quarter of 2001. We expect to make a second liquidating distribution to common stockholders and limited partners after we sell all of our other assets, pay all of our known liabilities, and provide for unknown liabilities, which we expect to accomplish within 12 to 24 months of stockholder approval of the plan of liquidation. If we have not sold all of our assets and paid all of our liabilities within 24 months after stockholder approval of the plan of liquidation, or if our board otherwise determines that it is advantageous to do so, we may transfer our remaining assets and liabilities to a liquidating trust. We would then distribute interests in the liquidating trust to our common stockholders and limited partners. If we establish a reserve fund, we may make a final distribution from any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.

    The actual amounts and times of the liquidating distributions will be determined by our board or, if a liquidating trust is formed, by the trustees, in their discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

Q:  WHAT IS A LIQUIDATING TRUST?

A: A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it. If we form a liquidating trust, we will transfer to our common stockholders and common OP unitholders beneficial interests in the liquidating trust. These interests will generally not be transferable by you.

Q:  WHAT WILL HAPPEN TO MY REGULAR QUARTERLY DIVIDEND?

A: We announced on December 26, 2000 that we have reduced our dividend from $0.44 per quarter to $0.25 per quarter in order to preserve our financial position (commencing with the dividend that we paid on January 31, 2001). If our stockholders approve the plan of liquidation, we intend to continue paying regular quarterly dividends of $0.25 per quarter for the first two quarters of 2001. We anticipate that we will be able to pay this dividend if the plan of liquidation is approved because we will have less need to conserve cash to fund future operations. However, if our stockholders do NOT approve the plan of liquidation, we intend to eliminate our regular dividend in order to conserve cash. In that case, we intend to make only the minimum annual distributions necessary to preserve our REIT status.

    Of course, every payment of dividends will be subject to the availability of cash, and will be in the discretion of the board.

Q:  WHAT WILL HAPPEN TO MY SHARES OF STOCK?

A: If our stockholders approve the plan of liquidation, your shares of common stock will be cancelled at the end of the liquidation process in consideration for the liquidation payments.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE LIQUIDATION?

A: In general, if the plan of liquidation is approved and we are liquidated, you will realize, for federal income tax purposes, gain or loss equal to the difference between the cash distributed to you from the liquidating distributions and your adjusted tax basis in your shares. If we distribute interests in a liquidating trust to you, you would be required to recognize gain in the taxable year of the distribution of the liquidating trust interests to the extent that your share of the fair market value of the assets contributed to the trust exceeds your remaining adjusted tax basis in your shares (as adjusted for prior liquidating distributions that you have received with respect to your shares), although you may not receive the cash necessary to pay the tax on such gain. If you receive cash from the liquidating trust, you may receive such cash after the due date for filing your tax return and paying the tax on such gain. A summary of the possible tax consequences to you begins on page 95 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

    We anticipate that we will continue to satisfy the requirements necessary to qualify as a REIT throughout the liquidation period and make distributions sufficient to ensure that we will not be subject to federal income tax. However, given the changes in the nature of our assets and our sources of income throughout the liquidation period, and the need to retain assets to meet liabilities, we face the risk that we will not continue to qualify as a REIT and the risk that we might be required to pay federal income tax. We believe that this is unlikely. However, if we are unable to retain our status as a REIT or we become subject to federal income tax during the liquidation period, the amount available for distribution to our stockholders would be reduced. A description of the possible tax consequences to the company begins on page 84 of this proxy statement.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: In addition to asking you to vote on the plan of liquidation, we are asking you to consider and vote on a proposal to permit the company to adjourn the special meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of liquidation. We refer to this as the adjournment proposal. The vote for the plan of liquidation is separate from the vote for the adjournment proposal.

    Other than the plan of liquidation and the adjournment proposal, we do not expect to ask you to vote on any other matters at the special meeting. However, if matters other than the plan of liquidation and the adjournment proposal are properly brought before the special meeting, or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Q:  WHAT IS THE BOARD'S RECOMMENDATION ON THE PROPOSALS?

A: Our board unanimously determined that the plan of liquidation is advisable and approved the adoption and implementation of the plan of liquidation. Our board reached these conclusions after a thorough review of the strategic alternatives facing our company compared with the status quo of continuing as a going concern. Our board has unanimously determined that the plan of liquidation is likely to provide returns to our stockholders that are higher than we can obtain from continuing as a going concern or pursuing any other strategic alternative. Accordingly, our board unanimously recommends that you vote FOR approval of the plan of liquidation.

    Out board also unanimously recommends that you vote FOR approval of the adjournment proposal.

Q: DID YOU OBTAIN ANY OPINIONS ABOUT THE FAIRNESS OF THE PLAN OF LIQUIDATION AND THE LEGENDS AGREEMENT?

A: Yes. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. delivered two opinions to our board and the board of GTA GP. In summary, one opinion was to the effect that, as of the date of its opinion, the consideration to be received by our stockholders and the OP unitholders in the plan of liquidation was fair to our company, our stockholders, our operating partnership and the OP unitholders from a financial point of view. In summary, the second opinion was to the effect that, as of the date of its opinion, the consideration to be received by our operating partnership in the Legends transaction was fair to our operating partnership and to our stockholders and OP unitholders not participating in the Legends transaction from a financial point of view. The opinions of Houlihan Lokey are addressed to our board and to the board of GTA GP, and do not constitute a recommendation as to how you should vote at the special meeting.

    In addition, Banc of America Securities LLC delivered an opinion to a special committee of our board and the board of GTA GP to the effect that, as of the date of its opinion, the aggregate consideration to be received by our operating partnership under the Legends agreement was fair to our operating partnership from a financial point of view. The opinion of Banc of America Securities

    LLC is addressed to a special committee of our board and to the board of GTA GP, relates only to the sale of certain assets to Legends and not the other terms of the liquidation, and does not constitute a recommendation as to how you should vote at the special meeting.

Q:  WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?

A: Approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock and two-thirds of all votes entitled to be cast by the holders of our preferred stock. If a quorum is present at the special meeting, approval of the adjournment proposal will require the affirmative vote of a majority of all votes cast by the holders of our common stock. If a quorum is not present at the special meeting, approval of the adjournment proposal will require the affirmative vote of a majority of all votes entitled to be cast at the special meeting, present in person or by proxy, by the holders of our common stock.

Q:  WHAT DO I NEED TO DO NOW?

A: You should complete, date and sign your proxy card and mail it in the enclosed return envelope, or vote your shares by internet or telephone, as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote by sending in a later dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Probably not. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding how you can give them instructions on the voting of your shares.

Q:  WHAT HAPPENS IF I DO NOT GIVE MY PROXY OR IF I ABSTAIN FROM VOTING?

A: If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote AGAINST the plan of liquidation proposal. If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have no effect on the adjournment proposal, if a quorum is present at the special meeting.

Q:  DO I HAVE APPRAISAL RIGHTS?

A: No. Our common stockholders will not have appraisal or other similar rights of dissenters under Maryland law in connection with the plan of liquidation because the outstanding shares of our common stock are, and were on the record date for the special meeting, listed on the American Stock Exchange, a national securities exchange. In addition, our preferred stockholders will not have appraisal or other similar rights of dissenters under Maryland law in connection with the plan of liquidation because they have agreed to vote in favor of the plan of liquidation.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the plan of liquidation, or would like additional copies of the proxy statement, you should call D.F. King &
    Co., Inc. our proxy solicitors, toll-free at 1-800-______.

    You can also contact:

        Scott D. Peters
        Chief Financial Officer
        Golf Trust of America, Inc.
        14 North Adger's Wharf
        Charleston, South Carolina 29401
        (843) 723-GOLF (4653).

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR ADDITIONAL INFORMATION CONCERNING THE PLAN OF LIQUIDATION, YOU SHOULD READ THIS ENTIRE PROXY STATEMENT, INCLUDING THE EXHIBITS, AND THE OTHER DOCUMENTS REFERRED TO IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. A COPY OF THE PLAN OF LIQUIDATION IS INCLUDED IN THIS PROXY STATEMENT AS Exhibit A. A COPY OF THE LEGENDS AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS Exhibit E. THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT.

    UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, IN THIS PROXY STATEMENT, (1) "GTA" REFERS TO GOLF TRUST OF AMERICA, INC., A MARYLAND CORPORATION, (2) THE "OPERATING PARTNERSHIP" REFERS TO GOLF TRUST OF AMERICA, L.P., A DELAWARE LIMITED PARTNERSHIP AFFILIATED WITH GTA, (3) THE "COMPANY," "WE," "US," AND "OUR" REFER TO GTA, ITS TWO WHOLLY-OWNED SUBSIDIARIES AND THE OPERATING PARTNERSHIP AND ITS WHOLLY-OWNED SUBSIDIARIES, (4) "OP UNITS" REFERS TO UNITS OF LIMITED PARTNERSHIP INTEREST IN THE OPERATING PARTNERSHIP,
(5) "LIMITED PARTNERS" AND "OP UNITHOLDERS" BOTH REFER TO THE HOLDERS OF OP UNITS, (6) REFERENCES TO OUR "GOLF COURSES" INCLUDE THE 2.5 GOLF COURSES AT WHICH WE HOLD A LONG-TERM GROUND LEASE AND THE FOUR GOLF COURSES THAT SECURE OUR PARTICIPATING MORTGAGE AS WELL AS THOSE GOLF COURSES WHERE WE OWN THE REAL PROPERTY, (7) GOLF COURSE QUANTITIES ARE STATED IN TERMS OF 18-HOLE EQUIVALENTS, SUCH THAT ONE 27-HOLE GOLF COURSE FACILITY WOULD BE COUNTED AS 1.5 GOLF COURSES AND (8) "YOU" REFERS TO THE HOLDERS OF OUR COMMON STOCK TO WHOM THE NOTICE OF SPECIAL MEETING AND THIS PROXY STATEMENT ARE ADDRESSED.

THE PARTIES (PAGE 100)

    GOLF TRUST OF AMERICA, INC.

    We are a real estate investment trust formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses throughout the United States. Currently, we hold interests in 44 golf courses, of which we hold fee title to 37.5, we hold a long term ground lease at 2.5 golf courses and we hold the remaining four golf courses as collateral for our one participating mortgage where we are the lender. We call this a participating mortgage because the mortgage payments are structured so that we participate in a portion of the revenue growth generated by the four golf courses and the adjacent resort. Our shares of common stock are traded on the American Stock Exchange under the symbol "GTA".

    THE OPERATING PARTNERSHIP

    We hold our golf course interests through Golf Trust of America, L.P., a Delaware limited partnership that we control, which we call our operating partnership. Our operating partnership was formed in November 1996. We hold our interests in the operating partnership through our two wholly-owned subsidiaries, GTA GP, Inc. and GTA LP, Inc., each of which is a Maryland corporation. These subsidiaries exist primarily to hold our general and limited partnership interests in the operating partnership. The board of directors of each subsidiary is comprised of our executive officers.

    OTHER SUBSIDIARIES

    Our operating partnership has one wholly-owned subsidiary limited liability company that owns the Sandpiper golf course. We also own other subsidiaries that were formed to operate golf courses upon the original lessees' default. All of these entities--namely, GTA, GTA GP, Inc., GTA LP, Inc., our operating partnership and our other subsidiaries--are consolidated for financial accounting purposes.

    LEGENDS

    Legends Golf Holding, LLC is a company controlled by Mr. Larry Young.
Mr. Young served on our board of directors until February 25, 2001, when he resigned upon execution of the Legends agreement. Four of the limited partners in our operating partnership are affiliates of Mr. Young. These entities currently hold 29.2% of the common limited partnership interests. They received their interests in exchange for the seven golf courses that they contributed to our operating partnership at the time of our initial public offering. Mr. Young controls the lessees at those seven golf courses and at 5.5 of our other golf courses. We refer to Legends Golf Holding, LLC, those lessees and the limited partners in our operating partnership that are affiliates of Mr. Young, as "Legends."

    OTHER BUYERS

    As part of our plan of liquidation we currently plan to sell several of our golf courses back to their prior owners, I.E., to the entities that originally sold the golf courses to us, or their affiliates. All of these prior owners sold their golf courses to us for a combination of cash and OP units. Thus, all of these prior owners are limited partners in our operating partnership. We intend to sell our interests in the remaining golf courses to other third parties.

THE SPECIAL MEETING (PAGE 29)

    DATE, TIME AND PLACE

    The special meeting will be held at 10:00 a.m., local time, on ______, 2001, at The Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina 29401.

    VOTE REQUIRED

    Approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock and the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our preferred stock. If a quorum is present at the special meeting, approval of the adjournment proposal will require the affirmative vote of a majority of all votes cast by the holders of our common stock. If a quorum is not present at the special meeting, approval of the adjournment proposal will require the affirmative vote of a majority of all votes entitled to vote at the special meeting, present in person or by proxy, by the holders of our common stock.

    We have entered into a voting agreement with the sole holder of our preferred stock, pursuant to which they have agreed to vote in favor of the plan of liquidation. We have also entered into a voting agreement with Legends, which holds 29.2% of the common limited partnership interests, pursuant to which Legends has agreed that it will, at our request, convert its common limited partnership interests into our common stock, subject to the limits in our charter that prevent one entity from holding more than 9.8% of our common stock, and vote its common stock in favor of the plan of liquidation.

    RECORD DATE FOR VOTING

    The close of business on ______, 2001 is the record date for determining eligibility to vote at the special meeting. Each holder of our common stock at that time will be entitled to one vote per share. On the record date, there were shares of common stock entitled to vote at the special meeting.

THE PLAN OF LIQUIDATION

   BACKGROUND OF THE PLAN OF LIQUIDATION; REASONS FOR THE LIQUIDATION (PAGES 32 AND 51)

    For more than a year, our board has actively reviewed the strategic alternatives available to our company in an attempt to maximize stockholder value. Our board's review was prompted in part by changes in the treatment of REITs in the capital markets, changes in the golf course industry and our own financial condition. We have also become concerned about the ability of our lessees to pay their obligations to us, the decline in our ability to obtain additional debt capital, and the difficulty in making financially attractive acquisitions. After reviewing our company's options, we have concluded that liquidation is likely to result in the highest returns to our stockholders.

    This conclusion follows a lengthy process in which we reviewed many other alternatives. We engaged Banc of America Securities LLC on February 9, 2000 to advise us on strategic alternatives for our company. With their assistance, we considered options including a sale of our company, the issuance of additional debt or equity, sales of selected assets, restructuring our company, terminating our status as a REIT and a liquidation.

    Through BAS, we actively solicited bids for a potential merger of our company or a sale of all of our assets. Six initial indications of interest were received, of which four were considered attractive enough that we provided the bidders with additional information and asked them to refine their proposals. Ultimately, however, none of those four parties submitted a firm written proposal to acquire our entire company. Based on this response, our board concluded that no single buyer in the golf course industry was likely to propose to acquire our company as a whole on acceptable terms.

    We also considered the issuance of additional equity. However, because of market and other conditions, we have found it difficult to issue additional common equity, and have been unable to locate any party willing to purchase preferred equity from us on terms that are acceptable to us.

    Our board also considered restructuring our company and other strategic alternatives, and concluded that none of them were likely to be as desirable to our stockholders as the plan of liquidation.

    We do not believe that maintaining the status quo is a desirable option for us. As of March 5, 2001, we had declared lessees of 16 of our golf courses to be in default for nonpayment or underpayment of rent. Based on the most recent financial information our lessees have provided us, we believe that the lessees of 25 of our golf courses are not generating sufficient cash flow to cover their rent obligations, creating the risk of other defaults. Although most of our lessees pledged OP units as collateral for their rent obligations, the decline in our stock price has caused the value of this collateral to erode. Further, we face legal and practical restrictions on our ability to regain possession of our golf courses following a lessee default. As a REIT, we cannot operate a golf course for more than 90 days before the income we receive from it becomes "non-qualifying" income for tax purposes, and we are limited in the amount of non-qualifying income that we can receive without jeopardizing our REIT status. After 90 days, we must generally lease the golf course to a third party, or have
it managed by an independent contractor.   As a result, we have only a limited
ability to correct any operational problems with the golf course.

    We are also subject to restrictions in our senior credit agreements and the provisions of our charter document governing our preferred stock that will make it difficult or impossible for us to continue the status quo. Our lenders have asserted that we are in default under our senior credit agreements. The lenders under our senior credit agreements have requested that we repay all or at least a portion of their debt with the proceeds of asset sales. However, we are limited in our ability to engage in asset sales without obtaining stockholder consent to a liquidation. In addition, the terms under which our preferred stock was issued may limit our ability to engage in asset sales (or asset purchases) if we fail to comply with a financial covenant set forth in our charter document for the benefit of our preferred stockholders. We believe that we will soon be unable to comply with that financial covenant and could, therefore, be unable to engage in either asset sales or asset purchases. If that occurs, we would be unable to engage in asset sales that may be required by our lenders or that we believe are necessary to efficiently operate our business. The lenders could elect to accelerate our obligations to them, in which case we might be compelled to seek bankruptcy court protection. The holder of our preferred stock has agreed to permit sales of our assets made pursuant to the plan of liquidation if it is approved by our stockholders, notwithstanding this financial covenant.

    Our board has concluded that pursuing the plan of liquidation is the best way to seek to maximize stockholder value at this time. For a detailed description of the events leading to the approval of the plan of liquidation by our board, you should refer to "Background of the Plan of Liquidation" on page 31 and "Recommendations of the Board of Directors; Reasons for the Liquidation" on page 50.

    RECOMMENDATIONS OF OUR BOARD OF DIRECTORS (PAGE 51)

    Our board has unanimously determined that the plan of liquidation is fair to you and in your best interests and unanimously recommends that you vote FOR approval of the plan of liquidation.

    INTERESTS IN THE LIQUIDATION THAT DIFFER FROM YOUR INTERESTS (PAGE 68)

    In considering our board's recommendation that you vote in favor of the plan of liquidation, you should be aware that some of our directors have interests in the liquidation that are different from your interests as a stockholder, including the following:

- two of our officers and directors received accelerated vesting of their stock options and shares of restricted stock when our board approved the plan of liquidation;

- two of our officers and directors received a payment upon board approval of the plan and will be entitled to additional milestone payments when specified goals are achieved in connection with the plan of liquidation, as well as payments to compensate them for excise taxes that they may be required to pay;

- two of our officers and directors received a total of $2.84 million in forgiveness of indebtedness upon board approval of the plan of liquidation because all of our outstanding loans to them were automatically forgiven at that time; and

- one former director owns and controls Legends, the lessee of 12.5 of our golf courses. As part of the plan of liquidation, we intend to sell up to 12.5 of these golf courses, which will eliminate Legends' lease payment obligations to us.

    Our board was aware of these interests and considered them in making its recommendations.

REQUIRED CONSENTS AND APPROVALS

    We require the approval of our common stockholders and preferred stockholders to adopt the plan of liquidation. Although our charter documents do not require us to obtain the approval of our preferred stockholders to adopt a plan of liquidation, we have conditioned effectiveness of the plan of liquidation on receiving their approval because we might need their approval to conduct any sales of our assets that would result in us failing to maintain a minimum cash flow coverage ratio set forth in our charter. The holders of our preferred stock have entered into a voting agreement in which they have agreed to vote in favor of the plan of liquidation and the sales of our assets contemplated thereby. We also needed and have obtained the requisite consent of the limited partners in our operating partnership to liquidate the operating partnership following approval of the plan of liquidation. In addition, we are parties to a number of contracts that restrict our ability to sell our assets pursuant to the plan of liquidation, or will be breached by the plan of liquidation if we are unable to obtain the consent of the other parties to the contract. These include the following:

- We are parties to two credit agreements that contain provisions that may be breached by implementation of the plan of liquidation. We are negotiating with our lenders to amend these agreements, but they have not yet agreed, and they may never agree, to the amendments we have requested. Our lenders have asserted that we are currently in default under these credit agreements and, therefore, we are unable to borrow under them. Our lenders are requiring us to pay default interest at a rate that is equal to the prime rate plus 2.00% per annum.

- Most of our golf courses are subject to rights of first offer. The rights of first offer require us to offer to sell the golf courses first to the parties that sold the golf courses to us, which restricts our ability to sell them and may reduce the purchase price we receive for them.

- We are the lender on a $79.0 million participating mortgage secured by the Innisbrook resort, which includes four golf courses, near Tampa, Florida. Our interest in this participating mortgage is subject to a right of first offer in favor of the owner of the Innisbrook resort, Golf Host Resorts, Inc. The right of first offer restricts our ability to sell our interest in this mortgage and may reduce the purchase price we receive for it. However, we have entered into a non-binding letter agreement with Golf Host Resorts to sell the properties securing the participating mortgage and one other related golf course property through an auction process to be conducted with the assistance of BAS.

- Two of our assets consist of interests in long-term ground leases that we hold as ground lessee. We will need to obtain the consent of the ground lessor under one of those ground leases in order for us to sell our interests in that ground lease.

OPINIONS OF OUR FINANCIAL ADVISORS (PAGE 55)

    Houlihan Lokey Howard & Zukin. delivered two opinions to our board and the board of GTA GP. In summary, one opinion was to the effect that, as of the date of its opinion, the consideration to be received by our stockholders

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and the OP unitholders in the plan of liquidation was fair to our company, our stockholders, our operating partnership and the OP unitholders from a financial point of view. We have attached a copy of this opinion as EXHIBIT C to this proxy statement. The second opinion was to the effect that, as of the date of its opinion, the consideration to be received by our operating partnership in the Legends transaction was fair to our operating partnership and to our stockholders and OP unitholders not participating in the Legends transaction from a financial point of view. We have attached a copy of this opinion as EXHIBIT D to this proxy statement. The opinions of Houlihan Lokey are addressed to our board and to the board of GTA GP, and do not constitute a recommendation as to how you should vote at the special meeting.

    Banc of America Securities LLC delivered an opinion to a special committee of our board and the board of GTA GP to the effect that, as of the date of its opinion, the aggregate consideration to be received by our operating partnership under the Legends agreement was fair to our operating partnership from a financial point of view. We have attached a copy of this opinion as EXHIBIT B to this proxy statement. The opinion of Banc of America Securities LLC is addressed to a special committee of our board and to the board of GTA GP, related only to the sale of certain assets to Legends and not the other terms of the plan of liquidation, and does not constitute a recommendation as to how you should vote at the special meeting.

THE LEGENDS TRANSACTION (PAGE 73)

    In the Legends transaction we will sell to Legends up to 12.5 of the golf courses it currently leases from us for a total consideration of up to $112.9 million consisting of redemption of the 3,726,856 OP units owned by Legends, which we valued at approximately $44.7 million for purposes of that contract, a promissory note up to the amount of $5.0 million if Legends elects to obtain financing from us through a purchase money loan, and the balance in cash. In addition to the foregoing, Legends or its affiliates will be released on the closing of the Legends transaction from liabilities and obligations under working capital loans and notes payable to us in the total amount of approximately $6.6 million. For a limited period of time, we may solicit and accept superior offers from third parties for up to 7.5 of the golf courses that are subject to the Legends agreement. If we accept a superior offer and that transaction closes, the cash portion of the purchase price payable by Legends will be reduced accordingly and we must pay a break-up fee equal to 3.0% of the allocated purchase price of the golf courses sold, as set forth in the Legends agreement. The Legends agreement provides concessions in favor of Legends and its affiliates under their existing participating leases and/or management agreements relating to the 12.5 golf courses, which concessions are more particularly described in the description of the Legends transaction beginning on page 73. Legends' obligation to complete the Legends transaction is subject to a number of conditions, including the material accuracy of our representations and warranties and the performance in all material respects of our obligations. Our obligation to complete the Legends transaction is subject to a number of conditions including the approval of our stockholders of the plan of liquidation, the material accuracy of Legends' representations and warranties and the performance in all material respects of Legends' obligations. Before we entered into the Legends agreement, we received fairness opinions from both Houlihan Lokey and Banc of America Securities LLC regarding the fairness from a financial point of view, as of the date of their opinions, of the aggregate consideration to be received by our operating partnership under the Legends agreement.

    If our stockholders do not approve the plan of liquidation, or we are unable to materially comply with certain covenants or satisfy the closing conditions contained in the Legends agreement, Legends may have the right to terminate the Legends agreement. Any termination of the Legends agreement by Legends or us will not modify the participating leases of our golf courses by Legends.

OTHER SALE AGREEMENTS AND LETTERS OF INTENT (PAGE 82)

    In addition to the Legends agreement, we have entered into three purchase and sale agreements for four of our golf courses, which

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includes one golf course which is also subject to the Legends agreement. These sales are not subject to stockholder approval of the plan of liquidation. The aggregate consideration under these three purchase and sale agreements is approximately $25.0 million. This figure includes a redemption of 48,949 series C preferred limited partnership interests at $27.58 each and a promissory note payable to us of $3.3 million and is subject to customary closing adjustments.

    We have entered into non-binding letters of intent to transfer our ownership interests in eight golf courses to buyers not affiliated with us or to buyers that are limited partners in our operating partnership (excluding those that are also subject to the Legends agreement). In exchange for these eight golf courses, we would receive a net amount of approximately $57.7 million in cash and the redemption of 19,231 OP units. The amount of cash we would receive is subject to customary closing adjustments.

    We have also entered into non-binding letters of intent to sell our interests in three golf courses which are also subject to the Legends agreement, to buyers not affiliated with us. In exchange for these three golf courses, we would receive a net amount of approximately $14.5 million in cash.

    We have also entered into a non-binding marketing agreement to auction for sale one golf course that we own and four golf courses that we have a security interest in. The auction will be conducted by BAS.

OTHER GOLF COURSES NOT CURRENTLY SUBJECT TO ANY AGREEMENTS OR LETTERS OF INTENT.

    As of March 5, 2001, we owned interests in 20.5 golf courses that are not currently subject to sale agreements or letters of intent. In our efforts to obtain the best price reasonably obtainable during the liquidation period for these interests, we will follow the following procedures:

- All sale agreements must be approved by our board of directors or the trustees of the liquidating trust.

- All sale agreements that are expected to result in net proceeds of $50.0 million or more will be conditioned on our receiving an opinion from a nationally recognized investment bank to the effect that the consideration to be received is fair to the party receiving the consideration from a financial point of view, an appraisal of the asset to be sold showing that proposed sale price is within or above the appraiser's range of estimated values for the asset, or other evidence satisfactory to our board that the proposed sale is in the best interest of our company and stockholders.

- All sale agreements that are expected to result in gross proceeds that fall below the low end of the range of gross proceeds that our management estimated we would receive, which we used to estimate the total liquidation proceeds, will be conditioned on our receiving either an opinion from a nationally recognized investment bank to the effect that the consideration to be received is fair to the party receiving the consideration from a financial point of view, an appraisal of the asset to be sold showing that proposed sale price is within or above the appraiser's range of estimated values for the asset, or other evidence satisfactory to our board that the proposed sale is in the best interest of our company and stockholders.

- In connection with any sale of our assets, we have the discretion to request Banc of America Securities LLC to render an opinion as to whether or not the consideration to be received is fair to the party receiving the consideration from a financial point of view. If we request Banc of America Securities LLC to render such an opinion in connection with a proposed sale, and Banc of America Securities LLC is unable to render it, our board will not approve such sale unless the board receives other evidence satisfactory to it that the proposed sale is in the best interest of our company and stockholders.

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
                                  RISK FACTORS

    IN ADDITION TO GENERAL RISKS AND THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING IMPORTANT FACTORS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT OUR SPECIAL MEETING.

          RISKS THAT MAY DELAY OR REDUCE OUR LIQUIDATING DISTRIBUTIONS

    We currently estimate that you will receive between $10.43 and $14.18 per share in liquidating distributions, which we anticipate paying within 12 to 24 months of stockholder approval of the plan of liquidation. However, our expectations about the amount of liquidating distributions we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect. One of our financial advisors, Houlihan Lokey Howard & Zukin, has estimated that you would receive between $9.53 and $13.26 per share in liquidating distributions. As a result, the actual amount of liquidating distributions we pay to our common stockholders may be more or less than we predict in this proxy statement. In addition, the liquidating distributions may be paid later than we predict. Factors that could cause actual payments to be later or lower than we expect include the following:

IF LEGENDS OR ANY OF THE OTHER BUYERS UNDER OUR CURRENT SALE AGREEMENTS DEFAULT, OR IF THESE SALES DO NOT OTHERWISE CLOSE, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    We have arranged for the sale of 23.5 of the 44 golf courses we own or have interests in. Of these, 15.5 are subject to binding sale agreements (including one golf course that is subject to two sale agreements pursuant to "superior offer" provisions in those agreements) and 11 are subject to non-binding letters of intent (three of which are also subject to the Legends agreement pursuant to "superior offer" provisions in that agreement). All of these sales are subject to closing conditions, as described under "The Plan of Liquidation" beginning on page 70. If the non-binding letters of intent do not progress to binding sale agreements or if any of the sale agreements fail to close because of a buyer default, failure of a closing condition or other reasons, we will have to locate new buyers for the assets, which we may be unable to do promptly or for the same purchase price or terms. We will also incur additional costs locating buyers and negotiating new sale agreements for these assets that are not included in our projections. In that event, our liquidating payments to our stockholders may be delayed or reduced.

    In particular, the obligation of Legends to purchase these up to 12.5 of these golf courses is subject to many conditions, as described under "The Legends Transaction" beginning on page 73. If the Legends agreement fails to close, because of a failure of a closing condition or for some other reason, we would need to find alternate purchasers for the 12.5 golf courses subject to that agreement. However, we may be unable to locate new buyers easily, or at all. Five of those golf courses are in the Myrtle Beach area, where the golf course supply is abundant, hotels play a critical role in driving rounds played at individual golf courses and we believe there are few potential parties willing to purchase golf courses in that market at our asking price. Two of the golf courses are located near Williamsburg, Virginia and, according to Legends' financial statements supplied to us, have not been operating profitably. Operations at the other 5.5 golf courses were assumed by Legends upon the default of the original lessees. Potential buyers may be unwilling to acquire the two Virginia golf courses or the 5.5 other golf courses because of their historical lack of profitability. Thus, we may be unable to find new buyers for some or all of these 12.5 golf courses in a timely manner or without lowering the sales price. In that case, our liquidating distributions would be delayed or reduced. In addition, if the Legends agreement fails to close because of default, failure of a closing condition or other reasons, Legends may default on its participating leases of our golf courses, or other obligations to us. For reasons more fully described below, a default by Legends on its participating leases of our golf courses or other obligations to us could reduce or delay our liquidating distributions.

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
IF WE ACCEPT SUPERIOR OFFERS FOR ANY OF THE GOLF COURSES THAT ARE SUBJECT TO THE LEGENDS AGREEMENT, AND THOSE SUPERIOR OFFERS DO NOT CLOSE, OUR PARTICIPATING LEASES OF THOSE COURSES TO LEGENDS MAY BE TERMINATED.

    As of the date this proxy was mailed we have the right to accept superior offers for 7.5 of the golf courses that are subject to the Legends agreement. If we elect to do so, and Legends fails to exercise its rights to make a superior counter-offer within the three day period specified in the Legends agreement, Legends' rights to purchase that course will terminate. The participating leases of 7.5 of those golf courses will terminate upon the closing of the sale of those golf courses to a third party. However, they will also terminate on the 30th day after the closing of the Legends transaction, whether or not the sales of those courses to third parties have closed. Therefore we face the risk that our participating leases of those courses terminate, but that the sales of the courses to third parties do not close as a result of breach or failure to satisfy closing conditions. This will reduce or delay the amount of our liquidating distributions.

IF WE ARE UNABLE TO FIND BUYERS FOR OUR OTHER GOLF COURSES AT OUR EXPECTED SALES PRICES, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    Twenty and one-half of the golf courses we have interests in are not currently subject to sale agreements or letters of intent. In calculating our projected liquidating distribution, we assumed that we will be able to find buyers for these golf courses at amounts based on our estimates of their fair market values. However, we have not obtained any independent appraisals and we may have overestimated the sales prices that we will ultimately be able to obtain for these golf courses. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below our estimate of a golf course's fair value. If we are not able to find buyers for these golf courses in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our common stockholders may be delayed or reduced.

IF WE OVER-VALUE THE REDEMPTION OF OP UNITS AS A COMPONENT OF ANY PURCHASE PRICE, OR IF WE ARE UNABLE TO REALIZE ON THE VALUE OF A PROMISSORY NOTE TAKEN AS PART OF ANY PURCHASE PRICE, OUR LIQUIDATING DISTRIBUTIONS MAY BE REDUCED.

    In many cases, we are seeking to transfer our golf courses back to the prior owners who originally contributed them to our operating partnership. In these cases, we are generally structuring the disposition as a distribution of the golf course in redemption of the prior owner's OP units, which is his equity in our operating partnership. We consider the OP units to be the economic equivalent of shares of our common stock, because they have a substantially similar equity claim upon our assets and are convertible into our common shares. In negotiating our sales agreements, we have based the value of the OP units we would redeem on our estimates of the total liquidating distributions per OP unit. If the actual amount of the total liquidating distributions for each OP unit is less than the amount we valued the OP units at for purposes of redeeming them, the amount of our liquidating distributions to our stockholders and other OP unitholders may be less than we have estimated.

    In addition, in some golf course dispositions, we may agree to take promissory notes from the buyer as a portion of the purchase price. For example, we have agreed to accept a promissory note from Legends which will be secured by subordinate liens against the golf courses sold to Legends or its affiliates. Promissory notes can be illiquid. If we are not able to sell the promissory note without a significant discount, or if we hold it to maturity and the purchaser ultimately defaults, we may collect nothing on the note and our liquidating distributions may be reduced.

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
DECREASES IN GOLF COURSE VALUES MAY REDUCE THE AMOUNT WE CAN SELL OUR ASSETS
FOR.

    The underlying value of our interests in golf courses may be reduced by a number of factors that are beyond our control, including the following:

    - adverse changes in economic conditions;

    - the financial performance of our golf courses, which we do not control, and the ability of the lessees of our golf courses to make lease payments;

    - competition; and

    - changes in real estate tax rates and other operating expenses.

    Any reduction in the value of our golf courses would make it more difficult for us to sell our assets for the amounts that we have estimated. Reductions in the amounts that we receive when we sell our assets could decrease or delay the payment of distributions to stockholders.

WE MAY BE UNABLE TO FIND BUYERS FOR OUR INTERESTS IN GOLF COURSES BECAUSE THE PARTICIPATING LEASES MUST REMAIN IN PLACE FOLLOWING A SALE, WHICH MAY REDUCE OUR ULTIMATE SALE PROCEEDS AND CAUSE OUR LIQUIDATING DISTRIBUTIONS TO BE DELAYED OR REDUCED.

    The participating leases under which our golf courses are leased to operators have terms of up to 40 years (including extensions) and do not terminate when a golf course is sold. It may, therefore, be difficult for us to find buyers for all of our golf courses. A golf course's value to a prospective buyer, and therefore the price we receive for a golf course, may be less than if the applicable participating lease terminated upon the sale. Although we have taken these factors into account when estimating the sales price we expect to receive from our golf courses, our liquidating distributions may be delayed or reduced if we have underestimated the effect of these factors.

MOST OF OUR INTERESTS IN GOLF COURSES ARE SUBJECT TO RIGHTS OF FIRST OFFER IN FAVOR OF THE LESSEES. THIS MAY REDUCE THE AMOUNT THAT WE CAN RECEIVE WHEN WE TRY TO SELL THESE ASSETS.

    Most of our golf course participating leases give the lessees the right to purchase the golf courses on the same terms, or similar terms, that we offer to third parties, which is referred to as a right of first offer. We are also the lender on a participating mortgage secured by the Innisbrook resort, which includes four golf courses, near Tampa, Florida. Our interest in this participating mortgage is subject to a right of first offer in favor of the Innisbrook Resort. Although we have entered into a marketing agreement to sell the golf course properties securing our participating mortgage, this is non-binding. Because we cannot assure third parties that the lessees or Innisbrook Resort will not exercise their rights of first offer, potential purchasers may be unwilling to make purchase offers. These rights of first offer may reduce the amount that we will receive from the sales of our interest in these assets. Although we have tried to account for this risk in our estimates of the net sales proceeds from our assets, we may have underestimated its effect.

WE HAVE AN INTEREST IN A GOLF COURSE THAT WE CANNOT SELL WITHOUT THE CONSENT OF A THIRD PARTY. WE MAY BE UNABLE TO OBTAIN ITS CONSENT TO SELL THIS ASSET.

    We hold one of our interests in a golf course as lessee under a long-term ground lease that we cannot assign without obtaining the consent of the ground lessor under the ground lease. We have assumed that we would be able to sell our interest in that ground lease as part of our plan of liquidation. However, the ground lessor under that ground lease may require us to make concessions to it in return for giving its consent, or may not allow us to sell our interest in the ground lease at all. Either event would reduce the amount of our distributions to you.

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
IF LESSEES DEFAULT UNDER THEIR PARTICIPATING LEASES OR OTHER OBLIGATIONS TO US DURING THE LIQUIDATION PROCESS, OR IF OUR CASH FLOW DURING THE LIQUIDATION IS OTHERWISE LESS THAN WE EXPECT, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    As of March 5, 2001, we had declared lessees of 16 of our golf courses to be in default for under-payment of rent. The defaults under participating leases of
7.5 of these golf courses were subsequently cured by the lessee, the defaults under participating leases of five of these golf courses were resolved by our eviction of the lessee and we are in litigation with lessees of 3.5 of these golf courses. In calculating the amount of our estimated liquidating distributions, we assumed that we would not experience any additional lessee defaults during the liquidation process that are not subsequently cured. If we experience additional lessee defaults during the liquidation process, the resale value of the affected golf course may be less than our estimate, which would reduce our liquidating distributions. Furthermore, although we hold collateral for most of the lessees' obligations under their participating leases, the collateral may not be sufficient to cover the full amount of unpaid rent. To the extent that we receive less rent than we expect during the liquidation process, our liquidating distributions will be reduced. In addition, following an event of default, we may determine it is necessary to seek to evict the lessee and operate the golf courses ourselves upon eviction until we locate a buyer. However, it is difficult and time consuming to evict a lessee. We may also decide in the event of a lessee default to restructure the participating lease, which could require us to substantially reduce the rent payable to us under the participating lease, or make other modification that are unfavorable to us. As of the date this proxy statement was mailed, we had not agreed to take any particular course of action in connection with the participating leases that are in default, and have not agreed to restructure any of them.

    Under the tax rules applicable to REITs, we are not allowed to operate golf courses for more than 90 days following eviction of the lessee without jeopardizing our status as a REIT. At the expiration of the 90 day period, we would generally have to either sell the golf course, lease it to a new golf course operator, or reach an agreement with an independent contractor to assume management of the golf course. Management by an independent contractor is allowed until the close of the third taxable year following the taxable year in which the eviction occurred. If one of these options is not implemented at the expiration of such period, the revenues from operations at the golf course will generally be considered non-qualifying income for purposes of the REIT income tests, as set forth in the Internal Revenue Code of 1986, as amended, which we call the tax code. It is unlikely that we will be able to accept much more disqualified REIT income without jeopardizing our REIT status because the REIT rules limit the total percentage of our income that may be disqualified REIT income, and we already are receiving disqualified REIT income from our operation of five of our golf courses.

    Thus, if we foreclose upon any more leases and are unable to find a replacement lessee or reach an agreement with an independent contractor to assume management of the golf courses, we may need to cease operating the golf course 90 days after foreclosure in order to preserve our status as a REIT, in which case we would receive neither rent nor operating income from the golf course, which would cause our liquidating distributions to be reduced.

IF OUR LIQUIDATION COSTS OR UNPAID LIABILITIES ARE GREATER THAN WE EXPECT, OUR LIQUIDATING DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    Before making the final liquidating distribution, we will need to pay all of our transaction costs in the liquidation and all valid claims of our creditors. Our board may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. None of those amounts are yet final and we have used estimates in calculating the amount of our projected liquidating distributions. To the extent that we have underestimated them in calculating our projections, our actual aggregate liquidating distributions will be lower than we have projected.

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
IF WE ARE UNABLE TO RETAIN OUR KEY EXECUTIVES AND SUFFICIENT STAFF MEMBERS TO COMPLETE THE PLAN OF LIQUIDATION IN A TIMELY MANNER, OUR LIQUIDATION DISTRIBUTIONS MAY BE DELAYED OR REDUCED.

    Our ability to complete the golf course dispositions currently under contract and to locate buyers for our other interests in golf courses and negotiate and complete those sales depend to a large extent upon the experience and abilities of W. Bradley Blair, II, who serves as our Chief Executive Officer and President, and Scott D. Peters, who serves as our Senior Vice President and Chief Financial Officer. The loss of the services of either of these individuals could materially harm our ability to complete the plan of liquidation in a timely manner and our ability to sell our assets for the projected aggregate proceeds. In order to reduce this risk, the company entered into amended and restated employment agreements with each of these executives effective as of February 25th, 2001. These amended and restated employment agreements provide significant incentives for the executives to remain with the company through the date that all of our unsecured debt has been repaid. The terms of these agreements are described under the caption "Other Actions we have Taken that will Facilitate the Plan of Liquidation," beginning on page 47.

    Our ability to complete the plan of liquidation in a timely manner also depends on our ability to retain our non-executive employees. We currently have 13 non-executive employees, Of these employees, ten had entered into agreements with us that provided that they would receive their severance payments if they resigned within 90 days of a change of control or board adoption of a plan of liquidation, which occurred on February 25, 2001 when our board adopted the plan of liquidation. The loss of the services of any of these employees could materially harm our ability to complete the plan of liquidation in a timely manner and our ability to sell our assets for the projected aggregate proceeds. In order to reduce this risk, the company entered into new agreements with each of these employees on February 9, 2001. These new agreements remove the provision that would have entitled them to receive their severance pay if they resigned within 90 days after board adoption of a plan of liquidation. The terms of these agreements are described under the caption "Other Actions we have Taken that will Facilitate the Plan of Liquidation," beginning on page 47. Nevertheless, once a plan of liquidation is adopted, our employees may seek other employment rather than remaining at a company in the process of winding up, even if they would lose their severance payments by accepting other employment. If we are unable to retain enough qualified staff to complete our plan of liquidation in a timely manner, the liquidating distributions will be delayed and may be reduced.

IF WE DO NOT OBTAIN OUR LENDERS' CONSENTS TO AMEND OUR SENIOR CREDIT AGREEMENTS, WE EXPECT THAT OUR LENDERS WILL CONTINUE TO ASSERT THAT WE ARE IN DEFAULT UNDER OUR SENIOR CREDIT AGREEMENTS. THIS WILL INCREASE OUR COST OF BORROWING AND RESTRICT OUR ABILITY TO IMPLEMENT THE PLAN OF LIQUIDATION. IN ADDITION, OUR LENDERS COULD ATTEMPT TO ACCELERATE OUR DEBT AND INITIATE BANKRUPTCY PROCEEDINGS AGAINST US.

    We are parties to a revolving credit agreement that permits us to borrow up to $200 million. As of March 5, 2001, we owed approximately $192.2 million under that agreement. We are also parties to a term credit agreement under which we currently owe $2.7 million. Our lenders have asserted that we are currently in default under both of these credit agreements because of our failure to comply with several covenants. As a result, we are prohibited from borrowing at a rate of interest based on the LIBOR rate, but must instead borrow at a rate of interest based on the prime rate, which results in a higher rate of interest for us. In addition, we are required to pay default interest at a rate equal to the prime rate plus 2.00% per annum. These asserted defaults increase our cost of capital, prevent us from borrowing under our revolving credit agreement, and may allow the lenders to accelerate our entire debt, rendering it due and payable. In that case, since we would be unable to repay the amount we owe to our lenders until we have sold a number of assets, we might seek bankruptcy court protection or be forced into bankruptcy. If we became debtors in a bankruptcy case, we would be unable to pursue our plan of liquidation. Our company would instead be operated in accordance with federal or state bankruptcy law.

    Even if we cure the existing asserted defaults, our credit agreements contain other covenants that could be breached by our plan of liquidation. Both credit agreements have provisions that could prohibit us from liquidating or dissolving, paying dividends or making liquidating distributions while we are in default, and redeeming OP units, which we intend to do as part of some of our asset sales. Our revolving credit agreement requires us to use all of the proceeds from sales of our assets, net of closing costs, to repay obligations owed under that agreement. The maximum amount that we can borrow at any time is based on the value of our unencumbered assets, as determined by a formula in the revolving credit agreement. We are required to maintain the value of these unencumbered assets at an amount equal to or greater than 1.75 times the amount of our unsecured debt, including our borrowings under the credit agreements. As we sell our assets, the maximum amount that we can borrow under the revolving credit agreement will be reduced. As a result, we will be required to apply most or all of our net proceeds from the sale of our assets to repay obligations under our revolving credit agreement.

    We have requested that the lenders under our credit agreements amend these agreements to revise covenants that our lenders have asserted we are not in compliance with, to reduce the portion of the net proceeds from the sale of our assets that we are required to pay to them and to modify or waive covenants that could be breached if we pursue the plan of liquidation. However, they have not yet agreed to this request, and we face the risk that they will not do so. If our lenders do not agree to amend the credit agreements, we intend to pursue the plan of liquidation even though this will likely cause our lenders to assert additional defaults. In that event, we would attempt to continue to negotiate with our lenders on the terms of amendments to our credit agreements. However, we face the risk that these negotiations will not be successful. Unless we were able to reach agreement with our lenders, however, they could continue to assert that we are in default under our credit agreements. Our lenders might seek a court order to prevent us from selling our assets and/or making the distributions to our equity holders that are contemplated by the plan of liquidation. If such proceedings were successful, we would be unable to consummate the plan of liquidation. Even if such legal proceedings were unsuccessful, they would likely be expensive to defend and time-consuming for management and may reduce or delay our liquidating distributions.

PURSUING THE PLAN OF LIQUIDATION MAY CAUSE US TO FAIL TO QUALIFY AS A REIT, WHICH WOULD DRAMATICALLY LOWER THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    We value our status as a REIT under the tax code because for so long as we qualify as a REIT, we generally would not be subject to federal income tax. We do not intend to terminate our REIT status and, indeed, our charter prohibits our board from causing us to terminate our status as a REIT without first obtaining the consent of two-thirds of our stockholders. The current proposal does not authorize the board to terminate our REIT status prior to the final distribution of our assets and our dissolution. Upon final distribution of our assets and our dissolution, our existence and our REIT status will terminate. However, there is a risk that if the plan of liquidation is approved, our actions in pursuit of the plan of liquidation may unintentionally cause us to fail to meet one or more of the requirements that must be met in order to qualify as a REIT. For example, in selling our assets, we may recognize ordinary income in excess of the cash received, especially after deducting from those cash proceeds any amounts that we are contractually obligated to immediately repay to the lenders under our credit facility. The REIT rules require us to pay out a large portion of our ordinary income in the form of a dividend to stockholders. However, to the extent that we recognize ordinary income without any cash available for distribution, and if we are unable to borrow to fund the required dividend or find another alternative way to meet the REIT distribution requirements, we may fail to qualify as a REIT for that taxable year. While we will try to ensure that we comply with the requirements necessary to qualify as a

REIT in any taxable year, if we are unable to do so, we will, among other things (unless entitled to relief under certain statutory provisions):

    - not be allowed a deduction for dividends paid to stockholders in computing our taxable income;

    - be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates;

    - be subject to increased state and local taxes; and

    - be disqualified from treatment as a REIT for the taxable year in which we lose our qualification and for the four following taxable years.

As a result of these consequences, our failure to qualify as a REIT could substantially reduce the funds available for distribution to our stockholders.

PURSUING THE PLAN OF LIQUIDATION MAY CAUSE US TO BE SUBJECT TO FEDERAL INCOME TAX, WHICH WOULD REDUCE THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    We generally are not subject to federal income tax to the extent that we distribute to our stockholders during each taxable year (or, under certain circumstances, during the subsequent taxable year) dividends equal to our taxable income for the year. However, we are subject to federal income tax to the extent that our taxable income exceeds the amount of dividends paid to our stockholders for the taxable year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year, plus 95% of our capital gain net income for that year, plus 100% of our undistributed taxable income from prior years. While we intend to make distributions to our stockholders sufficient to avoid the imposition of any federal income tax on our taxable income and the imposition of the excise tax, differences in timing between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at our taxable income, could cause us to have to either borrow funds on a short-term basis to meet the REIT distribution requirements, find another alternative for meeting the REIT distribution requirements, or pay federal income and excise taxes. The cost of borrowing or the payment of federal income and excise taxes would reduce the funds available for distribution to our stockholders.

THE HOLDERS OF OUR PREFERRED STOCK MAY BECOME ENTITLED TO DEMAND THAT WE REDEEM THE PREFERRED STOCK. IF WE ARE UNABLE TO COMPLY WITH THAT DEMAND, THE DIVIDEND ON THE PREFERRED STOCK MAY INCREASE, WHICH WOULD REDUCE THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    We have entered into a voting agreement with the holders of our preferred stock, under which the holders have agreed to vote in favor of the plan of liquidation. Under that agreement, the holders of the preferred stock are entitled to require us to redeem the preferred stock in several circumstances that are described under the caption "Actions we have Taken that will facilitate the Plan of Liquidation" beginning on page 44. If we fail to redeem the preferred stock when required to do so, the holders of the preferred stock will be entitled to appoint two directors to our board. In addition, the dividend on the preferred stock will in most cases increase from 9.25% to 12.50%. Since the liquidation preference on the preferred stock is currently $20.0 million, this would increase the quarterly dividend on the preferred stock from $462,500 to $625,000. The increase in the dividend payable to the preferred stock will reduce the funds available for distribution to our common stockholders.

AN INCREASE IN THE DIVIDEND ON OUR PREFERRED STOCK PURSUANT TO THE VOTING AGREEMENT WITH THE HOLDERS OF OUR PREFERRED STOCK MAY CAUSE US TO BE SUBJECT TO FEDERAL INCOME TAX AND MAY JEOPARDIZE OUR STATUS AS A REIT.

    In order to qualify as a REIT, we must make a certain amount of distributions for each taxable year that are eligible for the dividends paid deduction. The amount of the distributions required in any taxable year is based on our taxable income for the year. In addition, as a REIT, we are not subject to United States federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction. As described above, the dividend on our preferred stock may increase from 9.25% to 12.5% under certain circumstances pursuant to the voting agreement that we have entered into with the holders of our preferred stock. If we were to make dividend distributions to the holders of our preferred stock that included distributions at the increased dividend rate, we may not be able to claim the dividends paid deduction with respect to any portion of such distributions. The inability to claim the dividends paid deduction with respect to any such distributions may cause us to have to pay federal income taxes, and may cause us to lose our status as a REIT for such taxable year and subsequent taxable years. The payment of federal income taxes or the loss of our REIT status would reduce the funds available for distribution to our stockholders.

THE SALE OF OUR ASSETS MAY CAUSE US TO BE SUBJECT TO A 100% EXCISE TAX ON "PROHIBITED TRANSACTIONS," WHICH WOULD REDUCE THE AMOUNT OF OUR LIQUIDATING DISTRIBUTIONS.

    REITs are subject to a 100% excise tax on any gain from "prohibited transactions," which the tax code generally defines as sales or other dispositions of assets held for sale to customers in the ordinary course of the REIT's trade or business. The determination of whether property is held for sale to customers in the ordinary course of our trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The tax code does provide a "safe harbor" which, if all its conditions are met, would protect a REIT's property sales from being considered prohibited transactions, but we will not be able to satisfy these conditions. While we do not believe that if our stockholders approve the plan of liquidation any of our property should be considered to be held for sale to customers in the ordinary course of our trade or business, because of the substantial number of properties that would have to be sold and the active marketing that would be necessary, there is a risk that the Internal Revenue Service, commonly known as the IRS, would seek to treat some or all of the property sales as prohibited transactions, in which case the amount available for distribution to our stockholders could be significantly reduced.

IF WE SELL MORE THAN ONE-THIRD OF OUR ASSETS TO A SINGLE PERSON OR GROUP, WE MAY BE REQUIRED TO MAKE PAYMENTS OF UP TO $4.4 MILLION TO OUR EXECUTIVES TO REIMBURSE THEM FOR EXCISE TAXES THEY MAY BE REQUIRED TO PAY.

    Our company has entered into amended and restated employment agreements with
W. Bradley Blair, II, who is our president, and Scott D. Peters, who is our chief financial officer. These amended and restated employment agreements contain an excise tax gross-up provision that requires us to reimburse each executive for any excise tax imposed under Section 4999 of the Internal Revenue Code and any income taxes or excise taxes imposed on the reimbursement payments. This gross-up provision is intended to put the executives in the same after-tax position as if no excise tax had been imposed.

    The excise tax is equal to 20% of any "excess parachute payment." A payment to an employee is an excess parachute payment to the extent that total "parachute payments" to such employee equal or exceed his or her "base amount," except that the excise tax is not imposed unless the total parachute payments to such employee equal or exceed three times such employee's base amount. "Parachute payments" are compensatory payments contingent on a change in ownership or effective control of GTA or a substantial portion of its assets. The "base amount" for any employee is equal to his or her average annual compensation for the five-year period preceding the year of the triggering event, or such shorter period as the individual has been employed by us.

    A triggering event in the case of a plan of liquidation may occur when one person, or more than one person acting as a group, acquires--including all acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons--assets from the corporation that have a total fair market value equal to or greater than one third of the total fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. We cannot be certain when or if a change in control as defined above will occur for GTA.

    We cannot be certain if any payments due under Mr. Blair's and Mr. Peters' amended and restated employment agreements will constitute parachute payments for purposes of the excise tax. However, if a change in control were to occur, as defined in the above paragraph, and all payments due under Mr. Blair's and Mr. Peters' amended and restated employment agreements were determined to be parachute payments, the amount of gross-up payments due Mr. Blair and Mr. Peters could be as much as $4.4 million.

                          OTHER RISKS OF THE PROPOSALS

APPROVAL OF THE PLAN OF LIQUIDATION MAY REDUCE OUR STOCK PRICE, INCREASE ITS VOLATILITY AND REDUCE THE LIQUIDITY OF OUR SHARES.

    If our stockholders approve the plan of liquidation, but investors believe that we will be unable to complete our plan of liquidation in a timely manner, or if investors disfavor the plan of liquidation for other reasons, the price of our common stock may decline. In addition, as we sell our assets, pay off our liabilities and distribute liquidating distributions to stockholders, our market capitalization and "float" may diminish. Market interest in our shares may also diminish. This could reduce the market demand and liquidity for our shares, which may reduce the market price of our shares. In addition, our shares may become ineligible for listing on the American Stock Exchange before the dissolution is finalized. This will further decrease the market demand and liquidity for, and price of, our common stock. The policy of the American Stock Exchange is to consider de-listing a company, among other reasons, if:

    - the financial condition and/or operating results of the company appear unsatisfactory;

    - the public distribution or aggregate market value of the stock has become so reduced as to make further dealings on the exchange inadvisable; or

    - the company has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company.

OUR PUBLIC ENTITY VALUE MAY BE JEOPARDIZED BY ADOPTION OF THE PLAN OF
LIQUIDATION.

    Once our stockholders approve the plan of liquidation, we will be committed to winding-up our operations. This jeopardizes the value that a potential acquirer might place on our company. It may also preclude other possible courses of action not yet identified by the board.

THE PLAN OF LIQUIDATION MAY NOT RESULT IN GREATER RETURNS TO OUR STOCKHOLDERS THAN OUR CONTINUING AS A GOING CONCERN OR PURSUING OTHER STRATEGIC ALTERNATIVES.

    If the plan of liquidation is not approved by our stockholders, our board of directors intends to re-consider other strategic alternatives, including:

    - submitting a revised plan of liquidation to our stockholders;

    - soliciting additional bids for the sale of our company to a third party;

    - restructuring our company, such as by creating a sister operating company;

    - terminating our REIT status;

    - merging our company with another company;

    - selling selected assets; or

    - refinancing our debt or obtaining additional secured or unsecured debt or equity.

    While our board believes that the plan of liquidation is far more likely to result in greater returns to stockholders than they would receive if we continue the status quo or pursue other alternatives, it is possible that one or more of the other alternatives would be better for us and our stockholders, in which case, we will be foregoing those alternatives if we implement the plan of liquidation.

OUR BOARD OF DIRECTORS MAY AMEND THE PLAN OF LIQUIDATION EVEN IF OUR
  STOCKHOLDERS APPROVE IT.

    Even if our stockholders vote to approve the plan of liquidation, our board of directors may amend the plan of liquidation without further stockholder approval, except as required by Maryland law. Thus, we may decide to conduct the liquidation differently than described in this proxy statement, to the extent we are permitted to make changes by Maryland law and by the voting agreement that we entered into with the holders of our preferred stock.

APPROVAL OF THE PLAN OF LIQUIDATION MAY LEAD TO STOCKHOLDER LITIGATION WHICH COULD RESULT IN SUBSTANTIAL COSTS AND DISTRACT OUR MANAGEMENT.

    Historically, extraordinary corporation actions, such as our proposed plan of liquidation, often lead to securities class action lawsuits being filed against the company. We may become involved in this type of litigation as a result of our proposal of the plan of liquidation, which risk may be increased if stockholders approve the plan of liquidation. Currently no such lawsuits are pending. However, if such a lawsuit is filed against us, the litigation is likely to be expensive and, even if we ultimately prevail, the process will be time consuming and divert management's attention from implementing the plan of liquidation and otherwise operating our business. If we do not prevail in such a lawsuit, we may be liable for damages. We cannot predict the cost of defense or the amount of such damages but they may be significant and would likely reduce our cash available for distribution.

PURSUING THE PLAN OF LIQUIDATION MAY CAUSE US TO FAIL TO QUALIFY AS A REIT, WHICH WOULD DRAMATICALLY REDUCE OUR STOCK PRICE.

    As discussed above, there is a risk that if the plan of liquidation is approved, our actions in pursuit of the plan of liquidation may unintentionally cause us to fail to meet one or more the requirements to qualify as a REIT. This could reduce the amount available for us to distribute to our stockholders, which could dramatically reduce our stock price.

OUR LESSEES MAY DEFAULT DURING THE LIQUIDATION, WHICH COULD REDUCE OUR STOCK PRICE.

    We have experienced lessee defaults in the past and may experience additional lessee defaults during the liquidation. Additionally, the risk of lessees defaulting may increase during the last quarter of each year, including this year, because the fourth quarter is traditionally the weakest quarter for many of our lessees. Defaults by our lessees could reduce the amount of our operating income, reduce the amount that we can borrow under our revolving credit agreement, and result in the reduction or delay of our anticipated dividends and distributions. This could significantly reduce our stock price.

OUR OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT THE PLAN OF LIQUIDATION.

    The amended and restated agreements between us and our executive officers, Mr. Blair and Mr. Peters, provide for an initial retention bonus, milestone payments, forgiveness of debt, vesting of stock options and restricted stock, and other benefits to these officers, including a gross-up for any taxes they may owe as the result of so-called excess golden parachutes payments. A portion of these payments were made upon board approval of the plan of liquidation. Following stockholder approval of the plan of liquidation, another portion will be payable upon the repayment of our debt, other than routine trade creditor debt and debt we have agreed to maintain for the benefit of the unitholders. The remainder will be payable upon the later repayment of our debt, other than routine trade creditor debt and debt we have agreed to maintain for the benefit of the unitholders, and 12 months after board approval of the plan of liquidation. In addition, any unpaid milestone payments will be payable if the officer resigns for good cause or if we terminate him without good reason (but any severance benefits otherwise payable will be reduced by the amount of his initial retention bonus and his milestone payments). Consequently, these officers may have been more likely to support and, as directors, to vote to approve the plan of liquidation than if they did not have an expectation of receiving those payments.

ONE OF OUR FORMER DIRECTORS HAD A CONFLICT OF INTEREST THAT MAY HAVE INDUCED HIM TO RECOMMEND THAT THE OTHER MEMBERS OF THE BOARD APPROVE THE PLAN OF LIQUIDATION AND REJECT PROPOSALS THAT WOULD BE BETTER THAN THE PLAN OF LIQUIDATION.

    Mr. Larry Young, who holds a majority interest in Legends, was a member of our board until February 25, 2001, when he resigned upon the execution of the Legends agreement. Mr. Young was recused from all board meetings after September 27, 2000. While Mr. Young was on the board, we entered into a definitive agreement with Legends to sell up to 12.5 golf courses to Legends for a total consideration of up to $112.9 million consisting of the redemption of Legends' 3,726,856 OP units, a promissory note up to the amount of $5.0 million if Legends elects to obtain financing through a purchase money loan, and the balance in cash. The Legends agreement originally provided for the sale of 13.5 golf courses to Legends. However, we sold one of these courses to a third party. In addition to the foregoing, Legends or its affiliates will be released on the closing of the Legends transaction from all liabilities, other than in respect of interest accrued through the closing, under working capital loans and notes payable to our company in the total amount of approximately $6.6 million. The Legends agreement currently allows us to accept other offers for 7.5 of these golf courses until the special meeting. If we accept a third party offer for any of these courses, and that transaction closes, we must pay a break-up fee equal to 3% of the allocated sales price of each such golf course as set forth in the Legends agreement. Because of Mr. Young's interest in the Legends transaction, our board requested that a special committee of the board, consisting of all of our independent directors, review it. The special committee, which was aware of Mr. Young's interest in the Legends transaction, unanimously recommended that our board approve it. Mr. Young did not participate as a board member in any of the board discussions regarding the Legends agreement. Our management believes that the Legends agreement is fair to us and should be approved. In addition, Banc of America Securities LLC advised the special committee of our board and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. advised the special committee and our entire board that, as of the date of their opinions, the consideration to be received by our operating partnership under the Legends agreement is fair to our operating partnership from a financial point of view. However, we might have obtained better terms for the sale of these golf courses from an unaffiliated third party. Our chairman and chief executive officer, W. Bradley Blair, II, was employed by Legends before our initial public offering in February 1997. While Mr. Blair no longer has any ownership interest in Legends, Mr. Blair has a 10% interest in several non-golf-related real estate development operations that are owned or controlled by Mr. Young and are affiliated with Legends.

DISTRIBUTING INTERESTS IN A LIQUIDATING TRUST MAY CAUSE YOU TO RECOGNIZE GAIN PRIOR TO OR IN THE ABSENCE OF THE RECEIPT OF CASH.

    The REIT provisions of the tax code generally require that each year we distribute as a dividend to our stockholders 90% of our REIT taxable income (95% in taxable years beginning before January 1, 2001). Based on our projected accumulated earnings and profits, our liquidating distributions will not qualify as dividends for this purpose unless, among other things, we make such distributions within 24 months of the adoption of the plan of liquidation. Although we anticipate that we will meet this timetable, conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our assets at acceptable prices during such period. In such event, rather than retain our assets and risk losing our status as a REIT, we may elect to contribute our remaining assets and liabilities to a liquidating trust in order to meet the 24-month requirement. Such a distribution would be treated as a distribution of our remaining assets to our stockholders, followed by a contribution of the assets to the liquidating trust. As a result, a stockholder would recognize gain to the extent his share of the cash and the fair market value of any assets received by the liquidating trust was greater than the stockholder's basis in his stock, notwithstanding that the stockholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. See "Material United States Federal Income Tax Consequences--Liquidating Trust" on page 97. In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the stockholder's gain at the time interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a sale of the assets, in which case the stockholder may not receive a distribution of cash or other assets with which to satisfy any tax liability resulting from the contribution of the assets to the liquidating trust. In this case, the stockholder would recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the tax code.

APPROVAL OF THE PLAN OF LIQUIDATION WILL CAUSE OUR ACCOUNTING BASIS TO CHANGE, WHICH COULD REQUIRE US TO WRITEDOWN OUR ASSETS

    Once the stockholders approve the proposed plan of liquidation or adoption of the plan of liquidation appears imminent, we will change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting.

    In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities (including those related to commitment under employment agreements) must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the plan of liquidation is adopted, we expect to make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write-downs of certain of our assets to values substantially less than their respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.

    Until we determine that the plan of liquidation is about to be approved, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.

    Our management assessed whether the carrying amounts of our long-lived assets at September 30, 2000 had been impaired. As a result of this assessment, we recorded write-downs of approximately $25.3 million in the third quarter of 2000 and approximately $37.2 million in the fourth quarter of 2000. We may be required to make further write-downs of our assets in the future.

    Writing-down our assets could make it more difficult to negotiate amendments to our credit agreements or result in defaults under any restructured credit agreements that we may enter into. In addition, write-downs in our assets could reduce our stock price.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (in thousands except per share data)

    The information below presents the consolidated financial results of GTA, our operating partnership and our subsidiaries and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes, which are included in our latest Form 10-K and incorporated by reference in this proxy statement. The consolidated operating information set forth below for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet dated as of December 31, 1999 and 2000 are derived from and qualified by reference to audited financial statements incorporated by reference in this proxy statement. See "Other Information--Where You Can Find More Information" on page 109. The consolidated operating information set forth below for the period from February 12, 1997 (inception of operations) through December 31, 1997 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from and qualified by reference to audited financial statements not incorporated by reference in this proxy statement. Our historical results are not necessarily indicative of results for any future period.

                                                            PERIOD FROM
                                                           FEBRUARY 12,
                                                          1997 (INCEPTION
                                                          OF OPERATIONS)              YEAR ENDED
                                                              THROUGH                DECEMBER 31,
                                                           DECEMBER 31,     -------------------------------
                                                               1997           1998        1999       2000
                                                          ---------------   ---------   --------   --------
CONSOLIDATED OPERATING INFORMATION
Revenue:
    Rent from affiliates................................     $  10,802      $  12,365   $ 15,041   $ 18,733
    Rent................................................         3,607         23,097     31,630     27,681
    Mortgage interest...................................         4,318          8,922      9,106      9,052
                                                             ---------      ---------   --------   --------
        Total revenue...................................        18,727         44,384     55,777     55,466
                                                             ---------      ---------   --------   --------
Expenses:
    Depreciation and amortization.......................         3,173         11,667     17,299     18,294
    General and administrative..........................         2,532          5,416      6,098      8,162
    Interest income.....................................          (624)          (478)    (1,480)    (2,285)
    Interest expense....................................         1,879          9,673     15,603     18,816
    Impairment loss.....................................            --             --         --     62,470
    Loss on disposal of assets..........................            --            370         --         --
                                                             ---------      ---------   --------   --------
        Total expenses..................................         6,960         26,648     37,520    105,457
                                                             ---------      ---------   --------   --------
Net income(loss) before minority interest...............        11,767         17,736     18,257    (49,991)
Income (loss) attributable to minority interest.........         5,798          7,130      7,026    (17,247)
Preferred dividends.....................................            --             --      1,383      1,850
                                                             ---------      ---------   --------   --------
Income (loss) attributable to common stockholders.......     $   5,969      $  10,606   $  9,848    (34,594)
                                                             =========      =========   ========   ========
Earnings (loss) per common share:
    Basic...............................................     $    1.32      $    1.39   $   1.28   $  (4.28)
    Diluted.............................................     $    1.29      $    1.34   $   1.27   $  (4.28)

Weighted average common shares:
    Basic...............................................         4,535          7,635      7,720      8,083
    Diluted.............................................         4,626          7,905      7,734      8,083
Distribution declared per common share(1)...............     $    1.43      $    1.73   $   1.76   $   1.57
Distribution paid per common share......................     $    1.03      $    2.14   $   1.76   $   1.32

CONSOLIDATED CASH FLOW INFORMATION
Cash flows from operating activities....................     $  13,644      $  30,593   $ 24,467   $ 26,569
Cash flows used in investing activities.................     $(148,738)     $(201,504)  $(14,490)  $ (2,545)
Cash flows from (used in) financing activities..........     $ 150,062      $ 157,834   $ (7,963)  $(23,471)

CONSOLIDATED SUPPLEMENTAL INFORMATION
Funds from operations available to common
  stockholders(2).......................................     $  14,899      $  29,773   $ 34,107   $ 28,688
Cash available for distribution to common
  stockholders..........................................     $  13,652      $  27,221   $ 30,549   $ 25,660
Weighted average common shares and OP units.............         9,030         13,052     12,990     12,903

--------------------------
(1) The 1997 quarterly distribution declared per common share and OP unit includes $0.41 declared in January 1998 related to the fourth quarter 1997.

(2) In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc., or NAREIT, as revised on October 27, 1999, Funds From Operations represents net income (computed in accordance with GAAP) including all operating results, both recurring and non-recurring--excluding those results defined as "extraordinary items" under GAAP and gains (or losses) from sales of depreciable property. Funds From Operations should not be considered as an alternative to net income or other measurements under GAAP as an indication of operating performance or to cash flows from operating investing or financial activities as a measure of liquidity. Funds From Operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. We believe that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT, because along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of our company to incur and service debt and make capital expenditures.

                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                        1997       1998       1999       2000
                                                      --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET INFORMATION
Cash, receivables & other...........................  $ 20,133   $ 16,229   $ 33,050   $ 24,531
Net investments in golf courses.....................   101,044    323,500    327,702    261,755
Mortgage note receivable............................    65,129     72,252     73,160     73,595
                                                      --------   --------   --------   --------
    Total assets....................................   186,306    411,981    433,912    359,881
                                                      --------   --------   --------   --------
Mortgages and notes payable.........................     4,325    210,634    223,085    224,750
                                                      --------   --------   --------   --------
Total liabilities...................................     7,354    225,824    233,881    232,747
Minority interest...................................    54,625     76,510     69,747     45,061
Stockholders' equity................................   124,327    109,647    130,284     82,073
                                                      --------   --------   --------   --------
    Total Liabilities and stockholders' equity......   186,306    411,981    433,912    359,881
                                                      ========   ========   ========   ========

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the special meeting of stockholders to be held at 10:00 a.m., local time, on ______, 2001, at The Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina 29401, or any postponement or adjournment of the special meeting. This proxy statement, the Notice of Special Meeting and the accompanying proxy card are first being mailed to stockholders on or about ______, 2001.

PURPOSE OF THE SPECIAL MEETING

    At the special meeting, you will be asked to consider and vote upon a proposal to approve our plan of liquidation and the adjournment proposal.

RECORD DATE; QUORUM; OUTSTANDING STOCK ENTITLED TO VOTE

    All record holders of shares of our common stock and preferred stock at the close of business on [____________], 2001 are entitled to notice of, and to vote at, the special meeting. The presence at the special meeting, in person or by proxy, of 50% of the shares of our sole class of common stock issued and outstanding as of the record date, and 50% of the shares of our preferred stock issued and outstanding as of the record date, will constitute a quorum for purposes of taking action on the plan of liquidation. The presence at the special meeting, in person or by proxy, of fifty percent (50%) of the shares of our sole class of common stock issued and outstanding as of the record date, will constitute a quorum for purposes of taking action on the adjournment proposal. A quorum is necessary for the transaction of business at the special meeting. At the close of business on [____________], 2001, there were [8,217,555] shares of our common stock outstanding and 800,000 shares of our preferred stock outstanding. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention will be treated as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote requiring a plurality, a majority or other percentage of the votes ACTUALLY CAST. An abstention will be treated as a vote against a proposal if the vote required is either a majority, two-thirds or other percentage of all the votes ENTITLED TO BE CAST. If a broker indicates on the enclosed proxy or its substitute that the broker does not have discretionary voting authority as to certain shares to vote on a particular matter, which indication is called a broker non-vote, those shares will be treated as abstentions with respect to that matter.

VOTING RIGHTS; VOTE REQUIRED

    You are entitled to one vote for each share of common stock that you held as of the close of business on the record date. Approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock and the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our preferred stock. If a quorum is present at the special meeting, approval of the adjournment proposal will require the affirmative vote of a majority of all votes cast by the holders of our common stock. If a quorum is not present at the special meeting, approval of the adjournment proposal will require the affirmative vote of a majority of all votes entitled to vote at the special meeting, present in person or by proxy, by the holders of our common stock.

    We have entered into a voting agreement with the sole holder of our preferred stock, under which they have agreed to vote in favor of the plan of liquidation. We have also entered into a voting agreement with Legends, which holds 29.2% of the common limited partnership interests, under which Legends agrees that it will, upon our request, convert its common limited partnership interests into our common stock, subject to the provisions in our charter that limit the maximum number of shares that one entity may hold of our stock to 9.8% of the class, and vote its common stock in favor of the plan of liquidation.

    A vote for the plan of liquidation does not constitute a vote for the adjournment proposal. You must vote separately on each proposal. Approval of the adjournment proposal is not a condition to the plan of liquidation. Approval of the adjournment proposal will permit the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of liquidation.

    Assuming a quorum is present, a majority of the votes of common stockholders cast at the special meeting, is sufficient to take or authorize action upon any other matter that may properly come before the special meeting, unless our charter or bylaws or Maryland law requires a greater number for matters of that type and/or gives the preferred stockholders the right to vote on matters of that type.

VOTING AND REVOCATION OF PROXIES

    A proxy card for your use at the special meeting is enclosed with this proxy statement. This proxy is solicited on behalf of our board of directors. The proxy card contains instructions for the authorization of proxies by internet or telephone. All properly given proxies that are received by our corporate Secretary prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you give a proxy and do not specify otherwise, the shares represented by your proxy will be voted FOR approval of the plan of liquidation and FOR the adjournment proposal in accordance with the recommendation of our board. Proxies will be voted in the discretion of the persons named as proxies on any other business that may properly come before the special meeting.

    If you have given a proxy in response to this solicitation, you may nonetheless revoke it by attending the special meeting and giving oral notice of your intention to vote in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our corporate Secretary a written statement revoking it or by delivering a duly executed proxy bearing a later date. If you have given a proxy to us, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the plan of liquidation.

    Votes cast at the special meeting will be tabulated by representatives of ChaseMellon Stockholder Services LLC, the transfer agent for our common stock, which we intend to appoint to act as inspectors of election for the special meeting.

SOLICITATION OF PROXIES

    We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock they hold of record. We have retained D.F. King & Co., Inc. to coordinate the solicitation of proxies for a fee of $7,500, plus $4 per phone call plus reasonable out-of-pocket expenses.

OTHER MATTERS

    We do not know of any matters other than those described in this proxy statement which may come before the special meeting. If any other matters are properly presented to the special meeting for action, we intend that the persons named in the enclosed form of proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if our board so determines. If any adjournment or postponement is made and the adjournment proposal has been approved, we may solicit additional proxies during the adjournment period.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

    You should not send any certificates representing common stock with your proxy card.

                          PLAN OF LIQUIDATION PROPOSAL

GENERAL

    The plan of liquidation provides that we will sell our assets for cash, notes, redemption of interests in our operating partnership, and/or other types of consideration. We will use the net proceeds from the sales of our assets to pay our known liabilities and provide for our unknown or contingent liabilities. We will redeem our outstanding shares of preferred stock in exchange for a payment in the aggregate amount of $20 million plus the amount of any unpaid dividends to the holders of the preferred stock. At the time this proxy statement is mailed, the amount of unpaid preferred stock dividends is zero. We are obligated to redeem our preferred stock after we have received sufficient net proceeds from asset sales and our operations to redeem the preferred stock without violating our legal or contractual obligations. Holders of the preferred stock are entitled to this payment before we make any liquidating distributions to the holders of our common stock. We will also redeem our remaining class C preferred OP units in exchange for a payment in the aggregate amount of $1.35 million, plus any unpaid distributions. At the time this proxy statement is mailed, the amount of unpaid series C OP unit distributions is zero.

    After we have redeemed our preferred stock and preferred OP units, we will distribute a portion of the remaining net proceeds from the sale, after payment of expenses and liabilities due or payable at that time, to our common stockholders and our common OP unitholders as a liquidating distribution. We will continue to sell our remaining assets. After selling all of our assets, paying of all of our known liabilities and expenses, and making reasonable provision for any unknown or contingent liabilities, we expect to distribute the net proceeds of our liquidation to our common stockholders and our common OP unitholders. We believe that the total amount that we will distribute to our common stockholders after approval of the plan of liquidation (other than any regular quarterly dividends), will be between $10.43 and $14.18 per share. However, we cannot be sure that only two liquidating distributions will be made, or when they will be made. Moreover, one of our financial advisors, Houlihan Lokey Howard & Zukin, has estimated that you would receive between $9.53 and $13.26 per share in liquidating distributions.

    We expect to sell all of our assets during the 12 to 24 month period following approval by our stockholders of the plan of liquidation. At that point, we expect to de-list our stock from the American Stock Exchange, terminate our registration under the Exchange Act, cease filing reports with the SEC, and file Articles of Dissolution in Maryland. However, we cannot be certain that we can complete our liquidation in that period of time. Furthermore, the plan of liquidation authorizes our board to create a reserve fund for the payment of unknown or contingent liabilities and, if such a reserve fund is created, the final payout of the fund's unclaimed assets to our common stockholders may not occur for three or more years following the filing of our Articles of Dissolution. We have agreed to establish a reserve fund in the amount of $3.0 million for the payment of contingent or unliquidated claims, to be maintained through December 31, 2002, pursuant to our agreement with BAS. Finally, if we cannot dispose of our assets and pay or provide for our liabilities within 24 months after approval by our stockholders of the plan of liquidation, or if our board otherwise determines that it is advantageous to do so before the end of such 24-month period, we may transfer our remaining assets and liabilities to a liquidating trust. We would redeem all of our preferred stock and preferred OP units before forming the liquidating trust. If we transfer our assets to a liquidating trust, our common stockholders and common OP unit holders will receive identical shares of beneficial interest in the liquidating trust. The liquidating trust would be managed by one or more trustees, and would continue the process of selling our assets and paying or providing for payment of our liabilities. Any proceeds from the sale of our assets remaining after payment of our liabilities would be distributed to you and the other holders of shares of beneficial interest in the liquidating trust.

BACKGROUND OF THE PLAN OF LIQUIDATION

OVERVIEW

    The decision of our board to seek your approval for the plan of liquidation follows a lengthy process in which our board and management reviewed many different options for ways in which we could maximize stockholder value. One of the important factors that the board considered was the changes in the golf course industry over the last two years. Most of our revenue comes from lease payments made by lessees of our golf courses, and we depend on the ability of our lessees to generate enough income to make their lease payments to us. However, the environment for golf course operators and owners, including our lessees, has become increasingly competitive over the last two years. This is a result of the significant number of new golf course openings and increases in the overall number of golf courses, which has offset the growth in participation rates and the overall number of golfers. According to the National Golf Foundation, golf facility supply topped 15,000 in 1999, and golf course openings, including reconstructions, surpassed the 500 mark for the first time in history. By the end of 1999, 936 golf courses were under construction and, in 2000, 524 golf facilities opened or expanded.

    The increase in the number of golf courses contributed to a decline in the value of existing golf courses and poor financial performance by golf course operators. According to a WALL STREET JOURNAL article published in April 2000, investments in golf courses soared from $250 million to $2 billion during the decade from 1982 to 1992. However, a survey of golf courses sold between January 1999 and March 2000, performed by Crittenden Marketing, Inc., indicates that an average capitalization rate 0.7% higher than the average for the first half of 1999, demonstrating a drop in prices during 1999 and the first quarter of 2000. As an example of the decrease in prices, in March 1999, Meditrust, a publicly-traded REIT, divested its portfolio of 45 golf courses, known as its Cobblestone assets, for aggregate consideration of approximately $393 million, which was approximately $210 million less than it had paid for those golf courses in 1998. Recently, two of the largest golf course operators, Clubcorp, Inc., a privately-held company, and American Golf Corporation, a publicly-traded REIT, reported declines in net income for the first nine months of 2000, compared to the same period a year before, with Clubcorp reporting a net loss for the period. Also in 2000, another operator, Arnold Palmer Golf, was unable to complete its proposed initial public offering and was unsuccessfully marketed for sale.

    Difficulties in the golf environment have been reflected in the performance of other golf industry companies as well. Family Golf Centers, Inc., a publicly traded C-corporation that owns and operates golf practice facilities, suffering from liquidity troubles and a deteriorating stock price, filed for bankruptcy relief in May 2000. The company is currently being run by its bankruptcy advisor and has been liquidating its assets. Golden Bear Golf, Inc., a diversified golf products and services C-corporation that went public in August 1996 at $16 per share, after suffering from cumulative net losses delisted in July 2000 in a going-private transaction in which publicly held shares were converted into the right to receive $0.75 per share.

    A second important factor that our board considered during its strategic review process was the change in the financial markets for REITs. In mid-1998, the market prices of publicly-traded REIT securities began a long decline. From June 30, 1998 to December 31, 1999, the Morgan Stanley REIT index declined 16.4% The public market for specialty REITs such as our company was even more severely affected during this period. From June 30, 1998 to December 31, 1999, an index of specialty

REIT stocks declined 22.8%. In contrast, the broader S&P 500 index rose 29.6%, and the NASDAQ Combined Composite Index rose 114.8% during this period. The declining investor interest in REIT stocks and consequent falling share prices restricted the ability of REITs to obtain public equity. REITs completed very few equity offerings in the public markets from the beginning of 1998 through 2000, and faced debt markets with significantly diminished liquidity. According to the National Association of Real Estate Investment Trusts, an industry association, total REIT capital raising through 2000 was only $10.4 billion, compared to $17.2 billion in 1999, $38.4 billion in 1998 and $45.3 billion in 1997. Although we were able to issue $20 million of preferred stock in a direct offering on April 2, 1999, we have been unable to obtain additional public equity since then on acceptable terms. This has limited our ability to complete acquisitions, fund growth opportunities, improve our balance sheet and enhance stockholder value. We had hoped that the debt and equity markets would become more favorable to REITs in 2000. While they have become somewhat more favorable to REITs with large market capitalizations, and those with more conventional real estate assets, they remain unfavorable to REITs with smaller market capitalizations, particularly to specialty REITs like us that own operationally intensive assets and are precluded from managing their assets due to REIT restrictions.

    A third important factor that our board considered was the restrictions that the REIT tax laws place on our operations. As a REIT, we are prevented by law from managing our own assets. Instead, we lease our properties to multiple independent lessees The inability of a REIT to operate its own properties can result in the problem known as "lessee leakage." This refers to the fact that the profit from successful operation of the REIT's assets "leaks" out to the lessee/operator rather than accruing to the REIT/owner. We attempted to address the problem of leakage by entering into participating leases with our lessees, in which the rent they pay includes an income-related component. Our participating leases give us limited participation in the upside from golf course operations, while leaving the downside risk with the lessee. However, most of our lessees have limited capital and are unable to fund their rent payments from any source other than operations. If the lessee's operations are not sufficient to pay the fixed minimum lease payments, the lessee may go into default under its participating lease. We protected ourselves in part against the risk of lessee default by taking collateral from the lessee (or its affiliate) at the time we entered into the participating lease. Generally, our golf course acquisitions were structured so that the seller would contribute its golf course to our operating partnership in exchange for OP units, and our operating partnership would then lease the golf course back to a newly-formed affiliate of the seller. Our collateral for the lessee's obligations usually consisted of a pledge of the seller's OP units, with a value originally equal to 15% of the purchase price. This collateral generally approximated 16 months of rent. The OP units are convertible into our common stock and, thus, their value fluctuates with our common stock price. As our stock price declined, beginning in mid-1998, the value of our collateral at each golf course steadily declined. This decline both made defaults by the lessees more likely and reduced the value of the collateral that we could turn to in the event of a lessee default.

    A fourth important factor considered by the board and our company's management during the review of our company's strategic alternatives was that material defaults by lessees have occurred under participating leases of some of our golf courses. In 1999, several of our lessees generated losses, and by March 2000, we had declared events of default at 12 golf courses (though the defaults at seven such golf courses were cured by their lessees). As of the date of this proxy statement, we have taken possession of five of our golf courses from their lessees, as a result of defaults by those lessees that resulted in eviction or voluntary return of the golf course by the tenants. In addition, we have notified lessees who are still in possession of the premises at 3.5 of our golf courses that they are in default, which defaults have not been cured and are currently in litigation. Finally, our management believes that, based on the most recent financial information we have received from our lessees, the financial performance of 25 of our golf courses has deteriorated to the point where the lessees are not generating sufficient cash flow to cover their rent obligations. Notably, our most significant lessee, Legends, is losing money on a number of its participating leases, according to the unaudited financial statements Legends provides to us each month. Unless Legends is able to improve the performance of the golf courses it leases from us, or is able to obtain money from other sources, we face the risk that Legends could default on one or more of its participating leases. According to the audited financial statements Legends provides to us, Legends is in default under the loan agreements with its bank (which defaults have been verbally waived by its bank), has classified all of its debt as current, and has current liabilities in excess of current assets. According to those financial statements, the ability of Legends to continue operations is dependent upon its ability to improve cash flow from operations, refinance debt, and/or obtain additional working capital funds from affiliates. Defaults by Legends could greatly harm our financial performance, since the 12.5 golf courses that Legends leases from us provided $18.7 million of our total revenue of $55.5 million in 2000. The potential for additional defaults under our participating leases reduces the value of our golf courses and our company to a potential buyer. In addition, lease defaults reduce the amount that we can borrow under our revolving credit agreement, pursuant to a formula in the agreement. If we terminate a participating lease as a result of a lessee default, we are faced with the options of leasing the golf course to a new lessee, operating the golf course through a taxable subsidiary, engaging a management company to manage the golf course, or selling the golf course within 90 days in order to prevent the operating income from becoming disqualified income for REIT tax purposes. If we were to continue to operate the golf course and received too much disqualified income during a taxable year, we would lose our REIT status (unless we were entitled to relief under certain statutory provisions).

    A fifth important factor considered by the board and our management was the effects of the decline in our operating income on our ability to operate the company, and the possibility that our operating income would decline further if additional lessees default. As a result of the decline in our operating income our lenders have asserted that we are in default under our senior credit agreements. It is also likely to result in our inability to comply with a financial covenant in our charter governing the rights of our preferred stock. This covenant provides that GTA can neither buy nor sell capital assets such as golf courses, nor incur additional debt, unless we are in compliance with a ratio of cash flow to fixed charges contained in our charter document following such purchases or sales or debt incurrence. Our lenders have requested that we engage in asset sales in order to reduce the amount of our debt to them. However, we may become unable to sell assets without violating this covenant. If we become unable to either buy or sell assets, or incur additional debt, we would be unable to effectively manage our business. Our inability to sell assets and repay our obligations to the lenders under our senior credit agreements could also induce them to accelerate our obligations under those agreements, which could result in our bankruptcy.

CHRONOLOGY OF EVENTS

    The adverse developments in the markets for REITs and in the golf course industry helped prompt a review by our board of directors in 1999 of various strategic alternatives for achieving long term growth of our company. As part of this review, our board studied many factors, including our competition, our limited ability to obtain additional capital, and our limited ability to control how our golf courses are managed. By the fall of 1999, our directors had identified several possible alternatives that they wished to consider. These included the merger of our company with another company, the sale of our company, the issuance by our company of equity in a private placement, the establishment or acquisition of a management company, the recapitalization of our company, and the sale of some of our company's assets. Our board also considered whether to continue or terminate our status as a REIT in combination with some of the other alternatives.

    At a special meeting of our board on September 15, 1999, management reviewed with the board the state of our company's strategic planning alternatives, and the board concluded that our company should receive presentations from investment banking advisors on our company's options to enhance stockholder value. On October 5, 1999, Banc of America Securities LLC, which we refer to as BAS, gave our company a presentation on the difficulties facing public REITs and on the advantages and disadvantages of various strategic alternatives. The alternatives discussed included maintaining the status quo, merging with a competitor, selling our company to a strategic or financial buyer, establishing an operating company, terminating our status as a REIT, and issuing equity in a private placement. BAS reviewed with us the problems that we might face in maximizing stockholder value, obtaining additional equity capital that we would need to grow our company, and providing liquidity to our stockholders if we maintained the status quo. The board received a presentation from another investment banking firm during its meeting of November 7 through 9, 1999, on the advantages and disadvantages of various strategic alternatives, and received written presentations from two other investment bankers on possible alternatives for us.

    The board met again on December 15, 1999. Mr. Blair reviewed the status of strategic planning considerations, company forecasts, the public market pressure on our share price, the near and long term prospects for improving share value and the advisability of engaging investment bankers to advise our company through this process.

    On January 27, 2000, Schooner Capital LLC filed a Schedule 13D with the Securities Exchange Commission, which showed that Schooner Capital had acquired 8.8% of our company's common stock. Schooner Capital also sent a letter to our company expressing a general interest in working with our company toward a going-private transaction. Their Schedule 13D stated that if we were unreceptive to Schooner Capital's request for a negotiated acquisition, Schooner might make a tender offer directly to our company's stockholders or pursue other alternatives. On January 28 and January 30, 2000, our board of directors met with management to consider the Schedule 13D filing and Schooner Capital's letter. In that meeting, our board directed management to begin a process of selecting a financial adviser to our company to assist us in reviewing strategic alternatives.

    Our board met on February 4, 2000 with representatives of management and BAS. BAS recommended that our company engage a financial advisor to analyze strategic alternatives, including the general expression of interest by Schooner Capital, and our board instructed management to engage a financial advisor. On February 9, 2000, we retained BAS to act as our financial advisor to undertake a review of a broad range of strategic alternatives available to us, which we announced in a press release.

    During the month of February 2000, BAS conducted a review and assessment of our company, including on site due diligence at our headquarters and at 21 of the 47 golf courses we then held, and consulted with opportunity funds, financial buyers, golf course operators and owners. BAS received preliminary feedback from some participants that there was interest in our portfolio but also some concern over our REIT structure.

    Our board of directors met on March 9, 2000 and received a presentation from BAS regarding possible strategic alternatives for our company. BAS reviewed with the board the difficulties that small-cap specialty REITs like our company faced in the financial markets at the time. According to BAS, the poor performance of many small-cap specialty REITs was partially attributable to their lack of liquidity, lack of control of underlying real estate operations, limited access to capital markets and consequent limited growth prospects. BAS also noted that an increasing number of REITs were looking to alternative structures to enhance value. BAS also reviewed with the board several issues within the company's portfolio, including the fact that several lessees were experiencing negative net income after rent payments, and that four lessees were currently in default of their rent payments. During 1999, five more of our lessees, all of which were affiliated with Granite Golf, defaulted and their participating leases were ultimately assumed by Legends.

    One of the issues affecting our company was that, as required by the REIT tax rules, we do not manage our golf courses. The REIT tax rules generally prohibit us from managing our golf courses. Except for golf courses that we have obtained possession of following default by the lessee, our golf courses are managed by the lessees. When our golf courses suffer from operational problems, we must rely on the lessees to address them, rather than addressing them ourselves. If the lessees are unable to cure the operational problems, and default on the participating leases, we may seek to terminate the

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participating lease and take possession of the golf course. However, terminating a participating lease and obtaining possession of the golf course often requires litigation. While we attempt to regain possession of a golf course through negotiation or litigation, we face the risk that the lessee lets the golf course physically and operationally deteriorate. Failure of a lessee to maintain a golf course can result in long lasting damage to both the golf course's condition and its reputation. Even if we regain possession of a golf course following a lessee default, the REIT rules limit the amount of time that we can operate the golf course ourselves and attempt to remedy any operational problems. We can generally operate a golf course for only 90 days before the income from that golf course ceases to be "qualifying income" for purposes of the REIT rules. The rules governing REITs limit the amount of non-qualifying income we may receive. However, management informed our board that 90 days is often not enough time to correct the problems caused by operator neglect, including deterioration of the golf course's physical condition and loss of golfer goodwill. BAS informed the board that they had been told by investors that the REIT restrictions reduced interest in our company.

    Another problem that our board was concerned about was the consequences of the decline in the value of our stock on our business operations. Because the value of the OP units is based on the value of our common stock, any declines in the value of our common stock result in similar declines in the value of the OP units. The lessees (or their affiliates) at 36 of the 43 golf courses we owned or leased in early 2000 have pledged OP units to us to secure their obligations under their participating leases. As the value of this collateral declines, the risk that the lessees are willing to let the participating leases go into default increases. Declines in the value of the collateral also reduce our ability to cover any shortfall in rent payments by the lessees by foreclosing on the collateral.

    At the March 9, 2000 board meeting, BAS recommended that we explore, among other things, strategies for combining our golf course leases, management and operations into a single operating company, such as by restructuring our company or selling our company to an interested party. Following deliberation, our board directed BAS to contact a limited number of parties to determine their interests in a recapitalization or purchase of all or a significant part of our company. Our board also created a strategic alternatives working committee consisting of two directors, Ed Wax and W. Bradley Blair, II, to act as a liaison between the board and BAS. The committee was instructed to work with BAS on a day-to-day basis to guide our company's strategic alternative review process and to report back to the board from time to time.

    Management and BAS prepared an analysis on our company in March 2000. The analysis contained corporate-level revenue and EBITDA projections as well as historical course-level revenue and rounds played data through 1999. Our attorneys prepared confidentiality agreements which BAS required parties to sign before they were provided with confidential information on our company. Through April 30, 2000, a total of 19 parties received confidentiality agreements, and 14 confidentiality agreements were executed and returned. Schooner Capital was contacted but was not willing at that time to execute our confidentiality agreement. BAS sent copies of the analysis to the 14 parties who had executed confidentiality agreements. Interested parties were invited to submit preliminary proposals for a transaction.

    During April 2000, with the assistance of BAS, we prepared a management presentation in anticipation of meeting with potential interested parties. In addition, we assembled all of our material corporate documents in two data rooms in Charleston, South Carolina. The data rooms included lessee-generated information on important golf course performance measures, including number of rounds, revenues and net operating income.

    Also in April 2000, THE WALL STREET JOURNAL printed a front-page article describing significant fundamental problems in the golf sector, including the problems facing golf course owners.

    In late April 2000, management, assisted by BAS, began negotiations with Legends over the terms of an option from Legends to our company to re-acquire the Legends leases. Management and BAS

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
were hopeful that our company would be more attractive to potential bidders if they knew they could assume operations at the Legends golf courses.

    Our board held four meetings by teleconference from April 25 through May 15, 2000. At the April 25, 2000 meeting, a representative of BAS reported on the questions and feedback they were receiving from the parties who had received their analysis. Potential interested parties inquired whether the participating leases would have to remain in place and expressed interest in seeing further detail on the golf course performance data. BAS outlined proposed next steps in the marketing process, including preparation of a proposed acquisition agreement to be distributed to parties interested in acquiring the company. The Board reconvened on May 1, 2000. At that meeting, BAS informed the board that it had received preliminary proposals from six parties. The preliminary valuations implied by the proposals ranged from $14 to $22 per share, compared to the closing price of $17.25 of our common stock on April 28, 2000. From this group, the board selected four prospective parties to be invited to submit more definite proposals. The selection was based on a combination of each party's proposed price, its listed contingencies and the board's assessment of its ability to finance and close a transaction. Of the two that were not selected, one had failed to submit requested financial information to qualify as a capable interested party, while the other submitted a preliminary valuation of our company significantly below that of the other interested parties. Nonetheless, BAS continued discussions with this entity, to try to elicit a higher valuation. The four lead parties were invited to conduct their due diligence in our data rooms. In addition, our board directed management and BAS to solicit proposals from other potential bidders. At the May 8, 2000 reconvened telephone meeting, the board reviewed the status of the various proposals and, in particular, two of the parties' requests to bring in a financial partner to fund the transaction. Before the May 15, 2000 reconvened meeting, all four bidders sent teams to the data rooms and management held separate meetings with all four of them. The parties were given detailed property-by-property explanations and toured the Myrtle Beach golf courses. Management responded to their questions and provided them with additional due diligence materials that they requested. The board was briefed on these developments at its May 15, 2000 meeting and discussed the process. Drafting of the proposed acquisition agreement was completed and BAS distributed it to the four interested parties on May 16, 2000.

    On May 16, 2000, one of the four brokerage firms publishing research on our company, First Union, downgraded our stock from Strong Buy to Buy.

    Our board held its regular scheduled quarterly meeting on May 19, 2000. The board was encouraged by reports of competition emerging between the interested parties, but was concerned that some of the interested parties might not have the financial resources to acquire our company. The board also discussed the company's prospects for implementing its year 2000 plan, including the potential sale of the Northgate and Lost Oaks golf courses. Management briefed the board on the events of the default we had declared in April 2000 under participating leases of 3.5 of our golf courses for under-payment of rent and the two lawsuits that the defaulting lessees had filed against our company.

    In late May 2000, two new parties who had not submitted first round proposals indicated an interest in acquiring a portion of our company's portfolio and, after consultation with the board's working committee, BAS encouraged them to submit proposals and requested more definite proposals from the four initial parties, together with comments on the draft acquisition agreement. Upon the due date for submission of definitive bidding proposals, no definite proposals were submitted to acquire the company.

    In late May 2000 and early June 2000, BAS received the following revised proposals from the four lead parties, which were presented to the Board at its June 2, 2000 meeting. None of the parties provided comments on the draft acquisition agreement. None of the parties were interested in acquiring our company as a whole at that time.

    - One party proposed to combine its assets and real estate management company with our company, at which time we would be expected to terminate our REIT status and terminate as many participating leases as possible.

    - Two other parties indicated they would be interested in acquiring selected golf courses. One of these parties expressed an initial interest in acquiring seven of our golf courses, while the other expressed an initial interest in 14 of our golf courses. However, this party subsequently withdrew its proposal.

    - The fourth party proposed to recapitalize our company with an approximately $150 million preferred investment over two years. The preferred stock would receive a cumulative 12% dividend and would be convertible into our common stock at $14 per share. By comparison, our stock's closing price on June 1, 2000 was $16.25.

In addition, Schooner Capital contacted BAS to express a general interest in acting as financial partner to one or more of the bidders. No details were provided by Schooner Capital.

    The board reviewed the terms of each of the four proposals with representatives of BAS. The board concluded that none of the proposals were acceptable, in part because the implied values of the consideration offered were consistently below our company's then-current share price and expectations. BAS reported that several of the interested parties expressed concern over the ability of our lessees to cover their rent payments.

    Over the next six weeks, BAS continued to negotiate with interested parties, but received no formal offers. A new prospective strategic partner, however, did propose a stock merger with an implied valuation of $12 to $14 per share.

    Our board met again on June 13, 2000 and reviewed the status of the indications of interest. BAS confirmed that the four lead prospects were not interested in acquiring the entire company, but would consider buying selected golf courses or, in the case of one party, consider participating in a recapitalization of our company.

    Our board met again on July 21, 2000 to review and evaluate the revised and new proposals. None of the proposals received by our company as of July 21 were satisfactory to the board. The proposals from parties interested in purchasing our assets were deemed unsatisfactory in part because the implied valuations of the bids were consistently below our company's then-current share price and expectations. Only one party had expressed an interest in acquiring the company through a stock merger. That party, which in April had expressed interest in a transaction using a value for our company that the bidder estimated to be approximately $14 to $18 per share, subsequently discussed reducing its range for the value of its offer to an amount estimated to be between $12 and $14 per share. That valuation estimate itself was considered by BAS and the board unlikely to be achieved because it was based in part on assumptions about the value of the acquiror's assets made by the acquiror that BAS and the board did not agree with. Moreover, that party's communication was only an expression of interest rather than a firm proposal. BAS advised the board that they had been unable to identify any party willing to make a firm proposal to acquire the entire company at that time.

    The board then had extensive discussions with BAS on each of the various alternatives for our company. The first was the sale of our entire company as a whole, but the board determined this was not viable at that time because no party had delivered to BAS or the company a firm proposal to acquire our entire company. The second alternative was to pursue an expression of interest that one party had made to participate in a recapitalization of our company and to purchase convertible preferred stock from us. The board believed that this proposal was not desirable because the requested dividend would make the issuance unattractive to the common stockholders, and the implied valuation of the offer was below that of our then-current stock price and expectations.

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
    The next alternative reviewed was the sale of selected assets while maintaining our company's existence and status as a REIT. BAS reported to our board that the three other lead parties were at that time still proposing to acquire some, but not all, of our interests in golf courses. The board reviewed the issues that would need to be addressed in a sale of selected assets, including the tax consequences to our company and the lessees, the need to comply with our credit agreements and REIT requirements, the valuation of the golf courses, and the lessees' rights of first offer.

    As an alternative to selling our assets, the board also considered bringing them under centralized management, either by merging or collaborating with an existing real estate management company, as one bidder had originally proposed, or forming our own management company. If we merged with a management company, we would have to terminate our REIT status, since a REIT is not allowed to manage golf courses. However, the board concluded that termination of our company's status as a REIT would be unlikely to maximize stockholder value. The board also discussed creating a management company and retaining our REIT status. This might be accomplished by creating a taxable REIT subsidiary that would be distributed to our stockholders in a spin-off, forming what is known as a "paper-clip" structure. In this structure, investors receive shares in two public companies, the property-owning REIT and the property-operating taxable corporation and the investor can choose to hold them both (by "paper-clipping" the stock certificates together) or may sell one or the other. However, such an alternative could only be implemented over time, since we would have to terminate each lease upon the lessee's default and gradually consolidate the golf courses under a single management company. A second problem with a "paper clip" structure is that the management company would probably not have a sufficiently high capitalization to be listed on a national exchange and/or to raise capital in the public markets. Third, the board was not convinced that the problems raised by our lack of control over our assets would be cured by transferring control to a management company that would ultimately be independent of us.

    The board then considered the liquidation of our company, in which our assets would be sold over time to one or more purchasers. BAS discussed with the board the estimated values that might be received in a liquidation and the estimated time that a liquidation would take. BAS estimated that the liquidation proceeds, net of the company's then-existing obligations and liquidation expenses estimated at that time, might be between $12.75 and $17.25 per share, based upon year 2000 projections provided by lessees and management, actual golf-course level performance through March 2000 and estimates of the then-applicable sales prices of golf courses prepared by BAS and management. These estimates were based in part on expressions of interest to purchase our golf course assets that we had received at that time. At the time this was discussed, this strategy would potentially yield the highest value of the alternatives theretofore reviewed by the board.

    Our board of directors met again on August 4, 2000 to review proposals for the disposition of the company's assets. BAS presented a five-portfolio liquidation plan created with management, which contemplated the sale of approximately 75% of our golf courses to prospective purchasers tentatively identified by BAS and management, with the remaining assets being sold to unidentified buyers. BAS estimated that the liquidation proceeds from this plan of liquidation, net of our company's liabilities and other obligations at that time and estimated liquidation expenses as of that date might range from $12.81 per share to $17.28 per share. The estimates were based on projections prepared by lessees and management, financial information on the actual golf course level performance received through that date and estimates of the sales prices of golf courses prepared by BAS and management. The board and management discussed how to identify buyers for the company's less attractive, under-performing golf courses. At the conclusion of this meeting, our board directed management to determine whether a liquidation of our assets would generate proceeds of at least $16 per share, our closing price on August 4, 2000.

    During late August and early September 2000, management commenced three weeks of meetings with significant stockholders, such as AEW, Schooner Capital and Fidelity, the research analysts who cover our stock, representatives of our historical underwriting team, representatives of other investment banking firms and other individuals with historical ties to our company. Management also met with lenders who might have an interest in financing an acquisition of the under-performing golf courses and investors who may be interested in purchasing an equity interest in such a venture.

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
    The board met on September 11, 2000 with BAS and Legends. Legends is a group of companies majority owned and controlled by Larry Young, who was one of our directors at that time. Mr. Young expressed an interest in acquiring 13.5 golf courses currently leased from us by Legends. Seven of those golf courses were contributed by Legends to our operating partnership in connection with our initial public offering in 1997. In exchange for those golf courses, Legends received 3,738,556 OP units and approximately $35.3 million in assumption and repayment of indebtedness. Legends acquired leases in five additional golf courses after our initial public offering, generally following the default of the original lessee. Because Mr. Young was a member of the board, a conflict of interest would exist if Mr. Young participated in the board's decision to approve a sale of golf courses to Legends. The board discussed ways of addressing this conflict, including having Mr. Young recuse himself from portions of board deliberations or resign from the board. The negotiations among the company, Legends, and Legends lenders were protracted, and did not result in a signed purchase agreement until February 25, 2001. The agreement signed on February 25, 2001 is dated as of February 14, 2001 and is effective as of the earlier date. Mr. Young was represented by separate counsel during these negotiations. The board also discussed the status of negotiations with several potential bidders.

    The board continued its discussions of our strategic alternatives at its meetings on September 25 and September 27. BAS summarized the results of their efforts to obtain proposals for the purchase of the company as a going-concern. No formal offers to acquire the company as a whole had been received. Based on the responses of prospective interested parties, BAS advised the board that there was limited interest in the market to acquire our company as a going-concern. For reasons discussed by the board with representatives of management and BAS in previous meetings, alternatives such as creating, or collaborating with, a management company were not deemed by the board to be desirable. Therefore, the board concluded that our company's best available options were to continue the status quo or consider an orderly disposition of all of its assets. The board had previously considered the difficulties our company would face in increasing stockholder value if it maintained the status quo because of the difficulty in obtaining the additional debt or equity our company would need to pursue investment opportunities. In order to avoid any conflicts of interest, our company's senior management confirmed to the board that it would not bid on any of our company's assets but would instead work exclusively on negotiating sales to third parties.

    After discussions of the process that our company and BAS had followed in reviewing its alternatives, the board concluded that our company should not continue the status quo, but that its best currently available alternative would be to pursue an orderly disposition of its assets, while remaining open to attractive proposals for the acquisition of the entire company. The board then discussed and adopted resolutions authorizing management to formulate a plan to dispose of our company's assets in an orderly manner and to negotiate sales contracts pursuant to that plan. The board also adopted resolutions appointing a special committee consisting of all of the independent members of our company's board of directors, to be chaired by Mr. Jones. The special committee was charged by the board with the responsibility of reviewing and deciding whether to recommend that the full board approve any transactions with Larry Young.
Mr. Young voted with the board to approve the formation of the special committee. Mr. Young did not participate in any board meetings after September 27, 2001. On one occasion, Mr. Young did appear before the board in his capacity as a prospective purchaser of the Legends courses. On
September 29, 2000, our company issued a press release stating that it had concluded that it is in the best interest of our company's stockholders to effect either a sale of our company or an orderly liquidation of its assets.

    At the meeting of the board on September 27, 2000 the board noted that the engagement letter between our company and BAS, entered into on February 9, 2000, did not contemplate that our company might pursue a plan of liquidation. The board discussed the need to revise that agreement to ensure that BAS would have proper incentives to maximize the sales price of our company's assets, and that BAS, at our company's request, would render opinions as to whether or not the consideration received in sales transactions was fair from a financial point of view. In October, 2000, our company began negotiating with BAS on the terms of a new or modified engagement letter. On February 12, 2001, our company and BAS entered into an engagement letter that superseded the original engagement letter.

    On September 27, 2000, we sent a notice of default to Legends for its failure to make the scheduled balloon principal payments of $1.2 million in the aggregate on four working capital loans to Legends lessees. The loans were due on August 25, 2000. Subsequently, on November 6, 2000 our board voted to extend the maturity of the loans to August 25, 2001.

    In October, 2000, Schooner Capital executed a confidentiality agreement with our company. However, it did not express any interest at this time in acquiring our company as a whole, or a substantial part of our company. Instead, it expressed an interest in acquiring selected assets of our company. Discussions and golf course visits were held with Schooner Capital.

    On October 23, 2000, the board met to consider and approve a number of golf course sale agreements negotiated by management. The board also considered the merits of reducing our dividend.

    On November 6, 2000 the board formally directed the company's management to prepare a draft plan of liquidation and a related proxy statement for consideration by the board. The board also authorized management to negotiate sales agreements subject to board and stockholder approval that could include reasonable termination fees for the benefit of prospective buyers if such approval is not obtained. Our board also approved the sale of a limited number of our golf courses in the ordinary course of business, whether or not the plan of liquidation was approved. Our company issued a press release on November 15, 2000 announcing that the board had determined that developing a plan for the disposition of our company's assets was in the best interest of our stockholders.

    After the November 6, 2000 board meeting, our management continued its meetings with prospective purchasers of our company's assets to negotiate letters of intent and sale agreements. Our management, in consultation with our professional advisors, prepared a draft plan of liquidation. This draft was presented to our senior officers for review in early November, 2000 It was revised and new drafts were presented to members of the board and management for review during the remainder of November and the months of December, January and February.

    The board met on December 21, 2000, with management, BAS and our company's legal counsel to discuss the draft proxy, the draft plan of liquidation and our company's other possible alternatives, including continuation of the status quo, or the sale of selected assets. Management and BAS presented several reasons to the board why continuation of the status quo was no longer the best available option. One reason was that our lenders had recently asserted that we had failed to comply with several financial covenants and that, therefore, were in default under our senior credit agreements. A second reason was that we believed that additional defaults were likely to occur under our participating leases. This would contribute to the deterioration in our financial condition. In addition, additional defaults by our lessees could require litigation to evict the lessee and would consume management time to operate the golf course or to find another buyer for the golf course following eviction of the lessee. A third reason was that our company was expecting to reduce its dividend, and the reduction in the dividend could increase the likelihood of defaults by lessees that depended in part on the dividend (or otherwise chose to use it) to fund their rent payments. The board also discussed the status of the negotiations for the sale of our golf course assets.

    The company's counsel then discussed with the board the draft of the proxy that had been delivered to the board for its review. Counsel discussed with the board the vote needed to approve the plan of liquidation and the SEC process for reviewing the proxy among other issues. The board reviewed with counsel and management the status of our company's negotiations with its senior lenders, and how the lenders' requests would affect our company's ability to operate if the proposed plan of liquidation were not adopted, and its ability to conduct the liquidation. Counsel discussed with the board the effect that the adoption of the plan of liquidation by the board would have on the employment agreements with our company's executives and employees. The employment agreements would entitle the executives and employees to receive severance benefits if they resigned following board adoption of the plan of liquidation. The board discussed whether to modify the employment agreements to provide incentives to its executives and employees to remain with our company during the liquidation. The board also discussed with management the status of the negotiations on the sales of our company's golf courses.

    The board continued to discuss the proxy and related issues during meetings on January 19 and January 22, 2001. These issues included BAS' proposed fees under a new engagement letter, the status of negotiations with our company's senior lenders, and the effect of board adoption of a plan of liquidation on the employment agreements with our company's executives and employees. During the January 19, 2001 meeting, the management briefed the board on the litigation commenced on January 18, 2001, by the lessee of the Sandpiper golf course, which is an 18-hole golf course located in Goleta, California. The lessee claims that it is excused from paying rent under the golf course as a result of breaches under the lease that we are alleged to have committed. The board reconvened by telephonic meeting on January 22, 2001. At this meeting, the board discussed the draft proxy and the proposed terms of the Legends agreement.

    On January 23, 2001, we notified City National Bank that our lenders had asserted that we were in default under our senior credit agreements and that, as a result, a default may exist under our $10,000,000 secured loan agreement with City National Bank

    On January 27, 2001, we entered into a standstill agreement with the lessee of the Sandpiper golf course, under which we agreed not to terminate the lease based on the disputes between us and the lessee until our disputes were resolved under the lease's dispute resolution process, and the lessee agreed to post a $1,000,000 bond to secure any arbitration award against it.

    We engaged Houlihan, Lokey Howard & Zukin Financial Advisors, Inc., as of January 26, 2001, to render an additional opinion as to the fairness to our operating partnership of the Legends transaction from a financial point of view, and an opinion as to the fairness to our operating partnership and the OP unitholders, and to our company and our stockholders, of consideration that they would receive in the plan of liquidation.

    At the February 2, 2001 board meeting, BAS summarized continued negotiations relating to the Legends golf courses. Houlihan Lokey also met with the board to summarize the basis and methodology for valuing the Legends assets for purposes of rendering their fairness opinion on the Legends transaction. Following these presentations, the board discussed the status of ongoing negotiations of various golf courses, and considered and approved the sale of two of our golf course assets. The February 2, 2001 meeting was adjourned and continued to February 12, 2001 to finalize the Legends agreement and to finalize the plan of liquidation.

    On February 12, 2001, the board of directors met with management, our company's financial advisors, and our company's attorneys to discuss the Legends agreement and the plan of liquidation prepared by management for the board's consideration. Management summarized for the board the principal terms of the Legends agreement. BAS summarized for the board the process that management and BAS used in exploring and analyzing our company's strategic alternatives, including continuation of the status quo. One of the alternatives that were considered was the sale or merger of our company. However, none of the parties that had expressed an interest in acquiring our company ever made a firm offer. BAS informed the board that it had recanvassed the parties that had previously expressed an interest in acquiring our company, or in purchasing equity in our company, to see whether any of them were willing to improve their prior expressions of interest, or make any new proposals regarding a strategic transaction with the company. None of those parties were willing to do so.

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
Members of the board confirmed that they had not received any expressions of interest from parties who wished to acquire or merge with our company. Management and BAS presented a detailed financial model of the liquidation, including high and low estimates for the potential sale prices of each asset in our company's portfolio, and explained how these estimates were determined. The liquidation analysis was based on projections prepared by management, financial information on the actual golf course level performance received through that date and estimates of the sales prices of golf courses prepared by BAS and management. The board discussed with BAS the alternatives available to our company. BAS confirmed that the estimated proceeds to our stockholders from the plan of liquidation appeared to be higher than the estimated values to our stockholders generated by the other alternatives available to our company. BAS's analysis of the alternatives available to our company was based on, among other things, discussions with the board and management, our company's inability to obtain a firm offer from a third party to acquire our company, BAS's review of the financial model of the liquidation, our company's financial condition at that time, and other factors that BAS identified to the board as being relevant to BAS's conclusions. BAS's analysis of the alternatives available to our company was also subject to assumptions and qualifications that BAS identified to our board.

    The board then received a financial presentation from Houlihan Lokey on our company, the golf industry and the REIT capital markets. The presentation on the golf industry and the REIT capital markets supported the view of management that it would be difficult for us to raise additional equity on acceptable terms. Houlihan Lokey then presented their analysis of the terms of the Legends agreement, on the value of our golf courses, and on the likely range of liquidating distributions. Their analysis of the value of the golf courses to be sold to Legends, and the value of the consideration to be received by us, supported management's conclusion that the Legends transaction was fair to our operating partnership and our company. Houlihan Lokey then discussed their analysis of our other golf courses, and the range of distributions to our common stockholders that would likely be made in the liquidation. Members of the board selected several different golf courses as a representative sample, and Houlihan Lokey described how they estimated the likely range of proceeds that we would receive from the sale of those assets. These estimates were generally consistent with those of BAS and our management.

    Our management and legal counsel then discussed the status of negotiations with the lenders under our senior credit agreements. Our lenders had asserted that we were in default under those agreements, and we were negotiating a restructure of those agreements with our lenders. Based on the term sheets that our lenders had proposed, management believed that the lenders would require any restructured credit agreement to impose a higher interest rate if the plan of liquidation was not approved by our stockholders, and could also impose covenants that we would have difficulty meeting if the plan of liquidation was not adopted.

    Our management and legal counsel also discussed the status of negotiations with AEW, the holder of our preferred stock, on the terms of a voting agreement that we had requested AEW to enter into. Under this agreement, AEW would agree to vote in favor of the plan of liquidation and the sales to be made under the plan of liquidation. We had requested AEW to enter into this agreement because the provisions of our charter governing the rights of the preferred stock contain a financial covenant that could prevent us from engaging in asset sales without AEW's consent. Management believed that we were likely to be unable to comply with that covenant during the term of the liquidation. As of February 12, 2001, our company had not yet entered into the voting agreement with AEW.

    Our legal counsel then explained the material terms of the plan of liquidation, briefed the board on certain legal issues raised by the plan of liquidation, and explained the consequences that adopting the plan would have on our credit agreements and our amended and restated employment agreements, among other matters. Our legal counsel then outlined the provisions of the draft proxy statement that had been presented to the board for its review.

    On February 25, 2001 the board reconvened to consider the plan of liquidation and related matters. At the request of the board of directors, W. Bradley Blair, II, and Scott D. Peters agreed to enter into amended and restated employment agreements that could reduce the cost to our company if the board approved the plan of liquidation but our stockholders did not, and would provide greater incentives for those officers to remain employed by our company during the liquidation. The terms of the amended and restated employment agreements are discussed under the heading "Interests in the Liquidation that Differ from Your Interests" beginning on page 68. Management informed the board that they had reached agreement with the holder of our preferred stock on the terms of a voting agreement, under which the holder agreed to vote in favor of the plan of liquidation. Mr. Blair informed the board that Legends had executed the Legends agreement on February 14, 2001, but that Legends may soon withdraw its offer to enter into the Legends agreement unless our company promptly executed it. At the board's request, BAS then delivered to the special committee of the board and to the board of directors of GTA GP its oral opinion, later confirmed in writing, regarding the fairness of the consideration to be received by our operating partnership under the Legends agreement from a financial point of view. Houlihan Lokey then delivered to the special committee of the board, its oral opinion, later confirmed in writing and delivered to the full board of the company and the board of GTA GP, regarding the fairness from a financial point of view of the aggregate consideration to be received by our operating partnership under the Legends agreement and its oral opinion, later confirmed in writing and delivered to the full board and the board of GTA GP, regarding the fairness to our limited partnership and the OP unitholders, and to our company and our stockholders, of consideration that they would receive in the plan of liquidation.

    During and after such presentations, the board engaged in extensive discussions of the advantages and disadvantages of the plan of liquidation, as discussed under the heading "Reasons for the Liquidation," and the advantages and disadvantages of the Legends agreement. Following such presentations, the board determined that our company's common stockholders and common OP unitholders would be more likely to receive a higher price per share or unit from a liquidation of our company than from any other alternative, including continuation of the status quo, the sale of our company as a whole, the sale of selected assets, the issuance of additional debt or equity, the restructuring of our company or the termination of our REIT status. The board also considered the facts that our lenders were asserting that we were in default under our senior credit agreements, that we could soon become unable to either buy or sell assets without violating the terms of our preferred stock, and that our lenders could accelerate our debt, resulting in our bankruptcy. Accordingly, our board determined that the Legends agreement was in the best interests of our company and our stockholders and by a vote of all directors (other than Mr. Young, who had been recused from this meeting) adopted resolutions authorizing our company to execute, deliver and perform these agreements, subject to stockholder approval of the plan of liquidation. Mr. Young resigned from our board immediately after approval of the Legends agreement. Our board then determined that the plan of liquidation was in the bests interests of our company and our stockholders and by a unanimous vote adopted resolutions declaring the plan of liquidation to be advisable and recommending its approval by stockholders. A copy of the plan of liquidation is attached to this proxy as EXHIBIT A.

    On the afternoon of February 28, 2001, we issued a press release announcing our board's adoption of the plan of liquidation and the Legends agreement.

ACTIONS WE HAVE TAKEN THAT WILL FACILITATE THE PLAN OF LIQUIDATION

GOLF COURSE DISPOSITIONS SUBJECT TO STOCKHOLDER APPROVAL

    Our management has contacted numerous potential purchasers to determine their interest in acquiring our assets. One of these parties was Larry Young, who had previously expressed an interest in purchasing the 13.5 golf courses leased by us to Legends. We met numerous times with Larry Young in October 2000 to discuss the terms of a non-binding letter of intent to sell these golf courses to

Legends. Several drafts of a letter of intent were exchanged by the parties. During the October 23, 2000 board meeting, the board discussed the basic terms being presented to Mr. Young. On November 1, 2000, Legends entered into a non-binding letter of intent with us to purchase 13.5 golf courses from us. On February 25, 2001, we entered into a definitive sale agreement with Legends to sell up to 12.5 golf courses to Legends for a total consideration of up to $112.9 million. Although the Legends agreement provides for the sale of up to
13.5 golf courses for a total consideration of up to $117.4 million, we have already sold one of those golf courses to a third party. Therefore, the maximum number of golf courses that we will sell to Legends under the Legends agreement is 12.5, and the maximum total consideration we will receive for those 12.5 golf courses is $112.9 million. Pursuant to this agreement, Mr. Young resigned from our board on February 25, 2001. The Legends agreement is described in greater detail beginning on page 73.

    On February 9, 2001, we entered into a non-binding letter of intent with Troon Golf, L.L.C., the parent company of the lessee at Eagle Ridge Inn and Resort, to sell this golf complex. The Eagle Ridge Inn and Resort includes 3.5 golf courses at Galena, Illinois. The proposed buyer is also affiliated with the operator of the four golf courses at the Innisbrook Resort, which serve as collateral under our participating mortgage. Completion of this sale will be conditioned on stockholder approval of the plan of liquidation.

    On February 12, 2001 we entered into a non-binding letter agreement with Golf Host Resorts, Inc. regarding the sale of the Innisbrook Resort and Lost Oaks at Innisbrook (originally known as Tarpon Woods Golf Course). The letter of intent provides that we shall engage the services of BAS to assist us in conducting an auction of these properties. This letter agreement does not identify a purchaser or a purchase price for these properties. The net proceeds of the sale of the Innisbrook Resort shall be allocated as follows: 95% shall go to us, and 5% shall go to Golf Host Resorts, Inc., and its affiliates. All net proceeds of the sale of Lost Oaks at Innisbrook will go to us. We are the lender on a $79.0 million original principal balance participating mortgage secured by the Innisbrook Resort, which includes four 18-hole golf courses, near Tampa, Florida. The borrower and current owner of the Innisbrook Resort is Golf Host Resorts, Inc. Lost Oaks is an 18-hole daily fee golf course near Tampa, Florida. The tenant at this golf course is Lost Oaks, L.P. The guarantor of Golf Host Resorts, Inc. under the participating mortgage for the Innisbrook Resort has also pledged some of its shares in our company as security for Lost Oaks, L.P.'s obligations under the Lost Oaks lease. The sale of these golf courses will be subject to stockholder approval of the plan of liquidation.

    On February 23, 2001, we entered into a letter of intent to sell Stonehouse Golf Club and Royal New Kent, commonly known as the Virginia courses to Jamestown, LLC, or its assigns. The Virginia courses consist of two daily fee, 18-hole courses in Williamsburg, Virginia. These golf courses are also included in the Legends agreement and subject to the "superior offer" provisions thereof. The sale of the Virginia courses will be subject to stockholder approval of the plan of liquidation.

GOLF COURSE DISPOSITIONS NOT SUBJECT TO STOCKHOLDER APPROVAL

    We have also entered into a number of additional sale agreements or letters of intent to seek to resolve lessees' defaults, settle litigation or otherwise sell some of our golf courses in the ordinary course of business. During our board's consideration of strategic alternatives, including the possibility of a merger, we delayed pursuing possible disposition opportunities that we might otherwise have actively pursued, in order to make our company more attractive to potential bidders. When our board determined that we were not likely to sell our company as a whole, we began pursuing a number of dispositions, both to settle lease defaults and litigation and for strategic reasons as proposed in our year 2000 plan. Since we intend to complete those dispositions whether or not the plan of liquidation is approved, they will not be subject to stockholder approval of the plan of liquidation. Those dispositions are summarized below.

    We filed an eviction action against the lessee of the Metamora Golf and Country Club on September 15, 2000 for non-payment of rent. Metamora is an 18-hole private golf course located in Lapeer County, Michigan. On February 5, 2001, the lessee filed a petition for a chapter 11 bankruptcy in the United States Court which stayed our eviction action against the lessee. We intend to resume the eviction action, if necessary, as soon as legally permissible and to seek to take action to either bring the rent due under the lease current, or arrange for a return of the golf course back to us unencumbered by the lease. In accordance with legal requirements, the lessee continues to operate the golf course pending the resolution of the pending action and its bankruptcy. On February 28, 2001, we entered into a letter of intent with the lessee, Metamora Golf Operating Company, LLC, to sell the golf course. The sale agreement is being negotiated and the closing date is scheduled for March 30, 2001. As additional consideration for us entering into the sale agreement, the lessee has agreed to make a $50,000 post-petition nonrefundable rent payment as on the execution of the sale agreement, which may be applied to the purchase price. The closing of this transaction is contingent upon the dismissal of the bankruptcy proceeding, and at the closing all lawsuits between the lessor and lessee will be dismissed.

    On October 10, 2000, we entered into a binding sale agreement to sell the Sweetwater Country Club and the Wekiva Golf Club, which are 18-hole golf courses located near Orlando, Florida. The purchase price under this sale agreement, as it has been amended, is $9.13 million. We expect to close this transaction on March 30, 2001. The buyer is Diamond Players Club, L.C., which is an affiliate of the lessees at these two golf courses. We had declared an event of default under the Wekiva lease in April 2000 for non-payment of rent and this sale agreement is part of the settlement agreement we reached with the lessee and its affiliates.

    On October 13, 2000, we made a non-binding proposal to sell the Ohio Prestwick Country Club and Raintree Country Club to an entity affiliated with their current lessees. Our proposal was accepted on October 16, 2000. These assets are each 18-hole daily fee golf courses located near Akron, Ohio. This sale closed on January 10, 2001 for a total consideration of $10.65 million.

    On January 8, 2001, we entered into a binding sale agreement to sell Persimmon Ridge Golf Club to Persimmon Ridge Golf Course, Inc., a prior owner of the golf club. This sale closed on February 15, 2001 for a total consideration of $5.2 million. Persimmon Ridge Golf Course is a private, 18-hole golf club near Louisville, Kentucky.

    On January 26, 2001, we entered into a letter of intent with Brentwood Golf Club, LLC to sell Brentwood Golf and Country Club. We are presently negotiating a sale agreement. Brentwood Golf and Country Club is an 18-hole golf course located at White Lake, Michigan. A dispute arose with the lessee of this golf club concerning a material default by the lessee under the participating lease. We reached a settlement with the lessee whereupon we took possession and management of Brentwood Golf and Country Club on October 2, 2000.

    On January 26, 2001, we entered into a binding agreement to sell Black Bear Golf Club to Universal Portfolio Buyers, Inc. II, following a letter of intent to sell dated November 7, 2000. The consideration under the this sale agreement is $3.4 million in cash. Black Bear is an 18-hole, daily fee golf course located near Orlando, Florida. The participating lease was assigned to Legends in 1999 following the original lessee's default.

    On January 30, 2001, we received a letter of intent to purchase Bonaventure Golf Club from Hanover Trust LLC, which we entered into on January 31, 2001. Bonaventure Golf Club is located near Fort Lauderdale, Florida and consists of two 18-hole daily fee golf courses.

    On February 10, 2001, we entered into a binding sale agreement to sell The Pete Dye Golf and Country Club to Golf and Fairway, L.L.C., the effective date of which was February 9, 2001. The Pete Dye Golf and Country Club is an 18-hole private golf course located near Bridgeport, West Virginia. The consideration under this sale agreement is $15.8 million, consisting of 48,949 series C preferred OP units, which are valued at $27.58 per unit for purposes of that contract, a promissory note in the amount of $3.3 million, and the balance in cash. The purchase price is subject to customary closing adjustments and credits. Upon the closing of this sale agreement, loans made by us to Golf and Fairway, L.L.C., and Burning Embers Corporation, in the original aggregate principal amount of $5.8 million, will be deemed to be satisfied in consideration of the closing.

    On February 23, 2001, we sent a letter of intent to sell Silverthorn Country Club, which was subsequently agreed to and signed by Silverthorn Associates, LLC, as buyer. Silverthorn Country Club is a 18-hold private club located near Tampa, Florida. Silverthorn Country Club is also subject to the Legends agreement. However, the sale to Silverthorn Associates, LLC will not be subject to stockholder approval of the plan of liquidation.

    On February 28, 2001, we sent a letter of intent to sell Palm Desert Golf and Country Club to Mr. Sung Cho, or his affiliate. Mr. Sung Cho signed the letter of intent on March 1, 2001. Palm Desert Golf and Country Club is a 27-hole daily fee golf course located near Palm Springs, California. We declared an event of default by the lessee under the participating lease of this golf course in April 2000 for non-payment of rent and later reached a settlement with the lessee, under which the lessee re-delivered possession of the golf course to us on September 5, 2000.

    On March 5, 2001, we executed a letter dated March 3, 2001 agreeing to sell Club of Country Golf Course to Hogan Ann Nicklaus. The sale of this golf course will be subject to the existing lease. Club of the Country is an 18-hold private golf course near Kansas City, Kansas.

OTHER ACTIONS WE HAVE TAKEN THAT WILL FACILITATE THE PLAN OF LIQUIDATION

    The plan of liquidation contemplates the sale of substantially all of the assets of our operating partnership. This requires the consent of two-thirds of the limited partners. On February 25, 2001, GTA GP and GTA LP, the subsidiaries of GTA that hold GTA's interests in our operating partnership, entered into an agreement with the Legends entities that hold OP units. The agreement provides that our operating partnership may sell its assets and dissolve. The Legends entities that hold OP units have also entered into an agreement with us that provides that those entities will vote any shares of common stock that they receive upon the exchange of their OP units into our common stock in favor of the plan of liquidation and will convert their OP units into our common shares upon our request, subject to restrictions in our charter that provide that no one individual can beneficially or constructively hold more than 9.8% of our common stock. Copies of these agreements are included in our Current Report on Form 8-K filed with the SEC on March 14, 2001.

    Sales of assets pursuant to the plan of liquidation could require the consent of the holders of two-thirds of the preferred stock if such sales caused the company to violate a cash flow coverage ratio set forth in the provisions of our charter governing the terms of the preferred stock. Members of the company's management contacted AEW Targeted Securities Fund, L.P., the holder of all of the preferred stock on November 23, 2000, to discuss with them a proposed amendment or voting agreement concerning the plan of liquidation. On
November 30, 2000, we de-registered the preferred stock under the Exchange Act. On February 22, 2001, we entered into a voting agreement with AEW in which they agreed to vote in favor of the plan of liquidation and the sales to be made following stockholder adoption of the plan of liquidation. The obligation to vote in favor of the plan of liquidation expires on September 30, 2001, and is limited to voting in favor of a plan of liquidation in the form attached to that agreement, without any changes that are materially adverse to the holders of the preferred stock, unless such changes are approved by holders of a majority of the preferred stock (including AEW if AEW owns at least 100,000 shares of preferred stock at that time). The voting agreement requires us to obtain the consent of two-thirds of the holders of the preferred stock if we wish to amend the plan of liquidation after its adoption in a way that is materially adverse to the holders of the preferred stock. It prohibits us from paying dividends on our common stock for the third quarter 2001 or any subsequent quarters without the consent of the holders of the preferred stock, other than dividends required for us to retain our status as a REIT or to avoid the imposition of certain taxes resulting from the sale of our assets. These covenants terminate upon the redemption of the preferred stock.

    If the plan of liquidation is approved by our stockholders, the voting agreement requires us to redeem the preferred stock after any of the following events occurs:

    - we determine in good faith that we have received sufficient proceeds from the sale of assets or our operations to redeem the preferred stock without violating our legal or contractual obligations;

    - we breach the voting agreement (subject to notice and cure rights in the case of specified covenants);

    - we receive at least $300.0 million in gross proceeds from the sale of our assets, minus the amount of specified debt that we cannot prepay that is described in the voting agreement, and have not repaid within 30 days all debt for borrowed money, other than routine trade creditor debt and other specified debt that we cannot prepay;

    - a judgment is entered against us for an amount of cash or other consideration with a fair market value in excess of $30.0 million;

    - if, after we have repaid at least $100.0 million of the obligations owed under our senior credit agreements, a judgment is entered against us for an amount of cash or other consideration with a fair market value in excess of $15.0 million;

    - if, after we have repaid all of the obligations owed under our senior credit agreements, a judgment is entered against us for an amount of cash or other consideration with a fair market value in excess of $10.0 million;

    - the obligations under our senior credit agreements are accelerated after the approval of the plan of liquidation by our stockholders, or are accelerated before such approval and they remain accelerated upon receiving such approval.

    If our company fails to redeem the preferred stock when it is obligated to do so, the holders of the preferred stock will be entitled to appoint two directors to our board. In addition, the dividend on the preferred stock will increase from 9.25% to 12.50% if the preferred stock becomes redeemable as a result of any event other than the acceleration of the obligations under our senior credit agreements. The dividend on the preferred stock will also increase from 9.25% to 12.50% if the preferred stock becomes redeemable as a result of the acceleration of the obligations under our senior credit agreements and a subsequent event occurs that would entitle them to require us to redeem the preferred stock.

    The holders of the preferred stock are entitled to terminate the voting agreement if, before approval of the plan of liquidation, any event occurs that would have entitled them to require us to redeem the preferred stock if it occurred after approval of the plan of liquidation. A copy of this voting agreement is included in our Current Report on Form 8-K filed with the SEC on March 14, 2001.

    Our board was advised by its legal counsel that our senior credit agreements contain covenants that might be violated by many actions that we intend to take as part of the plan of liquidation. The adoption of the plan of liquidation itself might breach these agreements. In addition other provisions of the senior credit agreements will be breached if we pay dividends or make distributions to our stockholders while we are in default, if we repurchase OP units, or if we sell our assets and do not apply all of the net proceeds of the sale of our assets to repay obligations under the senior credit agreements. Our lenders have asserted that we are currently in default under our senior credit agreements because of our alleged failure to comply with several financial covenants. The terms of our credit facility provide that when we are in default, we are prohibited from borrowing at a rate of interest based on the LIBOR rate, but must instead borrow at a rate of interest based on the prime rate, which is higher. In addition, those terms provide that when we are in default, the lenders can require us to pay default interest at a rate of 2.00% per annum over our non-default rate. Our lenders imposed this default rate on us on March 1, 2001. We will be unable to borrow money under our revolving credit agreement, which reduces our ability to manage our cash efficiently and increases our net interest expense. In addition, the asserted defaults under our senior credit agreements may give the lenders the right to accelerate our debt. Since we would be unable to immediately repay the debt owed under the senior credit agreements, we might then be forced to seek bankruptcy court protection. The lenders could also begin legal action that might prevent us from adopting or implementing the plan of liquidation. We contacted the agent under our credit agreements on November 21, 2000, requesting that the lenders amend or waive provisions of the senior credit agreements that would arguably be breached by the plan of liquidation, or would make its implementation difficult. We also requested that the lenders waive other defaults that they assert to exist under the senior credit agreements. Beginning in December 2000, we met with the lenders under our senior credit agreements to discuss amendments to those agreements that would be needed in order to permit the plan of liquidation, as well as amendments to the financial covenants that we requested. Although we have exchanged several proposals with the lenders, and have met with them several times, we have not reached an agreement with them as of the date this proxy statement was mailed. We intend to continue to negotiate with them after the date of this agreement, but we face the risk that we may never reach an agreement with them.

    The executives' employment agreements provided that their terms automatically extend unless our company notifies the executives that their employment agreements will not be renewed. On February 6, 2001, our board notified W. Bradley Blair, II, our president and chief executive officer that our company would not be extending his employment contract past February 7, 2004. Our board also notified Scott D. Peters, our chief financial officer, that our company would not be extending his employment contract past February 7, 2003. The board's decision not to renew these contracts was based on the anticipated adoption of the plan of liquidation and related financial consequences and did not imply dissatisfaction with their performance.

    Our management reviewed the employment agreements with our key officers and employees to ensure that they would have incentives to stay with us following the board's adoption of the plan of liquidation. When our board was nearing a conclusion that it might adopt the plan of liquidation for submission to the stockholders, the compensation committee of our board determined that modifications to Messrs. Blair and Peters' employment agreements should be made. In particular, the compensation committee believed that the "change of control" definition, which had been in place in their initial employment agreements executed in February 1997 (the time of the company's IPO), should be modified for the benefit of stockholders in the context of the possible adoption of a plan of liquidation.

    As written, the employment agreements between the company and Messrs. Blair and Peters provided that adoption by our board of a plan of liquidation would constitute a "change of control." Upon approval of the plan of liquidation by the board, these employment agreements would have given Messrs. Blair and Peters the right to resign and receive their full severance package, comprised of full vesting of all stock options and restricted stock, severance pay and a gross-up for any excise taxes they may owe, whether or not stockholders ultimately approved the plan of liquidation. The executives were also obligors on promissory notes to our company that, according to their terms, would be forgiven following a "change of control," which was again defined to include adoption by the board of a plan of liquidation. Unless these agreements were amended, all of these benefits would have arisen upon board adoption of the plan of liquidation. Accordingly, the compensation committee of our board determined and advised the board that the company faced a substantial risk that our key executives would resign before the plan of liquidation was completed, in which case all of the above benefits would be paid EVEN IF THE STOCKHOLDERS DID NOT APPROVE THE PLAN OF LIQUIDATION. After negotiations between the executives and the compensation committee, the executives agreed to amend their employment agreements to provide for the following principal terms:

    - INITIAL RETENTION BONUS. In recognition of services rendered by the executives (including, without limitation, services rendered in creating the plan, negotiating the agreements with Legends and AEW, and seeking resolutions with the company's lenders), Messrs. Blair and Peters became entitled to cash bonuses of $1,233,907 and $660,921, respectively, on February 25, 2001. In addition, in recognition of their services, their options and restricted stock awards immediately vested in full at that time (however, all of the options are "out-of-the money"). Finally, pursuant to the terms of their existing promissory notes, which were left unchanged, the executives' debt to the company was forgiven upon board approval of the plan of liquidation.

    - PERFORMANCE RELATED MILESTONE PAYMENTS. Under the amended agreements, the executives' right to normal performance bonuses and stock-based awards will terminate upon stockholder approval of the plan of liquidation. In addition, the provisions of the executive's prior employment contracts that provided for full payment of their severance benefits if they resigned after approval by the board of a plan of liquidation were removed. Instead, the revised employment contracts provide for two milestone payments to be made to the executives only if the plan of liquidation is approved by stockholders and upon achieving the following goals:

                                                              PAYMENT*
                                                        ---------------------
PERFORMANCE MILESTONE                                     BLAIR       PETERS
---------------------                                   ----------   --------
Stockholder approval of plan and repayment of all
  company debt**......................................  $1,645,210   $881,228
Later of (a) repayment of all company debt** and (b)
  12 months following board approval..................  $1,233,907   $660,921

       -------------------------------

       *   Plus interest from the date of stockholder approval of the plan.

       ** Including debt of our operating partnership but excluding routine trade creditor debt not yet due and excluding debt that we have agreed to keep outstanding for the benefit of limited partners.

    - SHORTENED EMPLOYMENT TERM. The original employment contracts provided that Mr. Blair's term would expire in February 2004 and Mr. Peters' term would expire February 2003. The amended and restated employment contracts provide that the employment term will be a rolling four year term for Mr. Blair and a rolling three year term for Mr. Peters. If stockholders approve the plan of liquidation, the board has the right, upon 45 days notice, to terminate either executive with or without good reason following the later of (1) 18 months after board approval of the plan of liquidation or (2) the date of the last milestone payment. If the board terminates an executive without "good reason," except as described in the preceding sentence, or if the executive resigns for "good cause," the executive will have the right to any remaining milestone payments, but any severance benefits otherwise payable will be reduced by the amount of his initial retention bonus and his milestone payments. "Good cause" and "good reason" are defined in the amended and restated employment agreements.

    - INCREASED SALARY. From and after the date the board approved the plan of liquidation, the executives' base salaries increased to an annualized rate of $360,000 for Mr. Blair and $200,000 for Mr. Peters.

    - EXTENSION OF NON-RECOURSE TAX LOANS SECURED BY STOCK. Upon each non-cash benefit payment (i.e., debt forgiveness and stock award acceleration), the executives will incur tax liability but expect to be unable to fund such liability by selling their stock in the company because of federal securities law restrictions and other concerns. In order to permit each executive to pay the personal income tax liability associated with the executive's receipt of non-cash benefits, the company will offer him a non-recourse loan secured by a number of shares of stock with a then-current market value equal to the amount of the loan. Interest will accrue at the applicable federal rate and be added to principal. Any distributions on the pledged shares prior to maturity will be applied to loan service. The executive will have the right, prior to maturity, if the loan is then over-secured, to sell the pledged stock on the open market, provided that the proceeds are first applied to outstanding principal and interest of the loan.

    The adoption of a plan of liquidation by our board would also constitute a change of control under the letter agreements between us and 10 of our employees. These letter agreements originally provided that the employees would be entitled to receive their full salary plus benefits for a period of time ranging from three to 12 months if they resigned within 90 days after the board adopted a plan of liquidation. The board believed that it was in our company's interest to amend these agreements in order to provide these employees with an incentive to remain with us through completion of the plan of liquidation. We therefore offered amendments to these employees, letter agreements that provided that the adoption of a plan of liquidation would not, by itself, entitle them to resign and receive their full severance benefits. In return for agreeing to this concession, the employees became entitled to receive severance benefits for a period of time ranging from five to 18 months in the following circumstances:

    - if, after a change in control of our company that occurred as a result of the adoption by the board of a plan of liquidation before February 9, 2002, we terminate the employee without cause; or

    - if, after a change in control of our company that occurred other than as a result of the adoption by the board of a plan of liquidation, our company, or any successor to our company, terminates the employee without cause, or the employee resigns for any reason, in each case within 180 days of the change in control.

    All 10 of these employees entered into these amendments as of February 9, 2001.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS; REASONS FOR THE LIQUIDATION

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    On February 25, 2001, our board of directors unanimously determined that the terms of the plan of liquidation are fair to, and in our stockholders' best interests and approved the plan of liquidation. Accordingly, our board unanimously recommends that you vote FOR the approval of the plan of liquidation and the adjournment proposal.

REASONS FOR THE LIQUIDATION

    In reaching its determination that the plan of liquidation is fair to, and in the best interests of our stockholders and approving the plan of liquidation and recommending to stockholders that they vote to approve the plan of liquidation, our board (other than Larry Young, who recused himself from discussions about the plan of liquidation by the board and resigned before the board approved the plan of liquidation) consulted with our senior management and our financial and legal advisors and considered the following factors:

    - The board's review of possible alternatives to the liquidation, including consolidation of our company with other companies, the sale of our company, the issuance by our company of equity in a private placement, the establishment or acquisition of a management company, the recapitalization of our company, the sale of some of our company's assets, the continuation or termination of our status as a REIT, and the continuation of our operations in the ordinary course of business. Based on a variety of factors, including presentations by BAS and the company's management, the board concluded that none of the alternatives considered was reasonably likely to provide equal or greater value to our stockholders than the proposed plan of liquidation;

    - The board's review of our company's declining financial condition, including the fact that our company received a notice of default from our lenders under our senior credit agreements, and the possibility that the lenders might accelerate our obligations to them, which could then precipitate a bankruptcy;

    - The terms of our preferred stock, which could prevent our company from either acquiring new assets or selling its existing assets. As a result, our company might be unable to take advantage of new investment opportunities or sell assets needed to generate cash needed to operate the business or to make payments required by our lenders;

    - The board's belief that we had, with the assistance of BAS, thoroughly explored the market interest in various strategic transactions;

    - The board's belief, based after consultations with BAS and senior management, that we would be unable to obtain new equity or debt on acceptable terms, and that without new equity or debt, we would be unable to capitalize on new investment opportunities for our company and, therefore, enhance stockholder value;

    - The aggregate cash liquidating distributions that we estimate will range between $10.43 and $14.18 per share of our common stock; a distribution of $10.43 per share of common stock, which is at the lower end of that range, would represent a __% premium over the average daily closing price of $______ during the 30 calendar days ending on ____________, the day before this proxy statement was printed;

    - The financial presentations made by BAS, including its opinion dated February 25, 2001 to the effect that, as of such date, the aggregate consideration our operating partnership is to receive under the Legends agreement was fair to our operating partnership from a financial point of view. The opinion from BAS did not address the fairness of any transactions contemplated by the plan of liquidation other than the Legends transaction or any other provisions of the plan of liquidation;

    - The financial presentations made by Houlihan Lokey, including its opinion dated February 25, 2001 to the effect that, as of such date, the aggregate consideration our operating partnership is to receive in the Legends transaction was fair to our operating partnership from a financial point of view;

    - The opinion of Houlihan Lokey dated February 25, 2001 to the effect that, as of such date, the aggregate consideration to be received by our stockholders and OP unitholders in the plan of liquidation was fair to the company and its stockholders and our operating partnership and the OP unitholders from a financial point of view (excluding stockholders and OP unitholders participating in the Legends transaction);

    - The board's belief that the range of cash liquidating distributions that we estimate we will make to our common stockholders was fair relative to the board's own assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

    - The per share price to be received by our stockholders in the liquidation is payable in cash or interests in the liquidating trust (which would distribute any remaining net proceeds of the liquidation in cash), thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders;

    - The deteriorating financial performance of several lessees of our golf courses. This raised the possibility that the lessees of these golf courses would go into default under their participating leases, harming our financial performance, unless we sold the golf courses;

    - The worsening conditions in the financial markets for specialty REITs such as our company;

    - The terms and conditions of the plan of liquidation;

    - The terms and conditions of the Legends agreement. In particular, the board considered that the Legends agreement:

       -- permits the board to provide information to and engage in negotiations with third parties who have made a proposal to acquire assets subject to the Legends agreement, permitted our company to enter into superior offers to sell such assets on or before February 28, 2001 (in the case of five golf courses), and permits our company to accept superior offers to sell such assets on or before the date of the special meeting (in the case of 7.5 golf courses) if we pay a cash breakup fee to Legends upon the closing in the amount of 3% of the sales price allocated under the Legends agreement to such assets;

       -- requires Legends to keep its obligations on its participating leases of golf courses from the company current (other than rent of up to $750,000 under 5.5 of the courses, which Legends may accrue), and provides a deposit to the company to secure its obligations under the Legends agreement; and

       -- does not, in its view, discourage competing third parties from acquiring the golf courses subject to the Legends agreement;

       -- provides certain concessions in favor of Legends and/or its affiliates under their existing participating leases and/or management agreements relating to the 12.5 golf courses described in the Legends agreement;

    - Legends' financial ability to complete the Legends transaction;

    The board believed that each of the above factors generally supported its determination and recommendation. The board also considered and reviewed with management potentially negative factors concerning the plan of liquidation, including those listed below:

    - the fact that following the plan of liquidation, our stockholders will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets;

    - the events of default that might occur under our senior credit agreements from the implementation of the plan of liquidation unless we obtain lender consent to amend them;

    - the potential that our stock price may decline or become more volatile;

    - the actual or potential conflicts of interest which certain of our executive officers and directors, including one of our former directors, have in connection with the liquidation, including those specified under the heading "Interests in the Liquidation that Differ from Your Interests." The board believed, however, that the conflicts of interests relating to the Legends transaction were mitigated in substantial part by the establishment of the special committee consisting of all of our independent board members to evaluate the fairness of the Legends transaction;

    - the costs incurred by our company including significant accounting, financial advisory and legal fees and costs under existing employment arrangements, including the forgiveness of our officers' debt which occurred when the board adopted the plan of liquidation, the accelerated vesting of all outstanding stock options and shares of restricted stock and payment of "stay bonuses" which occurred upon the effectiveness of the executives' amended and restated employment agreements, and the payment of additional performance-related milestone payments which may occur if the executives meet specified performance goals after stockholder approval of the plan of liquidation;

    - the taxable gain that our stockholders may recognize, depending on their tax basis in their stock, upon the completion of the liquidation.

    The above discussion concerning the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board in making its determination. In view of the variety of factors considered in connection with its evaluation of the plan of liquidation and the proposed liquidation, the board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered. In addition, individual members of the board may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.

    USES OF LIQUIDATION PROCEEDS

    The proceeds from our liquidation will consist of repayment of our debt, redemption of OP units, cash and promissory notes. We estimate that the cash and promissory note component will range from $346.9 million to $370.3 million. We have summarized below the estimated uses of the cash proceeds we expect to receive in the transactions contemplated by the plan of liquidation. Our actual uses of the liquidation proceeds will vary from those summarized below, depending on the actual dates of the closings of, and the amounts received in, the transactions contemplated by the plan of liquidation and the amount needed to pay or provide for our liabilities and expenses, including any reserve fund amounts to cover contingent liabilities.

                       USES OF LIQUIDATION CASH PROCEEDS

                                                         LOW          HIGH
                                                     -----------   -----------
Estimated Cash Proceeds............................  346,874,000   370,347,000
                                                     ===========   ===========
Use of Cash Proceeds:
Payments of liabilities............................  215,209,000   215,209,000
Fees and expenses..................................   25,956,000    18,613,000
Liquidating distributions:
  Preferred equity holders.........................   20,000,000    20,000,000
  Common equity holders............................   85,709,000   116,525,000
                                                     -----------   -----------
                                                     346,874,000   370,347,000
                                                     ===========   ===========

    The estimated cash proceeds are in addition to our redemption of an estimated 4,542,546 common OP units.

    PRO FORMA EFFECT OF THE SALE TO LEGENDS

    The ultimate disposition of our company's assets under the plan of liquidation, if approved by our stockholders, is expected to result in net proceeds that will be in excess of their adjusted net carrying amounts; however, in accordance with generally accepted accounting principles, gains are not recognized until a sale is complete and the gain is realized. Summarized below is an unaudited pro forma estimate prepared by management of the expected liquidation value per share based on the assumption that the sale of assets to Legends, as described above, is consummated in a reasonable period of time.

                    PRO FORMA IMPACT OF THE SALE TO LEGENDS
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)

Historical Stockholders' Equity at December 31, 2000........  $ 82,073
Estimated gains on sales of assets to Legends...............    63,000
Liabilities estimated to be incurred pursuant to the plan of
  liquidation...............................................   (22,000)
Redemption of preferred stock...............................   (20,000)
                                                              --------
Pro forma net assets available for liquidation..............  $103,073
                                                              ========
Common shares outstanding...................................     8,218
                                                              --------
Pro forma net assets available for distribution per common
  share.....................................................  $  12.54
                                                              --------

    The above pro forma represents management's estimate of the possible net proceeds per share based on the signed purchase agreement with Legends and certain significant assumptions. First, this pro forma is based on the assumption that Legends will successfully complete its purchase of the golf courses subject to the Legends agreement. Differences may occur depending on the date the transaction actually closes and the amount of proceeds actually received. Second, liabilities and expenses to be incurred pursuant to the plan of liquidation include commitments under employment agreements, reserves for contingencies, reserves for insurance costs, and financial advisor and other costs associated with the plan of liquidation. In locating new buyers we could incur additional costs, and as the plan of liquidation unfolds, differences may arise in the amounts estimated by management. Third, the preferred stockholders will receive a liquidating distribution and the redemption value of their stock before net proceeds will be made available to common stockholders.

FAIRNESS OPINION OF BAS

    We retained BAS to act as one of our financial advisors in connection with the liquidation. BAS is a nationally recognized investment banking firm. BAS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. We selected BAS to act as one of our financial advisors on the basis of BAS' experience in similar transactions.

    On February 25, 2001, BAS delivered its oral opinion to the special committee of our board of directors to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth therein, the aggregate consideration to be paid for the 13.5 golf courses to be purchased by Legends (for purposes of this description of the BAS opinion, the "Portfolio") under the Legends agreement, was fair to our operating partnership from a financial point of view. BAS delivered a preliminary presentation of its financial analysis to our board on February 15, 2001, and reaffirmed its analysis at a meeting of our board on February 25, 2001. This analysis, as presented to our board, is summarized below. BAS subsequently confirmed its opinion in writing on February 25, 2001. BAS was aware when it rendered its opinion that one golf course subject to the Legends agreement had already been sold to a third party.

    In requesting the opinion, our board did not give any special instructions to BAS or impose any limitation upon the scope of the investigation that BAS deemed necessary to enable it to deliver its opinion. A copy of the opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this proxy statement as EXHIBIT B and is incorporated into this proxy statement by reference. At a meeting held on February 25, 2001, our board reviewed and took into consideration BAS' opinion. The summary of BAS' opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Our stockholders are urged to read the opinion in its entirety. In furnishing its opinion, BAS did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

    BAS' OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF GTA AND THE BOARD OF DIRECTORS OF GTA GP AND ADDRESSES ONLY THE FAIRNESS AS OF THE DATE OF THE OPINION, FROM A FINANCIAL POINT OF VIEW, OF THE AGGREGATE CONSIDERATION TO BE RECEIVED BY THE OPERATING PARTNERSHIP IN THE LEGENDS TRANSACTION. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION TO ENGAGE IN THE LEGENDS TRANSACTION, OR THE LIQUIDATION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY STOCKHOLDER OF GTA AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE AGGREGATE CONSIDERATION TO BE PAID IN THE LEGENDS TRANSACTION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN LEGENDS AND GTA AND WAS APPROVED BY GTA'S BOARD OF DIRECTORS.

    Under BAS' engagement letter with our company, we are entitled to request BAS to render opinions as to whether or not the consideration to be received by the company from sales of our assets is fair to the party selling such assets from a financial point of view. The fee for the first fairness opinion rendered is $1.25 million and the fee for each subsequent fairness opinion is $50,000. BAS also receives a fee in the amount of 0.85% of the aggregate sales price of the company's assets. In addition, if the aggregate consideration received by the company for a specific pool of our assets is greater than $132.0 million, then BAS will receive a fee equal to 5% of the excess. The fee for the first fairness opinion will be credited against a portion of the fees payable in connection with asset sales. The maximum amount of the fees to be paid to BAS, including fees previously paid to them, but excluding fees for subsequent fairness opinions and any fee payable for higher than anticipated asset sales prices, is capped at $3 million. BAS' engagement letter also provides that the company would indemnify BAS for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws. Our company also agrees to establish a reserve of at least $3 million to provide for contingent or unliquidated claims. This reserve must be maintained through December 31, 2002, but need not be replenished.

    In arriving at its opinion, BAS:

    - reviewed certain publicly available financial statements, together with other non-public business and financial information of our company and the operating partnership;

    - reviewed certain internal financial statements and other financial and operating data concerning the Portfolio;

    - analyzed certain financial forecasts and projected sales prices prepared by management, and analyzed certain financial forecasts prepared by lessees of our operating partnership, and analyzed verbal preliminary reports of appraisals relating to the Portfolio prepared by independent third parties;

    - discussed the past and current operations, financial condition and prospects of the Portfolio with senior executives of our operating partnership;

    - reviewed certain financial terms, to the extent publicly available, of certain other sales of similar assets and companies owning similar assets BAS deemed relevant;

    - reviewed a draft of the Legends agreement dated February 14, 2001 and certain related documents;

    - reviewed leases and certain other documentation relating to the Portfolio;

    - reviewed certain reports on golf course rounds played and golf course construction prepared by the National Golf Foundation, a golf capitalization rate survey conducted by Crittenden Marketing, published in October 2000 and excerpts of appraisal materials on the Myrtle Beach golf course market by McDaniel Associates, Inc., provided to BAS by McDaniel Associates in January 2001;

    - reviewed the analysis of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") relating to the liquidation of our company, the operating partnership and their affiliates and the fairness from a financial point of view of the consideration to be received by the operating partnership in connection with the Legends transaction;

    - reviewed financial statements and other financial information regarding Legends and certain affiliates thereof; and

    - performed such other analyses and considered such other factors as BAS deemed appropriate.

    In connection with its review and analysis and in arriving at its opinion, BAS relied upon the accuracy and completeness of the financial and other information that is publicly available or provided to BAS by us. BAS did not undertake any independent verification of this information or any independent valuation or appraisal of any of our assets or liabilities, and, except as noted above, BAS has not been furnished with any such valuation or appraisal. BAS assumed that there had been no material changes in the financial condition, results of operations, business or prospects of the Portfolio or our operating partnership since the respective dates of the last financial statements and pro forma financial statements we made available to them. With respect to certain financial forecasts for the Portfolio provided to BAS by our management, BAS assumed that this information, and the assumptions and bases for this information, represents the best currently available estimates and judgments of our management as to the future financial performance of the Portfolio. The financial forecasts provided to BAS by our management were based in part on information from the lessees of our golf courses. Further, BAS' opinion was necessarily based on economic, financial, market conditions and golf course market conditions as they existed, and can only be evaluated, as of February 25, 2001. BAS assumes no responsibility to update or revise its opinion based upon events or circumstances after February 25, 2001.

    With our consent, BAS assumed that the Legends transaction would be consummated in accordance with the terms described in the Legends agreement provided to them, without any amendments thereto, without adjustment to the aggregate consideration (through offset, reduction, indemnity claims or otherwise) and without waiver of any conditions thereunder. BAS did not express an opinion regarding the allocation of the aggregate consideration among the assets. BAS assumed the aggregate value of the OP units to be received as partial consideration for the assets to be $44,722,272. BAS' opinion also assumes that any promissory note delivered by Legends will be paid pursuant to its terms. At the direction of the special committee and board of GTA GP, BAS did not offset the cancellation of indebtedness or forgiveness of other obligations of Legends in connection with the

Legends transaction against the aggregate consideration. BAS relied on advice of our management as to all legal and financial reporting matters with respect to our operating partnership, the Portfolio, the Legends transaction, and the Legends agreement. Because Mr. Young does not serve on the special committee of the board of directors of GTA or on the board of directors of GTA GP, Inc., BAS assumed that there is no conflict of interest arising out of Mr. Young's membership on our board of directors and his controlling position with Legends.

    The BAS opinion related only to the Legends transaction and not to the plan of liquidation or any other transactions related thereto. BAS' opinion does not address nor should it be construed to address the relative merits of the Legends transaction or the plan of liquidation, the underlying business decision to effect the plan of liquidation, or other alternative business strategies that may be available to us. BAS did not express any opinion regarding the tax effect of the transaction, nor did it express an opinion as to whether any alternative transaction might produce consideration in an amount greater than the contemplated amount. The opinion does not constitute a recommendation to our stockholders as to how they should vote in connection with the plan of liquidation, or as to any other action they should take regarding the Legends transaction or the plan of liquidation.

    In addition, BAS' opinion to the special committee and its presentation to our board was one of the many factors taken into consideration by our board in making its determination to recommend approval of the Legends transaction and the plan of liquidation. Consequently, the analyses of BAS described below should not be viewed as determinative of the recommendation of our board with respect to the Legends transaction, or the plan of liquidation. The consideration that we will receive for the Portfolio was determined through negotiations between us and Legends, and was approved by our board of directors. BAS assumed that the structure, the amount of the consideration and other terms of the Legends transaction are the most beneficial from our perspective that could under the circumstances be negotiated among the parties to the Legends transaction, and BAS did not express an opinion as to whether any alternative transaction might produce consideration for us in an amount in excess of that contemplated in the Legends agreement. The amounts to be paid to the company under the Legends agreement were not determined on the basis of any recommendation by BAS. The terms of the Legends agreement were reviewed and approved by the special committee.

    In arriving at its opinion, BAS performed a variety of financial analyses, including those summarized below. The summary set forth below of the analyses presented to our board at the February 25, 2001 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description.

    BAS believes that its analysis must be considered as a whole and that selecting portions of the opinion or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. BAS made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in BAS' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material analyses presented by BAS to our board in connection with its opinion dated February 25, 2001.

    CASH FLOW SUMMARY. BAS reviewed the historical and 2001 projected EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) and contractual rent payments to GTA at each of the Portfolio properties. The 2001 EBITDAR projections were provided by Legends, and were adjusted by BAS to account for an estimate of capital expenditure reserves at each property. To determine a 2001 cash flow estimate for the Portfolio, BAS summed the projected contractual rent payments at three of the properties in the Portfolio which in 1999 and 2000 generated EBITDAR in excess of rent payments, and projected EBITDAR at the remaining seven properties in the Portfolio which in 1999 and 2000 did not generate EBITDAR in excess of rent payments. This summation produced a total 2001 cash flow estimate for the Portfolio of approximately $12.3 million.

    COMPARABLE SINGLE PROPERTY SALES ANALYSIS. BAS analyzed the sales prices of several individual golf properties deemed by BAS to be comparable, in certain respects, to the Portfolio properties. Each of the properties considered was sold in 1999 or 2000, and was selected, in part, based upon the availability of EBITDA multiple or capitalization rate data for such property at the time of the sale. For properties for which EBITDA multiple data was available, BAS' analysis indicated a mean sale price to EBITDA multiple of 8.7x, generally based on the estimated one year projected EBITDA of the property. BAS applied a multiple range of 10% above and below this mean multiple to 2001 estimated cash flow for the Portfolio, indicating a reference range of $95.8 million to $117.1 million for the Portfolio. For a separate group of properties for which capitalization rate data was available, BAS' analysis indicated a mean capitalization rate of 11.1%, based on various historical and projected income and cash flow figures. BAS applied a capitalization rate range of 10% above and below this mean capitalization rate to 2001 estimated cash flow for the Portfolio, indicating a reference range of $100.5 million to $122.9 million for the Portfolio.

    COMPARABLE PORTFOLIO SALES ANALYSIS. BAS analyzed the sales prices of two golf course portfolios deemed to be comparable, in certain respects, to the Portfolio. Each of the portfolios selected was sold in 1999. BAS' analysis indicated sale price to EBITDA multiples of 9.3x and 9.6x, based on projected forward EBITDA of the portfolios. BAS applied a 9.3x to 9.6x multiple range to 2001 estimated cash flow for the Portfolio, indicating a reference range of $114.5 million to $118.1 million for the Portfolio.

    OFFERS ON OTHER GTA COURSES. BAS analyzed offers recently received on selected golf courses not included in the Portfolio. BAS' analysis indicated a weighted average offer price to EBITDAR multiple of 8.1x, based on projected 2001 EBITDAR or rent payments to GTA. BAS applied a multiple range of 10% above and below this multiple to 2001 estimated cash flow for the Portfolio, indicating a reference range of $89.2 million to $109.0 million for the Portfolio.

    DISCOUNTED CASH FLOW ANALYSIS. BAS utilized 2001 cash flow projections prepared by Legends and provided by us and estimated cash flows generated in 2002 through 2008 using individual revenue and expense growth assumptions for each Portfolio property. BAS determined a terminal value range for the Portfolio by applying an 8.0x to 9.0x multiple, based on multiples reviewed in the analyses previously described, to the estimated total EBITDAR for the portfolio in 2008. BAS then calculated the net present value of the terminal value range in 2007 and the estimated cash flow for the Portfolio from 2001 through 2007, utilizing a discount rate range of 13.0% to 14.0%. The discount rate range was determined using public and non-public information relating to comparable golf course appraisals. The net present value indicated a reference range of $108.0 to $119.7 million for the Portfolio.

    VALUE OF CONSIDERATION TO BE RECEIVED. BAS estimated a range of values of $108.3 million to $125.5 million for the aggregate consideration to be received by our operating partnership in the Legends transaction. In estimating this range, BAS applied low and high values of $9.91 to $14.18, based on respective liquidation value ranges determined by Houlihan Lokey and management, to the OP units to be paid as consideration. For purposes of the opinion, BAS assumed the aggregate value of the units of the operating partnership to be received as partial consideration for the Portfolio to be $44,722,272. BAS also applied a range of discounts to the cash consideration, based on the ability of

Legends to pay up to $5.0 million of this consideration with a promissory note, which BAS valued at a discount to face value utilizing a range of discount rates of 14.0% to 18.0%. For purposes of the opinion, BAS assumed that any promissory note delivered by Legends would be paid pursuant to its terms. BAS determined that the range of values of $108.3 million to $125.5 million for the aggregate consideration to be received by our operating partnership in the Legends transaction was consistent with the reference ranges for the Portfolio indicated by the comparable sales, offers on other company golf courses and discounted cash flow analyses which BAS had performed, helping to support BAS' fairness opinion.

    While the foregoing summary describes all analyses and examinations that BAS deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by BAS. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. BAS believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to our board of directors. In addition, BAS may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be BAS' view of the actual value of the Portfolio.

    BAS and its affiliates are engaged in a broad range of securities activities and financial services. In the past, BAS has provided financial advisory and bank financing services to us and our operating partnership, and Bank of America, N.A. has provided bank financing services to affiliates of Legends, and in each instance have received fees for the rendering of these services. BAS is an affiliate of Bank of America, N.A., which is the lead agent and one of the primary lenders under the company's two senior credit agreements. Our lenders have asserted that we are currently in technical default under the terms of these agreements. Substantially all of the net cash proceeds from the Legends transaction will be used to pay off a portion of the our obligations under these two credit agreements (a significant portion of which will be paid to Bank of America, N.A.). Furthermore, as part of the plan of liquidation, our company expects to pay all obligations owed to the lenders under these two credit agreements. In addition, in the ordinary course of BAS' business, BAS or its affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for BAS' own account or the accounts of customers, in our debt or equity securities, our operating partnership or any other company that may be involved in transactions with GTA, our operating partnership or their affiliates and (ii) may at any time be providing or arranging financing and other financial services to (a) a potential purchaser of either the operating partnership's assets or securities or (b) other companies that may be involved in a competing or related transaction. Specifically with respect to the Legends transaction, Bank of America, N.A. may provide a financing letter of commitment to Legends and may provide financing to Legends to enable it to consummate the Legends transaction. In each instance, BAS may receive fees for providing these services or financing.

    BAS and Bank of America, N.A. reported to us that they maintain walls of separation to ensure the independence of the services rendered by BAS. However, BAS may have a conflict of interest because of its affiliation with Bank of America, N.A. In addition, BAS may have a conflict of interest as a result of its relationship with Legends.

FAIRNESS OPINIONS OF HOULIHAN LOKEY

    We engaged Houlihan to render two opinions to our board and the boards of GTA GP and our operating partnership. The first opinion was as to (i) the fairness, from a financial point of view, of the aggregate consideration to be received by our operating partnership from Legends in connection with

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
the Legends transaction and (ii) the fairness, from a financial point of view, to you and the OP unitholders not participating in the Legends transaction of the consideration to be received by our operating partnership in connection with the Legends transaction (collectively, the "Legends Opinion"). The second opinion was as to the fairness, from a financial point of view, of the consideration to be received by our company and you, and our operating partnership and the OP unitholders, each in connection with the plan of liquidation (collectively, the "Plan Opinion", and together with the Legends Opinion, the "Opinions"). No restrictions or limitations were imposed by us upon Houlihan with respect to its investigation made or the procedures followed by Houlihan in rendering its Opinions. Houlihan is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, liquidations and private placements of debt and equity securities.

    THE HOULIHAN OPINIONS CONSTITUTE NEITHER A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW ANY SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT NOR A GUARANTEE AS TO THE ACTUAL AMOUNT OF CONSIDERATION THAT WILL BE RECEIVED BY OUR OPERATING PARTNERSHIP AND THE OP UNITHOLDERS FROM THE LEGENDS TRANSACTION OR OUR COMPANY, YOU, OUR OPERATING PARTNERSHIP AND THE OP UNITHOLDERS FROM THE PLAN OF LIQUIDATION.

    THE FULL TEXTS OF THE OPINIONS, WHICH SET FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, ARE ATTACHED AS EXHIBITS C AND D TO THIS PROXY STATEMENT. THE STOCKHOLDERS ARE URGED TO READ THE OPINIONS IN THEIR ENTIRETY.

    We agreed to pay Houlihan a fee of up to $600,000, plus reasonable out-of-pocket expenses, for its preparation and delivery of the two fairness opinions. No portion of Houlihan's fee is contingent upon either (i) the approval of the plan of liquidation by you and the OP unitholders or (ii) the successful completion of the Legends transaction. We retained Houlihan solely to deliver its fairness opinions. We agreed to indemnify Houlihan and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan.

    Our engagement agreement with Houlihan provides that we may request Houlihan to update, revise or reaffirm either of its fairness opinions in connection with either the plan of liquidation or the Legends transaction if requested to do so by us. Events that could affect the fairness of the Legends transaction, from a financial point of view, to our operating partnership include adverse changes in industry performance, market conditions and changes in our operating partnership's business, financial condition and results of operations. Events that could affect the fairness of the plan of liquidation, from a financial point of view, to you and the OP unitholders include adverse changes in industry performance, market conditions and changes in our business, financial condition and results of operations.

    We have informed Houlihan that, as of the date of this proxy statement, our board is not actually aware of any material change in the terms of the Legends agreement. In the even that you do not approve the Legends transaction and our board determines nevertheless to proceed with the Legends transaction, our board shall request that Houlihan update its fairness opinion based on the facts or circumstances then in existence.

    Houlihan did not, and was not requested by us to, make any recommendations as to the form or amount of aggregate consideration to be received our operating partnership and does not express any opinion as to the fairness of any particular aspect of the Legends transaction in the Legends Opinion or the sale of our other assets under the plan of liquidation in the Plan Opinion.

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
    In arriving at each of its Opinions, attached as EXHIBIT C and EXHIBIT D to this proxy statement and incorporated herein by reference, among other things,
Houlihan:

     1. reviewed GTA's annual reports to stockholders and on Form 10-K for the three fiscal years ended December 31, 1999 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2000, and a management-prepared balance sheet as of December 31, 2000 for which GTA's management has identified as being the most current financial statements available;

     2. reviewed unaudited financial information with respect to the those properties subject to the Legends transaction, including profit and loss statements for the three years ended December 31, 2000 and forecasted profits and loss statements for the fiscal year ended December 31, 2001;

     3. to the extent available, reviewed unaudited financial information with respect to GTA's properties not being sold in the Legends transaction, including profit and loss statements for the three years ended December 31, 2000 and forecasted profits and loss statements for the fiscal year ended December 31, 2001;

     4. reviewed copies of the following agreements:

       - the Purchase and Sale Agreement by and between Legends Holdings, LLC (as buyer) and Golf Trust of America, L.P. (as seller) dated February 14, 2001;

       - the Voting Agreement by and among Golf Trust of America, Inc. and Golf Legends Ltd., Seaside Resorts Ltd., Inc., Heritage Golf
         Club, Ltd., Inc. and Legends of Virginia LC;

       - the letter of Commitment of Bank of America, N.A. to make loans described therein to Legends Golf Holding, LLC dated January 23, 2001;

     5. reviewed a draft of GTA's proxy statement (delivered to Houlihan February 25, 2001);

     6. met with certain members of the senior management of GTA to discuss the operations, financial condition, future prospects and projected operations and performance of GTA;

     7. held discussions with GTA's investment bankers at Banc of America Securities LLC and counsel to discuss certain background and factual matters;

     8. visited certain of the properties subject to the Legends transaction and other properties owned by GTA or its operating partnership, including:

a.   Westin Innisbrook Resort                 Palm Harbor, FL
b.   Lost Oaks of Innisbrook                  Palm Harbor, FL
c.   Emerald Dunes Golf Course                West Palm Beach, FL
d.   Cypress Creek                            Boynton Beach, FL
e.   Links at Polo Trace                      Delray Beach, FL
f.   Bonaventure                              Ft. Lauderdale, FL
g.   Sandpiper Golf Course                    Santa Barbara, CA
h.   Oyster Bay                               Sunset Beach, NC
i.   Legends Resort                           Myrtle Beach, SC

     9. visited the corporate headquarters of our company;

    10. reviewed the Table of the Letters of Intent, Proposal Letters, Purchase and Sale Agreements, and Settlement Agreements prepared by our management;

    11. reviewed the Confidential Business Description / Offering Memorandum of Golf Trust of America, Inc., prepared by Banc of America Securities LLC, dated April 2000;

    12. reviewed a draft of the Presentation to our Board of Directors prepared by Banc of America Securities LLC (delivered to Houlihan January, 2001);

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
    13. reviewed forecasts and projections provided by our management (the "Projection Model") with respect to management's estimates of the expected sales proceeds for each of the Company's assets, and the resulting net distributions to you and the OP unitholders (other than Mr. Young by virtue of his participation in the plan of liquidation) after payment of GTA's liabilities and other obligations that may result in connection with the implementation of GTA's plan of liquidation;

    14. reviewed historical market prices, trading volume and other publicly available information regarding our company and our publicly traded securities;

    15. reviewed certain other publicly available financial data for certain companies and assets that we deemed comparable to our assets and properties, and publicly available prices paid in other transactions that we considered similar to the Legends transaction and the transactions contemplated by the plan of liquidation; and

    16. conducted such other studies, analyses and inquiries as Houlihan has deemed appropriate.

    The following is a summary of the material financial analyses used by Houlihan in connection with providing its fairness opinions. This summary is qualified in its entirety by reference to the full text of the Houlihan Opinions, which are attached as Exhibits C and D to this proxy statement. We urge you to read the full text of the Houlihan Opinions carefully and in their entirety.

INTRODUCTION TO HOULIHAN'S FAIRNESS ANALYSIS

    In order to determine the fairness of (i) the consideration to be given to you and the OP unitholders in connection with the plan of liquidation, and
(ii) the aggregate consideration to be given to our operating partnership in connection with the Legends transaction, Houlihan analyzed the value of our assets (including those subject to the Legends transaction as well as all other assets) and then, based upon the enterprise value, determined the value of our common stock and the operating partnership's OP units (the "Derived Per Share Value"). Further, Houlihan determined implied value of the OP units given as consideration in connection with the Legends transaction and compared such implied value to the Derived Per Share Value.

DETERMINATION OF GTA'S NET ASSET VALUE:

    CHARACTERIZATION AND RELATIVE INVESTMENT RISK OF GTA'S ASSETS

    Houlihan determined the estimated enterprise value of our assets. In order to determine the estimated enterprise value of the assets, Houlihan considered the operating performance of each asset and divided the assets into three general categories: (i) "Performing Assets," identified as those assets whose earnings before interest, taxes, depreciation, amortization and rent, or "EBTIDAR," exceeds the rent due to us; (ii) "Paying--Sub-Performing Assets," identified as those assets whose EBTIDAR does not exceed the rent due to GTA or its operating partnership but the lease on such asset is current in all material aspects on its rent payment; and (iii) "Non-Performing Assets," identified as those assets for which the applicable leases are in material default with respect to their rent obligations to GTA or its operating partnership.

    In its analysis, Houlihan considered that the Performing Assets are encumbered by leases and, therefore, we do not control such assets. Houlihan also considered that the Paying--Sub-Performing Assets are also encumbered by leases and, therefore, GTA or its operating partnership does not control such assets; however, such an asset represents a relatively greater risk than a Performing Asset given the lack of EBITDAR necessary to meet the rent obligations to us. Finally, Houlihan considered the Non-Performing Assets. Some of the Non-Performing Assets are not encumbered by leases and, therefore, controlled (and in many cases operated) by us. Leases on other Non-Performing Assets are in default, sometimes accompanied by litigation with the lessee. In recent periods, all of the Non-Performing Assets generally demonstrated relatively inferior profitability and growth and thus

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
represent a relatively greater investment risk than either the Performing Assets or the Paying--Sub-Performing Assets.

    Moreover, in its analysis, Houlihan considered that we have engaged BAS to evaluate the strategic alternatives available to us and the process conducted by BAS regarding our company and our assets. As a result of such process, we have received from third parties certain binding sales agreements as well as certain non-binding letters of intent regarding our sale of certain assets. As such, the terms of the Legends transaction, as well as any other binding sales agreements or non binding letters of intent, have been considered in Houlihan's analysis.

    Furthermore, in its analysis, Houlihan considered industry-and company-specific factors that have resulted in GTA pursuing the plan of liquidation. Such factors include, but are not limited to, the competitive nature of the golf industry (including supply and demand dynamics), recent investor disinterest in the sector, the lessee defaults recently experienced by our company, the prospect of additional lessee defaults, the unfavorable capital markets, our company's highly leveraged capital structure, and our inability to implement other strategic alternatives.

    VALUATION METHODOLOGIES

    Houlihan generally utilized either a capitalization of income or a discounted cash flow analysis to determine the enterprise value of each of our company's assets. The specific methodology employed depended upon the available cash flows and risk characteristics of the Performing Assets, the Sub-Performing Assets, and the Non-Performing Assets, as set forth below. The following analyses required studies of the overall market, economic and industry conditions in which GTA's and its operating partnership's assets operate and the historical and projected operating results of such assets. Houlihan utilized publicly available information regarding capitalization rate indications exhibited in transactions involving assets similar to our assets. Additionally, Houlihan considered the terms of any binding sales agreement or non-binding letters of intent, if applicable.

    PERFORMING ASSETS

    In accordance with Houlihan's framework of analysis, Houlihan determined that our properties known as Heritage Golf Club, Legends Resort, Oyster Bay, Eagle Ridge Inn & Resort, Eagle Watch Golf Club, Olde Atlanta, Pete Dye Golf Club, Stonehenge Golf, Woodlands, and Westin Innisbrook Resort were all Performing Assets. Houlihan derived an indication of the range of enterprise value for each asset that it considered to be a Performing Asset by utilizing some or all of the following valuation approaches: (a) applying capitalization rates in the range of 11% to 12% to such asset's 2000 actual EBITDAR;
(b) applying capitalization rates in the range of 11.5% to 12.5% to such asset's 2001 projected EBITDAR; (c) applying capitalization rates in the range of 9.0% to 12.5% to such asset's 2000 actual rent; or (d) applying capitalization rates in the range of 9.5% to 13.0% to such asset's 2001 projected rent. Additionally Houlihan considered the terms of any binding sales agreement or non-binding letters of intent in determining an indication of the range of enterprise value for such assets.

    PAYING--SUB-PERFORMING ASSETS

    In accordance with Houlihan's framework of analysis, Houlihan determined that our properties known as Royal New Kent, Stonehouse, Black Bear Golf Club, Bonaventure, Silverthorn Country Club, Tiburon Golf Course, Persimmon Ridge Country Club, Club of the Country, Northgate Country Club, Lost Oaks of Innisbrook, Tierra Del Sol, Cypress Creek, Emerald Dunes Golf Course, Links at Polo Trace were all Paying--Sub-Performing Assets. Houlihan derived an indication of the range of enterprise value for each asset that it considered to be a Paying--Sub-Performing Asset by utilizing some or all of the following valuation approaches: (a) applying capitalization rates in the range of 10.5% to 11.5% to such asset's 2000 actual EBITDAR; (b) applying capitalization rates of 13% to such

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
asset's 2001 projected EBITDAR; (c) applying capitalization rates generally in the range of 14% to 16% to such asset's stabilized EBITDAR; (d) applying capitalization rates in the range of 12.0% to 13.5% to such asset's 2000 actual rent; (e) applying capitalization rates in the range of 13.0% to 14.0% to such asset's 2001 projected rent; and (b) a discounted cash flow analysis which utilized discount rates in the range of 15% to 25% and terminal capitalization rates on stabilized EBITDAR of 12.0% to 13.5%. Stabilized EBITDAR was determined based upon Houlihan's due diligence, including interviews with our management, and based upon such asset's historic performance and the operating characteristics and profitability of assets that Houlihan deemed comparable to such asset. Additionally, Houlihan considered the terms of any binding sales agreement or non-binding letters of intent in determining an indication of the range of enterprise value for such assets.

    NON-PERFORMING ASSETS

    In accordance with Houlihan's framework of analysis, Houlihan determined that our properties known as Cooks Creek Golf Club, Brentwood, Palm Desert, Mystic Creek, Sandpiper Golf Course, Sweetwater Country Club, Wekiva Golf Club, Osage National, and Metamora Golf and Country Club were all Non-Performing Assets. Houlihan derived an indication of the range of enterprise value for each asset that it considered to be a Non-Performing Asset by utilizing some or all of the following valuation approaches: (a) applying capitalization rates in the range of 12.0% to 14.0% to such asset's 2000 EBITDAR; (b) applying capitalization rates in the range of 15% to 16% to such asset's 2001 projected EBITDAR; (c) applying capitalization rates in the range of 13.0% to 16.0% to such asset's stabilized EBITDAR; and (d) a discounted cash flow analysis which utilized discount rates in the range of 15% to 17.5% and terminal capitalization rates on stabilized EBITDAR of 11% to 13.5%. Stabilized EBITDAR was determined based upon Houlihan's due diligence, including interviews with our management, and based upon such asset's historical performance and the operating characteristics and profitability of assets that Houlihan deemed comparable to such asset. Additionally, Houlihan considered the terms of any binding sales agreement or non-binding letters of intent in determining an indication of the range of enterprise value for such assets.

    SUMMARY OF OUR COMPANY'S NET ASSET VALUE

    The aforementioned Houlihan analysis indicated that the aggregate enterprise value of our company's assets ranges from $382.9 million to $412.4 million.

DETERMINATION OF GTA'S PER SHARE/OP UNIT VALUE AND FAIRNESS OF THE CONSIDERATION TO BE GIVEN TO YOU AND THE OP UNITHOLDERS:

    OUR COMPANY'S ENTERPRISE VALUE

    Based on the analyses and factors described in the foregoing, Houlihan determined GTA's enterprise value to be in the range of $382.9 to $412.4 million (the "Enterprise Value Range"). Subtracting interest-bearing debt, net of cash (as represented by GTA's December 31, 2000 balance sheet) as well as other liabilities and liquidation costs from the Enterprise Value Range, and adjusting debt for certain sales of our assets since December 31, 2000 (specifically the sale of Ohio Prestwick Country Club and Raintree Country
Club), resulted in indications of equity which would be available to be allocated to you and the OP unitholders ranging from $126.9 million to $160.7 million, which translates into approximately $9.91 to $12.56 per share.

    CONCLUSION OF FAIRNESS REGARDING THE CONSIDERATION TO BE RECEIVED PURSUANT TO THE PLAN OF LIQUIDATION

    Houlihan concluded that such Derived Per Share Value, which represents the value of the consideration that may be received by you and certain OP unitholders is fair to you and OP unitholders from a financial point of view. As such, Houlihan concluded that the consideration to be received pursuant to the plan of liquidation by GTA and you and GTA's operating partnership and its OP unitholders is fair to each of them from a financial point of view.

THE FAIRNESS OF THE LEGENDS TRANSACTION TO YOU AND OUR OPERATING PARTNERSHIP OP UNITHOLDERS NOT PARTICIPATING IN THE LEGENDS TRANSACTION:

    ENTERPRISE VALUE OF LEGENDS PROPERTIES

    As part of Houlihan's aforementioned determination of our company's Enterprise Value Range, Houlihan determined the value of the ten properties that are subject to the Legends transaction (i.e., Heritage Golf Club, Legends Resort, Oyster Bay, Royal New Kent, Stonehouse, Black Bear Golf Club, Bonaventure, Silverthorn Country Club, Tiburon Golf Course, and Persimmon Ridge Country Club, collectively the "Legends Properties"). Based upon the aforementioned valuation methodologies and analyses, Houlihan determined the indicated enterprise value of the Legends Properties of $119.75 million (the "Legends Enterprise Value").

    LEGENDS CONSIDERATION AND POTENTIAL FOR SUPERIOR OFFERS

    It is Houlihan's understanding that, based upon the Legends agreement, Legends is required to acquire the Legends Properties for total consideration of $67.7 million in cash, $5.0 million in a secured promissory note, and 3,726,856 OP Units (the "OP Unit Consideration"). Houlihan also considered that the Legends agreement contained a provision allowing us to sell Legends Properties to third parties (other than Legends) if such third parties provided us with offers superior to the Legends offer. As such, in order to determine the implied value of the OP units given as consideration by Legends in the Legends transaction, Houlihan analyzed the Legends transaction based upon two scenarios:
(i) the scenario where certain of the Legends Properties are sold to third parties other than Legends (the "Superior Offer Scenario"), and (ii) the scenario where all of the Legends Properties are sold to Legends (the "Contract Offer Scenario").

    DETERMINATION OF VALUE OF OP UNIT CONSIDERATION

    Houlihan then determined the implied value of the OP Unit Consideration in both the Superior Offer Scenario and the Contract Offer Scenario.

    In the Superior Offer Scenario, Houlihan considered that we had received either binding sales agreements or non-binding letters of intent regarding five of the Legends Properties (the "Superior Offer Properties"). Houlihan's indicated enterprise value for such Superior Offer Properties is collectively $22.6 million. Houlihan subtracted the value of the Superior Offer Properties from the Legends Enterprise Value of $119.8 which results in $97.2 million. Houlihan understands that the Legends transaction Purchase and Sale Agreement provides that in the event of superior offers and sales to third parties (other than Legends), the cash consideration will be reduced. As such, Houlihan adjusted the cash consideration to $51.7 million to reflect the appropriate adjustment for the Superior Offer Properties. Subtracting cash consideration of $51.7 million and note consideration of $5.0 million from $97.2 million results in OP Unit Consideration valued at $40.4 million. Based upon 3,726,856 OP Units, the OP Unit Consideration has an implied value of $10.85. This compares with a Derived Per Share Value of $9.91 to $12.56 per share.

    In the Contract Offer Scenario, Houlihan disregarded the potential for superior offers. As such, Houlihan subtracted the cash consideration of $67.4 million and the face amount of the promissory note due to us of $5.0 million from the Legends Enterprise Value of $119.8 million which results in OP Unit consideration valued at $47.1 million. Based upon 3,726,856 OP Units, the OP Unit Consideration has an implied value of $12.63. This compares with a Derived Per Share Value of $9.91 to $12.56 per share.

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    CONCLUSION OF FAIRNESS TO THE YOU AND OP UNITHOLDERS (OTHER THAN LEGENDS
    AFFILIATES) REGARDING THE LEGENDS TRANSACTION

    Based on the foregoing ranges of OP Unit Consideration, and in light of the existing binding sales agreements or non-binding letters of intent respecting superior offers regarding certain of the Superior Offer Properties, Houlihan concluded that the OP Unit Consideration in the Legends transaction approximates the Derived Per Share Value. Accordingly, Houlihan concluded that the consideration to be received by our operating partnership in connection with Legends transaction is fair, from a financial point of view, to the you and OP unitholders not participating in the Legends transaction.

THE FAIRNESS OF THE LEGENDS TRANSACTION TO GTA'S OPERATING PARTNERSHIP:

    COMPARISON OF LEGENDS ENTERPRISE VALUE TO CONSIDERATION RECEIVED BY OUR
     OPERATING PARTNERSHIP

    Based on the foregoing, the total consideration to be received in the Legends transaction (assuming the Superior Offer Scenario) can be calculated by adding $5.2 million cash consideration, plus $5.0 million note consideration, plus 3,726,856 OP Units with a value of $9.91 to $12.56 per share (or approximately $34.3 million to $46.8 million) or total consideration from Legends of approximately $91.4 million to $104.0 million. This total consideration (based upon the Superior Offer Scenario) compares to $97.2 million, or the Legends Enterprise Value adjusted for the value of the Superior Offer Properties subject to a superior offer.

    Further, the total consideration to be received in the Legends transaction (assuming the Contract Offer Scenario) can be calculated by adding
$67.4 million cash consideration plus $5.0 million note consideration, plus 3,726,856 OP Units with a value of $9.91 to $12.56 (or approximately
$34.3 million to $46.8 million) or total consideration from Legends of approximately $106.9 million to $119.5 million. This total consideration (based upon the Contract Offer Scenario) compares to the Legends Enterprise Value of $119.8 million.

    CONCLUSION OF FAIRNESS REGARDING THE CONSIDERATION TO BE RECEIVED BY OUR OPERATING PARTNERSHIP IN CONNECTION WITH THE LEGENDS TRANSACTION

    Based upon the foregoing, Houlihan concluded that the consideration to be received by our operating partnership in the Legends transaction is fair to our operating partnership from a financial point of view.

    The Opinions are based on the business, economic, market and other conditions as they existed as of February 15, 2001. In rendering the Opinions, Houlihan relied upon and assumed, without independent verification, that the financial information provided to Houlihan by us and our operating partnership was reasonably prepared and reflected the best currently available estimates of our financial results and condition and the financial results and condition of our operating partnership. Houlihan did not independently verify the accuracy or completeness of the information supplied to it with respect to us or our operating partnership and does not assume responsibility to do it. Other than as set forth in its Opinions and detailed above, Houlihan did not make any physical inspection or independent appraisal of the certain properties or assets of us and our operating partnership in preparing its Opinions as described above.

    The summary set forth above describes the material points of more detailed analyses performed by Houlihan in arriving at its Opinions and is not a complete description of all the analysis conducted or advice rendered by Houlihan to the respective boards of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is, therefore, not readily susceptible to summary description. In arriving at its Opinions, Houlihan did not attribute any particular weight to any analysis and factor. Accordingly, Houlihan believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the processes underlying the analyses set forth in the Opinions. In its analysis, Houlihan made numerous assumptions with respect to us and our operating partnership, industry performance, general business, economic market and financial conditions and other matters, many of which are beyond our control or the control of our operating partnership. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

INTERESTS IN THE LIQUIDATION THAT DIFFER FROM YOUR INTERESTS

    In considering the approval by the special committee of the Legends agreement and the recommendations of our board with respect to the plan of liquidation, our stockholders should be aware that some of our directors (including one former director) and officers have interests in the liquidation that are different from your interests as a stockholder. The special committee and our board were aware of these actual and potential conflicts of interest. Some of the conflicts of interests presented by the liquidation are listed below.

STAY BONUSES AND MILESTONE PAYMENTS; ACCELERATION OF STOCK OPTION PLAN AWARDS; CANCELLATION OF INDEBTEDNESS

    Under the terms of their employment arrangements, our executive officers, Mr. W. Bradley Blair, II and Mr. Scott D. Peters, have already received or will be entitled to receive the following benefits relating to adoption of the plan of liquidation:

    - STAY BONUSES. Messrs. Blair and Peters became entitled to cash bonuses of $1,233,907 and $660,921, respectively, on February 25, 2001, upon the effectiveness of their amended and restated employment agreements.

    - MILESTONE PAYMENTS. Under their amended and restated employment agreements, Messrs. Blair and Peters will become entitled to receive milestone payments after stockholder approval of the plan of liquidation if specified performance goals are met. These payments and goals are described under the heading "Other Actions we have Taken that will Facilitate the Plan of Liquidation" beginning on page 47.

    - LOAN FORGIVENESS. Upon board adoption of the plan of liquidation, pursuant to our contractual obligations, we forgave the outstanding loans we had made to each executive. These loans were generally authorized by our compensation committee to fund purchases of our stock on the open market or through option exercises or to pay the tax liability associated with restricted stock awards.

    - ACCELERATED VESTING. Upon the effectiveness of their amended and restated employment agreements, all of the unvested stock options and unvested shares of restricted stock held by each executive vested in full.

    - INCREASED SALARY. From and after the date the board adopted the plan of liquidation, the executives' base salaries increased to an annualized rate of $360,000 for Mr. Blair and $200,000 for Mr. Peters.

    - EXTENSION OF NON-RECOURSE TAX LOANS SECURED BY STOCK. Pursuant to their amended and restated employment agreements, we have extended non-recourse loans to each executive secured by a number of shares of stock with a then-current market value equal to the size of the advance in order to allow the executives to pay their personal income tax liability arising upon their receipt of non-cash benefits (i.e., debt forgiveness and stock award acceleration). The terms of these loans are described under the heading "Other Actions we have Taken that will facilitate the Plan of Liquidation" beginning on page 47.

    - TAX ADJUSTMENTS. In the event that any payment by us to our executives qualifies as a so-called "excess parachute payment" under the tax code, each executive officer will be entitled to receive additional payments in cash (gross-up payments) to put him in the same after-tax position as he would be in if the so-called "excess parachute payment" excise tax were not imposed by the tax code.

    The estimated amount of these benefits (other than salary) that will be received by each of our executive officers if the plan if liquidation is approved and they receive the maximum amount of milestone payments is summarized below:

                       BENEFITS PAYABLE TO OUR EXECUTIVES
            IF THEY RECEIVE THE MAXIMUM AMOUNT OF MILESTONE PAYMENTS

                                                                                               ACCELERATED VESTING
                                                                                        ---------------------------------
                                                                                                            STOCK
                                                                                                          OPTIONS(#)
                                                                                                     --------------------
                                           RETENTION BONUS                    TAX       RESTRICTED               OUT-OF-
                                            AND MILESTONE       LOAN        GROSS-UP      SHARES      IN-THE-      THE
NAME/POSITION                                 PAYMENTS       FORGIVENESS    PAYMENTS       (#)         MONEY      MONEY
-------------                              ---------------   -----------   ----------   ----------   ---------   --------
W. Bradley Blair, II.....................    $4,113,024      $ 2,163,738   $3,046,108     49,210          --     149,666
  President and CEO
Scott D. Peters..........................    $2,203,070      $   638,118   $1,422,073     29,189          --      91,000
  Senior Vice President and
  Chief Financial Officer

    The determination of which accelerated stock options are "in-the-money" assumes that the value of one share of our common stock is equal to the mid-point of the projected range of liquidating distributions to common stockholders. The tax gross-up payment amounts shown in the table above assume that the payments due under Mr. Blair's and Mr. Peters' employment contracts will constitute parachute payments for purposes of the excise tax. However, it is possible that the payments due under Mr. Blair's and Mr. Peters' employment contracts may not constitute parachute payments for purposes of the excise tax.

PURCHASE OF LEGENDS GOLF COURSES BY LEGENDS

    Pursuant to the Legends transaction, Legends will purchase up to 12.5 of our golf courses which are currently leased from us by companies controlled by Larry Young. Legends is owned and controlled by Larry Young, who was one of our directors until February 25, 2001, when he resigned. Several of these participating leases are generating negative cash flow for the lessees. The cancellation of these participating leases, which will occur when Legends purchases our golf courses, will relieve the lessees of their future (i.e., post-closing) obligations under these participating leases. In addition, Legends, but not our stockholders, will be able to benefit from any appreciation in the value of those golf courses.

APPRAISAL RIGHTS OF STOCKHOLDERS

    Under Maryland General Corporation Law, our common stockholders are not entitled to any rights of appraisal or similar rights of dissenters in connection with the approval of the plan of liquidation because the outstanding shares of our common stock are, and were, on the record date for the special meeting, listed on the American Stock Exchange, a national securities exchange. In addition, our preferred stockholders will not have appraisal or other similar rights of dissenters under Maryland law in connection with the plan of liquidation because they have agreed to vote in favor of the plan of liquidation.

                            THE PLAN OF LIQUIDATION

    The following is a brief summary of the material provisions of the plan of liquidation. The following summary is qualified in its entirety by reference to the plan of liquidation, which we have attached as EXHIBIT A to this proxy statement, and the Legends agreement, which we have attached as EXHIBIT E to this proxy statement. We encourage you to read the plan of liquidation and the Legends agreement in their entirety.

PURPOSE OF THE PLAN OF LIQUIDATION; CERTAIN EFFECTS OF THE LIQUIDATION

    The principal purpose of the plan of liquidation is to maximize the value we provide to our common stockholders. In the liquidation we expect each common stockholder will be entitled to receive two or more liquidating distributions that we estimate will range between approximately $10.43 and $14.18 in total in cash. A distribution of $10.43 per share of common stock, which is at the lower end of that range, would represent a __% premium over the average daily closing price of $______ during the 30 calendar days ending on ____________, the day before this proxy statement was printed.

    In the liquidation we will sell or otherwise dispose of all of our assets, and the purchasers of our assets will be the sole beneficiaries of any earnings and growth of these assets following the liquidation. Accordingly, we and our stockholders will no longer benefit from any potential increase in the value of our assets, nor will we or our stockholders bear the risk of any potential decrease in the value of these assets following the liquidation.

    Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, redeem our preferred stock and preferred OP units, distribute the remaining proceeds of the liquidation of our assets to our common stockholders and common OP unitholders, wind up our operations, and dissolve.

    Our common stock is currently registered under the Securities Exchange Act of 1934 and is listed for trading on the American Stock Exchange under the symbol "GTA." In connection with our liquidation, we expect that our common stock will be delisted from this exchange and registration of our common stock under the Exchange Act will be terminated.

PRINCIPAL TERMS OF THE PLAN OF LIQUIDATION

AUTHORIZED TRANSACTIONS

    The plan of liquidation authorizes the following transactions:

    - the transfer to Legends of our ownership interests in up to 12.5 golf courses in exchange for total consideration of up to $112.9 million consisting of redemption of Legends' 3,726,856 OP units, which we valued at approximately $44.7 million for purposes of that contract, a promissory note up to an amount of $5.0 million if Legends elects to obtain financing from us through a purchase money loan, and the balance in cash. In addition to the foregoing, Legends or its affiliates will be released from all liabilities, other than in respect of interest accrued through the closing date of the Legends agreement, under working capital loans and notes payable to our company on the closing of the Legends transaction. The aggregate principal amount of such loans and notes is approximately $6.6 million. Although the Legends agreement provides for the sale of up to 13.5 golf courses for a total consideration of up to $117.4 million, we have already sold one of those golf courses to a third party pursuant to our "superior offer" rights in the agreement. Therefore, the maximum number of golf courses that we will sell to Legends under the Legends agreement is 12.5, and the maximum consideration we will receive for those
      12.5 golf courses is $112.9 million;

    - unless otherwise sold prior to the special meeting, the sale of our remaining assets, to one or more third-party purchasers. We expect to complete these sales in 12 to 24 months of the date the plan of liquidation is approved by our stockholders. We intend to try to sell our interests in 9.5 of our golf courses that are currently subject to purchase agreements or letters of intent whether or not the plan of liquidation is approved;

    - the payment or provision for all of our expenses and liabilities, including expenses and liabilities incurred in connection with the liquidation, which may include, in our board's discretion, obtaining insurance policies to cover unknown or contingent claims and/or the establishment of a reserve fund for unanticipated fees and expenses we may incur in connection with the liquidation, expenses associated with winding up our operations, potential unanticipated costs or shortfalls associated with property sales, potential costs related to the representations and warranties contained in the various sale agreement and other contingent liabilities;

    - the redemption of our preferred stock and the payment of the liquidation preference to the holders of such stock, and the concurrent redemption of the Series A Preferred OP units by the operating partnership;

    - the redemption of our other preferred OP units and the payment of the liquidation preference to the holders of such OP units;

    - the liquidation and dissolution of the operating partnership and our subsidiaries, and the distribution of the proceeds of such liquidations in accordance with the provisions of the operating partnership agreement, our subsidiaries' charters and the laws of Delaware and Maryland;

    - the pro rata distribution of the all of the remaining proceeds of the liquidation to our common stockholders and common OP unitholders, to be made, if possible, no later than 24 months after the date our stockholders approve the plan of liquidation;

    - if we have not sold all of our assets and paid all of our liabilities within 24 months the date the plan of liquidation is approved by our stockholders, or if our board otherwise determines that it is advisable to do so before we have sold our assets and paid our liabilities, the possible formation of a liquidating trust, and the transfer of our remaining assets to the liquidating trust and the distribution to our common stockholders and common OP unitholders of shares of common beneficial interests in the liquidating trust; and the dissolution of GTA under the laws of Maryland.

THE CHARTER AMENDMENT

    Our charter currently prohibits our board from "taking any action which COULD adversely affect the ability of the Corporation to qualify as a REIT" (emphasis added). Although we believe it will be possible to implement the plan of liquidation while maintaining our REIT status, there is a risk that our implementation of the plan may cause us to violate one or more of the REIT qualification tests. The plan of liquidation proposal thus includes an amendment to our charter which authorizes the board to implement a plan of liquidation approved by stockholders notwithstanding the fact that it could adversely affect our status as a REIT.

LIQUIDATION DISTRIBUTIONS AND PROCEDURES

    We anticipate making one liquidating distribution to our preferred securityholders and at least two liquidating distributions to our common securityholders.

    - PREFERRED STOCK AND PREFERRED OP UNITS. The initial distribution to holders of our preferred stock and preferred OP units will be made promptly after our board has determined in good faith that we have received sufficient net proceeds from the sales of our assets or our operation to redeem the preferred stock and preferred OP units without violating our legal or contractual obligations. Thus, we expect the initial preferred distribution to occur after the approval of the plan of liquidation, the completion of the Legends transaction and other sales of our golf courses producing enough cash proceeds to allow us to repay our obligations under our senior credit agreements, and pay or provide for our other current debts and liabilities.

    - COMMON STOCK AND COMMON OP UNITS. We intend to make our first distribution to our common stockholders soon after we redeem our preferred stock, although the timing of this distribution will depend on when we can sell our assets. We intend to make our second distribution to holders of our common stock after we sell all of our other assets, pay all our known debts and liabilities and provide for any unknown or contingent liabilities. We expect to make this distribution 12 to 24 months after the date on which our common stockholders approve the plan of liquidation. However, we cannot assure you that the final distribution will be made within that time period.

    The plan of liquidation gives our board the authority, in its discretion, to determine how best to provide for any unknown or contingent liabilities consistent with Maryland law. The board may authorize us to obtain insurance policies to cover such costs and/or to establish a reserve fund out of which to pay such costs. If a reserve fund is established, we would expect a final liquidating distribution to be made once the manager of the fund determines that no further claims are likely to be made upon the fund. Such a determination could be made, for example, upon the expiration of the time periods specified in the statutes of limitations applicable to the type of claims that may be made against the fund. If such a reserve fund is created, the final payout of the fund's assets remaining after payment of claims against the fund to our common stockholders may not occur for three or more years following the filing of our articles of dissolution. Under BAS' engagement letter with us, we are obligated to establish a reserve of at least $3.0 million to provide for contingent or unliquidated claims. This reserve must be maintained through December 31, 2002, but need not be replenished. We may make more or less than two liquidating distributions and the initial liquidating distribution and/or the aggregate of all liquidating distributions may be less or more than the amounts we anticipate. The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by our board in its discretion. Our board will also inform you whether the surrender of stock certificates is necessary in connection with the liquidation. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

LIQUIDATING TRUST

    If all of our assets are not sold or distributed within 24 months of the approval of the plan of liquidation by our stockholders, or if unpaid liabilities remain outstanding, we may transfer any assets not sold or distributed, including any reserve fund or other cash on hand, to a liquidating trust. The creation of a liquidating trust may be necessary to avoid losing our status as a REIT after the 24-month period following adoption of the plan of liquidation. We may also create a liquidating trust prior to that time in order to avoid the costs of operating as a public company. We would redeem all of our preferred securities prior to establishing a liquidating trust. If we establish a liquidating trust, we would distribute to the holders of our common stock and common OP units at that time common shares of beneficial interests in the liquidating trust in proportion to the number of common shares and OP units owned by such holders. The purpose of the liquidating trust will be to liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied. Approval of the plan of liquidation will constitute the approval by our stockholders of the establishment of a liquidating trust, its appointment of one or more individuals, who may or may not be former members of our board or officers, or corporate persons to act as trustee or trustees and the terms of any declaration of trust adopted by the board. We expect that interests in the liquidating trust will not be freely transferable. Therefore, the recipients of interests in the liquidating trust will not realize any value from these interests unless and until the liquidating trust distributes cash or other assets to them. The timing of any such distributions will be solely in the discretion of the trustees.

    Any plan to transfer assets to a liquidating trust is only a contingency plan to provide for the possibility that all of our assets are not liquidated within 24 months after adopting the plan of liquidation. Therefore, the board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by the board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.

DISSOLUTION

    The plan of liquidation authorizes our board of directors and officers, when appropriate, to file articles of dissolution and to take other action to dissolve the company under Maryland law.

THE LEGENDS TRANSACTION

GENERAL

    The Legends transaction will result in the transfer to Legends Golf Holding, LLC or its affiliate of all of our interests in the golf courses listed below.

LEGENDS COURSES

                                                         LOCATION
GOLF COURSE                               HOLES     (METROPOLITAN AREA)     TYPE
-----------                              --------   -------------------   ---------
Golf Legends:

  -Heathland...........................        18   Myrtle Beach, SC       Resort

  -Moorland............................        18   Myrtle Beach, SC       Resort

  -Parkland............................        18   Myrtle Beach, SC       Resort

Heritage Golf Club.....................        18   Myrtle Beach, SC       Resort

Oyster Bay.............................        18   Sunset Beach, NC       Resort

Legends of Virginia:

  -Royal New Kent......................        18   Williamsburg, VA      Daily Fee

  -Stonehouse Golf Club................        18   Williamsburg, VA      Daily Fee

Legends at Bonaventure:

  -Green Monster Course................        18   Ft. Lauderdale, FL    Daily Fee

  -Resort Course.......................        18   Ft. Lauderdale, FL    Daily Fee

Black Bear Golf Club...................        18   Orlando, FL           Daily Fee

Silverthorn Country Club...............        18   Tampa, FL              Private

Tiburon Golf Course....................        27   Omaha, NB             Daily Fee

    "Daily fee" golf courses are open to the public and generate revenues principally through green fees, golf cart rentals, food and beverage operations, merchandise sales and driving range charges. "Resort" golf courses are daily fee golf courses that attract a significant percentage of players from outside the immediate area in which the golf course is located and generate a significant amount of revenue from golf vacation packages. "Private" golf courses are country clubs that are generally closed to the public and derive revenues principally from membership dues, initiation fees, transfer fees, golf cart rentals, guest fees, food and beverage operations and merchandise sales.

PURCHASE PRICE

    The total consideration payable by Legends is up to $112.9 million, consisting of redemption of the 3,726,856 OP units owned by affiliates of Legends (which we valued at approximately $44.7 million for purposes for this agreement), a secured promissory note not exceeding the amount of $5.0 million (if Legends elects to obtain financing from us through a purchase money loan), and the balance in cash. Legends or its affiliates will also be released on the closing of the Legends transaction from all liabilities and obligations under working capital loans and notes payable to GTA in connection with Black Bear Golf Club, Bonaventure Golf courses, Persimmon Ridge Golf Course, Silverthorn Country Club, and Tiburon Golf Course (except interest due and payable accrued and unpaid thereunder as of the closing). As of February 26, 2001, the principal amount owed under these working capital loans and notes was approximately
$6.6 million. The secured promissory note referred to in the first sentence of this paragraph above will be secured by subordinate liens on and against the golf courses actually transferred to Legends. The $12 per OP Unit valuation placed on the OP units for purposes of this agreement was based on the estimated range of liquidating distributions that would be made to the OP units during the plan of liquidation. The actual value of the liquidating distributions made to our common stockholders may be higher or lower. Legends will be required to satisfy certain requirements (including the execution and delivery of additional loan documents, legal opinions and similar instruments) that are described in the Legends agreement in order to issue the secured promissory note to us in lieu of paying cash for that portion of the purchase price.

DEPOSIT

    When the Legends agreement was executed, we received from Legends a non-refundable deposit consisting of a security interest in 786,097 OP units. We also have a security interest in these OP units to secure Legends' obligations under its participating leases.

OPERATIONS PRIOR TO CLOSING

    Both the company and Legends agree under the Legends agreement to perform our respective obligations under the participating leases, management agreements and other agreements relating to the golf courses to be purchased under the Legends agreement until closing of the Legends transaction. Any default by GTA on the one hand, or Legends or its affiliate, on the other hand, under those participating leases will constitute a default by GTA or Legends, as the case may be, under the Legends agreement. Any default by GTA or Legends under the Legends agreement will also constitute a default by GTA or Legends (or its affiliate), as the case may be, under 7.5 of the golf course participating leases, excluding the five Myrtle Beach courses identified below.

REPRESENTATIONS AND WARRANTIES

    The Legends agreement contains customary representations, warranties and covenants by us relating to, among other things:

    - our organization, qualification and similar corporate matters;

    - our authorization, execution and delivery of the Legends agreement and its binding effect on us;

    - that the closing of the Legends agreement will not result in a violation of our organizational documents, the law or any of our contracts;

    - that we have not received any notice of a condemnation proceeding or eminent domain proceeding relating to the golf courses;

    - that we will continue to perform our obligations as landlord under the participating leases, management agreements and other agreements of the golf courses to be purchased until closing;

    - that we will use our commercially reasonable efforts to obtain the approval of the ground lessor of Oyster Bay Golf Club to the transfer of Oyster Bay and our ground leasehold interest therein to Legends and/or waiver of any right of first refusal of the ground lessor relating to any such transfer (failure to obtain such ground lessor's approval and/or waiver will result in the automatic termination of the sale of Oyster Bay to Legends);

    - the absence of material litigation and bankruptcy-related events related to us; and

    - the status of our charter documents and regulatory compliance.

    The foregoing representations, warranties and covenants are subject, in some cases, to specified limitations, exceptions and qualifications.

    The Legends agreement contains customary representations, warranties and covenants by Legends relating to, among other things:

    - its organization, qualification and similar corporate matters;

    - its authorization, execution and delivery of the Legends agreement and its binding effect on them;

    - that the closing of the Legends agreement will not result in a violation of their organizational documents, the law or any of their contracts;

    - its receipt of consents to the Legends transaction required under law or its contracts;

    - the absence of litigation and bankruptcy-related events related to Legends;

    - the delivery by Legends, prior to February 28, 2001, of a copy of a loan financing commitment in a principal amount of at least $67,689,300;

    - that Legends will continue to perform its obligations under the participating leases, management agreements and other agreements of the golf courses to be purchased until closing;

    - that Legends will cooperate with us in good faith to obtain the Oyster Bay ground lessor's approval or waiver to the transfer of Oyster Bay and our ground leasehold interest therein to Legends (failure to obtain such ground lessor's approval and/or waiver will result in the automatic termination of the sale of Oyster Bay to Legends);

    - that Legends will actively support and not adversely interfere with our plan of liquidation;

    - acknowledgement by Legends that the company has provided Legends the opportunity to conduct its own diligence on the courses, and that representations (other than expressly set forth in the Legends agreement) are disclaimed by the company and that Legends will acquire the properties in their as-is, where-is condition;

    - Legends agrees to cooperate with GTA in connection with GTA's efforts to sell the golf courses to such third parties and to make the golf courses available to such third parties for their due diligence thereof;

    - Legends agrees to transfer to GTA, at or prior to closing under the Legends agreement, all of its right, title and interest in and to 9,259 Class B common OP units;

    The foregoing representations, warranties and covenants are subject, in some cases, to specified limitations, exceptions and qualifications. The representations and warranties made by us expire on the closing of the Legends transaction.

DUE DILIGENCE

    Legends may conduct due diligence on seven of the golf courses (the "core parcels"), although Legends has already accepted the physical condition of each of these core parcels prior to the Legends agreement and may not terminate its obligation to purchase such parcels in connection with such due diligence reviews. The period for conducting due diligence on the remaining 5.5 golf courses (the "non-core parcels") expired on the 20th day after February 14, 2001 (I.E., March 6, 2001). Legends is permitted to terminate its obligation to purchase any non-core parcel, if and to the extent that Legends discovers a material defect in such parcel during such 20-day due diligence period. A material defect is defined as a defect in the condition of the parcel that has a cost of correction in excess of $50,000 or that reduces the value of the parcel by more than $50,000. Legends also has the right to obtain title reports and surveys for each parcel. Legends cannot object to any title exceptions or survey matters affecting the core parcels or terminate its obligation to purchase the core parcels, if and to the extent that any such title exceptions or survey matters existed prior to the execution of the Legends agreement. However, Legends may terminate the Legends agreement in its entirety (but not with respect to only one or more, but not all, of the parcels) if Legends discovers any title exception or survey matter that affects any core parcel if (i) such title exception or survey matter first arose of record after the execution of the Legends agreement, (ii) such title exception or survey matter was not caused or contributed to by Legends, (iii) Legends objects to such exception or matter within five business days after it discovers the same, and (iv) GTA docs not cure or insure over such title exception or survey matter. Legends may also, during the 20 day due diligence period described above, object to any title exceptions or survey matters affecting any non-core parcel and existing of record as of the date of the Legends agreement and not caused or contributed to by Legends and terminate its obligation to purchase any such non-core parcel if GTA does not cure or insure over such title exceptions or survey matters. Moreover, Legends may terminate is obligation to purchase any particular non-core parcel if it discovers any title exception or survey matter that affects such non-core parcel and first arises of record after the execution of the Legends agreement if (i) Legends objects to such exception or matter within five business days after it discovers the same, (ii) such title exception or survey matter was not caused or contributed to by Legends, and (iii) GTA does not cure or insure over such title exception or survey matter. Except for any golf courses that Legends excludes in this manner or in connection with the failure to obtain the ground lessor consent and /or waiver required in connection with the Oyster Bay Parcel, or in connection with any material damage or destruction to or condemnation of a parcel in accordance with the Legends agreement, or with respect to any parcels that the company sells to third parties, Legends must purchase the golf courses on an all or nothing basis, and on an "as is" basis.

    On March 6, 2001, Legends notified us that it intended to terminate its obligation to purchase one of the non-core parcels as a result of environmental and title problems that were alleged to exist. We have disputed Legend's ability to terminate its obligations to purchase that parcel. In addition, Legends has notified us that it has title objections with respect to four of the non-core parcels. We believe that we will be able to cure or obtain title insurance for most or all of these objections.

RELEASES

    The Legends agreement provides that on February 14, 2001, both Legends and the company and both our respective affiliates and related parties, release each other from certain disputes listed on a schedule to the Legends agreement. In addition, the Legends agreement provides that on the later of the closing date of the Legends agreement or the sale of any golf course to a third party, either party will release the other from certain further claims, whether known or unknown, relating to such parcel (including, without limitation, claims relating to the leases and/or management agreements relating thereto). This release does not include claims of fraud and the release by Legends does not extend to claims pertaining to director and/or officer liability.

SOLICITATION OF TRANSACTIONS

    We were entitled to solicit and accept other superior offers for five of the golf courses, known as the Myrtle Beach courses, that are subject to the Legends agreement until February 28, 2001 and, if we accepted any such offers before that date, we were entitled to sell such courses before or after that date. We did not exercise our rights, and/or accept any such superior offers, with respect to any of the Myrtle Beach courses. We may also solicit and accept other superior offers for the other 7.5 of the golf courses that are subject to the Legends agreement until the date of the special meeting and, if we accept any such offers before that date, we may sell such courses before or after that date. If we receive a superior offer for any of our courses, we are required to give Legends the opportunity to make a counteroffer which must exceed the third-party offer by at least five percent. If we accept another offer for any of the golf courses (other than courses that are otherwise removed from the Legends agreement), and such offer closes, we will owe Legends a cash break-up fee on the later of the closing of such third party sale and the closing under the Legends agreement. The amount of the break-up fee is 3.0% of the allocated purchase price for each golf course, as set forth in the Legends agreement. If we accept another offer for any golf course, Legends agrees to terminate its leases of and management agreements pertaining to such golf course on the closing of the sales of such golf course. This termination provision does not apply to the leases to the Parkland, Heathland, Moorland, Heritage Golf Club and Oyster Bay golf courses, which will remain in effect, but be amended as provided in the Legends agreement.

OTHER PROVISIONS RELATING TO LEASES AND NOTES

    The Legends agreements allows Legends to defer payment of a portion of the base rent and interest payments otherwise payable under the non-core parcel leases and working capital notes, equal to the negative cash flow for such courses (as defined in the Legends agreement), but not to exceed $750,000 in the aggregate. If we sell any of the golf courses to a third party pursuant to our rights under the Legends agreement, and are required to pay a break-up fee to Legends, the amount of the break-up fee will be reduced by the amount of the deferred rent. The deferred rent that is not otherwise paid or credited against a break-up fee will be due on the earlier of the closing of the Legends transaction or the termination of the Legends agreement.

    If there are no circumstances that would cause any of the conditions to Legends' obligations to close to fail to be satisfied, and there is no alleged default by either Legends or by us under the Legends agreement as of June 1, 2001, and if the closing of that agreement has not occurred by June 1, 2001, the base rent and the interest payments due with respect to working capital notes and leases for the non-core parcels will be payable at reduced rates, generally equal to 50% of the base rent and interest that accrued under the relevant leases and notes before June 1, 2001. If the Legends agreement expires or is terminated after June 1, 2001, on the first day after such expiration or termination, the original terms of such leases and notes will be reinstated. We will credit capital expenditures in the amount of $713,211.00 against the rent obligations of Legends under the leases to be sold. All rent and interest obligations relating to the non-core parcels shall cease to accrue upon the closing under the Legends agreement, even if any such non-core parcels are then subject to a sale to a third party that has not closed.

FINANCING

    Legends will receive a loan commitment from either Bank of America, N.A., or another third party lender, to provide the financing needed by Legends to close the Legends transaction. This commitment is subject to customary closing conditions, but is not a closing condition of the Legends agreement, and must be entered into (and a copy thereof delivered to GTA) on or prior to February 28, 2001. GTA received a copy of this commitment on March 1, 2001.

CONDITIONS TO THE LEGENDS TRANSACTION

    Legends' obligation to complete the Legends transaction is subject to a number of conditions, including the following:

    - the material accuracy of our representations and warranties, and the performance in all material respects of our obligations under the Legends agreement;

    - that we have obtained all necessary approvals from our common stockholders to the transactions under the Legends agreement and all other approvals and consents required to consummate the transactions contemplated by the Legends agreement;

    - that we have cured or insured over certain types of exceptions to title or survey matters affecting the golf courses to be sold, to the extent that we have so agreed in connection with the due diligence provisions of the Legends agreement;

    - our delivery at closing of a certificate confirming the accuracy of the representations and warranties described above and that all the approvals sought by us as a condition to closing have been obtained;

    - the receipt by Legends of deeds, bills of sale, and assignments of leases, contracts, guaranties and permits with respect to each golf course to be sold;

    - the cancellation of the obligations owed under working capital promissory notes payable by Legends or its affiliates to us or our affiliates in connection with the non-core parcels to be sold to Legends, other than accrued obligations that are due and payable as of the closing of the Legends agreement;

    - the termination of all leases, pledges agreements and management agreements between Legends or its affiliates relating to the golf courses to be sold;

    - the receipt by the title insurance company of documents it needs to remove, cure or insure over matters relating to the golf courses to be sold that we have agreed in writing to remove or cause to be insured over;

    - copies or our organizational documents and resolutions approving the Legends agreement;

    - evidence of our compliance with bulk sales laws or similar statutes; and

    - other transfer documents.

    Our obligation to complete the Legends transaction is subject to the following conditions:

    - the approval of the transactions contemplated by the Legends agreement from our stockholders, preferred stockholders, preferred OP unit holders, the limited partners of the operating partnership and the lenders under certain of our credit agreements, but only if and to the extent required in order to consummate the transactions contemplated by the Legends agreement;

    - our confirmation that the Legends agreement complies with all laws and regulations, including securities laws and mandates of securities exchanges;

    - the delivery by Legends of all funds required to be delivered to us under the Legends agreement;

    - the delivery by Legends of documents transferring the OP units to be transferred by it to us under the Legends agreement;

    - if Legends elects to obtain seller financing, the delivery of the promissory note and related loan documents and opinions;

    - the termination of all leases, pledge agreements and management agreements between Legends or its affiliates relating to the golf courses to be sold; and

    - the material accuracy of Legends' representations and warranties under the Legends agreement, and the performance in all material respects of Legends' obligations under the Legends agreement.

CLOSING DATE; TERMINATION RIGHTS UNDER THE LEGENDS AGREEMENT

    The closing of the Legends agreement must occur on or before April 30, 2001. The closing date may be extended by us to July 31, 2001 if the approvals sought by us as a condition to closing have not been obtained or the Legends agreement is subject to litigation. If the closing does not occur before April 30, 2001 (or July 31, 2001 if extended by us), and neither party is in default, either party may terminate the Legends agreement without liability to the other. We have no right under the Legends agreement to terminate with respect to all of the Myrtle Beach courses (excepting the Oyster Bay Golf Club sale which may be terminated for failure to obtain the ground lessor's approval) and proceed to close with the remaining courses only.

OTHER AGREEMENTS

    Concurrently with the execution of the Legends agreement, Legends' affiliates and two of GTA's subsidiaries executed an amendment and consent with respect to the partnership agreement for our operating partnership. This agreement and consent provided that the partners in the operating partnership consent to the liquidation of the partnership and to the sale of its assets. It also removed a covenant in the partnership agreement that could have restricted our ability to sell three of our golf courses. Legends' affiliates also entered into a voting agreement with us in which they agreed that if any of the OP units held by them were converted into the company's common stock, they would vote all such shares in favor of the plan of liquidation. In this agreement, Legends' affiliates also agree to convert their OP units into shares of our common stock upon our request, subject to restrictions in our charter document that provide that no one individual can beneficially or constructively hold more than 9.8% of our common stock. The voting agreement expires 120 days after a stockholder vote on the plan of liquidation.

EXPENSES

    Except as is otherwise provided in the Legends agreement, each party is obligated to pay its own legal fees and expenses. All filing fees for the deeds and other closing documents, the real estate transfer, recording or other similar taxes due with respect to the transfer of title to the golf courses, all charges for title insurance premiums, all escrow fees and costs and all other closing costs and expenses will be paid by Legends. All real estate transfer fees and/or taxes, such as documentary stamp taxes and/or excise taxes, payable in connection with the recordation of the deeds transferring title to Legends will be paid fifty percent by us and fifty percent by Legends. However, our obligation to pay such transfer fees and/or taxes will not exceed $225,000. If and to the extent fifty percent of all such transfer fees and/or taxes exceeds the $225,000, then Legends is required to pay the excess amounts over and above $225,000.

OTHER TRANSACTIONS THAT ARE CONTINGENT ON STOCKHOLDER APPROVAL OF THE PLAN OF
  LIQUIDATION

    We have entered into letters of intent for the sale of 5.5 of our golf courses, which will be contingent on approval of the plan of liquidation (two of which are also subject to the Legends agreement). The golf courses subject to each letter of intent are listed below.

    All of these letters of intent are subject to due diligence and other customary closing conditions. We face the risk that any of these sales will not close in a timely manner, or at all. If one or more any of them do not close, it may be difficult for us to find replacement purchasers, particularly where the lessees have defaulted on their rent but are still in possession of their golf courses. Furthermore, if we fail to close the sale of any golf courses we are operating following foreclosure of the lease, then our income from the operations will be disqualified REIT income, and could jeopardize our status as a REIT.

GOLF COURSES UNDER NON-BINDING LETTERS OF INTENT

    We have entered into non-binding letters of intent for the sale of 5.5 of our golf courses that will be contingent on approval of the plan of liquidation, as listed below (two of which are also subject to the Legends agreement). The terms and circumstances of these non-binding agreements are described in more detail beginning on page 44 under the caption "Actions we have taken that will facilitate the Plan of Liquidation--Golf Course Dispositions."

GOLF COURSE                                 HOLES         LOCATION         TYPE
-----------                                --------   ----------------   ---------
EAGLE RIDGE INN AND RESORT PORTFOLIO:
--General Course.........................     18      Galena, IL         Resort
--North Course...........................     18      Galena, IL         Resort
--South Course...........................     18      Galena, IL         Resort
--East Course............................      9      Galena, IL         Resort
LEGENDS OF VIRGINIA:
--Royal New Kent.........................     18      Williamsburg, VA   Daily Fee
--Stonehouse Golf Club...................     18      Williamsburg, VA   Daily Fee

    The aggregate consideration that we would receive for the sales of these golf courses under the non-binding letters of intent is approximately
$54.3 million in cash. In most cases, the sales price is subject to adjustment for customary prorations. In addition, several of the letters of intent allow the purchaser to apply unused amounts in capital replacement accounts toward the purchase price. The letters of intent do not specify all of the material terms that would be contained in the actual sale agreements. Because these agreements are not binding, we may or may not enter into the sale agreements described in the letters of intent. If we enter into sale agreements, the terms of those agreements may differ from the terms described in the letters of intent, and may contain other material terms that will affect our ability to consummate those sales, or impose additional obligations on us.

OTHER GOLF COURSES THAT WE INTEND TO SELL IF THE PLAN OF LIQUIDATION IS APPROVED

    If the plan of liquidation is approved, we will actively seek buyers for the following golf courses. Many of these are the subject of ongoing negotiations, although these discussions have not yet resulted in additional letters of intent or sale agreements. We currently expect to sell these golf courses only if the plan of liquidation is approved. However, even if the plan of liquidation is not approved, we might choose to sell some or all of these golf courses in accordance with our regular business practices regarding purchases and sales of our golf courses.

GOLF COURSE                                HOLES         LOCATION         TYPE
-----------                               --------   ----------------   ---------
Cooks Creek Golf Club...................     18      Columbus, OH       Daily Fee
Eagle Watch Golf Club...................     18      Atlanta, GA        Daily Fee
EMERALD DUNES PORTFOLIO:
--Emerald Dunes.........................     18      Palm Beach, FL     Daily Fee
--The Links at Polo Trace...............     18      Palm Beach, FL     Daily Fee
--Cypress Creek Country Club............     18      Palm Beach, FL     Daily Fee
Mystic Creek Golf Club..................     27      Dearborn, MI       Daily Fee
Northgate Country Club..................     27      Houston, TX        Private
Olde Atlanta Golf Club..................     18      Atlanta, GA        Daily Fee
The Woodlands...........................     18      Gulf Shores, AL    Resort
Tierra Del Sol Golf and Country Club....     18      Albuquerque, NM    Daily Fee
Sandpiper Golf Course...................     18      Goleta, CA         Daily Fee
Lost Oaks...............................     18      Tampa, FL          Daily Fee
PARTICIPATING MORTGAGE COURSES:
INNISBROOK RESORT:
--Copperhead............................     18      Tampa, FL          Resort
--Eagle's Watch.........................     18      Tampa, FL          Resort
--Island Course.........................     18      Tampa, FL          Resort
--Hawk's Run............................     18      Tampa, FL          Resort

    We own a fee simple interest in each of the golf courses shown in the table above, with the exception of our interest in the Mystic Creek Golf Club (at which we hold a long-term ground lease that expires on July 1, 2046) and the four golf courses at the Innisbrook Resort, where we hold a participating mortgage secured by a first lien on the golf courses and all of the related facilities at the resort (other than the separately-owned condominium units comprising the hotel). We hold an option to purchase the Innisbrook Resort and these facilities (other than the condominium units) at the expiration of the participating mortgage for the lesser of the portfolio's fair market value or a pre-determined number of shares of our common stock and the cancellation of the outstanding balance of the participating mortgage. We have entered into a non-binding marketing agreement to auction the sale of the four golf courses at the Innisbrook Resort that secure our participating mortgage and one other golf course that we own. The auction will be facilitated by BAS.

    As part of our liquidation, we intend to solicit offers for the sale of these assets on the best terms that we believe that we can reasonably obtain within the anticipated liquidation period. We will follow the following procedures in order to help ensure that we obtain the best price reasonably obtainable during the liquidation period for these assets and any other assets that we are unable to sell pursuant to our existing sale agreements or non-binding letters of intent:

    - All sale agreements must be approved by the board of directors or, if a liquidating trust is formed, the trustees of the liquidating trust.

    - All sale agreements that are expected to result in net proceeds of $50,000,000 or more will be conditioned on our receiving either an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view or an appraisal of such asset showing that proposed sale price is within or above the appraiser's range of estimated values for the asset or other evidence satisfactory to the board that the proposed sale is in the best interest of our company and our stockholders.

    - All sale agreements that are expected to result in gross proceeds that fall below the low end of the range of gross proceeds that our management estimated we would receive, which we used to estimate the total liquidation proceeds, will be conditioned on our receiving either an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view, an appraisal of such asset showing that proposed sale price is within or above the appraiser's range of estimated values for the asset, or other evidence satisfactory to our board that the proposed sale is in the best interest of our company and stockholders.

    - In connection with any sale of our assets, we have the discretion to request BAS to render an opinion as to whether or not such sale is fair to our operating partnership from a financial point of view. If we request BAS to render such an opinion in connection with a proposed sale, and BAS is unable to render it, our board will not approve such sale unless the board receives other evidence satisfactory to it that the proposed sale is in the best interest of our company and stockholders.

OTHER SALE AGREEMENTS AND LETTERS OF INTENT THAT ARE NOT CONTINGENT ON STOCKHOLDER APPROVAL OF THE PLAN OF LIQUIDATION

    As of the time this proxy was mailed, we had entered into binding agreements to sell four of our golf courses that are not contingent on approval of the plan of liquidation (one of which is also subject to the Legends agreement) and non-binding letters of intent to sell 5.5 of our golf courses which will not be contingent on approval of the plan of liquidation (three of which are also subject to the Legends agreement). These agreements were entered into in the ordinary course of our business, and are for the purpose of selling golf courses that we would wish to dispose of whether or not we were seeking approval of the plan of liquidation. In most instances, these golf courses had been identified as candidates for sale in the first part of 2000. Sales of these golf courses were postponed in order to help maintain the status of our portfolio and balance sheet for evaluation by prospective strategic partners. If the sales contemplated by these agreements do not occur because of a breach by the purchaser or the failure to satisfy a closing condition, we may try to sell these golf courses to other purchasers whether or not the plan of liquidation has been approved.

                                SALE AGREEMENTS

GOLF COURSE                      HOLES        LOCATION         TYPE         PRICE
-----------                     --------   ---------------   ---------   -----------
Black Bear Golf Club..........     18      Orlando, FL       Daily       $ 3,400,000
Pete Dye Golf and Country
  Club........................     18      Bridgeport, WV    Private     $15,800,000

DIAMOND PLAYERS CLUB PORTFOLIO
Sweetwater Country Club.......     18      Orlando, FL       Private     $ 9,130,000
Wekiva Golf Club..............     18      Orlando, FL       Daily Fee

                   NON BINDING LETTERS OF INTENT OR PROPOSALS

GOLF COURSE                               HOLES         LOCATION          TYPE
-----------                              --------   -----------------   ---------
Brentwood Golf and Country Club........     18      Detroit, MI         Daily Fee
Club of the Country....................     18      Kansas City, KS     Private
Metamora Golf and Country Club.........     18      Lapear County, MI   Private
Palm Desert Golf and Country Club......     27      Palm Springs, CA    Daily Fee
Silverthorn Associates, LLC............     18      Tampa, FL           Private

    All of these agreements and proposals (whether or not subject to approval of the plan of liquidation) are subject to closing conditions. These closing conditions generally include the following:

    - buyer's ability to obtain financing;

    - completion of due diligence to the buyer's satisfaction;

    - accuracy of our representations and warranties;

    - our performance of covenants;

    - no material adverse change in the golf course;

    - transfer of liquor licenses to the buyer;

    - issuance of title policy to buyer;

    - no restraining orders or suits arising; and

    - other customary closing conditions

    We face the risk that any of these sales will not close in a timely manner, or at all, due to failure of a closing condition or other reason. If one or more of them do not close, we may have great difficulty finding replacement purchasers, particularly where the lessees have defaulted on their rent but are still in possession of their golf courses. Furthermore, if we fail to close the sale of any golf courses we are operating following foreclosure of the lease, then our income from the operations will be disqualified REIT income, and could jeopardize our status as a REIT.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock and two-thirds of all votes entitled to be cast by the holders of our preferred stock. Failure to return a proxy card, abstentions and broker non-votes have the effect of a vote against the proposal.

    OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PLAN OF LIQUIDATION PROPOSAL IS IN THE BEST INTERESTS OF YOU AND GTA AND HAS APPROVED THE PLAN OF LIQUIDATION PROPOSAL. ACCORDINGLY, OUR BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF LIQUIDATION PROPOSAL.

                      OTHER MATTERS AT THE SPECIAL MEETING

    Our board of directors does not know of any matters to be presented at the special meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the special meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies. These matters may include an adjournment or postponement of the special meeting from time to time if our board so determines. However, we will not adjourn the special meeting for the purpose of soliciting additional votes for the plan of liquidation unless the adjournment proposal has been approved.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax considerations that may be relevant to you from the transactions described in this proxy statement. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify until our liquidation, as a REIT for United States federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor does it discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States) subject to special treatment under the United States federal income tax laws.

    YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT AND YOUR RECEIPT OF DISTRIBUTIONS FROM US IN THE LIQUIDATION.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO OUR COMPANY AND OUR
  STOCKHOLDERS

TAX CONSEQUENCES TO OUR COMPANY

    GENERAL. We plan to sell, transfer or otherwise dispose of all of our interests in the 44 golf courses if our plan of liquidation is approved. Because not all of our interests in golf courses are currently subject to binding sale agreements, and because the sales contemplated by the binding sale agreements may not close because of buyer default or the failure to satisfy closing conditions, we do not know the exact amount that we will receive for the disposition of our interests in golf courses. We estimate that the gross sales price for all of our interests in golf courses will range between $399,256,000 and $425,479,000. We estimate that the taxable gain that our operating partnership will recognize on the sale of its interests in golf courses will range between $21,505,000 and $47,728,000.

    We may also recognize gain or loss on the redemption of our operating partnership interests pursuant to the liquidation of the operating partnership. Our gain or loss would equal the difference between our "amount realized" from the redemption and our "adjusted tax basis" in such operating partnership interests. Our "amount realized" would include the amount of cash that we receive in the redemption plus our share of the operating partnership's liabilities immediately prior to the sale. Our "adjusted tax basis" in our operating partnership interests would also include our share of the operating partnership's liabilities immediately prior to the sale. See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Basis in Operating Partnership Interest" on page 94.

    For federal income tax purposes, we are taxed as a REIT under sections 856 through 860 of the tax code. If the liquidation is adopted by the stockholders, we currently contemplate that we will continue to qualify as a REIT prior to the final distribution of assets. However, in order for us to continue to qualify as a REIT, we must satisfy a number of asset, income and distribution tests, each of which is described below, and there can be no assurances that we will be able to satisfy these tests throughout the period during which we would liquidate our assets.

    In any year in which we qualify as a REIT, in general we will not be subject to federal income tax on that portion of our taxable income or capital gain which is distributed to stockholders. We will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

    Notwithstanding our qualification as a REIT, we may be subject to taxation under certain circumstances. If we should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the gross income attributable to the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from "prohibited transactions," see "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Prohibited Transactions Tax" on page 92 and, if we have (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or
(ii) other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. We may also be subject to the corporate "alternative minimum tax" on our items of tax preference, as well as tax in certain situations not presently contemplated.

    QUALIFICATION AS A REIT. The tax code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the tax code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the tax code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the tax code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The tax code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and
(vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Additionally, if for any taxable year of the Company beginning after December 31, 1997, the Company complies with regulations requiring the maintenance of records to ascertain ownership of its outstanding stock and the Company does not know or have reason to know that it failed to satisfy condition (vi), it will be treated as having satisfied that condition for any such taxable year.

    We believe that we have issued sufficient shares to allow us to satisfy conditions (v) and (vi). In addition, our Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above.

    We currently have two wholly-owned corporate subsidiaries. Tax code
Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is held by the REIT. Thus, in applying the requirements described herein, our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction, and credit. Each of our current wholly-owned subsidiaries is a "qualified REIT subsidiary." Our wholly-owned subsidiaries therefore will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

    In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to have earned the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the tax code, including for purposes of satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership will be treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

    ASSET TESTS. To qualify as a REIT for federal income tax purposes, at least 75% of the value of our assets at the close of each calendar quarter of our taxable year must be represented by real estate assets, cash, cash items, including receivables arising in the ordinary course of our operations, and government securities. While non-government securities generally do not fall within any of these categories, non-government securities will constitute "real estate assets" if they represent mortgages on real property. In connection with investments in non-government securities that do not constitute "real estate assets," we generally may not do the following:

    - invest more than 5% of the value of our total assets in non-government securities of any one issuer and we may not hold more than 10% of the voting securities of any one issuer, in the latter case unless the issuer is a qualified REIT subsidiary or another REIT;

    - for the tax years beginning after December 31, 2000, invest more than 20% of the value of our total assets in one or more taxable REIT subsidiaries;

    - for the tax years beginning after December 31, 2000, invest more than 5% of the value of our total assets in non-government securities of any one issuer, unless the issuer is a taxable REIT subsidiary; and

    - for the tax years beginning after December 31, 2000, hold more than 10% of the total voting power of the outstanding securities, or 10% of the total value of outstanding securities of any one issuer, unless the issuer is a qualified REIT subsidiary or a taxable REIT subsidiary.

    If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if (i) we satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence was not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

    INCOME TESTS. In order to qualify and maintain qualification as a REIT, we annually must satisfy three gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of our gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test however, need not be satisfied for any taxable year beginning after December 31, 1997.

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    All of our golf course leases are participating leases ("Participating
Leases") that require the lessees ("Lessees") to make payments ("Lease Payments") of a fixed amount of base rent ("Base Rent") and a variable amount of additional rent based on growth in revenue at the golf courses ("Participating Rent"). Pursuant to the Participating Leases, the Lessees lease the land, buildings, improvements and equipment comprising the golf courses for a 10-year period, with options to extend for up to six additional terms of five years each. The Participating Leases provide that the Lessees are obligated to pay to us (i) Base Rent and, if applicable, Participating Rent and (ii) certain other additional charges.

    In order for the Base Rent, the Participating Rent and the additional charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement,
(iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

    In addition, tax code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

    We believe that each Participating Lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts: (i) the operating partnership and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessees have the right to exclusive possession and use and quiet enjoyment of the golf courses during the term of the Participating Leases, (iii) the Lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the golf courses, other than the cost of certain capital expenditures, and dictate how the golf courses are operated, maintained, and improved, (iv) the Lessees bear all of the costs and expenses of operating the golf courses (including the cost of any inventory used in their operation) during the term of the Participating Leases other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessees benefit from any savings in the costs of operating the golf courses during the term of the Participating Leases, (vi) in the event of damage or destruction to a golf course, the Lessees are at economic risk because they will be obligated either (A) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds or (B) in certain circumstances, terminate the Participating Lease, (vii) the Lessees have indemnified the

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operating partnership against all liabilities imposed on the operating partnership during the term of the Participating Leases by reason of (A) injury to persons or damage to property occurring at the golf courses or (B) the Lessees' use, management, maintenance or repair of the golf courses, (viii) the Lessees are obligated to pay substantial Base Rent for the period of use of the golf courses, and (ix) the Lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the golf courses.

    Stockholders should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that we receive from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status (including for prior taxable years).

    Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the tax code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). The Charter provides that no stockholder may own, directly or constructively, in excess of 9.8% of our Common Stock. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that we may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. For taxable years beginning after December 31, 1997, we may operate or manage the property or furnish or render services to the tenants of such property without disqualifying any rents received from such property as "rents from real property," provided that any amounts received or accrued (directly or indirectly) by us for any such activities or services do not exceed 1% of all amounts received or accrued (directly or indirectly) by us with respect to such property. However, any amounts received or accrued (directly or indirectly) by us for any such activities or services will not qualify as "rents from real property," even to the extent such amounts do not exceed the 1% threshold. We do not and will not
(i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) with the exception of one golf course, derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue (subject to the 1% de minimis rule discussed above for taxable years beginning after December 31,
1997). With respect to one golf course, a portion of the revenues derived under the Participating Lease applicable to such golf course (the portion attributable to personal property) will not be considered as "rents from real property." The amount of the anticipated disqualified income under such Participating Lease, however, will not prevent us from qualifying as a REIT or subject us to any federal income taxation.

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    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    As described above, we hold one mortgage as a lender that is secured by the Westin Innisbrook Resort, including four golf courses, in Florida (the "Participating Mortgage"). The Participating Mortgage is structured much like our typical Participating Lease. That is, the Participating Mortgage provides for interest payments of base interest (a fixed amount of interest) and a variable amount of additional interest based on growth in revenue at the Westin Innisbrook Resort (the "Participating Interest"). The Participating Interest feature of the Participating Mortgage will cause the Participating Mortgage to have original issue discount ("OID"), which is treated as interest income. See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Distribution Requirements" on page 89 for a discussion of the effect of OID on our ability to meet the REIT distribution requirements.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the tax code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--General," on page 84 even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (95% for taxable years beginning before January 1, 2001), computed without regard to the dividends paid deduction (as described below) and our net capital gain, and (b) 90% of our net income (after tax), if any, from foreclosure property (95% for taxable years beginning before January 1, 2001), minus (ii) the sum of certain items of noncash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (or 95% for taxable years beginning before January 1, 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We may elect to retain and pay taxes on all or a portion of our net long-term capital gains for any taxable year, in which case our stockholders would include in their income as long-term capital gains their proportionate share of such undistributed capital gains. Our stockholders would be treated as having paid their proportionate share of the capital gains tax paid by us, which amounts would be credited or refunded to the stockholders. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we are subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent possible, we intend to make timely distributions sufficient to satisfy this annual distribution requirement.

    In the taxable years during the period of liquidation, it is possible that we may not have sufficient cash or other liquid assets to meet the REIT distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income. In the event

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that such timing differences occur, we may find it necessary to arrange for short-term borrowings to pay dividends to our stockholders. It is possible, however, that we will not be able to arrange for short-term borrowings or another alternative for meeting the REIT distribution requirement, and therefore we face the risk that we will be unable to meet the REIT distribution requirement in the event that these timing differences occur.

    The Participating Interest feature of the Participating Mortgage will cause the Participating Mortgage to have OID, which will require us to accrue, as interest income, the full amount of such OID even though we may not be in receipt of a like amount of related cash payments during such year. For our taxable years beginning after December 31, 1997, OID is not included in determining whether the Company has met the REIT distribution requirement, although we will still be subject to tax on such income to the extent not distributed.

    In addition, upon the occurrence of a "Transfer Triggering Event", we will have to accrue additional interest income without any related cash payment in the year the "Transfer Triggering Event" occurs, and will have additional OID without any related cash payment from that date until the maturity of the Participating Mortgage. Any "Transfer Triggering Event" occurring after the taxable year ending December 31, 1997 will have no effect on our ability to meet the REIT distribution requirement.

    We have calculated and will continue to calculate our "REIT taxable income" based upon the conclusion that the operating partnership is the owner for federal income tax purposes of all of the golf courses other than the golf courses that secure the Participating Mortgage. As a result, we expect that depreciation deductions with respect to all such golf courses will reduce our "REIT taxable income." If the IRS was to successfully challenge this position, we might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a "deficiency dividend" in order to retain our REIT status.

    Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    LIQUIDATION PERIOD. We anticipate that we would remain qualified under the foregoing tests throughout the period of the liquidation of our assets. However, given the changes in the nature of our assets and in our sources of income that could result from dispositions of assets in the liquidation process and the need to retain assets to meet liabilities, there can be no assurance that we will continue to meet the qualification tests. If we cease to qualify as a REIT for any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income (including our share of any gains on disposition of golf courses by the operating partnership) at regular corporate tax rates. In addition, we would not be entitled to deduct dividends paid to our stockholders from our taxable income. The federal income taxes that we would be required to pay would significantly reduce the amounts otherwise distributable to our stockholders.

    DIVIDENDS PAID DEDUCTION. In general, as a REIT, we are not subject to United States federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction ("DPD"). Under Section 562(b) of the tax code, distributions eligible for the DPD include (1) in the case of amounts distributed in liquidation, the part of such distribution (deducting for such purpose the amount of such distribution equal to the capital and paid-in surplus attributable to the stock with respect to which the distribution is being made) which is properly chargeable to earnings and profits accumulated after February 28, 1913; and (2) in the case of a complete liquidation of a corporation occurring within 24 months after the adoption by a corporation of a plan of liquidation, any distribution within such

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period pursuant to such plan to the extent of the earnings and profits (computed without regard to capital losses) of such corporation for the taxable year in which such distribution is made. In addition, under Section 562(e) of the tax code, in the case of a REIT, in determining the amount of dividends under
Section 316 of the tax code for purposes of computing the DPD, the earnings and profits of such REIT are increased for any taxable year by the total amount of gain, if any, on the sale or exchange of real property by the REIT during such taxable year.

    We expect to completely liquidate within 12 to 24 months after our adoption of our plan of liquidation, in which case any liquidating distributions that we make to our stockholders within such 12 to 24 month period pursuant to such plan will, to the extent of our earnings and profits (computed without regard to our capital losses) for the taxable year in which any such distributions are made, be treated as dividends for purposes of computing our DPD. For this purpose, for our taxable year in which we make the liquidating distributions to our stockholders, our earnings and profits will include any gain that we are allocated on the sale of the golf courses and any gain that we recognize on the redemption of our operating partnership units. We believe that our liquidating distributions to our stockholders will qualify for the DPD and that the amount of the DPD will exceed our taxable income or gain. Accordingly, we believe that we will not be subject to United States federal corporate income tax for the taxable years in which we liquidate. However, as described above in "United States Federal Income Tax Consequences To Our Company and Our Stockholders--Tax Consequences to our Company--Distribution Requirements," it is possible that we may not have sufficient cash to make the necessary distributions and therefore we can provide no assurance that the amount of the DPD in any given taxable year will exceed our taxable income or gain for such taxable year.

    Approval of the liquidation proposal by stockholders would constitute the adoption of a plan of liquidation for purposes of the tax code. We anticipate that we will completely liquidate within 12 to 24 months after our adoption of the plan of liquidation, which would allow us to take advantage of
Section 562(b) of the tax code, but no assurance can be provided that this timetable will in fact be met. For instance, we may not be able to sell our assets at acceptable prices during this period. If we are unable to completely liquidate within this 12 to 24 month period, we would nevertheless be able to take advantage of Section 562(b) of the tax code so long as we completely liquidate within 24 months after our adoption of the plan of liquidation. As the end of the 24 month period approaches, we intend to evaluate the then existing situation and consider whether distribution of our remaining assets and liabilities to a liquidating trust would be appropriate, or whether existing circumstances indicate that the stockholders would be better served by a course of action that might forego the benefits of section 562(b).

    FORECLOSURE PROPERTY. As discussed above, in order to qualify and maintain qualification as a REIT under the tax code, one of the requirements that we must meet is that at least 95% of the our gross income for each taxable year must fall into certain categories of "permissible" income (the "95% test"). See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Income Tests" on page 86. We generally cannot operate our golf courses because the income earned from the operation of a golf course would not fall into any of these categories of "permissible" income. However, the tax code provides for an exception pursuant to which we may operate a golf course for a period of 90 days if we acquire ownership or take possession of that golf course (and any personal property incident to that golf course) as a result of foreclosure (or otherwise having reduced such property to ownership or possession by agreement or process of law) after a default (or after a default is imminent) on a lease of the golf course or on indebtedness secured by the golf course. It is possible that, during the period of liquidation, we may acquire or take possession of a golf course in this manner. During the 90-day period following the acquisition (or taking of possession of a golf course in this manner), any income generated by the golf course would qualify as "permissible" income for purposes of the 95% test. However, at the expiration of the 90-day period, we would generally have to either sell the golf course, lease the golf course to a third party, or

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reach an agreement with an independent contractor to assume management of the golf course. If we are unable to implement one of these options by the end of the 90-day period, any income generated by the golf course after the 90-day period would not qualify as "permissible" income for purposes of the 95% test. A failure to satisfy the 95% test in any taxable year would cause us to lose our REIT status unless we could demonstrate that the failure was due to reasonable cause and not willful neglect. This may result in a significant decrease in the amount of cash available for distribution to stockholders. See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Liquidation Period" on page 90.

    PROHIBITED TRANSACTIONS TAX. So long as we continue to qualify as a REIT, any net gain from "prohibited transactions" will be subject to a 100% tax. "Prohibited transactions" are sales of property held primarily for sale to customers in the ordinary course of a trade or business (other than property acquired as a result of foreclosure after a default or after a default is imminent). Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our golf courses are held for investment and the production of rental income, and that none of the sales of our golf courses in accordance with the plan of liquidation will constitute a prohibited transaction. However, we face the risk that the IRS may successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.

    CLASSIFICATION OF THE OPERATING PARTNERSHIP AS A PARTNERSHIP. We will be entitled to include in our income our distributive share of the operating partnership's income and to deduct our distributive share of the operating partnership's losses only if the operating partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if (i) it is not expressly classified as a corporation under
Section 301.7701-2(b)(1) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association taxable as a corporation; and
(iii) it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."

    The operating partnership has not and will not request a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Currently the operating partnership is not expressly classified as, and will not elect to be classified as, a corporation for federal income tax purposes. If the IRS were to challenge the status of the operating partnership as a partnership for federal income tax purposes, and the challenge was sustained by a court, the operating partnership would be treated as a corporation for federal income tax purposes, as described below.

    Under Section 7704 of the tax code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the OP Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to certain redemption rights enabling the partners to dispose of their OP Units.

    The Treasury Department recently issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an

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interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

    The operating partnership has, and is expected to have, fewer than 100 partners (including persons owning interests through flow-through entities). The operating partnership has not issued any OP Units required to be registered under the Securities Act. Thus, the operating partnership presently qualifies for the safe harbors provided in the PTP Regulations. If the operating partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), it nevertheless would be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" with the meaning of Section 7704(c)(2) of the tax code (including interest, dividends, "real property rents" and gains from the disposition of real property) (the "90% Passive-Type Income Exception"). Because of the substantial ownership of the operating partnership by the Lessees (or their affiliates), the operating partnership currently would not be eligible for the 90% Passive-Type Income Exception. Thus, if the operating partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), in order to maintain the operating partnership's classification as a partnership, we would be required to place appropriate restrictions on the ability of the limited partners to exercise their redemption rights as and if deemed necessary to ensure that the operating partnership does not constitute a publicly traded partnership. However, there is no assurance that the operating partnership will at all times in the future be able to avoid treatment as a publicly traded partnership.

    If for any reason the operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to satisfy the income and asset requirements for REIT status. See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Income Tests" on page 86 and "Asset Tests" on page
86. In addition, any change in the operating partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Distribution Requirements" on page 89. Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners that are not pursuant to the plan of liquidation would constitute dividends to the extent of the operating partnership's current or accumulated earnings and profits. Distributions pursuant to the plan of liquidation would be treated as distributions made in exchange for the stock of the operating partnership.

    The following discussion assumes that the operating partnership will be treated as a partnership for federal income tax purposes.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the tax code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be

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determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the tax code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE GOLF COURSES.  Pursuant to
Section 704(c) of the tax code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the golf courses) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed by way of contributions of appreciated property (including the golf courses) by the prior owners of such property (the "Prior Owners"). Consequently, the Partnership Agreement of the operating partnership requires such allocations to be made in a manner consistent with Section 704(c) of the tax code.

    In general, the Prior Owners will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the golf courses) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Prior Owners and we will generally be allocated only our share of gain attributable to appreciation, if any, occurring after the contribution. This will tend to eliminate the Book-Tax Difference over the life of the operating partnership. However, the special allocation rules of
Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Tax Consequences to our Company--Distribution Requirements" on page 89. The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of our distributions for which we would be entitled to a dividends paid deduction.

    The Treasury Regulations under Section 704(c) of the tax code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. The operating partnership has generally determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the properties contributed to it.

    BASIS IN OPERATING PARTNERSHIP INTEREST. Our adjusted tax basis in our interest in the operating partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the operating partnership by us, (ii) will be increased by (a) our allocable share of the operating partnership's income and (b) our allocable share of indebtedness of the operating partnership and (iii) will be reduced, but not below zero, by our allocable share of (a) losses suffered by the operating partnership, (b) the amount of cash distributed to us and (c) by constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership.

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    If the allocation of our distributive share of the operating partnership's loss exceeds the adjusted tax basis of our partnership interest in the operating partnership, the recognition of such excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in the operating partnership. To the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership (such decreases being considered a cash distribution to the partners), exceeds our adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to us. Such taxable income will normally be characterized as a capital gain, and if we have held our interest in the operating partnership for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

TAX CONSEQUENCES TO OUR U.S. STOCKHOLDERS.

    The United States federal income tax consequences to our U.S. Stockholders upon our liquidation and your receipt of liquidating distributions from us are not entirely certain. This uncertainty arises from the interplay between the normal REIT distribution rules and the general rule under Section 331 of the tax code. In general, Section 331 provides that the amount received by a stockholder in a distribution in complete liquidation of a corporation is treated as in full payment in exchange for such stockholder's stock in such corporation.

    We believe that the general rule under Section 331 of the tax code governs the United States federal income tax consequences to our stockholders upon our liquidation and their receipt of liquidating distributions from us. First, the regulations promulgated under the REIT provisions of the tax code provide that the rules of Section 331 of the tax code apply to determine the character of liquidating distributions received by a stockholder of a REIT. Second, in at least one private letter ruling, the IRS has noted that although a liquidating distribution may be treated as a dividend by a REIT for purposes of the DPD, such distribution is treated at the stockholder level as an amount received in full payment in exchange for stock. In this ruling, the IRS ruled that the liquidating distributions received by the REIT's stockholders were not characterized as dividends in their hands, but as payments in exchange for their stock. However, it should be noted that a private letter ruling may only be relied upon by the taxpayer requesting such ruling and therefore may not be cited as authority by another taxpayer for taking a position with respect to its taxes. Moreover, a private letter ruling does not preclude the IRS from taking a contrary position with respect to us or our stockholders.

    Accordingly, each U.S. Stockholder will recognize gain or loss for United States federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of the liquidating distributions received by the stockholder and the stockholder's adjusted basis in our stock. U.S. Stockholders recognizing gain on their stock in the liquidation will only recognize such gain at the time and to the extent that the aggregate amount of distributions received pursuant to the plan of liquidation (for all taxable years) exceeds their adjusted basis in our stock prior to receipt of any liquidating distributions. U.S. Stockholders recognizing loss on their stock in the liquidation will only recognize such loss in the taxable year of our final liquidating distribution. If we decide to establish a liquidating trust, the distribution to U.S. Stockholders of interests in the liquidating trust will constitute the final liquidating distribution for these purposes. See "United States Federal Income Tax Consequences To Our Company And Our Stockholders--Liquidating Trust" on page 97.

    Gain or loss recognized by stockholders on the liquidation will constitute a capital gain or loss if the U.S. Stockholder has held our stock as a capital asset and as a long-term capital gain or loss if the U.S. Stockholder has held our stock for more than one year at the time of the stockholder's receipt of the liquidating distributions. As a result of the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998 (together, the "Act"), the maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 20%. However, a 25% maximum tax rate is

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imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary "recapture" income under Section 1250 of the tax code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued final Treasury Regulations on September 20, 2000 relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, U.S. Stockholders are urged to consult with their tax advisors with respect to their capital gain tax liability resulting from our liquidation and their receipt of liquidating distributions from us. A corporate U.S. Stockholder that has held its stock for more than one year will be subject to a 35% maximum tax rate on its capital gains recognized as a result of our liquidation and its receipt of liquidating distributions from us. In general, any loss recognized by a U.S. Stockholder that has held its stock for six months or less after applying the holding period rules will be treated as a long-term capital loss to the extent of distributions received by the stockholder from us that were required to be treated as long-term capital gains.

    For purposes of this discussion, a "U.S. Stockholder" is a holder of our shares that is (1) an individual citizen or resident of the United States,
(2) a corporation organized under the laws of the United States or any state of the United States (or the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
(4) a trust if (i) both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or
(ii) the trust was in existence on August 20, 1996, was treated as a domestic trust on August 19, 1996, and was eligible to elect, and validly elected, to be treated as a domestic trust. A "Non-U.S. Stockholder" is any holder of our shares other than a U.S. Stockholder.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

    The rules governing United States federal income taxation of Non-U.S. Stockholders are complex, and no attempt will be made in this proxy statement to provide more than a limited summary of such rules. A Non-U.S. Stockholder should consult with its own tax advisor to determine the impact of United States federal, state and local income tax laws with regard to our liquidation and its receipt of liquidating distributions from us. Accordingly, this discussion does not address all aspects of United States federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances.

TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS UNDER THE FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT OF 1980 ("FIRPTA").

    In general, Section 897 of the tax code requires a Non-U.S. Stockholder that disposes of a "United States real property interest" ("USRPI") to treat any gain or loss from such disposition as gain that is effectively connected with the conduct of a trade or business within the United States or as loss that is allocable to such gain. A USRPI includes an interest in real property located in the United States and any interest other than that of a creditor in a domestic corporation that is a "United States real property holding corporation."

    As noted above, we intend to treat our liquidating distributions to our stockholders as distributions eligible for the DPD and, from our stockholders' perspective (including Non-U.S. Stockholders), as payments made in exchange for their stock. Accordingly, gain recognized by a Non-U.S. Stockholder on its receipt of liquidating distributions would be subject to FIRPTA taxation only if its stock constitutes a USRPI. The stock will only constitute a USRPI if we are not a "domestically controlled REIT". We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50%

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in value of our stock is held directly or indirectly by Non-U.S. Stockholders.
We continue to believe that we are a domestically-controlled REIT and, therefore, a Non-U.S. Stockholder's receipt of liquidating distributions from us will not be subject to taxation under FIRPTA. However, because our shares are, and will continue to be, publicly-traded, we cannot guarantee that we are a domestically-controlled REIT, nor can we guarantee that we will, through the date of our final liquidating distribution, continue to be a domestically-controlled REIT.

    Even if we do not qualify as a domestically-controlled REIT at the time that we make our liquidating distributions to our Non-U.S. Stockholders, any gain of a Non-U.S. Stockholder resulting from its receipt of liquidating distributions from us will still not be subject to FIRPTA tax if: (1) the Non-U.S. Stockholder's stock is considered regularly traded under applicable Treasury Regulations on an established securities market (e.g., the New York Stock Exchange), and (2) the Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of our total outstanding stock throughout the period that the Non-U.S. Stockholder has held its stock (or, if shorter, the five-year period ending on the date of the Non-U.S. Stockholder's receipt of the final liquidating distribution from us).

    If a Non-U.S. Stockholder were to recognize any gain on its receipt of liquidating distributions and such gain were subject to taxation under FIRPTA, then the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable domestic stockholder, subject to any applicable alternative minimum tax, possible withholding tax, special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Stockholders in the absence of treaty relief or exemption.

UNITED STATES INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS OTHER THAN UNDER
  FIRPTA.

    Gain recognized by a Non-U.S. Stockholder upon our liquidation and its receipt of liquidating distributions from us which is not otherwise subject to taxation under FIRPTA will nonetheless be subject to United States federal income tax if (1) the Non-U.S. Stockholder's investment in its stock is "effectively connected" with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a domestic stockholder with respect to such gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax; or (2) an individual Non-U.S. Stockholder is deemed (subject to certain exceptions) to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year), in which case the Non-U.S. Stockholder will be subject to a 30% tax on his or her net capital gains for the taxable year.

LIQUIDATING TRUST

    If we are not able to dispose of all of our assets within 24 months after the adoption of the plan of liquidation, or if it is otherwise advantageous or appropriate to do so, we may establish a liquidating trust to which we could distribute in kind our unsold assets. In any event, even if we dispose of all of our assets within such 24-month period, it might be necessary to establish a liquidating trust to retain cash reserves beyond such 24-month period to meet our contingent liabilities. Under the tax code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be

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said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the tax code nor the regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

    An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, each beneficiary will be treated as the owner of its pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, if the liquidation proposal is approved and if we ultimately employ a liquidating trust, each stockholder would be treated as having received a liquidating distribution equal to its share of the amount of cash and the fair market value of any asset distributed to the liquidating trust and generally would recognize gain to the extent such value was greater than its basis in its shares. It is possible, however, that stockholders may not receive a distribution of cash or other assets with which to satisfy the resulting tax liability, or in the event that a stockholder receives any such cash or assets, the stockholder may not receive the cash or assets until the due date has passed for filing the stockholder's tax return for the taxable year in which the distribution to the liquidating trust occurs. Under those circumstances, a stockholder would be required to pay tax on gain generated by the distribution of assets to the liquidating trust in the absence of, or prior to, distributions of cash or assets from the liquidating trust to the stockholder. In addition, each stockholder would be required to take into account in computing its own taxable income its pro rata share of each item of income, gain, deduction and loss of the liquidating trust.

    Since stockholders would be treated as owning their respective shares of the liquidating trust's assets, they would be treated as directly engaging in the operations of the trust. As such, stockholders that are tax-exempt entities may realize "unrelated business taxable income" with respect to the trust's activities and Non-U.S. Stockholders may be considered to receive income that is "effectively connected" with a U.S. trade or business. A full discussion of the consequences to tax-exempt and Non-U.S. Stockholders of using a liquidating trust is beyond the scope of this document and any such stockholder should consult its own tax advisor regarding the receipt and ownership of an interest in a liquidating trust.

    An individual stockholder who itemizes deductions would be entitled to deduct its pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the stockholder's other miscellaneous deductions, exceeded 2% of its adjusted gross income. A stockholder would also recognize taxable gain or loss when all or part of its pro rata portion of an asset is disposed of for an amount greater or less than its pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss would be capital gain or loss so long as the stockholder held its interest in the assets as a capital asset.

    If a liquidating trust fails to qualify as a grantor trust for federal income tax purposes, its treatment will depend upon, among other things, the reasons for its failure to so qualify. If the liquidating trust fails to qualify as a grantor trust because the liquidation is considered to have been unreasonably prolonged or the liquidation purpose has become so obscured by business activities that the declared purpose of liquidation is considered to have been lost or abandoned, then the liquidating trust will most likely be treated as a corporation. In such case, the liquidating trust itself would be subject to tax, and stockholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the liquidating trust were classified as a partnership for federal income tax purposes, it is likely that the tax consequences to the stockholders as a result of owning interests in the liquidating trust would not differ materially from the tax consequences to the stockholders if the liquidating trust was classified as a grantor trust. If we determine to make use of a liquidating trust, it is anticipated that every effort will be made to ensure that the trust will be classified as a grantor trust for federal income tax purposes.

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BACKUP WITHHOLDING AND INFORMATION REPORTING CONSEQUENCES TO STOCKHOLDERS.

    Generally, we must report annually to the IRS and to our stockholders the amount of dividends paid during each calendar year, and the amount of any tax withheld. Information reporting requirements may apply even if withholding is not required. Copies of these information reporting returns also may be made available, under provisions of an applicable income tax treaty or agreement, to the tax authorities in the country in which a Non-U.S. Stockholder is resident.

    In general, under the backup withholding rules, a domestic stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the stockholder: is a corporation or comes within other exempt categories, and when required, demonstrates this fact; furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on IRS Form W-9, or an appropriate substitute form; or otherwise complies with applicable requirements of the backup withholding rules.

    As noted above, we intend to treat the liquidating distributions that we make to you as payments made in exchange for your stock. Accordingly, as a general matter, backup withholding and information reporting will not apply to a payment of the liquidation proceeds in respect of stock held by or through a foreign office of a foreign broker. However, information reporting and backup withholding will apply to a payment of such proceeds in respect of stock held by a foreign office of a broker that:

    - is a United States person for United States federal income tax purposes;

    - is a non-United States person that derives 50% or more of its gross income for applicable periods from the conduct of a trade or business in the United States;

    - is a "controlled foreign corporation," which, in general, is a foreign corporation that is controlled by United States stockholders;

    - is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons who, in the aggregate hold more than 50 percent of the income or capital interest in the partnership, or if, at any time during its tax year, it is engaged in the conduct of a trade or business in the United States; or

    - is a United States branch of a foreign bank or a foreign insurance company.

    Payment to or through a United States office of a broker of the liquidation proceeds in respect of stock generally is subject to both backup withholding and information reporting. If, however, a broker has proper documentation in its records upon which it can rely to treat the holder as a Non-U.S. Stockholder and other conditions are met, or the stockholder otherwise establishes an exemption, backup withholding and information reporting will not apply. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

    The foregoing discussion is based on Treasury Regulations that became effective on January 1, 2001. A Non-U.S. Stockholder should consult its own advisor regarding the application and effect of the information reporting and backup withholding rules to them, including the effect of the information reporting and backup withholding rules in effect prior to January 1, 2001, if applicable.

STATE AND LOCAL TAXES

    Our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of our stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the transactions described herein and on the receipt of the liquidating distributions from us.

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                    PARTIES TO THE LIQUIDATION TRANSACTIONS

GOLF TRUST OF AMERICA, INC.

    We are a real estate investment trust formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses throughout the United States. We are self-administered, which means that our operating decisions are made by our officers under the supervision of our board of directors, unlike many other real estate investment trusts, or REITs, which are managed by external management companies. Golf Trust of America, Inc., or GTA, was incorporated in Maryland on November 8, 1996. We hold our golf course interests through Golf Trust of America, L.P., a Delaware limited partnership that we control, and, in one instance, through a wholly-owned subsidiary of Golf Trust of America, L.P. We refer to this partnership and its subsidiaries as our operating partnership. In this proxy statement, the term "company" generally includes GTA, the operating partnership and all of their subsidiaries. Currently, our company holds participating interests in 44 golf courses, 40 of which are owned by us and four of which serve as collateral for a 30-year participating mortgage loan made by our company, as lender. Of the 40 golf courses that we own, 37.5 are held in fee simple and 2.5 are held pursuant to long-term ground leases. The golf courses are located in:

    - Florida (14)

    - South Carolina (6)

    - Illinois (3.5)

    - Michigan (3.5)

    - California (2.5)

    - Georgia (2)

    - Virginia (2)

    - Missouri (1.5)

    - Nebraska (1.5)

    - Texas (1.5)

    - Alabama

    - Kansas

    - New Mexico

    - North Carolina

    - Ohio

    - West Virginia

    Throughout this proxy statement, golf course quantities are stated in terms of 18-hole equivalents, such that one 27-hole golf course facility would be counted as 1.5 golf courses.

    We had no significant operations prior to our initial public offering of common stock in February 1997. In the IPO, we raised net proceeds of approximately $73.0 million and acquired ten golf courses. In November 1997, we raised net proceeds of approximately $82.7 million in a follow-on public offering of common stock. Since the IPO, we acquired interests in 37 additional golf courses.

    We elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1997 and have not revoked that election. If we continue to comply with certain REIT requirements under the tax code, we will generally not be required to pay income tax at the corporate level.

    Because of the tax rules applicable to REITs, we generally cannot operate our golf courses. Thus, when we acquire a golf course, we lease it back to an affiliate of the seller or to another qualified operator. In most cases we prefer to lease the golf course back to the seller's affiliate since we believe that the seller's familiarity with local conditions and continuity of management facilitates the golf course's growth and profitability (which we participate in under certain conditions as described below). However, we also have developed strong relationships with multi-course operators who lease a number of our golf courses.

    One exception to the REIT rule against operating our own golf courses is that if one or more of our tenants defaults under its lease, the tax code allows a 90-day grace period after eviction of the tenant during which we may operate the golf course and during which our revenues from such operations will remain qualifying income for REIT tax purposes. At the expiration of such period, we would generally have to either sell the golf course, lease it to an experienced golf course operator, or reach an agreement with an independent contractor to assume management of the golf course.

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Management by an independent contractor is allowed until the close of the third taxable year following the taxable year in which the eviction occurred. If one of these options is not implemented at the expiration of such period, the revenues from operations at the golf course will generally be considered non-qualifying income for purposes of the tax code's REIT income tests. If we recognize too much non-qualifying income, we will lose our status as a REIT, which could cause our tax liability to increase substantially and our cash available for distribution to decrease substantially.

    Our executive offices are located at 14 North Adger's Wharf, Charleston, South Carolina 29401 and our telephone number is (843) 723-GOLF (4653).

THE OPERATING PARTNERSHIP AND OUR SUBSIDIARIES

    GTA has two wholly-owned subsidiaries, GTA GP, Inc. and GTA LP, Inc., each of which is a Maryland corporation. These subsidiaries exist solely to hold GTA's general and limited partnership interests in the operating partnership. The board of directors of each subsidiary is comprised of the executive officers of GTA. The operating partnership was formed in Delaware in November 1996.

    The operating partnership is the legal owner of our golf courses and is the lender under the participating mortgage. GTA GP is the sole general partner of the operating partnership and GTA LP is a limited partner of the operating partnership. As of March 6, 2001, GTA held a 64.4% common interest in the operating partnership, through its subsidiaries. GTA also owns all of the series A preferred interests in the operating partnership through its subsidiary GTA LP. The other limited partners include many of the prior owners of our golf courses, who contributed their golf courses to the operating partnership in exchange for units of limited partnership interest, called OP units. The limited partners do not have day-to-day control over the operating partnership. However, the limited partners are entitled to vote on certain matters, including the sale of all or substantially all of our company's assets or the merger or consolidation of the operating partnership, which decisions require the approval of the holders of at least 66.7% of the interests in the operating partnership (including GTA LP). Such requisite number of holders have executed a written consent authorizing the partnership to liquidate in the event that GTA engages in a liquidation. Each of the limited partners (other than GTA LP), generally has the right to tender its OP units for redemption by the operating partnership. In that case, we have the option of either exchanging his or her OP units for shares of GTA common stock, on a one-for-one basis, or of buying back the OP units for an equivalent amount of cash, based on the then-current market price of GTA common stock.

    Our company is structured as an "UPREIT," which is a structure in which a public company such as GTA is the general partner of an operating partnership. One important feature of our UPREIT structure is that shares of our common stock are the close economic equivalent of OP units in the operating partnership. Indeed, GTA, through its subsidiaries, holds one OP unit for each of its outstanding shares, and GTA's sole source of income is distributions from the operating partnership on these OP units (and reimbursement of its administrative costs from the operating partnership pursuant to the partnership agreement).

LEGENDS

    Legends consists of a group of affiliated companies controlled by Mr. Larry Young. Legends includes Legends Golf Holding, LLC, which is the purchaser under the Legends agreement, and a number of our lessees and limited partners in our operating partnership as follows:

      LEGENDS LIMITED PARTNERS                    LEGENDS LESSEES
-------------------------------------  -------------------------------------
    - Golf Legends Ltd., Inc.              - Legends Golf Management, LLC
    - Seaside Resorts Ltd., Inc.           - Heritage Golf Management, LLC
    - Heritage Golf Club, Ltd., Inc.       - Virginia Legends Golf
                                             Management, LLC
    - Legends of Virginia L.C.             - Oyster Bay Golf Management, LLC

                                           - Legends at Bonaventure, Inc.

                                           - Legends National Golf
                                             Management, LLC

    Mr. Young served on our board of directors until February 25, 2001 when he resigned. The four Legends limited partners currently hold 29.2% of the common limited partnership interests in our operating partnership. They received their interest in exchange for seven of the ten golf courses that we acquired at the time of our initial public offering. Mr. Young controls the lessees at those seven golf courses and at 5.5 of our other golf courses. As part of our plan of liquidation we plan to sell up to 12.5 of these golf courses to Legends.

OTHER BUYERS

    As part of our plan of liquidation we have entered into binding agreements or non-binding letters of intent to sell several of our golf courses back to their prior owners, I.E., the entities that originally sold the golf courses to us, or to other third-parties. Most of the prior owners sold their golf courses to us in exchange for OP units in the operating partnership and for cash. Thus, those prior owners are limited partners in the operating partnership. None of these prior owners holds more than a 2.0% interest in the operating partnership. Except for their OP units, none of these buyers is affiliated with our company or any of our directors or officers.

    We will also seek to find buyers for our other 20.5 golf courses. We expect these buyers to be third-parties not affiliated or associated with our company or with our officers or directors.

SUMMARY DIAGRAM

    The current ownership and control relationships among GTA, its subsidiaries, the operating partnership (including its wholly-owned subsidiaries), Legends and the other limited partners (including the prior owners to whom we plan to sell some of our golf courses) are summarized in the following chart:

                             Graphic Representation

                          GOLF TRUST OF AMERICA, INC.
                                     (GTA)
                        (OWNS 100% OF GTA GP AND GTA LP)

        GTA GP, INC.                   GTA LP, INC.

 (the general partner of the           GTA LP, INC.
           Operating             (a limited partner in the
 Partnership holding a 0.2%         Operating Partnership
            common                holdiong a 64.2% common
      interest therein)               interest therein)

                                GOLF TRUST OF AMERICA, L.P.
           LEGENDS              (THE OPERATING PARTNERSHIP)      OTHER LIMITED PARTNERS
   (holding a 29.2% common         (owns 40 golf courses         (holding a 6.4% common
   interest in the Operating           and holds the            interest in the Operating
        Partnership)              participating mortgage)             Partnership)

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The members of our board and senior management have informed us that they intend to vote their aggregate 285,384 shares of common stock for the approval of the plan of liquidation and the adjournment proposal.

    The following table describes, as of March 5, 2001, the beneficial ownership of common stock and common OP units held by each of our directors, by each of our executive officers, by all of our directors and executive officers as a group and by each person known to us to be the beneficial owner of 5% or more of our outstanding common stock. This table shows beneficial ownership in accordance with the rules of the Securities and Exchange Commission to include securities that a named person has the right to acquire within 60 days. However, for the sake of clarity, the table does not report beneficial ownership of OP units as beneficial ownership of common stock (even though all OP units are currently convertible into common stock) but instead, reports holdings of stock and OP units separately. Each person named in the table has sole voting and investment/disposition power with respect to all of the shares of common stock or OP units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise noted, the address of each person in the table is c/o Golf Trust of America, Inc., 14 North Adger's Wharf, Charleston, South Carolina 29401.

                                                  COMMON STOCK                        COMMON OP UNITS
                                        --------------------------------      --------------------------------
                                                          PERCENTAGE OF                           PERCENTAGE
                                         NUMBER OF          SHARES OF                            INTEREST IN
               NAME OF                   SHARES OF         COMMON STOCK       NUMBER OF OP        OPERATING
           BENEFICIAL OWNER             COMMON STOCK      OUTSTANDING(1)         UNITS          PARTNERSHIP(2)
--------------------------------------  ------------      --------------      ------------      --------------
W. Bradley Blair, II..................       808,932(3)        9.13%               12,500(4)            *
Scott D. Peters.......................       358,702(5)        4.19%                   --              --
Roy C. Chapman........................        25,500(6)           *                    --              --
Raymond V. Jones......................        26,000(6)           *                    --              --
Fred W. Reams.........................        65,000(6)                                --              --
Edward L. Wax.........................        26,250(6)                                --              --
Directors and officers as a group
  (6 persons).........................     1,310,384(7)       14.17%               12,500(4)            *
AEW Capital Management, L.P...........       961,704(8)       10.71%(9)                --              --
FMR Corp..............................     1,094,100(10)      13.31%(11)               --              --
Legends...............................            --             --             3,726,856(12)        29.2%
Schooner Capital LLC..................       672,700(13)       8.19%                   --              --

------------------------

*   Less than 1%

 (1) Based on 8,217,555 shares of common stock outstanding. In accordance with SEC rules, each person's percentage interest is calculated by dividing such person's beneficially owned shares by the sum of the total number of common shares outstanding plus the number of shares such person has the right to acquire (including, for example, upon exercise of vested options, but excluding upon conversion of the separately shown OP units) within 60 days of March 5, 2001.

 (2) Based on 12,760,102 common OP units outstanding (including the 8,217,555 common OP units held by GTA's subsidiaries). Under the Partnership Agreement of the operating partnership, the holders of OP units (other than GTA's subsidiaries) have the right to tender them for redemption at any time. Upon such a tender, either the operating partnership must redeem the OP units for cash or GTA must acquire the OP units for shares of common stock, on a one-for-one basis.

 (3) Mr. Blair's beneficial ownership includes options to purchase 640,000 shares of common stock, all of which have vested and are exercisable as of March 5, 2001.

 (4) Does not include 598,187 OP units held by Legends of Virginia, LC, which contributed two golf courses to our company. Mr. Blair is the trustee of, and has no equity interest in, a trust that is the managing member of Legends of Virginia, LC by virtue of its 52% voting interest therein.
     Mr. Blair disclaims any beneficial interest in such OP units.

 (5) Mr. Peters' beneficial ownership includes options to purchase 285,000 shares of common stock, all of which have vested and are exercisable as of March 5, 2001.

 (6) Includes options to purchase 25,000 shares of our common stock.

 (7) Includes options to purchase 1,025,000 shares of common stock, all of which have vested and are exercisable as of March 5, 2001. Excludes 36,452 shares held by Mr. David Joseph, who resigned as our executive vice president in late 1999, which are pledged to the operating partnership to secure a promissory note from Mr. Joseph to our company. Mr. Joseph has agreed to vote all pledged shares as recommended by the Board of Directors.

 (8) Amounts shown for AEW Capital Management, L.P. include 800,000 shares of our company's Series A Convertible Cumulative Preferred Stock held by its affiliate AEW Targeted Securities Fund, L.P., which shares are convertible into an aggregate of 761,905 shares of our company's Common Stock. AEW Capital Management, L.P. beneficially owns an additional 199,800 shares of our company's Common Stock. These entities' address is c/o AEW Capital Management, Inc., 225 Franklin Street, Boston, MA 02110. Information about AEW Capital Management, L.P. is included in reliance on its Schedule 13G filed with the Security and Exchange Commission, or SEC, on April 16, 1999. We have entered into a voting agreement with AEW Targeted Securities Fund, L.P. in which it agrees to vote its Series A Preferred Shares, and any common shares issued upon conversion thereof, in favor of our proposed plan of liquidation. This voting agreement was filed as an exhibit to our current report on Form 8-K filed March 14, 2001.

 (9) In order to preserve our REIT status, among other reasons, our charter limits the number of our shares that may be owned by a single person or "group," as defined under federal securities laws, to 9.8% of each class of outstanding equity. We refer to this restriction as our ownership limit. However, in cases where violation of the ownership limit would not jeopardize our REIT status, our charter allows our board to grant a waiver of the ownership limit. In connection with AEW's investment in our Series A Preferred Stock, we granted them a limited waiver from the ownership limit on April 2, 1999.

(10) FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109. FMR Corp. reports that it has sole power to vote or to direct the vote: of 735,100 shares, shared power to vote or to direct the vote of 0 shares, sole power to dispose or to direct the disposition of 1,094,100 shares and shared power to dispose or to direct the disposition of 0 shares (but see note 9, above). Information about FMR Corp. is included in reliance on the
     Schedule 13G filed with the SEC on February 14, 2001 by FMR Corp.

(11) We have contacted FMR Corp. to discuss the possibility of granting them a waiver to the ownership limit (see note 7, above). In the absence of a waiver, the shares beneficially held by FMR Corp. in excess of the ownership limit become "shares-in-trust" under the terms of our charter and must be surrendered to a trustee of a charitable trust named by us, who directs the voting and disposition of the shares and who would proceed to dispose of the shares to a permitted transferee on an orderly basis.

(12) Legends address is 1500 Legends Drive, Myrtle Beach, South Carolina 29577. Legends is a group of companies controlled by Mr. Larry D. Young, a former director of our company. This total includes 598,187 OP units held by Legends of Virginia, LC which are beneficially owned by the children and grandchildren of Mr. Young. Mr. Young disclaims any beneficial ownership in such OP units. We have entered into a voting agreement with Legends in which it agrees to vote any common shares issued upon redemption of its OP units in favor of our proposed plan of liquidation. This voting agreement was filed as an exhibit to our current report on Form 8-K filed March 14, 2001.

(13) Schooner Capital LLC's address is 745 Atlantic Avenue, 11th Floor, Boston, MA 02111. Schooner Capital has shared power to vote or to direct the vote of, and shared power to dispose or to direct the disposition of, all of these shares. Information about Schooner Capital LLC is included in reliance on the Schedule 13D filed with the SEC on January 28, 2000 by Schooner Capital LLC.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is listed on the American Stock Exchange under the symbol "GTA." Since our inception, we completed two underwritten public offerings. On February 12, 1997, we completed our initial public offering of 3.91 million shares of our common stock at $21.00 per share, generating net proceeds of approximately $73.0 million. On November 10, 1997, we completed a follow-on public offering of 3.45 million shares of our common stock at $25.625 per share, generating net proceeds of approximately $82.7 million.

    On March 5, 2001, there were 118 holders of record and approximately 5,600 beneficial owners of our common stock.

    On November 14, 2000, the last trading day prior to the public announcement of our board's authorization of the preparation of this proxy statement seeking stockholder approval for the plan of liquidation, the closing sale price of our common stock as reported on the American Stock Exchange was $10.1875 per share and the high and low trading prices were $10.375 and $9.75 per share. On
March 5, 2001, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock as reported on the American Stock Exchange was $8.99. You are urged to obtain current market quotations for our common stock prior to making any decision with respect to the proposed liquidation.

    The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per share of our common stock as quoted on the American Stock Exchange and the dividends declared per share in respect of such quarter:

                                                                PRICE RANGE OF       DIVIDENDS
                                                                 COMMON SHARES      DECLARED PER
                                                              -------------------      COMMON
                                                                HIGH       LOW         SHARE
                                                              --------   --------   ------------
1997:
  First Quarter.............................................  $26.125    $22.75        $ 0.21
  Second Quarter............................................   28.75      23.625         0.41
  Third Quarter.............................................   28.688     26.00          0.41
  Fourth Quarter............................................   29.375     25.25          0.41

1998:
  First Quarter.............................................   32.375     27.625         0.41
  Second Quarter............................................   35.125     30.25          0.44
  Third Quarter.............................................   35.50      26.00          0.44
  Fourth Quarter............................................   29.563     24.00          0.44

1999:
  First Quarter.............................................   27.75      20.50          0.44
  Second Quarter............................................   25.75      21.625         0.44
  Third Quarter.............................................   24.375     18.375         0.44
  Fourth Quarter............................................   19.75      14.50          0.44

2000:
  First Quarter.............................................   18.563     16.125         0.44
  Second Quarter............................................   17.625     15.50          0.44
  Third Quarter.............................................   16.188     12.75          0.44
  Fourth Quarter............................................   14.3125     6.375         0.25

2001:
  First Quarter (through March 5, 2001).....................    9.25       6.875

    The distribution for the first quarter 1997 was for a partial period from the closing of our IPO and was equivalent to a quarterly distribution of $0.41 per share.

    On December 26, 2000 we announced that we have reduced our common dividend to $0.25 per quarter.

    If our stockholders DO NOT APPROVE the plan of liquidation, we currently intend to suspend our payment of regular quarterly dividends in order to conserve our cash. In that case, we may make only the minimum annual distributions necessary to preserve our REIT status.

    If stockholders DO APPROVE the plan of liquidation, we currently intend to continue paying regular quarterly dividends not to exceed $0.25 per quarter, which is equivalent to $1.00 per year, per share, for the first two fiscal quarters of 2001. We have agreed with our preferred stockholders that we will not pay any common dividends for the third quarter 2001 or any subsequent quarters without their consent until their stock is redeemed. However, we are permitted to pay dividends to the extent necessary to retain our status as a REIT, and to avoid the imposition of taxes on us resulting from the sale of our assets.

    Because our lenders have asserted that we are in default under our credit facility, the terms of the credit facility prohibit us from paying any further dividends. We face the risk that our lenders may not agree to amend our credit facility to permit us to pay dividends and that any dividend we do pay would be considered by our lenders to be an additional default thereunder.

    Although lower than our prior rate of $0.44 per quarter, our new target rate of $0.25 per quarter is greater than what we expect to pay if stockholders vote against the plan of liquidation. We will be able to pay a higher dividend if the liquidation is approved because we will be receiving cash inflows from asset sales and will have less need to conserve cash.

    In any case, we intend to comply with the REIT distribution requirements to the extent possible, which may require making a special dividend in the final quarter of each fiscal year. In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our taxable income, excluding net capital gains (or 95% for taxable years commencing before January 1, 2001). Based on our results of operations for year ended December 31, 2000, we were required to distribute approximately $7.2 million in order to maintain our REIT status. Under certain circumstances, we may be required to make distributions in excess of cash available in order to meet these distribution requirements.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement and the materials incorporated by reference in this proxy statement contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "assume" or other similar expressions.

    Among many other examples, the following statements are examples of the forward-looking statements in this document:

    - all predictions of the amount of liquidating distributions to be received by common stockholders;

    - all statements regarding future dividend rates;

    - all statements regarding future lessee defaults and evictions;

    - all statements regarding our ability to continue to qualify as a REIT;

    - all statements regarding how our board will interpret and comply with the terms of the plan of liquidation;

    - all statements regarding the timing of golf course dispositions and the sales price we will receive for assets that are or are not currently subject to binding sale agreements or letters of intent; and

    - all statements regarding future cash flows, future business prospects, future revenues, future working capital, the amount of cash reserves to be established in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the liquidation.

    YOU SHOULD NOT PLACE UNDUE RELIANCE ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN (AND UNKNOWN) RISKS, UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. Many relevant risks are described under the caption "Risk Factors" on page 15 as well as throughout this proxy statement and the incorporated documents, and you should consider these important cautionary factors as you read this document.

    Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are:

    - uncertainties relating to our asset portfolio;

    - uncertainties relating to our operations;

    - uncertainties relating to the implementation of our liquidation strategy;

    - uncertainties relating to domestic and international economic and political conditions;

    - uncertainties regarding the impact of regulations, changes in government policy and industry competition; and

    - other risks detailed from time to time in our reports filed with the SEC. Please refer to our SEC filings for a description of such factors.

    The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                               OTHER INFORMATION

PROPOSALS BY STOCKHOLDERS OF GOLF TRUST OF AMERICA

    Once we complete our liquidation, we will no longer have public stockholders or any stockholder meetings. However, we project that completion of the liquidation may take 12 to 24 months or longer. Once we file our articles of dissolution, our company may cease to hold stockholder meetings, to the extent that we are permitted by law to cease holding such meetings. We will continue to hold annual stockholder meetings as long as we are required to. At our next annual meeting, our common stockholders will elect two directors to our board. Holders of our common stock will continue to be entitled to attend and participate in these stockholder meetings.

    We recently decided to delay the date of our next annual meeting, which we would ordinarily hold in May, 2001. While we have not yet chosen a new date for our next annual meeting, the date we choose will be more than 30 days after the one-year anniversary of last year's annual meeting. Accordingly, the deadlines contained in last year's annual meeting proxy statement for submission of stockholder proposals will not be valid. After we select a date, we will announce it promptly by means of a press release (or other reasonable means). Our announcement will also state the new deadline by which you must submit a proposal for inclusion in the proxy statement, which will be a reasonable time before we expect to print and mail our proxy materials as required by Exchange Act Rule 14a-8(e)(2). We will only include in our proxy statement proposals meeting the requirements of applicable SEC rules. Any such proposal must be submitted by written notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, Golf Trust of America, Inc., 14 North Adger's Wharf, Charleston, South Carolina, 29401. Any such notice shall set forth:

    - the name and address of the stockholder and the text to be introduced;

    - the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of the notice; and

    - a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

    If you intend to present a proposal at our annual meeting in 2001 but do not intend to have your proposal included in our proxy statement, you must notify us on a timely basis of your intent to present such proposal at the meeting. To be timely, your notice must be delivered to us in writing either by personal delivery or by U.S. mail, postage prepaid, to our Secretary at the address above not earlier than the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the date on which public announcement of the date of such meeting is first made by us. In addition, your notice must otherwise comply with the other requirements of our bylaws. If you would like a copy of our bylaws, we will furnish one without charge upon your written request to our Secretary.

    The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

INDEPENDENT AUDITORS

    The consolidated financial statements incorporated in this proxy statement by reference from our Annual Report on Form 10-K as of December 31, 2000 and 1999, and for the each of the three years in the period ended December 31, 2000 have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report thereon dated March 5, 2001.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the information requirements of the Securities Exchange Act of 1934, which is commonly called the Exchange Act. In accordance with the Exchange Act we file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, known as the SEC. Our reports, proxy statements and most other information that we file with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the Commission's public reference room by calling 1-800-SEC-0330. Copies of our filed materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet site that contains our reports, proxy statements and other information as well as such documents from other companies that file electronically with the Commission and the address is http://www.sec.gov. We maintain an Internet site at http://www.golftrust.com. Neither the information contained in our website nor the information contained in the websites linked to our website is a part of this proxy statement.

INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supercede the information in this proxy statement.

    We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate by reference into this proxy statement the following documents that we filed with the SEC (File No. 000-22091) under the Exchange Act:

    - our Annual Report on Form 10-K for the year ended December 31, 2000; and

    - our Current Report on Form 8-K filed on March 14, 2001.

    All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of filing of those documents.

    You should rely only on the information contained in (or incorporated by reference into) this proxy statement. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement. The date of this proxy statement is shown on page (i). You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

    Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

                          Golf Trust of America, Inc.
                             14 North Adger's Warf
                        Charleston, South Carolina 29401
                         Attention: Investor Relations
                        Telephone: (843) 723-GOLF (4653)

    If you would like to request documents from us, please do so by ____________, 2001 in order to ensure timely receipt before the special meeting.

                                                                       EXHIBIT A

                          GOLF TRUST OF AMERICA, INC.
                      PLAN OF LIQUIDATION AND DISSOLUTION

    1. APPROVAL AND EFFECTIVENESS OF PLAN. This Plan of Liquidation and Dissolution (this "Plan") of Golf Trust of America, Inc., a Maryland corporation (the "Corporation"), has been approved by the Corporation's Board of Directors as being advisable and in the best interests of the Corporation and its stockholders. The Board of Directors has directed that the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the Plan by the common stockholders of the Corporation in the manner and by the vote required by law and by the charter of the Corporation and approval of the plan by the preferred stockholders of the Corporation in the manner and by the vote required by law and by Section 12(f) of the Articles Supplementary Classifying and Designating 800,000 shares of Preferred Stock as 9.25% Series A Cumulative Convertible Preferred Stock of the Corporation (the "Articles Supplementary"). The date of the stockholders' approval is hereinafter referred to as the "Effective Date."

    2. VOLUNTARY LIQUIDATION AND DISSOLUTION. On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with
Section 331 of the Internal Revenue Code of 1986, as amended and in accordance with Maryland General Corporation Law ("MGCL"). Pursuant to the Plan, the Board of Directors shall cause the Corporation to sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Corporation in one or more transactions, without further approval of the stockholders.

    3. CHARTER AMENDMENT. The Corporation's Articles of Amendment and Restatement, as amended, are hereby amended by redesignating Section 2(h) of
Article V as subsection 2(h)(i) and inserting the following new subsection 2(h)(ii) immediately thereafter:

        "(ii)  PLAN OF LIQUIDATION.  Nothing in this Article V, or in
    Article IX hereof, or elsewhere in this Charter shall prevent the Corporation or its board from taking any action pursuant to or in accordance with a plan of liquidation (I.E., any plan providing for the disposition of substantially all of the Corporation's assets and/or its dissolution) approved by the requisite vote of stockholders entitled to vote thereon; PROVIDED, HOWEVER that the voting requirement set forth in Article Third,
    Section 12(f), Clause (iii) of the Series A Preferred Stock Articles Supplementary shall continue to apply unless specifically waived by the holders of two-thirds of the outstanding shares of Series A Cumulative Convertible Preferred Stock in the case of any particular plan of liquidation."

    4. AUTHORIZATION OF EXISTING SALE AGREEMENTS. The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP, Inc., a Maryland corporation ("GTA GP"), which is the general partner of Golf Trust of America, L.P., a Delaware limited partnership (the "Operating Partnership"), as appropriate, is authorized to enter into and perform its obligations under, and cause GTA GP as general partner to cause the Operating Partnership to enter into and perform its obligations under, the following contracts (the "Agreements") relating to the disposition of assets: (i) the Purchase and Sale Agreement between the Operating Partnership and Legends, (ii) the Purchase and Sale Agreement between the Operating Partnership and Golf and Fairway, LLC,
(iii) the Purchase and Sale Agreement between the Operating Partnership and Diamond Players Club, L.C., and (iv) the Purchase and Sale Agreement between the Operating Partnership and Universal Portfolio Buyers, Inc.

    5.  SALES OF OTHER ASSETS.

        (a) The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP and GTA LP, Inc., a Maryland corporation ("GTA LP"), as appropriate, is authorized to sell or to cause the Operating Partnership and the subsidiaries of the Corporation and the Operating

    Partnership to sell any and all of their assets remaining after the consummation of the transactions contemplated by the Agreements for cash or such other assets as may be conveniently distributed to the stockholders, upon such terms as the Board of Directors of the Corporation may deem advisable; and

        (b) The Corporation and the Operating Partnership and their respective subsidiaries shall follow the following procedures (if applicable by their terms) in connection with each transfer of assets:

           (i) The authorization of, or the obligations of the transferring party to transfer assets pursuant to, any sale agreement that the Board of Directors expects will result in net proceeds of $50,000,000 or more shall be conditioned on receipt by the Board of Directors, or the Corporation, or GTA GP, or the board of directors of GTA GP, or the Operating Partnership (each an "Eligible Addressee") of either (A) an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view or (B) an appraisal of such asset showing that proposed sale price is within (or above) the appraiser's range of estimated values for the asset, or (C) other evidence satisfactory to the Board of Directors that the proposed sale is in the best interest of the Corporation and its stockholders.

           (ii) The authorization of, or the obligations of the transferring party to transfer assets pursuant to, any sale agreement that provides for gross proceeds that fall below the low end of the range of gross proceeds that the Corporation's management estimated would be received for such assets (as set forth in the materials provided to the Board of Directors at the time the Board approved the version of this Plan submitted to stockholders), shall be conditioned on receipt by an Eligible Addressee of either (A) an opinion from a nationally recognized investment bank to the effect that such sale is fair to the party receiving the consideration from a financial point of view or (B) an appraisal of such asset showing that proposed sale price is within (or above) the appraiser's range of estimated values for the asset, or
       (C) other evidence satisfactory to the Board of Directors that the proposed sale is in the best interest of the Corporation and its stockholders.

    6.  PAYMENT OF CREDITORS; DISTRIBUTIONS TO STOCKHOLDERS.  Subject to
Section 10 hereof, the Board of Directors and such officers of the Corporation as the Board of Directors may authorize and direct are authorized and directed to proceed promptly to (i) wind up the affairs of the Corporation (including without limitation the affairs of its subsidiaries, the Operating Partnership and its subsidiaries); (ii) collect its assets; (iii) convey and dispose of such of its assets as are not to be distributed in kind to its stockholders;
(iv) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation and the Operating Partnership and their subsidiaries; (v) pay all expenses incidental to this Plan, including all counsel fees, accountants' fees, and such other fees and taxes as are necessary to effectuate this Plan; (vi) cause the Operating Partnership to distribute its remaining assets, either in cash or in kind, to the limited and general partners of the Operating Partnership, in one or more distributions in cancellation or redemption of their partnership interests, in accordance with the terms and provisions of the agreement of limited partnership for the Operating Partnership, as amended; and (vii) distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders in cancellation or redemption of their stock in one or more distributions, in accordance with the terms and provisions of the charter of the Corporation, as amended. Upon the sale or other disposition of the assets of the Corporation, and the payment or provision for all of the liabilities and obligations of the Corporation, the corporation will be deemed to have liquidated, and the Corporation will redeem all of the outstanding shares of Preferred Stock that are or are then outstanding, subject to and in accordance with the charter of the Corporation and applicable law.

    7. RESERVE FUND. The Corporation, acting for itself or in its capacity as sole stockholder of GTA GP, as appropriate, is authorized, but not required, to establish or to cause the Operating Partnership to establish, one or more reserve funds in a reasonable amount to be determined by the Board of Directors within its discretion, to meet known liabilities and liquidating expenses and estimated unascertained or contingent liabilities and expenses, and/or to provide for payment of the liquidation preference to holders of preferred interests in the Corporation and the Operating Partnership (provided that creation of such fund shall not relieve the Corporation or the Operating Partnership, as applicable, of any obligation to make payment to such preferred securityholders, until such payment is actually made to such securityholders), in each case if the Board of Directors of the Corporation deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Corporation's accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation or the Liquidating Trust referred to below, or such other successor in interest to the Corporation as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller's office. The Corporation may also create a reserve fund by any other reasonable means.

    8. INSURANCE POLICIES. The Corporation is authorized, but not required, to procure for itself and/or to cause GTA GP, as general partner to procure for the Operating Partnership, as appropriate, one or more insurance policies in a reasonable amount to be determined by the Board of Directors within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Directors of the Corporation deems such insurance policies desirable.

    9. ARTICLES OF DISSOLUTION. The Board of Directors and officers of the Corporation are authorized and directed, when appropriate, to file articles of dissolution with the Department of Assessments and Taxation of the State of Maryland (the "Department") pursuant to Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law. Prior to filing articles of dissolution, the Corporation shall give notice to its known creditors as required by Section 3-404 of MGCL and satisfy all other prerequisites to such filing under Maryland law. Upon the Department's acceptance of the articles of dissolution for record, (i) as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved; however (ii) as provided by Section 3-408(b) of the MGCL, the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, and (iii) the directors of the Corporation shall, by operation of Section 3-410 of the MGCL, become trustees of the assets of the Corporation for purposes of liquidation (and from and after such date, the terms "directors" or "Board of Directors" as used in this Plan shall refer to such trustees and the board of such trustees, respectively).

    10. EFFECT AND TIMING OF DISTRIBUTIONS. The Corporation shall redeem the Preferred Stock in accordance with the Voting Agreement by and between the Corporation and the initial holder of the Preferred Stock (which Voting Agreement was filed with the Company's Current Report on Form 8-K, filed
March 14, 2001), as the same may be amended from time to time in accordance with its terms. Upon payment to holders of Preferred Stock of the amounts to which such holders are entitled upon a liquidation and dissolution of the Corporation, or the earlier redemption of the Preferred Stock, all in accordance with and subject to the provisions of the Charter of the Corporation and such Voting Agreement, the issued and outstanding shares of Preferred Stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. Upon the complete distribution of all assets of the Corporation remaining after the Corporation makes required payments to holders of the outstanding shares of Preferred Stock, or redeems the outstanding shares of Preferred Stock, to the holders of outstanding shares of Common Stock of the Corporation (the "Final Distribution"), all such shares of Common Stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. The Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur, to make all required payments to the holders of outstanding shares of Preferred Stock or redeem the outstanding shares of Preferred Stock, and to make the Final Distribution to holders of outstanding shares of Common Stock no later than the second anniversary of the Effective Date.

    11. CORPORATE GOVERNANCE FOLLOWING DISSOLUTION, PENDING THE FINAL DISTRIBUTION. After the filing of the articles of dissolution, the Board of Directors may cause the Corporation to cease to hold annual meetings or to hold annual elections for directors, to the extent that such cessation is permissible by applicable law. In the event that the Corporation ceases to hold annual meetings or to hold annual elections for directors, from and after such cessation to the date of the Final Distribution, (i) upon the resignation of any director, the vacancy shall be filled by the vote of the remaining directors;
(ii) holders of the requisite number of shares may call a special meeting of stockholders, as provided in the Corporation's bylaws; (iii) at any special meeting, holders of at least two-third ( 2/3) of the shares of Common Stock may remove any director, with or without cause, and thereafter the vacancy shall be filled by the vote of a plurality of the shares of Common Stock; and (iv) in all other respects, the Corporation shall continue to be governed by its charter and bylaws, except as otherwise provided in this Plan or required by applicable law.

    12. FINAL DISTRIBUTION AS DISTRIBUTION IN KIND OF LIQUIDATING TRUST BENEFICIAL INTERESTS. In the event that (i) the Board of Directors deems it necessary or advisable in order to preserve the Corporation's status as a REIT or otherwise avoid the payment of income tax, or (ii) the Board of Directors deems it necessary or advisable in order to enable the Corporation to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the "Commission") or (iii) the Board of Directors determines it is otherwise advantageous or appropriate to do so, the Board of Directors may cause the Corporation make the Final Distribution as a distribution in kind of beneficial interests in a trust (the "Liquidating Trust"), at such time as it deems appropriate in its sole discretion (provided only that the Preferred Stock and any remaining outstanding preferred OP Units have been completely redeemed prior to the transfer and assignment mentioned below), substantially as follows:

        (a) The Corporation may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign and may cause GTA GP, as general partner, to cause the Operating Partnership to transfer and assign, to the Liquidating Trust all of the assets of the Corporation, the Operating Partnership and their subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Corporation, the Operating Partnership and their subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

        (b) Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of Common Stock and units of partnership interest in the Operating Partnership ("OP Units"), all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of beneficial interest shall constitute the Final Distribution of all of the assets of the Corporation to its stockholders under paragraph 10 of this Plan.

        (c) The declaration of trust or other instrument governing the Liquidating Trust (the "Declaration of Trust") shall provide among other things that, immediately following such transfer, assignment and distribution, each shares of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of Common Stock and each OP Unit, had upon the combined assets of the Corporation and the Operating Partnership, immediately prior to the transfer, assignment and distribution.

        (d) The initial trustees of the Liquidating Trust shall be designated by the Board of Directors of the Corporation.

        (e) The Declaration of Trust shall also provide that the Liquidating Trust's activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Corporation and the Operating Partnership, making liquidating distributions to the holders of shares of common beneficial interest in the Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Trust and provide for the orderly liquidation thereof.

        (f) The Declaration of Trust shall also provide that the Liquidating Trust, as successor to the Corporation, shall not revoke the Liquidating Trust's REIT election nor shall its trustees take any action to terminate its status as a REIT, except upon the affirmative vote of holders of two-thirds ( 2/3) of the common beneficial interests in the Liquidating Trust.

        (g) The Declaration of Trust shall also provide (i) that holders of at least a majority of the common shares of beneficial interest may require the trustees to call a special meeting of holders of beneficial interest;
    (ii) that holders of a majority of the common shares of beneficial interest may vote to remove one or more trustees of the Liquidating Trust and elect successor trustees; (iii) that holders of a majority of the common shares of beneficial interest may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of common shares of beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of final distribution.

        (h) In the discretion of the Board of Directors, the Declaration of Trust may also provide (i) that shares of beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Corporation's assets were first transferred to it, subject to extensions of determinate duration; and
    (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests, (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Corporation's Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.

        (i) The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this paragraph 12) as the Board of Directors may approve.

        (j) Approval of this Plan shall constitute the approval by the stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board of Directors and the appointment of trustees selected by the Board of Directors.

    13.  DELISTING FROM AMEX; TERMINATING EXCHANGE ACT
REGISTRATION. Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board of Directors considers appropriate, the Board of Directors and officers of the Corporation are authorized to cause the Corporation's common stock to be delisted from the American Stock Exchange and to cause the Corporation to file a Form 15 (or take other appropriate action) to terminate the registration of its Common Stock and Preferred Stock under the Securities Exchange Act of 1934, as amended.

    14. INTERPRETATION; GENERAL AUTHORITY. The Board of Directors of the Corporation, the trustees of the Liquidating Trust and such officers of the Corporation as the Board of Directors or such trustees may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors or such trustees may deem appropriate and (iv) the execution, delivery and filing with the Department of Assessments and Taxation of Maryland of articles of transfer pursuant to Section 3-107 of the MGCL. The death, resignation or other disability of any director or officer of the Corporation or trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining directors or officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers or trustees to exercise any of the powers provided for in this Plan.

    15. GOVERNING LAW. The validity, interpretation, and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.

    16. ABANDONMENT OF PLAN OF LIQUIDATION; AMENDMENT. Prior to approval of this Plan by stockholders, the directors of the Corporation may withdraw and abandon this Plan for any reason. Following approval of this Plan by stockholders, it may not be abandoned by the Corporation except in accordance with applicable law. Notwithstanding approval of the Plan by the stockholders of the Corporation, the directors of the Corporation or the trustees of the Liquidating Trust may modify or amend this Plan without further action by or approval of the stockholders of the Corporation to the extent permitted under then-current law.

                                                                       EXHIBIT B

                 [Letterhead of Banc of America Securities LLC]

                               February 25, 2001

Special Committee of the Board of Directors
Golf Trust of America, Inc.

Board of Directors
GTA GP, Inc.
14 North Adger's Wharf
Charleston, SC 29401

Members of the Special Committee of the Board of Directors of Golf Trust of America, Inc. and the Board of Directors of GTA GP, Inc.:

    You have requested our opinion as to the fairness from a financial point of view to Golf Trust of America, L.P. (the "Seller") of the consideration proposed to be received by the Seller in connection with the proposed purchase (the "Purchase") by the Legends Group, Ltd. (the "Purchaser") of certain assets of the Seller, including the tangible and intangible assets constituting the Parkland, Heathland, Moorland, Heritage, Oyster Bay, Royal New Kent, Stonehouse, Black Bear, Bonaventure, Persimmon Ridge, Silverthorn and Tiburon golf courses (collectively the "Assets") (the purchase of the Assets is referred to herein as the "Transaction"). Pursuant to the terms of that certain draft Purchase and Sale Agreement, dated as of February 14, 2001 (the "Agreement"), between the Seller and the Purchaser, the Seller will sell the Assets to the Purchaser and the Seller will receive aggregate consideration of $72,689,300 in cash (up to $5,000,000 of which may be paid, at the option of the Purchaser, with a promissory note (the "Note")) and 3,726,856 limited partnership units of Seller (the "Units"). The terms and conditions of the Purchase are more fully set out in the Agreement.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements, together with other non-public business and financial information of the Seller and Golf Trust of America, Inc. ("GTA");

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Assets;

   (iii) analyzed certain financial forecasts and projected sales prices prepared by management, and analyzed certain financial forecasts prepared by lessees of the Seller, and analyzed verbal preliminary reports of appraisals relating to the Assets prepared by independent third parties;

    (iv) discussed the past and current operations, financial condition and prospects of the Assets with senior executives of the Seller;

    (v) reviewed certain financial terms, to the extent publicly available, of certain other sales of similar assets and companies owning similar assets we deemed relevant;

    (vi) reviewed the draft Agreement dated February 14, 2001 and certain related documents;

   (vii) reviewed leases and certain other documentation relating to the Assets;

  (viii) reviewed certain reports on golf course rounds played and golf course construction prepared by the National Golf Foundation, a golf capitalization rate survey conducted by Crittenden Marketing, published in October 2000 and excerpts of appraisal materials on the Myrtle Beach golf course market by McDaniel Associates, Inc., provided to us by McDaniel Associates in January 2001;

Special Committee of the Board of Directors of Golf Trust of America, Inc. Board of Directors of GTA GP, Inc.
February 25, 2001

Page 2

    (ix) reviewed the analysis of Houlihan Lokey Howard & Zukin ("Houlihan") relating to the liquidation of the Seller, GTA and their affiliates and the fairness from a financial point of view of the consideration to be received by the Seller in connection with the Purchase;

    (x) reviewed financial statements and other financial information regarding the Purchaser, and certain affiliates thereof; and

    (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts and projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Assets. We have also assumed that there have been no material changes in the financial condition, results of operations, business or prospects of the Assets or the Seller since the respective dates of the last financial statements and pro forma financial statements made available to us. We have not assumed responsibility for making an independent valuation or appraisal of the assets or liabilities of the Seller nor have we been furnished with any written or definitive appraisals. We express no opinion regarding the allocation of the aggregate consideration among the Assets. We have assumed the aggregate value of the Units to be received as partial consideration for the Assets to be $44,722,272. Furthermore, we assume that the Note, if issued, will be paid in accordance with its terms. We, at your direction, have not offset the cancellation of indebtedness or forgiveness of other obligations of the Purchaser in connection with the Transaction against the aggregate consideration.

    We have assumed with your consent that the Transaction will be consummated in accordance with the terms described in the draft Agreement provided to us, without any amendments thereto, without adjustment to the aggregate consideration (through offset, reduction, indemnity claims or otherwise) and without waiver by either the Seller or Purchaser of any conditions or of their respective obligations thereunder. We have relied on advice of counsel and independent accountants to the Seller as to all legal and financial reporting matters with respect to the Seller, the Assets, the Transaction and the Agreement. We have not been requested to, and do not, express any opinion regarding the tax effect of the Transaction on the Seller, or GTA, or GTA
GP, Inc. or their stockholders or limited or general partners.

    We have assumed that the structure, the amount of the consideration and other terms of the Transaction are the most beneficial from the Seller's perspective that could under the circumstances be negotiated among the parties to the Transaction, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Seller in an amount in excess of that contemplated in the Agreement. Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies that may be available to the Seller, on the other hand.

    You have informed us that the Transaction is intended to be a part of the liquidation of all of the assets of the Seller, GTA and their affiliates and that the liquidation of the assets and the Transaction will be submitted for approval by the equity holders of GTA. You have also informed us that the proceeds of the sale of the Seller's assets, after payment of transaction expenses and repayment of

Special Committee of the Board of Directors of Golf Trust of America, Inc. Board of Directors of GTA GP, Inc.
February 25, 2001

Page 3

certain liabilities, will be distributed to the shareholders of GTA and to the partners of the Seller (the "Liquidation"). You have also informed us that substantially all of the net cash proceeds of the Transaction will be used to pay-off Seller's bank debt (a significant portion of which is owed to Bank of America, N.A., our affiliate) and, as a result, none of the net proceeds of the Transaction will be distributed to stockholders of GTA or partners of the Seller in the Liquidation. We express no opinion relating to the Liquidation, the underlying business decision to effect the Liquidation, any alternatives to the Liquidation, the use of proceeds from the Transaction and other sales of the Seller's assets, the fairness of the Liquidation or the form, timing or amount of distributions to the stockholders of GTA or the partners of Seller resulting therefrom.

    We express no opinion or recommendation as to how the stockholders of GTA or the partners of Seller should vote at any stockholders' or partners' meetings held in connection with the Agreement, the Transaction or the Liquidation.

    We have acted as financial advisor to the Special Committee of the Board of Directors of GTA and the Board of Directors of GTA GP, Inc. in connection with the Transaction and will receive a fee for our services, including a fee contingent on the consummation of the sale of certain of the Assets. In the past, Banc of America Securities LLC and/or its affiliates ("BAS") have provided financial advisory and bank financing services for GTA and the Seller, and Bank of America, N.A. has provided bank financing services to affiliates of the Purchaser, and in each instance have received fees for the rendering of these services. We have advised you that BAS and its affiliates are engaged in a broad range of securities activities and financial services. Bank of America, N.A. is lead agent on the Seller's $200 million unsecured Revolving Credit Facility (the "Credit Facility") and has also extended the Company a $25 million unsecured line of credit (the "Line of Credit"). The Seller is currently in technical default under the terms of the Credit Facility. You have informed us that substantially all of the net cash proceeds from the Transaction will be used to pay-off a portion of the Credit Facility and/or the Line of Credit (a significant portion of which will be paid to Bank of America, N.A., our affiliate). In addition, in the ordinary course of BAS' business, BAS or its affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for BAS' own account or the accounts of customers, in debt or equity securities of GTA, the Seller or any other company that may be involved in transactions with GTA, the Seller or their affiliates and (ii) may at any time be providing or arranging financing and other financial services to (a) a potential purchaser of either the Seller's or GTA's assets or securities or (b) other companies that may be involved in a competing or related transaction. Specifically with respect to the Transaction, Bank of America, N.A. may provide a financing letter of commitment to the Purchaser and may provide financing to the Purchaser to enable it to consummate the Transaction. In each instance, we may receive fees for providing these services or financing. Each of the Seller, GTA and GTA GP, Inc. have agreed to indemnify and hold harmless BAS against any damages or losses relating to BAS' engagement by them, including the issuance of this opinion.

    It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of GTA and the Board of Directors of GTA GP, Inc. only and may not be relied upon by any other person. You have informed us that Larry Young, a member of the Board of Directors of GTA, is also a controlling shareholder in the Purchaser. Because Mr. Young does not serve on the special committee of the Board of Directors of GTA or on the Board of Directors of GTA GP, Inc. we have assumed that there is no conflict of interest arising out of these relationships. This opinion may not be relied upon by Mr. Young or any of his affiliates, including the Purchaser. Our opinion is necessarily

Special Committee of the Board of Directors of Golf Trust of America, Inc. Board of Directors of GTA GP, Inc.
February 25, 2001

Page 4

based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion may not be used or referred to by you, GTA, GTA GP, Inc., the Seller or any of their affiliates, stockholders or limited partners or any other person, or quoted or disclosed to any person in any manner, without our prior written consent, which shall not be unreasonably withheld.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the aggregate consideration to be received by the Seller, in the proposed Transaction, is fair to the Seller from a financial point of view.

                                          Very truly yours,

                                          /s/ BANC OF AMERICA SECURITIES LLC
                                          --------------------------------------
                                          BANC OF AMERICA SECURITIES LLC

                                                                       EXHIBIT C

                [Letterhead of Houlihan, Lokey, Howard & Zukin]

February 25, 2001

To the Boards of Directors of Golf Trust of America, Inc.,
GTA G.P., Inc. and Golf Trust of America, L.P.
14 North Adger's Wharf
Charleston, South Carolina 29401

Dear Boards of Directors Members:

    We understand that Golf Trust of America, Inc., a Delaware corporation (the "Company") is a public real estate investment trust whose stock trades on the American Stock Exchange ("Amex") under the ticker symbol "GTA." The Company holds golf course interests through its operating partnership, Golf Trust of America, L.P., a Delaware limited partnership ("GTA OP"). The Company holds its interests in GTA OP through its two wholly-owned subsidiaries, GTA G.P., Inc. ("GTA GP") and GTA LP, Inc. ("GTA LP"). As of February 15, 2001, there are 8,156,974 shares of the Company's common stock outstanding. There are 12,760,101 operating partnership units of GTA OP (the "OP Units") outstanding as of that date.

    The Company is proposing a plan of liquidation (the "Liquidation Plan") pursuant to a proxy statement dated February, 2001, which contemplates a series of liquidation transactions (the "Transaction") to: (i) sell all of its golf courses and other assets (the "Properties"); (ii) pay for or provide for all of its known liabilities and expenses; (iii) amend its charter so as to allow for the Liquidation Plan; (iv) redeem its preferred stock and preferred partnership interests; (v) distribute its remaining net proceeds from the liquidation to its common stockholders (the "Stockholders") and the holders of OP Units (the "Unitholders") in two or more distributions; (vi) if the Company is not able to sell of its assets and pay all of its liabilities within 24 months from the date of the Liquidation Plan, transfer its remaining assets and liabilities to a liquidation trust and distribute the interests in the liquidation trust to Stockholders and Unitholders; and (vii) wind up its operations, de-list from the Amex and dissolve so that the Company's stock will no longer be traded and the Company will cease to exist.

    We have been retained by the special committee to the Company's board of directors (the "Committee") and work at the direction solely of the Committee. In connection with the proposed Transaction, the Committee, on behalf of the Company's Stockholders, GTA OP and the Unitholders, has requested that we render an opinion of the fairness (the "Plan Opinion"), from a financial point of view, of the consideration to be received in the Transaction by the Company and its Stockholders, and GTA OP and its Unitholders.

    While not limiting this Plan Opinion: (i) the Plan Opinion does not address the Company's underlying business decision to effect the Transaction; (ii) we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company, GTA OP, or the Properties; and (iii) at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

    In connection with this analysis, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to stockholders and on Form 10-K for the three fiscal years ended December 31, 1999 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2000, and a management-prepared balance sheet as of December 31, 2000, which the Company's management has identified as being the most current financial statements available;

The Board of Directors
Golf Trust of America, Inc.,
Golf Trust of America, L.P.,
and GTA G.P., Inc.
February 25, 2001

     2. to the extent available, reviewed unaudited financial information with respect to the Properties, including profit and loss statements for the three years ended December 31, 2000 and forecasted profits and loss statements for the fiscal year ended December 31, 2001;

     3. reviewed copies of the following agreements:

       - the Purchase and Sale Agreement by and between Legends Holdings, LLC (as buyer) and Golf Trust of America, L.P. (as seller) dated February 14, 2001;

       - the Voting Agreement by and among Golf Trust of America, Inc. and Golf Legends Ltd., Seaside Resorts Ltd., Inc., Heritage Golf
         Club, Ltd., Inc. and Legends of Virginia LC;

       - the letter of Commitment of Bank of America, N.A. to make loans described therein to Legends Golf Holding, LLC dated January 23, 2001;

     4. reviewed a draft of the Company's proxy statement (delivered to Houlihan Lokey February 25, 2001) (the "Proxy Statement");

     5. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     6. held discussions with the Company's investment bankers at Banc of America Securities LLC and counsel to discuss certain background and factual matters;

     7. visited certain of the Properties, including:

a.   Westin Innisbrook Resort                 Palm Harbor, FL
b.   Lost Oaks of Innisbrook                  Palm Harbor, FL
c.   Emerald Dunes Golf Course                West Palm Beach, FL
d.   Cypress Creek                            Boynton Beach, FL
e.   Links at Polo Trace                      Delray Beach, FL
f.   Bonaventure                              Ft. Lauderdale, FL
g.   Sandpiper Golf Course                    Santa Barbara, CA
h.   Oyster Bay                               Sunset Beach, NC
i.   Legends Resort                           Myrtle Beach, SC

     8. visited the corporate headquarters of the Company;

     9. reviewed the Table of the Company's Letters of Intent, Proposal Letters, Purchase and Sale Agreements, and Settlement Agreements prepared by the Company's management;

    10. reviewed the Confidential Business Description / Offering Memorandum of Golf Trust of America, Inc., prepared by Banc of America Securities LLC, dated April 2000;

    11. reviewed a draft of the Presentation to the Company's Board of Directors prepared by Banc of America Securities LLC (delivered to Houlihan Lokey January, 2001);

    12. reviewed forecasts and projections provided by the Company's management dated January 16, 2001 (the "Projection Model") with respect to management's estimates of the expected sales proceeds for each of the Company's assets, and the resulting net distributions to the Stockholders and Unitholders (other than Mr. Young by virtue of his participation in the

The Board of Directors
Golf Trust of America, Inc.,
Golf Trust of America, L.P.,
and GTA G.P., Inc.
February 25, 2001

       Transaction) after payment of the Company's liabilities and other obligations that may result in connection with the implementation of the Company's Liquidation Plan;

    13. reviewed historical market prices, trading volume and other publicly available information regarding the Company and the Company's publicly traded securities;

    14. reviewed certain other publicly available financial data for certain companies and assets that we deemed comparable to the Company and the Properties, and publicly available prices paid in other transactions that we considered similar to the Transaction; and

    15. conducted such other studies, analyses and inquiries as we have deemed appropriate.

    We have relied upon and assumed, without independent verification, that the financial forecasts and projections (as set forth in the Projection Model) provided to us have been reasonably prepared and reflect the best estimates currently available to the Company's management of the future financial results and condition of the assets of the Company and GTA OP; and nothing has come to the attention of our personnel working on this engagement in the course thereof that has caused us to believe that our assumption is unreasonable. In addition, we have assumed without independent verification, that there has been no material change in the assets, financial condition, business or prospects of such assets since the date of the most recent financial information made available to us and/or discussed with us by management of the Company. Notwithstanding the foregoing, we advise the recipients of this Plan Opinion that nothing has come to the attention of our personnel working on this engagement that has caused us to believe that it was unreasonable for us to utilize the information supplied to us or the Projection Model, taken as a whole, as part of our analysis relating to this Plan Opinion.

    We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company, GTA OP, and the Properties, including without limitation the Projection Model, and we do not assume any responsibility with respect to such information. Other than as set forth above, we have not made any physical inspection or independent appraisal of any of the Properties or assets of the Company and GTA OP.

    Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We note in this regard that there are many factors that could adversely affect the actual results of the Company's proposed Liquidation Plan, including without limitation the factors set forth under "Risk Factors" in the Proxy Statement. We have assumed, without independent verification, that the Company's proposed Liquidation Plan will be executed in all material respects in accordance with the description thereof in the Proxy Statement and that the risk factors identified therein, individually or in combination, will not occur.

    Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received pursuant to the Transaction by the Company and its Stockholders, and GTA OP and its Unitholders is fair to each of them from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
---------------------------------------------------------------------
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                       EXHIBIT D

                [Letterhead of Houlihan, Lokey, Howard & Zukin]

February 25, 2001

To the Boards of Directors of Golf Trust of America, Inc.
and GTA G.P., Inc.
14 North Adger's Wharf
Charleston, South Carolina 29401

Dear Boards of Directors Members:

    We understand that Golf Trust of America, Inc., a Delaware corporation (the "Company") is a public real estate investment trust which holds golf course interests through its operating partnership, Golf Trust of America, L.P., a Delaware limited partnership ("GTA OP"). GTA holds its interests in the GTA OP through its two wholly owned subsidiaries, GTA G.P., Inc. ("GTA GP") and GTA LP, Inc. ("GTA LP").

    The Company is proposing a plan of liquidation (the "Liquidation Plan") pursuant to a proxy statement dated February, 2001, which contemplates a series of liquidation transactions to: (i) sell all of its golf courses and other assets; (ii) pay for or provide for all of its known liabilities and expenses;
(iii) amend its charter so as to allow for the Liquidation Plan; (iv) redeem its preferred stock and preferred partnership interests; (v) distribute its remaining net proceeds from the liquidation to its common stockholders (the "Stockholders") and the holders of operating partnership units ("OP Units") in GTA OP (the "Unitholders") in two or more distributions; (vi) if the Company is not able to sell of its assets and pay all of its liabilities within 24 months from the date of the Liquidation Plan, transfer its remaining assets and liabilities to a liquidation trust and distribute the interests in the liquidation trust to its Stockholders and the Unitholders; and (vii) wind up its operations, de-list from the American Stock Exchange and dissolve so that the Company's stock will no longer be traded and the Company will cease to exist.

    As part of the Liquidation Plan, the Company plans to enter into an agreement with Legends Golf Holding, LLC ("Legends") pursuant to which GTA OP will sell up to ten properties consisting of thirteen and one half (13 1/2) eighteen (18)-hole equivalent golf courses (the "Legends Properties") to Legends for total consideration consisting of (i) 3,726,856 OP Units, (ii) cash in the amount of $67,689,300, and (iii) a note in the amount of $5,000,000 (the "Agreement"). Legends was founded and is controlled by the Company's largest holder of OP Units and one of the Company's directors, Mr. Larry D. Young. It is our understanding that Mr. Young resigned from the Company's board of directors effective as of the date of GTA OP's execution on February 25, 2001. The sale of the Legends Properties to Legends pursuant to the Agreement is referred to herein as the "Legends Transaction." The other golf course properties owned by GTA OP or the Company, excluding the Legends Properties, are referred to herein as the "Other Properties," and together with the Legends Properties, the "Properties." The Company has formed a special committee of the Company's board of directors (the "Committee") to consider certain matters relating to the Liquidation Plan, including the Legends Transaction.

    We have been retained by the Committee and work at the direction solely of the Committee. In connection with the proposed Legends Transaction, the Committee, on behalf of GTA OP, has requested that we render an opinion (the "Legends Opinion") as to: (i) the fairness, from a financial point of view, of the consideration to be received by GTA OP in connection with the Legends Transaction; and (ii) the fairness, from a financial point of view, to the Stockholders and Unitholders not participating in the Legends Transaction of the consideration to be received by GTA OP in connection with Legends Transaction.

The Boards of Directors
Golf Trust of America, Inc.
and GTA G.P., Inc.
February 25, 2001

    While not limiting this Legends Opinion: (i) this Legends Opinion does not address the Company's underlying business decision to effect the Legends Transaction or the Liquidation Plan, (ii) we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company and/or its affiliates, and (iii) at your request, we have not negotiated the Legends Transaction or advised you with respect to alternatives to it or the Liquidation Plan.

    In connection with this Legends Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to stockholders and on Form 10-K for the three fiscal years ended December 31, 1999 and quarterly reports on Form 10-Q for the three quarters ended September 30, 2000, and a management-prepared balance sheet as of December 31, 2000, which the Company's management has identified as being the most current financial statements available;

     2. reviewed unaudited financial information with respect to the Legends Properties, including profit and loss statements for the three years ended December 31, 2000 and forecasted profits and loss statements for the fiscal year ended December 31, 2001;

     3. to the extent available, reviewed unaudited financial information with respect to the Other Properties, including profit and loss statements for the three years ended December 31, 2000 and forecasted profits and loss statements for the fiscal year ended December 31, 2001;

     4. reviewed copies of the following agreements:

       - the Purchase and Sale Agreement by and between Legends Holdings, LLC (as buyer) and Golf Trust of America, L.P. (as seller) dated February 14, 2001;

       - the Voting Agreement by and among Golf Trust of America, Inc. and Golf Legends Ltd., Seaside Resorts Ltd., Inc., Heritage Golf
         Club, Ltd., Inc. and Legends of Virginia LC;

       - the letter of Commitment of Bank of America, N.A. to make loans described therein to Legends Golf Holding, LLC dated January 23, 2001;

     5. reviewed a draft of the Company's proxy statement (delivered to Houlihan Lokey February 25, 2001) (the "Proxy Statement");

     6. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     7. held discussions with the Company's investment bankers at Banc of America Securities LLC and counsel to discuss certain background and factual matters;

The Boards of Directors
Golf Trust of America, Inc.
and GTA G.P., Inc.
February 25, 2001

     8. visited certain of the Legends Properties and Other Properties owned by the Company, including:

a.   Westin Innisbrook Resort                 Palm Harbor, FL
b.   Lost Oaks of Innisbrook                  Palm Harbor, FL
c.   Emerald Dunes Golf Course                West Palm Beach, FL
d.   Cypress Creek                            Boynton Beach, FL
e.   Links at Polo Trace                      Delray Beach, FL
f.   Bonaventure                              Ft. Lauderdale, FL
g.   Sandpiper Golf Course                    Santa Barbara, CA
h.   Oyster Bay                               Sunset Beach, NC
i.   Legends Resort                           Myrtle Beach, SC

     9. visited the corporate headquarters of the Company;

    10. reviewed the Table of the Company's Letters of Intent, Proposal Letters, Purchase and Sale Agreements, and Settlement Agreements prepared by the Company's management;

    11. reviewed the Confidential Business Description / Offering Memorandum of Golf Trust of America, Inc., prepared by Banc of America Securities LLC, dated April 2000;

    12. reviewed a draft of the Presentation to the Company's Board of Directors prepared by Banc of America Securities LLC (delivered to Houlihan Lokey January, 2001);

    13. reviewed forecasts and projections provided by the Company's management (the "Projection Model") with respect to management's estimates of the expected sales proceeds for each of the Company's assets, and the resulting net distributions to the Stockholders and Unitholders (other than Mr. Young by virtue of his participation in the Transaction) after payment of the Company's liabilities and other obligations that may result in connection with the implementation of the Company's Liquidation Plan;

    14. reviewed historical market prices, trading volume and other publicly available information regarding the Company and the Company's publicly traded securities;

    15. reviewed certain other publicly available financial data for certain companies and assets that we deemed comparable to the Company and the Properties, and publicly available prices paid in other transactions that we considered similar to the transactions set forth in the Liquidation Plan, including the Legends Transaction; and

    16. conducted such other studies, analyses and inquiries as we have deemed appropriate.

    We have relied upon and assumed, without independent verification, that the financial forecasts and projections (as set forth in the Projection Model) provided to us have been reasonably prepared and reflect the best estimates currently available to the Company's management of the future financial results and condition of the assets of the Company and GTA OP; and nothing has come to the attention of our personnel working on this engagement in the course thereof that has caused us to believe that our assumption is unreasonable. In addition, we have assumed without independent verification, that there has been no material change in the assets, financial condition, business or prospects of such assets since the date of the most recent financial information made available to us and/or discussed with us by management of the Company. Notwithstanding the foregoing, we advise the

The Boards of Directors
Golf Trust of America, Inc.
and GTA G.P., Inc.
February 25, 2001

recipients of this Legends Opinion that nothing has come to the attention of our personnel working on this engagement that has caused us to believe that it was unreasonable for us to utilize the information supplied to us or the Projection Model, taken as a whole, as part of our analysis relating to this Legends Opinion.

    We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company, GTA OP, and the Properties, including without limitation the Projection Model, and we do not assume any responsibility with respect to such information. Other than as set forth above, we have not made any physical inspection or independent appraisal of any of the Properties or assets of the Company and GTA OP.

    Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We note in this regard that there are many factors that could adversely affect the actual results of the Company's proposed Liquidation Plan, including without limitation the factors set forth under "Risk Factors" in the Proxy Statement. We have assumed, without independent verification, that the Company's proposed Liquidation Plan will be executed in all material respects in accordance with the description thereof in the Proxy Statement and that the risk factors identified therein, individually or in combination, will not occur.

    Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by GTA OP in the Legends Transaction: (i) is fair, from a financial point of view, to GTA OP; and (ii) is fair, from a financial point of view, to the Stockholders and Unitholders not participating in the Legends Transaction.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
---------------------------------------------------------------------
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                       EXHIBIT E

                            ------------------------

                          PURCHASE AND SALE AGREEMENT

                            ------------------------


Seller:           GOLF TRUST OF AMERICA, L.P.,
                  a Delaware limited partnership

Buyer:            LEGENDS GOLF HOLDING, LLC,
                  a Delaware limited liability company

Property:         The Legends, Heritage, Oyster Bay, Royal New Kent,
                  Stonehouse, Black Bear, Bonaventure, Persimmon Ridge,
                  Silverthorn and Tiburon

Purchase
Price:            $117,411,572.00

Effective
Dated:            February 14, 2001

                               TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                 --------

ARTICLE 1    DEFINITIONS; RULES OF CONSTRUCTION...............................................       2

             1.1    Definitions...............................................................       2

                    (a)           "Act of Bankruptcy".........................................       2

                    (b)           "Affiliate".................................................       3

                    (c)           "Authorizations"............................................       3

                    (d)           "Bill of Sale--Personal Property"...........................       3

                    (e)           "Buyer Leases"..............................................       3

                    (g)           "Buyer Released Parties"....................................       3

                    (h)           "Buyer's Closing Conditions"................................       3

                    (i)           "Buyer's Deliveries"........................................       3

                    (j)           "Buyer's Loan Commitment"...................................       3

                    (k)           "Closing"...................................................       3

                    (l)           "Closing Date"..............................................       3

                    (m)           "Closing Documents".........................................       3

                    (n)           "Closing Statement".........................................       3

                    (o)           "Company"...................................................       3

                    (p)           "Contracts".................................................       3

                    (q)           "Core Parcels"..............................................       3

                    (r)           Intentionally Deleted.......................................       3

                    (s)           "Deed"......................................................       4

                    (t)           "Deferred Rent and Interest"................................       4

                    (u)           "Deposit OP Units"..........................................       4

                    (v)           "Disputed Matters"..........................................       4

                    (w)           "Effective Date"............................................       4

                    (x)           "Environmental Indemnity....................................       4

                    (y)           "Escrow Agent"..............................................       4

                    (z)           Intentionally Deleted.......................................       4

                    (aa)          "FIRPTA Certificate"........................................       4

                    (bb)          "Golf Course" and "Golf Courses"............................       4

                    (cc)          "Golf Course Contracts".....................................       4

                    (dd)          "Golf Course Improvements"..................................       4

                    (ee)          "Golf Course Intangible Personal Property"..................       4

                    (ff)          "Golf Course Real Property".................................       4

                    (gg)          "Golf Course Tangible Personal Property"....................       4

                    (hh)          "Governmental Body".........................................       4

                                                                                                   PAGE
                                                                                                 --------
                    (ii)          "GTA GP"....................................................       4

                    (jj)          "Improvements"..............................................       4

                    (kk)          "Intangible Personal Property"..............................       4

                    (ll)          "Land"......................................................       4

                    (mm)          "Later Exception"...........................................       4

                    (nn)          "Legends OP Units"..........................................       5

                    (oo)          Intentionally Deleted.......................................       5

                    (pp)          "Material Portion"..........................................       5

                    (qq)          "Myrtle Beach Parcels"......................................       5

                    (rr)          "Negative Cash Flow"........................................       5

                    (ss)          "Non-Core Parcels"..........................................       5

                    (tt)          "Non-Core Parcels Due Diligence Period".....................       5

                    (uu)          "Non-Retained Site".........................................       5

                    (vv)          "Notes".....................................................       5

                    (ww)          "OP Units"..................................................       5

                    (xx)          "OP Units Amount"...........................................       5

                    (yy)          "Outside Lease Termination Date"............................       5

                    (zz)          Intentionally Deleted.......................................       5

                    (aaa)         "Parcel"....................................................       5

                    (bbb)         "Permitted Title Exceptions"................................       5

                    (ccc)         "Person"....................................................       5

                    (ddd)         "Pledge Agreements".........................................       5

                    (eee)         "Property"..................................................       5

                    (fff)         "Property Information"......................................       5

                    (ggg)         "Purchase Money Deed of Trust"..............................       5

                    (hhh)         "Purchase Money Loan".......................................       5

                    (iii)         "Purchase Money Note".......................................       5

                    (jjj)         "Purchase Money Note Principal Amount"......................       5

                    (kkk)         "Purchase Price"............................................       5

                    (lll)         "Real Property".............................................       6

                    (mmm)         "Reduced Rates".............................................       6

                    (nnn)         "Retained Site".............................................       6

                    (ooo)         "SEC".......................................................       6

                    (ppp)         "Seller's Consents".........................................       6

                    (qqq)         "Seller's Deliveries".......................................       6

                    (rrr)         "Seller's Organizational Documents".........................       6

                    (sss)         "Seller Parties"............................................       6

                                                                                                   PAGE
                                                                                                 --------
                    (ttt)         "Seller Released Parties"...................................       6

                    (uuu)         "Significant Portion".......................................       6

                    (vvv)         "Standstill Agreement"......................................       6

                    (www)         "State".....................................................       6

                    (xxx)         "Summary Sheet".............................................       6

                    (aaaa)        "Survey"....................................................       6

                    (bbbb)        "Taking"....................................................       6

                    (cccc)        "Tangible Personal Property"................................       6

                    (dddd)        "Terminated Parcel".........................................       6

                    (eeee)        "Third-Party Closing Date"..................................       6

                    (ffff)        "Third-Party Closing Statement".............................       6

                    (gggg)        "Third-Party Offer".........................................       6

                    (hhhh)        "Third-Party Sale"..........................................       6

                    (iiii)        "Title Company".............................................       6

                    (jjjj)        "Title Report"..............................................       6

                    (kkkk)        "Transition Agreement"......................................       7

                    (llll)        "Utilities".................................................       7

                    (mmmm)        "Virginia Parcels"..........................................       7

             1.2    Rules of Construction.....................................................       7

                    (a)           Gender......................................................       7

                    (b)           Section References..........................................       7

                    (c)           Headings....................................................       7

                    (d)           Construction................................................       7

ARTICLE 2    PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE; DUE DILIGENCE......................       7

             2.1    Purchase and Sale.........................................................       7

                    (a)           Deposit.....................................................      17

                    (b)           OP Units Amount.............................................       8

                    (c)           Purchase Money Loan.........................................       8

                    (d)           Balance.....................................................      10

                    (e)           Cancellation of Notes.......................................      10

             2.2    Non-Core Parcels Due Diligence............................................      10

             2.3    Standstill Agreement......................................................      14

ARTICLE 3    SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS...............................      15

             3.1    Organization and Power....................................................      15

             3.2    Authorization and Execution...............................................      15

             3.3    Noncontravention..........................................................      15

             3.4    Condemnation Proceedings..................................................      15

                                                                                                   PAGE
                                                                                                 --------
             3.5    Litigation................................................................      15

             3.6    Organizational Documents..................................................      16

             3.7    Bankruptcy................................................................      16

             3.8    Other Contracts...........................................................      16

             3.9    Regulatory Compliance.....................................................      16

             3.10   Landlord Performance......................................................      16

             3.12   Survival of Representations...............................................      16

             3.13   Qualifications to Representations.........................................      16

ARTICLE 4    BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS; AS-IS SALE;
             BUYER & SELLER RELEASES..........................................................      16

             4.1    Organization and Power....................................................      16

             4.2    Authorization and Execution...............................................      17

             4.3    Noncontravention..........................................................      17

             4.4    Litigation................................................................      17

             4.5    Bankruptcy................................................................      17

             4.6    Buyer's Loan Commitment...................................................      17

             4.7    Operations Prior to Closing...............................................      17

             4.8    Seller's Continuing Right to Market and Sell Parcels......................      19

             4.9    Buyer's Prior Ownership, Tenancy and Management...........................      19

             4.10   As-Is Sale; Releases......................................................      19

                    (a)           Seller Disclaimer...........................................      19

                    (b)           Plan of Liquidation.........................................      20

                    (c)           Property Information........................................      21

                    (d)           Buyer Releases of Seller and Seller Affiliates..............      21

                    (e)           Seller Releases of Buyer and Buyer Affiliates...............      22

                    (f)           No Fraud Waiver.............................................      23

             4.11   Transfer of Certain OP Units..............................................      23

             4.12   Oyster Bay Ground Lessor Consent..........................................      23

             4.13   Qualifications to Representations.........................................      23

ARTICLE 5    CONDITIONS AND ADDITIONAL COVENANTS..............................................      24

             5.1    As to Buyer's Obligations.................................................      24

                    (a)           Seller's Deliveries.........................................      24

                    (b)           Representations, Warranties and Covenants...................      24

                    (c)           Intentionally Deleted.......................................      24

                    (d)           Shareholder Approval........................................      24

                    (e)           Title and Other Matters Affecting Parcels...................      24

             5.2    As to Seller's Obligations................................................      24

                    (a)           Intentionally Deleted.......................................      24

                                                                                                   PAGE
                                                                                                 --------
                    (b)           Intentionally Deleted.......................................      24

                                  Consents; Approvals; Legal, Securities and Other
                    (c)           Compliance..................................................      24

                    (d)           Buyer's Deliveries..........................................      25

                    (e)           Representations, Warranties and Covenants...................      25

                    (f)           Consent and Amendment.......................................      25

                    (g)           Voting Agreement............................................      25

ARTICLE 6    CLOSING..........................................................................      25

             6.1

             Closing..........................................................................      25

             6.2

             Seller's Deliveries..............................................................      25

                    (a)           Seller's Certificate........................................      25

                                  A Deed with respect to each Parcel transferred to Buyer or
                    (b)           its Affiliate at the Closing................................      25

                                  A Bill of Sale - Personal Property with respect to each
                                  Parcel transferred to Buyer or its Affiliate at the
                    (c)           Closing.....................................................      26

                    (d)           Cancellation of Notes Payable...............................      26

                                  Assignment of Leases, Contracts, Agreements, Warranties,
                    (e)           Guaranties, Permits and Licenses............................      26

                    (f)           Terminations................................................      26

                    (g)           Title Requirements..........................................      27

                    (h)           The FIRPTA Certificate......................................      27

                    (i)           Organizational Documents....................................      27

                    (j)           Board Resolutions...........................................      27

                    (k)           Evidence of Bulk Sales Compliance...........................      27

                    (l)           Communication...............................................      27

                    (m)           Original Documents..........................................      27

                    (n)           Miscellaneous...............................................      27

             6.3    Buyer's Deliveries........................................................      27

                    (a)           Purchase Price..............................................      27

                    (b)           Legends OP Units............................................      27

                    (c)           Purchase Money Loan Documents...............................      27

                    (d)           Terminations................................................      28

                    (e)           Miscellaneous...............................................      28

             6.4    Closing Costs.............................................................      28

             6.5    Closing Adjustments.......................................................      28

                    (a)           Closing of Sale to Buyer....................................      28

                    (b)           Closing of Third-Party Sale (Retained Sites)................      28

                                                                                                   PAGE
                                                                                                 --------
                                  Closing of Third-Party Sale (Non-Retained Site); Outside
                    (c)           Lease Termination Date Prorations...........................      28

                    (d)           Due Diligence Costs.........................................      29

             6.6    Right to Distributions and Dividends......................................      29

ARTICLE 7    GENERAL PROVISIONS...............................................................      30

             7.1    Condemnation..............................................................      30

             7.2    Risk of Loss..............................................................      30

             7.3    Real Estate Broker........................................................      31

             7.4    Confidentiality...........................................................      31

ARTICLE 8    LIABILITY OF BUYER; INDEMNIFICATION BY SELLER; TERMINATION RIGHTS................      31

             8.1    Termination by Buyer......................................................      31

             8.2    Termination by Seller.....................................................      32

             8.3    Seller's Right to Sell to Third-Parties...................................      33

             8.4    Provisions Relating to Buyer Leases and Notes.............................      37

             8.5    Costs and Attorneys' Fees.................................................      39

ARTICLE 9    MISCELLANEOUS PROVISIONS.........................................................      40

             9.1    Completeness; Modification................................................      40

             9.2    Assignments...............................................................      40

             9.3    Successors and Assigns....................................................      40

             9.4    Days......................................................................      40

             9.5    Governing Law.............................................................      40

             9.6    Counterparts..............................................................      40

             9.7    Severability..............................................................      40

             9.8    Costs.....................................................................      40

             9.9    Notices...................................................................      40

             9.10   Incorporation by Reference................................................      41

             9.11   Further Assurances........................................................      41

             9.12   No Partnership............................................................      41

             9.13   Guaranty..................................................................      41

                             SCHEDULES AND EXHIBITS

Schedule 1.1(v):          Disputed Matters
Schedule 1.1(bbb):        Additional Permitted Exceptions
Schedule 1.1(rrr)         Seller's Organizational Documents
Schedule 2.2(c):          Due Diligence Documents
Schedule 3.8:             Schedule of Other Contracts
Schedule 8.3(d)(3)(iii):  Third Party Sale Excluded Property
Exhibit A:                The Land
Exhibit B:                Description of Tangible Personal Property
Exhibit C:                Description of Intangible Personal Property
Exhibit D:                Schedule of Contracts
Exhibit E:                Bill of Sale - Personal Property
Exhibit F:                Description of Buyer Leases
Exhibit G:                Deed
Exhibit H:                Seller's FIRPTA Affidavit
Exhibit I:                Form of Standstill Agreement
Exhibit J:                Form of Purchase Money Note
Exhibit K:                Form of Purchase Money Deed of Trust
Exhibit L:                Form of Environmental Indemnity
Exhibit M:                Form of Guaranty
Exhibit N:                Form of Termination of Lease
Exhibit O:                Second Amendment and Consent
Exhibit P:                Voting Agreement
Exhibit Q:                Seller's Certificate
Exhibit R:                Assignment of Leases and Contracts
Exhibit S:                Transition Agreement

                               PURCHASE AGREEMENT
                                 SUMMARY SHEET

Buyer:                           LEGENDS GOLF HOLDING, LLC, a Delaware limited liability
                                 company

Seller:                          GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership

Effective Date:                  February 14, 2001

Golf Courses:                    The Legends Resort (which includes Parkland, Heathland and
                                 Moorland), Heritage, Oyster Bay, Royal New Kent, Stonehouse,
                                 Black Bear, Bonaventure, Persimmon Ridge, Silverthorn and
                                 Tiburon

Purchase Price:                  One Hundred Seventeen Million Four Hundred Eleven Thousand
                                 Five Hundred Seventy-Two and No/100 Dollars
                                 ($117,411,572.00), which is allocated as follows:

                                 The Legends Resort (Parkland,
                                 Heathland and Moorland)                  $**
                                 Heritage                                  $**
                                 Oyster Bay                                $**
                                 Royal New Kent                           $**
                                 Stonehouse                               $**
                                 Black Bear                                $**
                                 Bonaventure                              $**
                                 Persimmon Ridge                          $**
                                 Silverthorn                                $**
                                 Tiburon                                  $**

Notice Address of Seller:        GTA GP, Inc.
                                 14 North Adger's Wharf
                                 Charleston, South Carolina 29401
                                 Attention: W. Bradley Blair, II
                                          Scott D. Peters

with a copy to:                  O'Melveny & Myers LLP
                                 275 Battery Street, Suite 2600
                                 San Francisco, California 94111-3305
                                 Attention: Peter T. Healy, Esq.

Notice Address of Buyer:         c/o The Legends Group, Ltd.
                                 1500 Legends Drive
                                 Myrtle Beach, SC 29579
                                 Attention: Larry Young

with a copy to:                  Parker, Poe, Adams & Bernstein L.L.P.
                                 Three First Union Center
                                 401 South Tryon Street, Suite 3000
                                 Charlotte, North Carolina 28202
                                 Attention: Gary C. Ivey

** The confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

                          PURCHASE AND SALE AGREEMENT

    THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is entered into by and between Buyer and Seller.

                                   RECITALS:

    A. Seller is the owner of those certain golf courses (each a "GOLF COURSE" and collectively the "GOLF COURSES") on parcels of real property more particularly described on EXHIBIT A attached hereto (collectively, the "LAND").

    B. Subject to the terms of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to buy from Seller, all of Seller's right, title and interest (if any) in and to the following:

    1. Each Golf Course on each parcel of Land, together with the driving ranges, putting greens, clubhouse facilities, snack bars, restaurants, pro shops, buildings, structures, parking lots, landscaping, fixtures and other improvements located on each Golf Course (with respect to each individual Golf Course, hereinafter referred to collectively as the "GOLF COURSE IMPROVEMENTS", and with respect to all Golf Courses, hereinafter collectively referred to as the "IMPROVEMENTS").

    2. All rights, privileges, easements and appurtenances to each Golf Course and any of the Golf Course Improvements thereto, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all riparian mineral and water rights and all easements, roads, streets, avenues, rights-of-way, reservations and other appurtenances used or connected with the beneficial use and enjoyment of each Golf Course and/or any of the Golf Course Improvements thereto (with respect to each individual Golf Course, the Golf Course Improvements thereto and all such easements, rights, privileges and appurtenances described in this SUBPARAGRAPH 2 related to such Golf Course are sometimes hereinafter collectively referred to as the "GOLF COURSE REAL PROPERTY", and with respect to all Golf Course Real Property are hereinafter collectively referred to as the "REAL PROPERTY").

    3. All items of tangible personal property and fixtures (if any) owned, leased or used by Seller and located on or used in connection with each Golf Course Real Property, including, but not limited to, inventory, machinery, equipment, furniture, furnishings, movable walls or partitions, phone, utility, electrical, mechanical, HVAC, plumbing, refrigeration, security and other control systems, restaurant equipment, computers or trade fixtures, golf carts, golf course operation and maintenance equipment, including mowers, tractors, aerators, sprinklers, sprinkler and irrigation facilities and equipment, valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, antiques, other decorations, and equipment or machinery of every kind or nature located on or used in connection with the operation of each Golf Course Real Property, whether on or off-site, including all warranties and guaranties associated therewith (with respect to each individual Golf Course, hereinafter collectively referred to as the "GOLF COURSE TANGIBLE PERSONAL PROPERTY", and with respect to all Golf Courses, hereinafter collectively referred to as the "TANGIBLE PERSONAL PROPERTY"). A non-exclusive schedule of the Tangible Personal Property is attached to this Agreement as EXHIBIT B, indicating whether such Tangible Personal Property is owned, leased or used, on site or offsite.

    4. All intangible personal property owned or possessed by Seller and used in connection with the construction, ownership, operation, leasing or maintenance of each Golf Course Real Property or the Golf Course Tangible Personal Property related thereto, including, but not limited to, all goodwill attributed to the Golf Courses, and any and all trademarks, copyrights, tradenames, guarantees, Authorizations (as hereinafter defined), general intangibles, business records, plans and specifications, surveys, title insurance policies, licenses, permits and approvals with respect to the construction, ownership, operation, leasing or maintenance of the Golf Courses, any unpaid award for taking by condemnation or any damage to the Golf Course Real Property or Golf Course Tangible Personal Property, excluding any of the aforesaid rights that Buyer elects not to acquire by written notice to

Seller delivered prior to the Closing (with respect to each individual Golf Course, hereinafter collectively referred to as the "GOLF COURSE INTANGIBLE PERSONAL PROPERTY", and with respect to all Golf Courses, hereinafter collectively referred to as the "INTANGIBLE PERSONAL PROPERTY"). A non-exclusive schedule of the Intangible Personal Property is attached to this Agreement as EXHIBIT C.

    5. All contracts, leases, licenses and agreements entered into by Seller, if any, relating to the Golf Courses, including, but not limited to, membership agreements, equipment leases, liquor licenses, guaranties, management agreements, pledge agreements, contribution agreements, service contracts and any and all other such agreements (with respect to each individual Golf Course, hereinafter collectively referred to as the "GOLF COURSE CONTRACTS", and with respect to all Golf Courses, hereinafter collectively referred to as the "CONTRACTS"). A schedule of the Contracts is attached to this Agreement as EXHIBIT D. Each Golf Course, together with the Golf Course Improvements located thereon and the Golf Course Real Property, the Golf Course Tangible Personal Property, the Golf Course Intangible Personal Property and the Golf Course Contracts relating thereto, shall be herein referred to as a "PARCEL". The Real Property, Tangible Personal Property, Intangible Personal Property and Contracts are sometimes collectively referred to as the "PROPERTY".

    C. In addition to the transfer of the Property to Buyer or its Affiliate(s) as provided hereunder, at the Closing all notes payable by Buyer (or any of its Affiliates) to Seller (or any of its Affiliates) in connection with the Non-Core Parcels (the "NOTES") and all obligations thereunder or related thereto (except the obligation to pay interest accrued and unpaid thereunder as of the Closing
Date) shall be cancelled and released (and all collateral, if any, securing such Notes shall be released).

    NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

                                   ARTICLE 1
                       DEFINITIONS; RULES OF CONSTRUCTION

    1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

        (a) "ACT OF BANKRUPTCY" shall mean if a party to this Agreement or any general partner thereof shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
    (ii) admit in writing its inability to pay its debts as they become due,
    (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or general partner of all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

        (b) "AFFILIATE" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

        (c) "AUTHORIZATIONS" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of any Parcel or any part thereof as a golf course with the uses and operations existing on the Effective Date and the Closing Date, including, without limitation, clubhouses, bars and related facilities, as applicable.

        (d) "BILL OF SALE--PERSONAL PROPERTY" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal Property and any Contracts and Improvements that can be conveyed by a Bill of Sale from Seller to Buyer, substantially in the form of EXHIBIT E attached hereto.

        (e) "BUYER LEASES" shall mean each and every lease of a Parcel between Seller and Buyer (or an Affiliate of Buyer), pursuant to which Seller leases to Buyer (or an Affiliate of Buyer), and Buyer (or an Affiliate of Buyer) leases from Seller, the Parcel, and Buyer (or an Affiliate of Buyer) is granted the right to manage, operate and control the Parcel during the term of such lease(s), which Buyer Leases are identified and described on EXHIBIT F attached hereto.

        (f) "BUYER'S LENDER" shall mean Bank of America, N.A. or any other third-party lender providing to Buyer (or its Affiliates) first mortgage loan financing in connection with the transactions contemplated hereunder.

        (g) "BUYER RELEASED PARTIES" shall have the meaning set forth in
    SECTION 4.10(e).

        (h) "BUYER'S CLOSING CONDITIONS" shall have the meaning set forth in
    SECTION 5.1.

        (i) "BUYER'S DELIVERIES" shall have the meaning set forth in
    SECTION 6.3.

        (j) "BUYER'S LOAN COMMITMENT" shall mean a loan commitment, executed by and between Buyer's Lender and Buyer, pursuant to which Buyer's Lender commits to make a first mortgage loan in connection with Buyer's acquisition of the Parcels, on and subject to the terms and provisions of said loan commitment.

        (k) "CLOSING" shall mean the time the Deed for each Parcel is executed and delivered and recorded and each of the other deliveries to be made by Seller (as provided in SECTION 6.2) and Buyer (as provided in SECTION 6.3) are made and each of the Buyer's Closing Conditions and Seller's Closing Conditions in SECTIONS 5.1 AND 5.2, respectively, have been satisfied or waived.

        (l) "CLOSING DATE" shall mean the date on which the Closing occurs.

        (m) "CLOSING DOCUMENTS" shall have the meaning set forth in SECTION 4.10(a).

        (n) "CLOSING STATEMENT" shall mean the closing settlement statement executed by Seller and Buyer prior to the Closing, which statement shall include the proration adjustments made pursuant to SECTION 6.5 and the allocation of closing costs pursuant to SECTION 6.4.

        (o) "COMPANY" shall mean Golf Trust of America, Inc., a Maryland corporation.

        (p) "CONTRACTS" shall have the meaning set forth in RECITAL B(5).

        (q) "CORE PARCELS" shall mean the Myrtle Beach Parcels and Virginia Parcels, collectively.

        (r) INTENTIONALLY DELETED.

        (s) "DEED" shall mean a special warranty deed substantially in the form of EXHIBIT G attached hereto (but modified as necessary to incorporate any local law requirements of the jurisdiction where the Parcel is located), legally transferring and conveying to Buyer fee simple title in and to a Parcel in the jurisdiction where such Parcel is located (PROVIDED THAT, in no event shall Seller provide a general warranty deed or any other deed containing general warranties with respect to any Parcel), subject only to the Permitted Title Exceptions.

        (t) "DEFERRED RENT AND INTEREST" shall have the meaning set forth in
    SECTION 8.4(a).

        (u) "DEPOSIT OP UNITS" shall mean the Legends OP Units in which Seller currently has a security interest pursuant to the terms and provisions of the Buyer Leases and related Pledge Agreements, which constitute 786,097 Legends OP Units in the aggregate. If any of the said Legends OP Units are converted into stock of the Company at any time prior to the Closing, then the Deposit OP Units shall include, without limitation, such shares of stock into which such Legends OP Units are converted.

        (v) "DISPUTED MATTERS" shall mean and include each of the disputed matters and items relating to the Parcels and/or the Buyer Leases that are identified and set forth on SCHEDULE 1.1(v) attached hereto.

        (w) "EFFECTIVE DATE" shall have the meaning set forth in the Summary Sheet.

        (x) "ENVIRONMENTAL INDEMNITY" shall have the meaning set forth in
    SECTION 2.1(c).

        (y) "ESCROW AGENT" shall mean the Title Company.

        (z) INTENTIONALLY DELETED.

        (aa)  "FIRPTA CERTIFICATE" shall mean the affidavit of Seller under
    Section 1445 of the Internal Revenue Code of 1986, as amended, certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), substantially in the form of EXHIBIT H attached hereto.

        (bb) "GOLF COURSE" and "GOLF COURSES" shall have the meaning set forth in RECITAL A.

        (cc) "GOLF COURSE CONTRACTS" shall have the meaning set forth in RECITAL B(5).

        (dd) "GOLF COURSE IMPROVEMENTS" shall have the meaning set forth in RECITAL B(1).

        (ee) "GOLF COURSE INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in RECITAL B(4).

        (ff) "GOLF COURSE REAL PROPERTY" shall have the meaning set forth in RECITAL B(2).

        (gg) "GOLF COURSE TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in RECITAL B(3).

        (hh) "GOVERNMENTAL BODY" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

        (ii) "GTA GP" shall mean GTA GP, Inc., a Maryland corporation, the sole general partner of Seller.

        (jj)  "IMPROVEMENTS" shall have the meaning set forth in RECITAL B(1).

        (kk) "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in RECITAL B(4).

        (ll)  "LAND" shall have the meaning set forth in RECITAL A.

        (mm) "LATER EXCEPTION" shall have the meaning set forth in
    SECTION 2.2(e).

        (nn) "LEGENDS OP UNITS" shall mean all of the OP Units owned by Buyer, being a total of 3,726,856 OP Units.

        (oo)  INTENTIONALLY DELETED.

        (pp)  "MATERIAL PORTION" shall have the meaning set forth in
    SECTION 7.2.

        (qq) "MYRTLE BEACH PARCELS" shall mean The Legends, Heritage and Oyster Bay Parcels.

        (rr)  "NEGATIVE CASH FLOW" shall have the meaning set forth in
    SECTION 8.4(a).

        (ss) "NON-CORE PARCELS" shall mean the Black Bear, Bonaventure, Persimmon Ridge, Silverthorn and Tiburon Parcels.

        (tt) "NON-CORE PARCELS DUE DILIGENCE PERIOD" shall have the meaning set forth in SECTION 2.2(a).

        (uu)  "NON-RETAINED SITE" shall have the meaning set forth in
    SECTION 8.3(b).

        (vv)  "NOTES" shall have the meaning set forth in RECITAL C.

        (ww) "OP UNITS" shall mean the ownership (OP) limited partnership units in Golf Trust of America, L.P., a Delaware limited partnership.

        (xx)  "OP UNITS AMOUNT" shall have the meaning set forth in
    SECTION 2.1(b).

        (yy) "OUTSIDE LEASE TERMINATION DATE" shall have the meaning set forth in SECTION 8.4(c).

        (zz)  INTENTIONALLY DELETED.

        (aaa) "PARCEL" shall have the meaning set forth in RECITAL B(5).

        (BBB) "PERMITTED TITLE EXCEPTIONS" shall have the meaning set forth in
    SECTION 2.2(D), and shall include, in any event, all building codes and other applicable governmental laws, ordinances, rules and regulations affecting a Parcel and any and all other items or matters disclosed on
    SCHEDULE 1.1(bbb) attached hereto.

        (ccc) "PERSON" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

        (ddd) "PLEDGE AGREEMENTS" shall have the meaning set forth in
    SECTION 2.1(a).

        (eee) "PROPERTY" shall have the meaning set forth in RECITAL B(5).

        (fff)  "PROPERTY INFORMATION" shall have the meaning set forth in
    SECTION 4.10(c).

        (ggg) "PURCHASE MONEY DEED OF TRUST" shall have the meaning set forth in
    SECTION 2.1(c).

        (hhh) "PURCHASE MONEY LOAN" shall have the meaning set forth in
    SECTION 2.1(c).

        (iii)  "PURCHASE MONEY NOTE" shall have the meaning set forth in
    SECTION 2.1(c).

        (jjj) "PURCHASE MONEY NOTE PRINCIPAL AMOUNT" shall mean an amount, if any, designated by Buyer at least five (5) days prior to the Closing, by the delivery of written notice to Seller, which amount shall in no event exceed Five Million and No/100 Dollars ($5,000,000.00) in the aggregate.

        (kkk) "PURCHASE PRICE" shall mean One Hundred Seventeen Million Four Hundred Eleven Thousand Five Hundred Seventy-Two and No/100 Dollars ($117,411,572.00) or, with respect to any single Parcel, the portion of the Purchase Price allocated to such Parcel pursuant to the Summary Sheet.

        (lll) "REAL PROPERTY" shall have the meaning set forth in RECITAL B(2).

        (mmm) "REDUCED RATES" shall have the meaning set forth in
    SECTION 8.4(d).

        (nnn) "RETAINED SITE" shall have the meaning set forth in
    SECTION 8.3(b).

        (ooo) "SEC" shall mean the United States Securities and Exchange Commission.

        (ppp) "SELLER'S CONSENTS" shall have the meaning set forth in
    SECTION 5.2(c).

        (qqq) "SELLER'S DELIVERIES" shall have the meaning set forth in
    SECTION 6.2.

        (rrr) "SELLER'S ORGANIZATIONAL DOCUMENTS" shall mean the current organizational documents of Seller, GTA GP, GTA LP, Inc. and the Company, which organizational documents are described on SCHEDULE 1.1(rrr) attached hereto.

        (sss)  "SELLER PARTIES" shall have the meaning set forth in
    SECTION 2.2(b).

        (ttt)  "SELLER RELEASED PARTIES" shall have the meaning set forth in
    SECTION 4.10(d).

        (uuu) "SIGNIFICANT PORTION" shall have the meaning set forth in
    SECTION 7.1.

        (vvv) "STANDSTILL AGREEMENT" shall mean an agreement in the form of
    EXHIBIT I attached hereto.

        (www) "STATE" shall mean, with respect to each Parcel, the state or commonwealth in which such Parcel is located.

        (xxx) "SUMMARY SHEET" shall mean the summary page attached to this Agreement and incorporated herein by reference.

        (yyy) "SUBORDINATE THIRD-PARTY LENDER" shall mean a third-party lender, who is not Affiliated with Seller, Buyer or any of their respective Affiliates, and who makes a Subordinate Third-Party Loan secured by the Non-Core Parcels or any of them.

        (zzz) "SUBORDINATE THIRD-PARTY LOAN" shall mean a loan made to Buyer (or its Affiliate(s) acquiring title to the Non-Core Parcel(s)), which is secured by the Non-Core Parcels or any of them that are transferred to Buyer or its Affiliate(s) at Closing.

        (aaaa) "SURVEY" shall mean the survey of each or any Parcel that may be obtained by Buyer, at Buyer's sole cost and expense, pursuant to
    SECTION 2.2(d) hereof.

        (bbbb) "TAKING" shall have the meaning set forth in SECTION 7.1.

        (cccc) "TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in RECITAL B(3).

        (dddd) "TERMINATED PARCEL" shall have the meaning set forth in
    SECTION 2.2(g).

        (eeee) "THIRD-PARTY CLOSING DATE" shall have the meaning set forth in
    SECTION 6.5(c).

        (ffff) "THIRD-PARTY CLOSING STATEMENT" shall have the meaning set forth in SECTION 6.5(c).

        (gggg) "THIRD-PARTY OFFER" shall have the meaning set forth in
    SECTION 8.3(a).

        (hhhh) "THIRD-PARTY SALE" shall have the meaning set forth in
    SECTION 8.3.

        (iiii) "TITLE COMPANY" shall mean a title insurance company selected by Buyer and authorized (whether itself or through its Affiliates) to conduct title insurance business in each State where a Parcel is located.

        (jjjj)  "TITLE REPORT" shall have the meaning set forth in
    SECTION 2.2(d).

        (kkkk) "TRANSITION AGREEMENT" shall have the meaning set forth in
    SECTION 8.3(a).

        (llll) "UTILITIES" shall mean, with respect to each Parcel, public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of a Parcel.

        (mmmm) "VIRGINIA PARCELS" shall mean the Royal New Kent and Stonehouse Parcels.

    1.2 RULES OF CONSTRUCTION. The following rules shall apply to the construction and interpretation of this Agreement:

        (a) GENDER. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

        (b) SECTION REFERENCES. All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

        (c) HEADINGS. The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

        (d) CONSTRUCTION. Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                   ARTICLE 2
          PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE; DUE DILIGENCE

    2.1 PURCHASE AND SALE. Seller agrees to sell and Buyer agrees to purchase the Property for the Purchase Price, subject to the terms and provisions of this Agreement below, including, without limitation, Seller's right to sell any Parcel to a third party as provided in SECTION 8.3 of this Agreement. The portion of the Purchase Price allocated to each Parcel is set forth in the Summary Sheet. The Purchase Price shall be paid by Buyer to Seller in accordance with the terms and provisions (and as otherwise provided) in this SECTION 2.1 below.

        (a) DEPOSIT. From and after the Effective Date, Seller shall hold the Deposit OP Units as an earnest money deposit under (and as collateral for the performance of Buyer's obligations under) this Agreement. The Deposit OP Units shall also continue to serve as collateral under and pursuant to the Buyer Leases and related pledge agreements (collectively, the "PLEDGE AGREEMENTS") for the Parcels, as described in such Pledge Agreements. If the Closing occurs as contemplated hereunder, then on the Closing Date the Deposit OP Units shall be automatically transferred to Seller pursuant to the terms and provisions of SUBSECTION (b) hereof and Buyer (on behalf of itself and its Affiliates, as applicable) hereby covenants and agrees to execute, acknowledge and deliver to Seller, on the Closing Date, any and all instruments and documents reasonably requested by Seller in order to legally transfer such Deposit OP Units to Seller and/or to evidence such transfer of Deposit OP Units to Seller, and the value of such Deposit OP Units shall be credited against the Purchase Price in accordance with SUBSECTION (b) hereof. If the Closing hereunder is not consummated for any reason other than the breach or default of the Buyer under this Agreement, then the Deposit OP Units shall not be transferred to Seller; PROVIDED, HOWEVER, that the Seller shall continue to retain and hold the Deposit OP Units as collateral pursuant and subject to the terms and provisions of the Buyer Leases and Pledge Agreements, as described in such Pledge Agreements (it being acknowledged and agreed by the parties hereto that such Deposit OP Units also serve as collateral for the performance of the

    Buyer's (or its Affiliates', as applicable) obligations under the Buyer Leases to the extent provided under the Pledge Agreements). If the Closing hereunder is not consummated as a result of or due to the breach or default of the Buyer under this Agreement after the expiration of any applicable notice and cure periods, then unless the Seller elects to exercise the remedy of specific performance provided in this Agreement, the Deposit OP Units shall be automatically transferred to Seller as liquidated damages hereunder, and Buyer (on behalf of itself and its Affiliates, as applicable) hereby covenants and agrees to execute, acknowledge and deliver to Seller any and all instruments and documents reasonably requested by Seller in order to legally transfer such Deposit OP Units to Seller and/or evidence such transfer. Each Affiliate of Buyer who is a "tenant" under a Buyer Lease for which the Deposit OP Units serve as collateral has executed the Acknowledgment, Consent and Agreement Page attached hereto for the purpose of evidencing its acknowledgment of and consent to the terms and provisions of this SECTION 2.1(a) and its agreement to be bound by the terms and provisions of this SECTION 2.1(a).

        (b) OP UNITS AMOUNT. On the Closing Date, Buyer shall transfer and assign to Seller, by such instruments and other documents as may be reasonably required by Seller, Three Million Seven Hundred Twenty-Six Thousand Eight Hundred Fifty-Six (3,726,856) Legends OP Units (which Legends OP Units shall include the Deposit OP Units). In connection with the transfer of such Legends OP Units to Seller, Buyer shall receive a credit against the Purchase Price equal to $44,722,272 (the "OP UNITS AMOUNT"), which OP Units Amount equals the product of (x) 3,726,856 MULTIPLIED BY (y) $12.00.

        (c) PURCHASE MONEY LOAN. On the Closing Date, if Buyer (or its Affiliate acquiring title to the Parcel(s), as the case may be) elects to obtain financing through a purchase money loan, not to exceed the aggregate principal amount of $5,000,000 (the "PURCHASE MONEY LOAN"), Buyer (or its Affiliate acquiring title to the Parcel(s), as the case may be) shall execute, acknowledge (where applicable) and deliver to Escrow Agent (i) a promissory note substantially in the form of EXHIBIT J attached hereto (the "PURCHASE MONEY NOTE"), which Purchase Money Note (A) shall be in an original principal amount equal to the Purchase Money Note Principal Amount,
    (B) shall bear interest at the rate of ten percent (10%) per annum with monthly payments, in arrears, of accrued interest due and payable thereunder until the maturity of the Purchase Money Note, (C) shall be prepayable concurrently with the prepayment of any senior loan secured by the Core Parcels (or any of them) and each Purchase Money Deed of Trust (defined below) shall contain appropriate provisions accelerating the Purchase Money Loan upon the prepayment of any such senior loan(s), and (D) shall mature on the day after the maturity date for the senior loan secured by the Core Parcels, (ii) a mortgage, assignment of rents and security agreement or deed of trust, assignment of rents and security agreement, as the case may be, substantially in the form attached hereto as EXHIBIT K (the "PURCHASE MONEY DEED OF TRUST") for each Parcel transferred to Buyer or its Affiliate hereunder whereby a security interest in and to the Parcel is created in favor of Seller to secure the Purchase Money Loan (PROVIDED THAT, each such Purchase Money Deed of Trust shall be modified as reasonably necessary in order to address local law issues and concerns of the jurisdiction where the Parcel that is the collateral thereunder is located), (iii) a hazardous substances remediation and indemnification agreement substantially in the form attached hereto as EXHIBIT L (the "ENVIRONMENTAL INDEMNITY"),
    (iv) such UCC financing statements as Seller may reasonably require in order to evidence and perfect Seller's security interest in any personal property located on or used in connection with any Parcel transferred to Buyer or its Affiliate hereunder, (v) copies of "borrower's" governance documents and such other documentation as Seller may reasonably require to evidence the due formation or organization of "borrower" and the due authorization by "borrower" of the Purchase Money Loan and the execution and delivery of all loan documents described herein, and (vii) such other loan instruments and documents as the Seller may reasonably require in order to evidence and/or secure the Purchase Money Loan in the principal amount of the Purchase Money Note Principal Amount. In addition to the foregoing,

    Buyer shall cause the following documents and instruments to be executed and delivered to Escrow Agent on or prior to the Closing Date: (i) a Guaranty substantially in the form of EXHIBIT M attached hereto, executed by Larry D. Young, whereby Larry D. Young guaranties the full and prompt payment and performance of the Purchase Money Loan and all representations, warranties and obligations of the "borrower" under the afore-described loan documents,
    (ii) a due formation and due authorization opinion, in a form reasonably acceptable to Seller, pertaining to Buyer (and/or its Affiliate acquiring title to the Parcel(s)) issued by legal counsel for Buyer, and (iii) an enforceability opinion, in a form reasonably acceptable to Seller, confirming the enforceability of the Purchase Money Note, Purchase Money Deeds of Trust (and each of them), Environmental Indemnity(ies), the guaranty described hereinabove, and all other loan documents executed and delivered in connection with the Purchase Money Loan, issued by legal counsel for Buyer. The Purchase Money Deed of Trust for a Parcel shall be recorded against such Parcel in the Official Records of the County where such Parcel is located in a second lien position (except that, with respect to the Non-Core Parcels only, such Purchase Money Deed of Trust may be recorded in a third lien position after a Subordinate Third-Party Loan), after and/or subordinate to a first lien deed of trust/mortgage securing the loan made to Buyer (or its Affiliate acquiring title to the Parcel(s), as the case may be) by Buyer's Lender in connection with its acquisition of the Property, and/or, with respect to the Non-Core Parcels only, a second lien deed of trust/mortgage securing a Subordinate Third-Party Loan made to Buyer (or its Affiliate acquiring title to the Non-Core Parcel(s), as the case may be) by the Subordinate Third-Party Lender; PROVIDED THAT, in no event shall such first deed of trust/mortgage loan made by Buyer's Lender be in an aggregate principal amount that exceeds seventy-five percent (75%) of the total Purchase Price paid by Buyer at Closing. As a condition to Closing, Seller shall have obtained the Title Company's unconditional and irrevocable commitment to issue, with respect to each Parcel that is transferred to Buyer or its Affiliate, an ALTA extended coverage loan title insurance policy, in such form and with such endorsements as may be reasonably required by Seller, insuring Seller's second lien position in and to such Parcel (or, with respect to any Non-Core Parcel that secures any Subordinate Third-Party Loan (if any), Seller's third lien position in and to such Non-Core Parcel), subject only to the Permitted Exceptions and the first lien mortgage/deed of trust and/or, with respect to any Non-Core Parcel only, second lien mortgage/deed of trust, as the case may be, described hereinabove. All premiums and costs incurred and/or charged in connection with the procurement of each such ALTA extended coverage loan title insurance policy described in the immediately preceding sentence shall be paid and satisfied by Buyer (at its sole cost and expense). The UCC financing statements shall be filed with the appropriate office(s) in the State where each Parcel is located, as necessary to perfect Seller's security interest in all personal property located on or used in connection with any Parcel transferred to Buyer or its Affiliate hereunder. The parties acknowledge and agree that, if Buyer elects to purchase the different Parcels through different entities such that there are multiple "borrowers" under the Purchase Money Loan, then each such borrower shall be jointly and severally liable for the obligations of the "borrower" under each of the loan documents described hereinabove, each Parcel will be cross-collateralized and will secure the entire Purchase Money Loan, and Seller may require (and Buyer shall provide or cause to be provided) such additional documentation as the Seller may deem necessary or desirable to protect the Seller against various bankruptcy or other risks created as a result of the multiple borrower structure (including, without limitation, a contribution and reimbursement agreement executed by the "borrowers", a fraudulent conveyance indemnity agreement executed by Larry D. Young, and a fraudulent conveyance opinion (in a form acceptable to Seller in its reasonable discretion) from Buyer's legal counsel). The legal counsel providing any of the legal opinions required herein shall be subject to the prior written approval of Seller, which approval will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary stated hereinabove, Seller hereby agrees to make such necessary revisions to the loan documents described hereinabove (the forms of which are attached hereto as Exhibits) and/or to enter into an intercreditor agreement or agreements (in a form or forms acceptable to Seller, in its reasonable discretion) with Buyer's Lender and/or, with respect to the Non-Core Parcels only, any Subordinate Third-Party Lender, which intercreditor agreement(s) will include the following rights in favor of Buyer's Lender or, with respect to the Non-Core Parcels only, Subordinate Third-Party Lender, and obligations on the part of Seller, as the lender under the Purchase Money Loan: (1) a provision fully subordinating the lien created by the Purchase Money Loan, and the payment obligations of the "borrower" under the Purchase Money Loan, to the lien of the Buyer's Lender's loan (and/or, with respect to the Non-Core Parcels only, the lien of the Subordinate Third-Party Loan) and the payment obligations of the "borrower" to the Buyer's Lender and/or, with respect to the Non-Core Parcels only, the Subordinate Third-Party Lender (including, without limitation, a subordination of Seller's rights to insurance and condemnation proceeds and the right of Seller to be paid in full on the Purchase Money Loan prior to the Buyer's Lender and/or, with respect to the Non-Core Parcels only, the Subordinate Third-Party Lender, whether in connection with the bankruptcy or insolvency of the "borrower" or otherwise), (2) a provision requiring Buyer's Lender's (and/or, with respect to the Non-Core Parcels only, the Subordinate Third-Party Lender's) consent to any advances to be made by Seller under the Purchase Money Loan for taxes, insurance or other such matters, (3) a provision whereby Seller, as lender of the Purchase Money Loan, waives any right to have a receiver appointed without Buyer's Lender's (and/or, with respect to the Non-Core Parcels only, the Subordinate Third-Party Lender's) consent, (4) a provision allowing post-petition financing to be provided by Buyer's Lender in the event of a bankruptcy of the "borrower", and (5) provisions providing for a waiver of jury trial, consent to South Carolina jurisdiction, and arbitration.

        (d) BALANCE. The balance of the Purchase Price (after crediting against the Purchase Price, (i) the amount credited pursuant to SUBSECTION (b) above in connection with the transfer of the Legends OP Units, and (ii) the Purchase Money Note Principal Amount, if any) shall be paid to Seller by Buyer on the Closing Date, in cash, by wire transfer of immediately available funds, net of all prorations and other adjustments provided in this Agreement, as set forth in the Closing Statement delivered at Closing.

        (e) CANCELLATION OF NOTES. In addition to the transfer of the Property to Buyer or its Affiliate(s) and the payment of the Purchase Price as provided hereunder, at the Closing all Notes and all obligations thereunder or related thereto (except the obligation to pay interest accrued and unpaid thereunder as of the Closing Date) shall be cancelled and released (and all collateral, if any, securing such Notes shall be released).

    2.2 NON-CORE PARCELS DUE DILIGENCE.

        (a) As used in this Agreement, the term "NON-CORE PARCELS DUE DILIGENCE PERIOD" shall mean the period from the Effective Date until 5:00 p.m. Eastern Time on the twentieth (20th) calendar day after the Effective Date. During the Non-Core Parcels Due Diligence Period, Buyer, Buyer's Lender, any Subordinate Third-Party Lender and their respective agents, contractors and representatives shall be entitled to enter onto each Non-Core Parcel to perform inspections and tests of such Non-Core Parcel and the structural and mechanical systems within any Golf Course Improvements located on such Non-Core Parcel; PROVIDED, HOWEVER, that (i) such inspections or tests shall not disrupt or disturb the on-going operation of the Non-Core Parcel or the rights of any tenants or users thereof, and (ii) Buyer, Buyer's Lender, any Subordinate Third-Party Lender or their respective agents, contractors or representatives shall drill or bore on or through the surface of the Non-Core Parcel only with Seller's prior written consent, which consent will not be unreasonably withheld or delayed. After making such tests and inspections, Buyer agrees to promptly restore the Non-Core Parcel to its condition prior to such tests and inspections (which obligation shall survive any termination of this Agreement). Buyer agrees to promptly deliver to Seller copies of all reports, studies and results of tests and investigations obtained or conducted by Buyer or Buyer's Lender, any Subordinate Third-Party Lender, and/or their respective agents, contractors and/or other representatives with respect to any Non-Core Parcel. Although Buyer, Buyer's Lender, any Subordinate Third-Party Lender and/or their respective agents, contractors or other representatives shall be permitted to perform due diligence investigations and/or inspections of the Core Parcels during the term of this Agreement, in no event shall Buyer be permitted to terminate this Agreement or its obligation to purchase any of the Core Parcels pursuant to this SECTION 2.2 (except as otherwise expressly provided in SECTION 2.2(E)), it being acknowledged and agreed by Buyer that Buyer has accepted the physical condition of each and every Core Parcel prior to the Effective Date and, except for the failure of a Buyer's Closing Condition, a material Seller default hereunder or as otherwise expressly provided in SECTIONS 2.2(E), 4.12 (with respect to the Oyster Bay Parcel only),7.1 and 7.2, Buyer shall not be permitted to terminate this Agreement or its obligation to purchase any of the Core Parcels.

        (b) Buyer agrees to keep each Parcel free from all liens and to indemnify, defend and hold harmless Seller, and Seller's officers, directors, shareholders, beneficiaries, members, partners, agents, consultants (including, without limitation, Banc of America Securities, LLC), employees and attorneys, and their respective successors and assigns (collectively, the "SELLER PARTIES"), from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred, suffered by, or claimed against the Seller Parties, or any of them, by reason of any damage to a Parcel or injury to Persons caused by Buyer, Buyer's Lender and/or any Subordinate Third-Party Lender, and/or any of their respective agents, contractors or other representatives in exercising their rights under this
    SECTION 2.2. This indemnity shall survive the Closing or any termination of this Agreement.

        (c) During the Non-Core Parcels Due Diligence Period, Seller shall make available to Buyer, Buyer's Lender, any Subordinate Third-Party Lender, and their respective agents, contractors and other representatives, at a place designated by Seller, the documents listed and described on SCHEDULE 2.2(C) attached hereto pertaining to the Non-Core Parcels and such other documents pertaining to such Non-Core Parcels as the Buyer shall reasonably request (PROVIDED THAT, such other documents are in Seller's possession). Buyer acknowledges and agrees that the foregoing documents shall be made available by Seller solely to accommodate and facilitate Buyer's (and Buyer's lenders') investigations relating to any such Non-Core Parcel, and that Seller makes no representations or warranties of any kind regarding the accuracy or thoroughness of the information contained in the materials delivered to Buyer hereunder.

        (d) During the Non-Core Parcels Due Diligence Period, Buyer may obtain, if Buyer so desires in its sole and absolute discretion, title reports or commitments for each and/or any Non-Core Parcel (each a "TITLE REPORT"), together with the underlying documents referenced therein, and a survey for any such Non-Core Parcel (each a "SURVEY"); PROVIDED THAT, (i) such Title Reports and Surveys shall be obtained at Buyer's sole risk, cost and expense with no obligation on the part of Seller (except to the extent provided in SUBSECTION (C)immediately above with respect to the items listed on
    SCHEDULE 2.2(C)) to provide or participate in the procurement of any such Title Reports or Surveys, and (ii) in no event shall the Non-Core Parcels Due Diligence Period be extended in order to accommodate or provide for the procurement of such Title Reports and/or Surveys (it being acknowledged and agreed that any exceptions to title to, or Survey matters relating to, any Non-Core Parcel that may exist prior to the expiration of the Non-Core Parcels Due Diligence Period, even if Buyer has not received or had the opportunity to review any Title Reports, underlying documents or Surveys for such Non-Core Parcel prior to the expiration of the Non-Core Parcels Due Diligence Period, shall be Permitted Title Exceptions hereunder unless objected to by Buyer prior to the expiration of the Non-Core Parcels Due Diligence Period as provided below). Buyer shall have until the expiration of the Non-Core Parcels Due Diligence Period to object to any matters affecting title to, or any Survey matters affecting, such Non-Core Parcel, which objections shall be made, if at all, by delivery of written notice thereof to Seller no later than the expiration of the Non-Core Parcels Due Diligence Period. Any exception to title to, or Survey matter affecting, any Non-Core Parcel existing as of the expiration of the Non-Core Parcels Due Diligence Period and not so objected to in writing by Buyer, any title exception or Survey matter that is objected to by Buyer prior to the expiration of the Non-Core Parcels Due Diligence Period but is cured or insured over (if insurable) by Seller pursuant to the terms and provisions hereinbelow, and any Later Exception that is either not objected to by Buyer in accordance with SUBSECTION (E) below or is objected to by Buyer but then cured or insured over (if insurable) by Seller, shall either not be an exception (if the same is either cured by the removal of the same of record or entirely insured over) or shall be a "PERMITTED TITLE EXCEPTION" hereunder, as applicable. If Buyer objects to any title exception to, or Survey matter affecting, any Non-Core Parcel prior to the expiration of the Non-Core Parcels Due Diligence Period as provided herein, then Seller shall have seven
    (7) business days after its receipt of such objection notice to notify Buyer, in writing, whether or not Seller will cure or cause such exception or Survey matter to be insured over (if insurable) on or before the Closing. If Seller notifies Buyer that it will either cure or insure over (if insurable) any such title exception or Survey matter, then so long as Seller accomplishes such cure or insures over such title exception or Survey matter on or prior to the Closing, such title exception or Survey matter, as the case may be, shall either not be an exception (if the same is either cured by the removal of the same of record or entirely insured over) or be a Permitted Title Exception hereunder, as applicable. If Seller notifies Buyer in writing within the said seven (7) business day period that Seller is not willing to cure or insure over any such title exception or Survey matter objected to by Buyer, or Seller fails to respond to Buyer within the said seven (7) business day period, then Buyer shall have three (3) business days after its receipt of such notice from Seller or the expiration of such seven
    (7) business day period, as the case may be, to terminate Buyer's obligation to purchase such defective Non-Core Parcel only, by the delivery of a written termination notice to Seller (in which event Buyer's right and obligation to purchase such defective Non-Core Parcel shall be terminated and Seller may thereafter sell such Non-Core Parcel to any third-party without any obligation to Buyer under this Agreement [including, without limitation, any obligation to pay a break-up fee pursuant to ARTICLE 8 hereof], except as otherwise expressly provided herein, and the transactions contemplated herein with respect to all other Parcels that do not become Terminated Parcels hereunder shall proceed in accordance with the other terms and provisions of this Agreement). If Buyer fails to exercise, within the period of time allotted hereunder, any of its termination rights set forth in this SECTION 2.2(D) with respect to any title exception or Survey matter that Buyer has objected to and that Seller has not agreed to cure or insure over in accordance with this SECTION 2.2(D), then such title exception or Survey matter, as the case may be, shall be a Permitted Title Exception for all purposes hereunder. All exceptions to title to, or Survey matters affecting, any Core Parcel existing as of the Effective Date are Permitted Title Exceptions hereunder, it being acknowledged and agreed by Buyer that all necessary title and Survey review with respect to the Core Parcels has been completed prior to the Effective Date and that Buyer has accepted all title exceptions and Survey matters affecting the Core Parcels and existing as of the Effective Date.

        (e) If at any time prior to the Closing, Buyer discovers any matter affecting title to, or any Survey matter affecting, any Core Parcel that did not exist of record as of the Effective Date or any Non-Core Parcel that did not exist of record prior to the expiration of the Non-Core Parcels Due Diligence Period (any such matter being referred to herein as a "LATER EXCEPTION"), and such Later Exception was not caused or contributed to, directly or indirectly, by Buyer or any of its Affiliates, then Buyer shall have five (5) business days after it first discovers or learns of any such Later Exception to object to such Later Exception by the delivery of written notice of such objection to Seller. If Buyer so objects to any such Later Exception on or prior to the expiration of said five (5) business day period, then Seller shall have seven (7) business days after its receipt of such objection notice to notify Buyer, in writing, whether or not Seller will cure or cause such

    Later Exception to be insured over (if insurable) on or before the Closing. If Seller notifies Buyer that it will either cure or insure over (if insurable) any such Later Exception, then so long as Seller accomplishes such cure or insures over (if insurable) such Later Exception on or prior to the Closing, such Later Exception shall either not be an exception (if the same is either cured by the removal of the same of record or entirely insured over) or be a Permitted Title Exception hereunder, as applicable. Any Later Exception not so objected to by Buyer within the said five
    (5) business day period shall be a Permitted Title Exception hereunder. If Seller notifies Buyer in writing within the said seven (7) business day period that Seller is not willing to cure or insure over (if insurable) any such Later Exception objected to by Buyer, or Seller fails to respond to Buyer within the said seven (7) business day period, then (i) if such Later Exception pertains to a Core Parcel, Buyer shall have three (3) business days after its receipt of such notice from Seller or the expiration of such seven (7) business day period, as the case may be, to terminate this entire Agreement by the delivery of a written termination notice to Seller (in which event Buyer's right and obligation to purchase the Parcels, or any of them, shall be terminated and Seller may thereafter sell any such Parcel(s) to any third-party without any obligation to Buyer under this Agreement [including, without limitation, any obligation to pay a break-up fee pursuant to ARTICLE 8 hereof], except as otherwise expressly provided herein), or (ii) if such Later Exception pertains to a Non-Core Parcel, Buyer shall have three (3) business days after its receipt of such notice from Seller or the expiration of such seven (7) business day period, as the case may be, to terminate Buyer's obligation to purchase such defective Parcel only, by the delivery of a written termination notice to Seller (in which event Buyer's right and obligation to purchase such defective Parcel shall be terminated and Seller may thereafter sell such Parcel to any third-party without any obligation to Buyer under this Agreement [including, without limitation, any obligation to pay a break-up fee pursuant to
    ARTICLE 8 hereof], except as otherwise expressly provided herein, and the transactions contemplated herein with respect to all other Parcels that do not become Terminated Parcels hereunder shall proceed in accordance with the other terms and provisions of this Agreement). If Buyer fails to exercise, within the period of time allotted hereunder, any of its termination rights set forth in this SECTION 2.2(E) with respect to any Later Exception that Buyer has objected to and that Seller has not agreed to cure or insure over in accordance with this SECTION 2.2(E), then such Later Exception shall be a Permitted Title Exception for all purposes hereunder.

        (f) Buyer may at any time during the Non-Core Parcels Due Diligence Period terminate this Agreement with respect to any such Non-Core Parcel only, in the event that Buyer discovers, in its reasonable discretion, any material defect or defects in or to the condition of such Non-Core Parcel (which defect(s) may include, without limitation, any adverse environmental condition). If Buyer terminates Buyer's right and obligation to purchase one or more of the Non-Core Parcels during the Non-Core Parcels Due Diligence Period, then (i) the Deposit OP Units shall in any event continue to serve as a deposit and as collateral and security for Buyer's obligations hereunder (including, without limitation, the obligation to purchase all Core Parcels and all Non-Core Parcels that are not Terminated Parcels), and
    (ii) Buyer's right and obligation to purchase the Terminated Parcel(s) hereunder shall be terminated and Seller may thereafter sell any such Terminated Parcel(s) to any third-party without any obligation to Buyer under this Agreement [including, without limitation, any obligation to pay a break-up fee pursuant to ARTICLE 8 hereof], except as otherwise expressly provided herein. Buyer's failure to terminate Buyer's right and obligation to purchase any Non-Core Parcel hereunder prior to the expiration of the Non-Core Parcels Due Diligence Period in accordance with the provisions of this SECTION 2.2 shall be deemed approval of such Non-Core Parcel and the matters covered by Buyer's investigations and inspections of the Non-Core Parcel, except as otherwise expressly provided herein. For purposes of this SUBSECTION (F), the term "material" shall mean any defect or matter that has not been caused or contributed to by Buyer or any of its Affiliates (whether in connection with their tenancy and/or operation of the Non-Core Parcel or otherwise) and has a cost of correction in excess of $50,000 or reduces the value of the Non-Core Parcel by more than $50,000. In addition to the foregoing, a Non-Core Parcel may be deemed to have a material defect if any MAI Appraisal prepared by an independent third party real estate appraiser (who is certified in the State where the particular Non-Core Parcel is located and has an MAI designation) retained by Buyer's Lender (and not by Buyer or any of its Affiliates) concludes and opines that the value of such Non-Core Parcel is less than ninety percent (90%) of the portion of the Purchase Price allocated to such Non-Core Parcel pursuant to the Summary Sheet. Except as otherwise expressly provided in SUBSECTION (E) above, in no event shall Buyer (or any of its Affiliates) have the right to terminate this Agreement pursuant to this SECTION 2.2 or to terminate Buyer's obligation to purchase any of the Core Parcels pursuant to this
    SECTION 2.2, it being acknowledged and agreed by Buyer that all necessary due diligence by Buyer with respect to the Core Parcels has been completed prior to the Effective Date and that Buyer has accepted the physical condition and title and Survey condition of each and every Core Parcel prior to the Effective Date.

        (g) In the event that Buyer's right and obligation to purchase any Non-Core Parcel is terminated pursuant to the terms and provisions of this Agreement, then such terminated Non-Core Parcel shall be referred to herein as a "TERMINATED PARCEL".

    2.3 STANDSTILL AGREEMENT. Concurrently on the Effective Date, Buyer and its respective Affiliates (where indicated) shall execute and deliver to Seller the Standstill Agreement.

                                   ARTICLE 3
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

    To induce Buyer to enter into this Agreement and to purchase the Property on the terms and conditions of this Agreement, and to pay the Purchase Price therefor, Seller hereby makes the following representations, warranties and covenants, upon each of which Seller acknowledges and agrees that Buyer is entitled to rely and has relied:

    3.1 ORGANIZATION AND POWER. Each of Seller, GTA GP and the Company is duly formed and/or organized, validly existing and in good standing under the laws of the State of its formation. Seller is qualified to transact business in each State where a Parcel is located. Each of Seller, GTA GP and the Company has all requisite powers and all governmental or other licenses, Authorizations, consents and approvals to carry on its business as now conducted and, subject to obtaining the Seller's Consents required as a condition precedent to Closing pursuant to SECTION 5.2(C) below and the ground lessor consent and/or waiver described in SECTION 4.12 below (with respect to the Oyster Bay Parcel), to enter into and perform its obligations under or as contemplated by this Agreement and under any document or instrument required to be executed and delivered by or on behalf of Seller under this Agreement.

    3.2 AUTHORIZATION AND EXECUTION. Subject to obtaining Seller's Consents required as a condition precedent to Closing pursuant to SECTION 5.2(C) below, this Agreement has been, and each of the agreements and certificates of Seller to be delivered to Buyer herewith or at Closing as provided in SECTION 6.2 will be, duly authorized by all necessary action on the part of Seller and/or the Company, as applicable, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms. There is no other Person who has an ownership interest in any of the Property or whose consent or approval is required in connection with Seller's performance of its obligations under this Agreement, except as otherwise provided and described in SECTION 5.2(C) of this Agreement below. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein (including, but not limited to, the obtaining of the Seller's Consents other than the Seller's Consent described in SECTION 5.2(C)(X)(V) and ground lessor consent and waiver described in
SECTION 4.12 (with respect to the Oyster Bay Parcel), which Seller's Consent and/or ground lessor consent or waiver may or may not be obtained prior to the Closing) has been, or will at or prior to Closing be, taken promptly and in good faith by Seller, GTA GP and/or the Company and their respective representatives and agents.

    3.3 NONCONTRAVENTION. Subject to Seller obtaining, prior to the Closing, the Seller's Consents required as a condition precedent to Closing pursuant to
SECTION 5.2(C) below and the ground lessor consent and/or waiver described in
SECTION 4.12 (with respect to the Oyster Bay Parcel), the execution and delivery of, and the performance by Seller of its obligations under, this Agreement and each of Seller's documents to be delivered to Buyer herewith or at Closing as provided in SECTION 6.2, do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller's Organizational Documents or any agreement, contract, judgment, injunction, order, decree or other instrument binding upon Seller, GTA GP or the Company, or result in the creation of any lien or other encumbrance on any asset of Seller, GTA GP or the Company.

    3.4 CONDEMNATION PROCEEDINGS. Seller has received no written notice or otherwise received notice of any condemnation or eminent domain proceeding pending or threatened against any Parcel or any part thereof.

    3.5 LITIGATION. Except as disclosed in writing to Buyer, there is no material action, suit or proceeding pending or, to Seller's actual knowledge, threatened against or affecting Seller or any of its properties in any court, before any arbitrator or before or by any Governmental Body or any action, suit or proceeding that would create a lien on any of the Property. Nothing in this
SECTION 3.5 shall constitute a waiver by Seller (or any of its Affiliates) of any claims against Buyer (or any of its Affiliates), except as otherwise provided in this Agreement.

    3.6 ORGANIZATIONAL DOCUMENTS. Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time, or both, would constitute a default thereunder.

    3.7 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Seller or any of its Affiliates.

    3.8 OTHER CONTRACTS. There are no contracts, agreements, documents, letters of intent or other instruments that Seller or any Affiliate of Seller (including, but not limited to, GTA GP or the Company), has entered into with respect to all or any portion of the Property or pursuant to which Seller (or any Affiliate of Seller) has granted any right, title or interest to all or any portion of the Property to a third party, except (a) any contracts, agreements, letters of intent or other instruments entered into by Seller or its Affiliate(s) pursuant to SECTION 8.3 hereof and (b) those contracts, agreements, documents, letters of intent or other instruments described on SCHEDULE 3.8 attached hereto.

    3.9 REGULATORY COMPLIANCE. None of Seller nor any of its Affiliates has received from a governmental regulatory authority any written notice that any Non-Core Parcel is not in full governmental regulatory compliance, except for
(a) regulatory matters the compliance with which is the obligation of the Buyer or any of its Affiliate(s) under the Buyer Leases, any management agreements and/or any other agreements, documents or instruments pertaining to a Parcel, and (b) those matters previously disclosed to Buyer or its Affiliate(s).

    3.10 LANDLORD PERFORMANCE. Seller agrees that, from the Effective Date through the earlier of the Closing Date and the expiration or termination of this Agreement, Seller will continue to faithfully perform and discharge its obligations as "landlord" under the Buyer Leases.

    3.11 OYSTER BAY GROUND LESSOR CONSENT. Seller shall comply with its covenants and obligations more particularly set forth in SECTION 4.12 hereof.

    3.12 SURVIVAL OF REPRESENTATIONS. Each of the representations and warranties contained in this ARTICLE III are intended for the benefit of Buyer. Each of such representations and warranties shall expire at the Closing.

    3.13 QUALIFICATIONS TO REPRESENTATIONS. As used in this Agreement, the phrase "TO SELLER'S ACTUAL KNOWLEDGE" or "ACTUAL KNOWLEDGE OF SELLER" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of W. Bradley
Blair, II, Scott Peters, Tracy Clifford and William Sawyer.

                                   ARTICLE 4
               BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS;
                      AS-IS SALE; BUYER & SELLER RELEASES

    To induce Seller to enter into this Agreement and to sell the Property on the terms and conditions of this Agreement, Buyer hereby makes the following representations, warranties and covenants, upon each of which Buyer acknowledges and agrees that Seller is entitled to rely and has relied:

    4.1 ORGANIZATION AND POWER. Buyer is duly formed, validly existing and in good standing under the laws of the State of its formation and has all governmental and other licenses, Authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Buyer under this Agreement.

    4.2 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Buyer to be delivered to Seller herewith or at Closing as provided in SECTION 6.3 will be, duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at or prior to Closing be, taken promptly and in good faith by Buyer and its representatives and agents.

    4.3 NONCONTRAVENTION. The execution and delivery of, and the performance by Buyer of its obligations under, this Agreement and each of Buyer's documents to be delivered to Seller herewith or at Closing as provided in SECTION 6.3, do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, contract, judgment, injunction, order, decree or other instrument binding upon Buyer or result in the creation of any lien or other encumbrance on any asset of Buyer.

    4.4 LITIGATION. Except as disclosed in writing to Seller, there is no material action, suit or proceeding, pending or to Buyer's actual knowledge threatened, against or affecting Buyer in any court or before any arbitrator or before or by any Governmental Body or any action, suit or proceeding that would create a lien on any of the Property. Nothing in this SECTION 4.4 shall constitute a waiver by Buyer (or any of its Affiliates) of any claims against Seller (or any of its Affiliates), except as otherwise provided in this Agreement.

    4.5 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Buyer or any of its Affiliates.

    4.6 BUYER'S LOAN COMMITMENT. Buyer shall deliver to Seller, on or prior to February 28, 2001, a true, correct and complete copy of a fully executed and delivered Buyer's Loan Commitment providing financing for the transactions contemplated in this Agreement in a principal amount of at least $67,689,300, and the failure to deliver said Buyer's Loan Commitment to Seller on or prior to such date shall constitute a material default of the Buyer under this Agreement. Buyer and its Affiliates shall deliver to Seller, from time to time, all material correspondence relating to the Buyer's Loan Commitment and any other non-material correspondence relating thereto required by Seller (EXCLUDING, HOWEVER, any documentation or evidence relating to the "borrower's" and/or any "guarantor's" financial situation or the financial condition of the "borrower" under and/or "guarantor(s)" of any such loan), that evidences that Buyer has obtained or is obtaining on or prior to February 28, 2001 a binding commitment from a third-party lending source for the financing required to close the transactions contemplated herein, together with evidence sufficient to confirm the existence of (or Buyer's access to) the equity portion of the Purchase Price (if any). Buyer's Loan Commitment shall not be amended, modified or supplemented, nor assigned, transferred, terminated or canceled by Buyer (or any of its Affiliates or anyone claiming by or through any of them) so as to adversely affect Buyer's ability to consummate the transactions contemplated hereby, without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

    4.7 OPERATIONS PRIOR TO CLOSING. Buyer (on behalf of itself and its Affiliates who are the tenants under the Buyer Leases) hereby covenants and agrees that, from and after the Effective Date and prior to the earlier to occur of the Closing and the termination of this Agreement pursuant to any termination right set forth herein or the mutual written agreement of the parties, neither Buyer, nor any of Buyer's Affiliates, shall cause or permit any lien or encumbrance to be recorded against the title to any Parcel; PROVIDED THAT, Buyer and its Affiliates shall have no responsibility for any lien or encumbrance arising against or through Seller or its Affiliates (other than Buyer or its Affiliates). Buyer (on behalf of its Affiliates who are the tenants under the Buyer Leases) and Seller each hereby covenants and agrees that, from and after the Effective Date and until the date of Closing, it shall continue at all times to fully keep and perform each and every one of its obligations under and/or made in any of the Buyer Leases, any management agreements relating to any of the Parcels, and/or any other instrument, agreement or document executed by and between Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) in connection with any Parcel. Any material breach or default by the Buyer (or any of its Affiliates) under any such Buyer Lease, management agreement or other such agreement, instrument or document which is not cured within the applicable cure period provided by any such Buyer Lease, management agreement or other agreement, instrument or document shall be and constitute a material breach or default by the Buyer hereunder, whereupon Seller may exercise any of its rights or remedies hereunder (including, without limitation, its right to terminate this Agreement and receive the Deposit OP Units as liquidated damages hereunder) without any additional notice and/or cure provided to Buyer (or its Affiliate), notwithstanding anything to the contrary stated or implied in this Agreement. Moreover, any material breach or default by the Buyer hereunder that is not cured within any applicable notice and cure period shall be and constitute a material breach of the Buyer (or its Affiliate who is the tenant) under each of the Buyer Leases for the Non-Core Parcels and Virginia Parcels (but not the Myrtle Beach Parcels, it being expressly acknowledged and agreed that no breach or default hereunder shall constitute a breach or default under the Buyer Leases for such Myrtle Beach Parcels, notwithstanding any cross-default provisions between the Buyer Leases for the Non-Core Parcels and/or Virginia Parcels and the Buyer Leases for the Myrtle Beach Parcels), whereupon Seller shall be permitted to exercise each and every remedy of the "landlord" under such Buyer Leases without any additional notice and/or cure period provided to Buyer or its Affiliate, as the case may be, thereunder. Concurrently with the execution of this Agreement and on the Effective Date, Buyer has caused each of its Affiliates who are tenants under any Buyer Lease(s) for the Non-Core Parcels and/or Virginia Parcels to execute, acknowledge and deliver to Escrow Agent a Termination of Lease in the form attached hereto as EXHIBIT N pertaining to each such Buyer Lease. In the event of the termination of any such Buyer Lease (whether as a result of a breach or default of the "tenant" thereunder or of Buyer under this Agreement), Seller may deliver to Escrow Agent a written notice stating that such Buyer Lease has been terminated. Upon its receipt of any such written notice from Seller, Escrow Agent shall immediately deliver a copy of such notice to Buyer. If Buyer does not deliver to Escrow Agent a written notice objecting to the Seller's notice within seven (7) days after the Escrow Agent's delivery of Seller's written notice to Buyer, then immediately upon the expiration of such seven (7) day period Escrow Agent shall, and Buyer (on behalf of itself and each of its Affiliates who are "tenants" under such Buyer Leases) hereby authorizes Escrow Agent to, cause each such Termination of Lease to be recorded against the Parcel(s) that is/are currently encumbered by such Buyer Lease(s) described therein. If Buyer delivers to Escrow Agent a written notice objecting to the Seller's notice within such seven (7) day period, then Escrow Agent shall not record the Termination of Lease but shall retain and hold the same until the dispute between Seller and Buyer regarding the termination of the Buyer Lease(s) at issue has been resolved, and, if such dispute is resolved in Seller's favor, then promptly following the resolution of such dispute each Termination of Lease at issue shall be recorded against the Parcel(s) encumbered by the Buyer Lease(s) described therein. Escrow Agent may initiate an action in interpleader involving any Termination of Lease in dispute. Any material breach or default by the Seller under any Buyer Lease, management agreement or other agreement, instrument or document which is not cured within the applicable cure period provided by any such Buyer Lease, management agreement or other such agreement, instrument or document shall be and constitute a material breach or default by the Seller hereunder, whereupon Buyer may exercise any of its rights and remedies hereunder, notwithstanding anything to the contrary stated or implied in this Agreement. Moreover, any material breach or default by the Seller hereunder that is not cured within any applicable notice and cure period shall be and constitute a material breach of the Seller under each of the Buyer Leases for the Non-Core Parcels and Virginia Parcels (but not the Myrtle Beach Parcels, it being expressly acknowledged and agreed that no breach or default hereunder shall constitute a breach or default under the Buyer Leases for such Myrtle Beach Parcels, notwithstanding any cross-default provisions between the Buyer Leases for the Non-Core Parcels and/or Virginia Parcels and the Buyer Leases for the Myrtle Beach Parcels), whereupon Buyer (or its Affiliates who are tenants under such Buyer Leases) shall be permitted to exercise each and every remedy of the "tenant" under such Buyer Leases without any additional notice and/or cure period provided to Seller. Each Affiliate of Buyer who is a "tenant" under a Buyer Lease has executed the Acknowledgment, Consent and Agreement Page attached hereto for the purposes of evidencing its acknowledgment of and consent to the terms and provisions of this SECTION 4.7 and its agreement to be bound by the terms and provisions of this SECTION 4.7.

    4.8 SELLER'S CONTINUING RIGHT TO MARKET AND SELL PARCELS. Seller shall have the continuing right to market and offer the Parcels for sale to third parties other than Buyer or Affiliates of Buyer, during the time periods set forth in and otherwise subject to the terms and conditions of SECTION 8.3 below. Buyer (and each Affiliate of Buyer who is a tenant of a Parcel) shall in good faith co-operate with Seller, at Seller's sole cost and expense, in its efforts to sell the Parcels (or any of them) to any such third parties, and Buyer and each such Affiliate shall, during normal business hours (i) make the Parcel(s) available to prospective buyers for inspection and investigation, (ii) provide prospective buyers of any Parcel(s) with all non-confidential materials and information related to the Parcel(s) reasonably requested by Seller, and
(iii) make itself and its employees, agents and other representatives available to such third parties for questions and discussions regarding the Parcel(s) and/or the operation, management, maintenance or repair thereof. Seller shall cause each proposed third-party purchaser of a Parcel who intends to perform any due diligence investigation or inspection of a Parcel to provide to Seller and Buyer, among others, a covenant to indemnify, defend and hold harmless Seller and Buyer (and their respective Affiliates), from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred, suffered by, or claimed against any of such Persons, by reason of any damage to a Parcel or injury to Persons caused by such third-party purchaser and/or any of its prospective lenders, and/or any of their respective agents, contractors or other representatives in connection with such third-party purchaser's due diligence inspections and/or investigations of any Parcel. Each Affiliate of Buyer who is a "tenant" under a Buyer Lease has executed the Acknowledgment, Consent and Agreement Page attached hereto for the purposes of evidencing its acknowledgment of and consent to the terms and provisions of this SECTION 4.8 and its agreement to be bound by the terms and provisions of this SECTION 4.8.

    4.9 BUYER'S PRIOR OWNERSHIP, TENANCY AND MANAGEMENT. Buyer hereby acknowledges that Buyer or an Affiliate of Buyer owned the Core Parcels prior to the date of Seller's ownership and actually transferred fee simple title to such Core Parcels to Seller. Additionally, Buyer or an Affiliate of Buyer has leased the Non-Core Parcels since July or August of 1999. Moreover, Buyer hereby acknowledges that immediately prior to the Effective Date, Buyer or an Affiliate of Buyer has leased and/or managed each of the Core Parcels pursuant to Buyer Leases and/or other applicable documents, with power, authority and obligation, subject to the Buyer Leases and/or other applicable documents and Seller's power, authority and obligations thereunder, to manage and conduct the day-to-day business and affairs of each Parcel, and, as a result thereof, Buyer has extensive knowledge and information regarding the Property (and each Parcel).

    4.10  AS-IS SALE; RELEASES.

        (a) SELLER DISCLAIMER. Other than as specifically set forth in this Agreement (including SECTION 4.10(F) and the Closing Documents to be delivered by Seller at Closing pursuant to SECTION 6.2 (the "CLOSING DOCUMENTS")), Seller, GTA GP (its general partner), the Company and each and every other Affiliate of Seller, each hereby disclaims the making of any representations or warranties, express or implied, regarding the Property (or any Parcel or part thereof) or any matters affecting the Property (or any Parcel or part thereof), including, without limitation, the physical condition of the Property (or any Parcel or part thereof), title to or boundaries of the Property (or any Parcel or part thereof), pest control, soil conditions, hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use or zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns and all other information pertaining to the Property (or any Parcel or part thereof). Buyer moreover acknowledges that (i) Buyer is a sophisticated investor, knowledgeable and experienced in the financial and business risks attendant to an investment in real property (and golf courses in particular) and capable of evaluating the merits and risks of entering into this Agreement and acquiring the Parcels, (ii) except with respect to the representations and warranties expressly contained herein and in the Closing Documents, Buyer has entered into this Agreement with the intention of making and relying upon its previous ownership, leasing and management of the Property and its own (or its experts') investigation hereafter of the physical, environmental, economic, and legal condition of the Property (and each Parcel and part thereof), including, without limitation, the mechanical, electrical, HVAC, life support, fire safety, fire control and other systems, and all documents relating to the leasing, management and operation of each Parcel, the compliance of each Parcel with all Authorizations and other governmental laws, rules and regulations and the operation of such Parcel,
    (iii) Buyer is not relying upon any representation or warranty, other than as expressly set forth in this Agreement and in the Closing Documents, made by Seller, GTA GP, the Company or any of their respective Affiliates or anyone acting or claiming to act on any such Person's behalf concerning any Parcel or the Property generally, and (iv) except with respect to the representations and warranties of Seller expressly set forth in this Agreement and in the Closing Documents, Buyer has not relied on, or been induced to enter into this Agreement or any transaction contemplated herein by, any duty, obligation or responsibility on the part of Seller, GTA GP, the Company or any of their respective Affiliates to disclose any fact or circumstance relating to any Parcel or the Property generally. Buyer further acknowledges that it has not received from Seller, GTA GP, the Company or any of their respective Affiliates any accounting, tax, legal, securities, architectural, engineering, property management or other advice with respect to this transaction and is relying upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Except as otherwise expressly set forth in this Agreement and in the Closing Documents delivered by Seller to Buyer as of the Closing, and except as otherwise provided in SUBSECTION (F) below with respect to fraud claims, Buyer (or its Affiliate(s)) shall acquire the Property (and each Parcel and part thereof) in its "AS IS-WHERE IS" condition on the Closing Date and assume(s) the risk that adverse physical, environmental, economic or legal conditions may not have been revealed to Buyer. Except with respect to the representations and warranties expressly made by Seller hereunder and as otherwise provided in SUBSECTION (F) below with respect to fraud claims, Seller, GTA GP, the Company and their respective Affiliates shall have no liability of whatsoever kind or nature for any subsequently discovered defects in the physical condition of the Property (or any Parcel or part thereof), whether such defects were latent or patent.

        (b) PLAN OF LIQUIDATION. Buyer (on behalf of itself and each of its Affiliates) hereby covenants and agrees that none of Buyer or any of its Affiliates shall act or fail to act in any manner (other than as expressly permitted hereunder) that adversely interferes with the Company's plan of liquidation that includes the purchase and sale transactions contemplated by this Agreement. Furthermore, Buyer (on behalf of itself and each of its Affiliates) hereby covenants and agrees to actively support said plan of liquidation, and, at the request of Seller, to take such actions and execute such documents (or cause its Affiliates to take such actions and execute such documents) as Seller may reasonably request in connection with such plan of liquidation. Each Affiliate of Buyer who is a "tenant" under a Buyer Lease has executed the Acknowledgment, Consent and Agreement Page attached hereto for the purposes of evidencing its acknowledgment of and consent to the terms and provisions of this SECTION 4.10(B) and its agreement to be bound by the terms and provisions of this SECTION 4.10(B).

        (c) PROPERTY INFORMATION. Buyer further acknowledges and agrees that, subject to the additional investigations, examinations and inspections to be conducted during the Non-Core Parcels Due Diligence Period for any Non-Core Parcel as provided in this Agreement, Seller has afforded Buyer the opportunity for full and complete investigations, examination and inspections of the Property and all documentation relating to the Property (the "PROPERTY INFORMATION"). Buyer acknowledges and agrees that (i) the Property Information delivered or made available to Buyer and its representatives by Seller and its Affiliates (including, without limitation, GTA GP and the Company), and their respective agents and other representatives may have been prepared by third parties and may not be the work product of Seller and/or its Affiliates, (ii) neither Seller nor any of its Affiliates (including, without limitation, GTA GP and the Company) has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of the Property Information, (iii) the Property Information delivered or made available to Buyer and Buyer's representatives is furnished to each of them at the request, and for the convenience, of Buyer, (iv) except as otherwise expressly represented by Seller in this Agreement, Buyer is relying solely on its own investigations, examinations and inspections of the Property and those of Buyer's representatives, (v) Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information and Buyer releases Seller and Seller's Affiliates, and their respective agents and representatives, from any and all liability with respect thereto, and (vi) any further distribution of the Property Information is subject to the confidentiality provisions of this Agreement.

        (d) BUYER RELEASES OF SELLER AND SELLER AFFILIATES. As of the Effective Date, Buyer and its Affiliates, and anyone claiming by, through or under them, each hereby fully and irrevocably release Seller, GTA GP, the Company and their respective Affiliates, and their respective officers, directors, employees, agents, consultants (including, without limitation, Banc of America Securities, LLC) and other representatives (collectively, the "SELLER RELEASED PARTIES"), from and against any cost, loss, liability, damage, expense, action or cause of action, arising from or related in any way to the Disputed Matters, whether at law, in equity or otherwise. As of the later to occur of (x) the Closing and (y) only with respect to a Parcel or Parcels sold by Seller to a third-party purchaser pursuant to a Third-Party Sale, the date of closing of such Third-Party Sale, subject to the last sentence of this SECTION 4.10(D), Buyer and its Affiliates, and anyone claiming by, through or under them, each hereby fully and irrevocably releases the Seller Released Parties, from any and all claims that it may then have against the Seller Released Parties (or any of them), for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related in any way to (i) the Parcel(s) sold (including, without limitation, any claim relating in any way to or arising under or in connection with any of the Buyer Leases or management agreements and/or any claim relating in any way to or arising from the physical or environmental condition of the Parcel(s) sold, the operation of the Parcel(s) sold and/or the repair or maintenance of such Parcel(s) sold), at law, in equity or otherwise, to the extent such claim accrued prior to the date of such release, including, without limitation, any and all claims arising from any breach of an express representation, warranty or covenant of Seller contained in this Agreement, except for claims arising from any breach of an express representation, warranty or covenant of Seller contained in this Agreement that expressly survives the Closing by the terms of this Agreement, if any, and (ii) the partnership agreement of Seller, or the relationship of the Seller Released Parties (or any of them) with Buyer (or its Affiliates) as partners in Seller, or any relationship among the Seller Released Parties (or any of them) with Buyer and/or its Affiliates, whether as partners, co-members, shareholders or any other relationship (including, without limitation, any and all claims, liabilities and other obligations of any such Seller Released Parties that may have accrued as fiduciaries of Buyer or its Affiliates). Buyer further agrees that the releases hereunder shall be given full force and effect according to each of their expressed terms and provisions, including, but not limited to, those provisions set forth in the immediately preceding sentence relating to unknown and suspected claims, damages and causes of action. Notwithstanding any provisions at law or by statute pertaining to releases and waivers of claims, the releases contained hereinabove shall each constitute a full release in accordance with its terms. Each of the parties hereto hereby knowingly and voluntarily waives any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of the releases and waivers contained herein, and acknowledges that each release and waiver contained herein is an essential and material term of this Agreement, and without such release or waiver this Agreement would not have been entered into. Each of the parties hereto hereby respectively represents and warrants that it has been advised by its legal counsel or has had the opportunity to obtain advice by legal counsel of its choice, and understands and acknowledges the significance of the releases and waivers contained herein and the specific waiver of any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of any release or waiver contained herein. Each Affiliate of Buyer who is a "tenant" under a Buyer Lease has executed the Acknowledgment, Consent and Agreement
    Page attached hereto for the purposes of evidencing its acknowledgment of and consent to the terms and provisions of this SECTION 4.10(D) and its agreement to be bound by the terms and provisions of this SECTION 4.10(D). Notwithstanding any provision hereof to the contrary, neither at the Effective Date nor at the Closing, nor at the date of closing of any Third-Party Sale, shall Buyer or any of its Affiliates release, or be deemed to release, any of the Seller Released Parties with respect to any claims for indemnity or contribution pertaining to director and/or officer liability arising under the Seller's Organizational Documents or other agreements (to the extent such obligations of indemnity and/or contribution relate to director and/or officer liability and are expressly provided in such Seller's Organizational Documents or other agreements, as the case may
    be) or with respect to any such director and/or officer liability claims that are, or may be deemed to be, covered under the Company's or the Seller's or any of their Affiliates' directors' and officers' liability insurance coverage.

        (e) SELLER RELEASES OF BUYER AND BUYER AFFILIATES. As of the Effective Date, Seller, GTA GP, the Company and their respective Affiliates, and anyone claiming by, through or under them, each hereby fully and irrevocably release Buyer and its Affiliates, and their respective officers, directors, employees, agents and other representatives (collectively, the "BUYER RELEASED PARTIES"), from and against any cost, loss, liability, damage, expense, action or cause of action, arising from or related in any way to the Disputed Matters, whether at law, in equity or otherwise. As of the Closing, Seller, GTA GP, the Company and their respective Affiliates, and anyone claiming by, through or under them, each hereby fully and irrevocably releases the Buyer Released Parties, from any and all claims that it may then have against the Buyer Released Parties (or any of them), for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related in any way to the partnership agreement of Seller, or the relationship of the Buyer Released Parties (or any of them) with Seller's Affiliates as partners in Seller, or any relationship among the Buyer Released Parties (or any of them) with Seller's Affiliates, whether as partners, co-members, shareholders or any other relationship (including, without limitation, any and all claims, liabilities and other obligations of any such Buyer Released Parties that may have accrued as fiduciaries of Seller's Affiliates). Seller further agrees that the releases hereunder shall be given full force and effect according to each of their expressed terms and provisions, including, but not limited to, those provisions set forth in the immediately preceding sentence relating to unknown and suspected claims, damages and causes of action. Notwithstanding any provisions at law or by statute pertaining to releases and waivers of claims, the releases contained hereinabove shall each constitute a full release in accordance with its terms. Each of the parties hereto hereby knowingly and voluntarily waives any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of the releases and waivers contained herein, and acknowledges that each release and waiver contained herein is an essential and material term of this Agreement, and without such release or waiver this Agreement would not have been entered into. Each of the parties hereto hereby respectively represents and warrants that it has been advised by its legal counsel or has had the opportunity to obtain advice by legal counsel of its choice, and understands and acknowledges the significance of the releases and waivers contained herein and the specific waiver of any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of any release or waiver contained herein.

        (f) NO FRAUD WAIVER. Notwithstanding anything to the contrary stated in this Agreement (including, without limitation, this SECTION 4.10), in no event shall Buyer or Seller or any of their Affiliates waive hereby, or be deemed to have waived hereby, any right, claim or cause of action that Buyer or Seller or any of their Affiliates may have or assert against the other or any of its Affiliates relating to fraud, and the waivers in this Agreement shall not be deemed to waive or absolve Seller or Buyer or any of their Affiliates from any liability for fraud or any action in fraud.

    4.11 TRANSFER OF CERTAIN OP UNITS. Buyer (on behalf of itself and its Affiliates) hereby covenants and agrees to transfer to Seller, at or prior to the Closing, all of Buyer's and/or its Affiliates' right, title and interest in and to the 9,259 Class B OP Units originally pledged to Seller pursuant to that certain Amended and Restated Pledge Agreement (Bonaventure) dated as of July 1, 1999, by and between Seller and Okeechobee Championship Golf, Inc.

    4.12 OYSTER BAY GROUND LESSOR CONSENT. If and to the extent necessary in order to consummate the transactions contemplated hereunder with respect to the Oyster Bay Parcel and to transfer the Seller's current ground leasehold interest in and to the Oyster Bay Parcel to Buyer (or its Affiliate), Seller shall and hereby covenants to use its commercially reasonable efforts to obtain the ground lessor's consent to such transfer and/or waiver of any and all rights of first refusal of ground lessor and other rights under said ground lease, as such rights may pertain to or affect the transfer of the Oyster Bay Parcel to Buyer (or its Affiliate), prior to the Closing. Buyer (and its Affiliates) shall (and hereby covenant(s) to) co-operate in good faith with Seller in its efforts to obtain such ground lessor's consent and/or waiver, it being acknowledged and agreed that the Oyster Bay Parcel is one of the Core Parcels that Buyer's Affiliate originally owned and transferred to Seller, and that Buyer has a relationship with such ground lessor such that Buyer may be in a better position than Seller to obtain any such required consent and waiver. If Seller, with Buyer's and its Affiliates' good faith co-operation, is unable to obtain such ground lessor's consent and/or waiver prior to the Closing, and such consent and/or waiver is required to legally and effectively transfer Seller's ground leasehold interest in the Oyster Bay Parcel and the intended benefits of this transaction with respect thereto to Buyer or its Affiliate, as the case may be, then notwithstanding anything to the contrary stated in this Agreement, Seller's obligation to sell, and Buyer's obligation to purchase, the Oyster Bay Parcel shall terminate, and the parties shall proceed with the Closing of the transactions hereunder and the transfer of all other Parcels to be transferred to Buyer (or its Affiliate(s)) pursuant to this Agreement at such Closing; EXCEPT THAT, the aggregate Purchase Price payable at such Closing shall be reduced by the portion of the Purchase Price allocated to the Oyster Bay Parcel pursuant to the Summary Sheet.

    4.13 QUALIFICATIONS TO REPRESENTATIONS. As used in this Agreement, the phrase "TO BUYER'S ACTUAL KNOWLEDGE" or "ACTUAL KNOWLEDGE OF BUYER" or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Larry Young, Thom Taylor, Danny Young, Larry Brumfield and Ken Metcalfe.

                                   ARTICLE 5
                      CONDITIONS AND ADDITIONAL COVENANTS

    5.1 AS TO BUYER'S OBLIGATIONS. Buyer's obligations under this Agreement are subject to the satisfaction of the following conditions precedent ("BUYER'S CLOSING CONDITIONS"):

        (a) SELLER'S DELIVERIES. On the Closing Date, Seller shall have delivered to or for the benefit of Buyer or its Affiliate, as the case may be, all of the Seller's Deliveries as set forth in SECTION 6.2.

        (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Seller's representations and warranties made in this Agreement and in the Seller's Deliveries shall be true, correct and complete in all material respects as of the Effective Date and as of the Closing Date (without amendment) as if then made. Seller shall have performed all of its covenants and other obligations under this Agreement in all material respects.

        (c) INTENTIONALLY DELETED.

        (d) SHAREHOLDER APPROVAL. Seller shall have obtained shareholder approval of the transactions contemplated hereunder from the requisite number and percentage in interest of common stock shareholders of the Company.

        (e) TITLE AND OTHER MATTERS AFFECTING PARCELS. Seller shall have cured or caused to be insured over (if insurable) any exceptions to title to, or any Survey or other matters affecting, any Non-Core Parcel that Seller has agreed, in writing, to cure or cause to be insured over (if insurable) prior to the expiration of the Non-Core Parcels Due Diligence Period, and any Later Exceptions that Seller has agreed, in writing, to cure or cause to be insured over (if insurable), all pursuant to SECTIONS 2.2(D) or 2.2(E), as the case may be, hereof.

    It is hereby expressly acknowledged and agreed by the parties hereto that there is no financing contingency in favor of the Buyer or its Affiliates pursuant to this Agreement. Each of the conditions precedent contained in this SECTION are intended for the benefit of Buyer and may be waived in whole or in part by Buyer, but except as otherwise expressly provided in SECTION
5.1(C) above, only by an instrument in writing signed by Buyer.

    5.2 AS TO SELLER'S OBLIGATIONS. Seller's obligations under this Agreement are subject to the satisfaction of the following conditions precedent ("SELLER'S CLOSING CONDITIONS"):

        (a) INTENTIONALLY DELETED.

        (b) INTENTIONALLY DELETED.

        (c) CONSENTS; APPROVALS; LEGAL, SECURITIES AND OTHER COMPLIANCE. On or before April 20, 2001 (unless such date is extended pursuant to SECTION 6.1 hereof), (x) Seller shall have obtained all of the following consents and approvals required to consummate the transactions contemplated herein (collectively, the "SELLER'S CONSENTS"): (i) approval of the transactions contemplated hereunder from the requisite number and percentage in interest of the partners in Seller, (ii) approval of the transactions contemplated hereunder from the requisite number and percentage in interest of the preferred OP Unit holders of Seller (but only if and to the extent that such consent is required in order to duly authorize the transactions contemplated hereunder and in connection with the plan of liquidation on behalf of Seller), (iii) shareholder approval of the transactions contemplated hereunder from the requisite number and percentage in interest of common stock shareholders of the Company, (iv) preferred shareholder approval of the transactions contemplated hereunder from the requisite number and percentage in interest of preferred stock shareholders of the Company (but only if and to the extent that such consent is required in order to duly authorize the transactions contemplated hereunder and in connection with the plan of liquidation on behalf of Seller and/or the Company), and

    (v) approval of the transactions contemplated hereunder from the requisite number and percentage in interest of "lenders" required under that certain Amended and Restated Revolving Credit Agreement dated March 31, 1999 and that certain Credit Agreement dated as of March 31, 1999, and (y) Seller shall have confirmed that the transactions contemplated hereunder comply with all requirements imposed by governmental laws, rules or regulations applicable thereto and/or the rules or regulations (including, without limitation, securities laws, rules and regulations) applicable to Seller or the Company or other mandates of any securities exchange on which shares of the Company's stock are traded.

        (d) BUYER'S DELIVERIES. On the Closing Date, Buyer shall have delivered to or for the benefit of Seller all of the Buyer's Deliveries as set forth in SECTION 6.3.

        (e) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Buyer's representations and warranties made in this Agreement and in the Buyer's Deliveries shall be true, correct and complete in all material respects as of the Effective Date and as of the Closing Date (without amendment) as if then made. Buyer shall have performed all of its covenants and other obligations under this Agreement in all material respects.

        (f) CONSENT AND AMENDMENT. On or before the Effective Date, Buyer and its Affiliates (as applicable) shall have executed and delivered to Seller a Consent and Amendment to the Seller's partnership agreement in the form of EXHIBIT O attached hereto.

        (g) VOTING AGREEMENT. On or before the Effective Date, Buyer and its Affiliates (as applicable) shall have executed and delivered to Seller a Voting Agreement in the form of EXHIBIT P attached hereto.

    Each of the conditions precedent contained in this SECTION are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

                                   ARTICLE 6
                                    CLOSING

    6.1 CLOSING. Closing shall be held at 9:00 a.m., San Francisco, California time, at the offices of Seller (or counsel to Seller) on a date mutually agreed upon by the parties after the satisfaction of all conditions precedent set forth in ARTICLE 5, but in no event later than April 30, 2001 (PROVIDED THAT, notwithstanding the foregoing, at Seller's election by written notice delivered to Buyer on or before April 20, 2001, the Closing may be extended beyond April 30, 2001 if the Closing is delayed as a result of the need to obtain the Seller's Consents described in SECTION 5.2(C) and/or any litigation affecting Seller, this Agreement or any of the transactions contemplated hereby, in which event the Closing shall be delayed until a date mutually agreed upon by the parties after all such Seller's Consents and approvals are obtained and/or such litigation is resolved; PROVIDED, FURTHER, that in no event shall the Closing occur later than July 31, 2001). If the Closing Date falls on a Saturday, Sunday or legal holiday, the Closing shall take place on the first following business day thereafter. Possession of each Parcel transferred hereunder shall be delivered to Buyer at Closing, subject only to the Permitted Title Exceptions for such Parcel.

    6.2 SELLER'S DELIVERIES. At Closing, Seller shall deliver to Buyer or its Affiliate, as the case may be, all of the following instruments and information (the "SELLER'S DELIVERIES"), each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

        (a) SELLER'S CERTIFICATE. The certificate in the form of EXHIBIT Q attached hereto.

        (b) A DEED WITH RESPECT TO EACH PARCEL TRANSFERRED TO BUYER OR ITS AFFILIATE AT THE CLOSING.

        (c) A BILL OF SALE--PERSONAL PROPERTY WITH RESPECT TO EACH PARCEL TRANSFERRED TO BUYER OR ITS AFFILIATE AT THE CLOSING.

        (d) CANCELLATION OF NOTES PAYABLE. All Notes and all obligations thereunder or related thereto (except the obligation to pay interest accrued and unpaid thereunder as of the Closing Date) shall be cancelled and released as of the Closing (and all collateral, if any, securing such Notes shall be released), and Seller shall deliver to Buyer all documentation reasonably deemed necessary by Buyer to cancel and release such Notes and release such collateral, including, without limitation, the original note documents, if any. If any such Parcel(s) is/are not sold to Buyer or its Affiliate(s) hereunder, but are instead sold to a third party pursuant to the terms and provisions of SECTION 8.3, then upon the earlier of the Third-Party Closing Date and the Outside Lease Termination Date, at the Seller's election, Buyer's or its Affiliates', as the case may be, obligations and liabilities under such Notes shall be assigned to and assumed by the third-party purchaser of such Parcel(s) or Seller, as the case may be, and Seller and such third-party purchaser shall release Buyer (and its Affiliates) from all obligations and liabilities under or with respect to such Notes (except the obligation to pay interest accrued and unpaid thereunder as of the date of assignment of such Notes). In addition to the foregoing, on the earlier of the Third-Party Closing Date and the Outside Lease Termination Date, Seller shall also release all collateral securing such assigned Notes, except to the extent that any such collateral may also secure other obligations of the Buyer or its Affiliates that are not released as of the Third-Party Closing Date (but such exception shall apply only in the circumstance that the Third-Party Closing Date precedes the Closing Date hereunder, it being acknowledged and agreed that such collateral shall in any event be released upon the Closing of the transactions hereunder pursuant to SUBSECTION (F) below). If Seller elects not to have Buyer's or its Affiliates' obligations and liabilities under such Notes assigned to and assumed by the third-party purchaser, then on the earlier of the Third-Party Closing Date and the Outside Lease Termination Date, Seller shall cancel such Notes and release Buyer (and its Affiliates) from all obligations and liabilities thereunder (except the obligation to pay interest accrued and unpaid thereunder as of the Third-Party Closing Date or Outside Lease Termination Date, as the case may be). In addition to the foregoing, Seller shall release all collateral securing such cancelled Notes on the Third-Party Closing Date or Outside Lease Termination Date, as the case may be, in accordance with the procedures outlined in the first sentence above, except to the extent that any such collateral may also secure other obligations of the Buyer or its Affiliates that are not released as of the Third-Party Closing Date (but such exception shall apply only in the circumstance that the Third-Party Closing Date precedes the Closing Date hereunder, it being acknowledged and agreed that such collateral shall in any event be released upon the Closing of the transactions hereunder pursuant to SUBSECTION (F) below).

        (e) ASSIGNMENT OF LEASES, CONTRACTS, AGREEMENTS, WARRANTIES, GUARANTIES, PERMITS AND LICENSES. A written instrument for each Parcel transferred to Buyer or its Affiliate, in the form attached hereto as Exhibit R, executed by Seller and/or its Affiliates assigning all leases, contracts, agreements, warranties, guaranties, permits and licenses with respect to such Parcel that is transferred to Buyer or its Affiliate at Closing.

        (f) TERMINATIONS. Written terminations of (i) that certain Option to Purchase and Right of First Refusal Agreement (Golf Trust of America) dated as of February, 1997, by and between Seller, Company and Larry D. Young, and
    (ii) all Buyer Leases, Pledge Agreements, management agreements, and other agreements and/or instruments by and between Buyer (or any of its Affiliates) and Seller (or any of its Affiliates) pertaining to the Parcel(s) transferred to Buyer (or its Affiliate) at the Closing. Such written terminations shall be substantially in the form of the Termination of Lease attached hereto as EXHIBIT N (to the extent applicable), but modified as necessary to incorporate any local law requirements of the jurisdiction where the Parcel is located, and shall be effective as of the Closing Date (and all collateral, if any, securing such agreements shall be released as of the Closing Date).

        (g) TITLE REQUIREMENTS. Such agreements, affidavits or other documents as may be required by the Title Company in order to remove, cure or insure over any matters affecting title to any of the Parcels (including, without limitation, Later Exceptions) that Seller has agreed in writing to remove, cure and/or cause to be insured over pursuant to the terms and provisions of SECTIONS 2.2(D) and/or 2.2(E) hereof.

        (h) THE FIRPTA CERTIFICATE.

        (i) ORGANIZATIONAL DOCUMENTS. Certified copies of Seller's Organizational Documents and a certificate of existence of Seller, GTA GP and the Company dated within fifteen (15) days prior to the Closing Date.

        (j) BOARD RESOLUTIONS. Appropriate resolutions of the Board of Directors of the Seller, GTA GP and/or the Company and/or partners, as the case may be, certified by the secretary or an assistant secretary of the Company (with respect to the Board resolutions) and GTA GP (with respect to Seller), together with all other necessary approvals and consents of Seller, the Company and GTA GP (and their Affiliates if necessary), authorizing and approving (i) the execution on behalf of Seller of this Agreement and the documents to be executed and delivered by Seller prior to, at or otherwise in connection with Closing by the individuals so executing, and (ii) the performance by Seller of its obligations under this Agreement and under such documents (including, without limitation, the Closing of the transactions contemplated hereby), or appropriate resolutions of the partners of Seller, as the case may be.

        (k) EVIDENCE OF BULK SALES COMPLIANCE. Such proof as Buyer may reasonably require with respect to Seller's compliance with the bulk sales laws or similar statutes.

        (l) COMMUNICATION; ADDRESSES. A written instrument executed by Seller (and/or its Affiliates), conveying and transferring to Buyer all of Seller's (and/or its Affiliates') right, title and interest in any telephone numbers, fax numbers or internet or electronic mail addresses (if applicable) relating solely to any Parcel, and, if Seller maintains a post office box solely with respect to any Parcel, conveying to Buyer all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

        (m) ORIGINAL DOCUMENTS. Delivery of all original documents and items pertaining to the Parcels, such as files, warranties, contracts, keys, certificates, etc., in Seller's possession.

        (n) MISCELLANEOUS. Any other document or instrument reasonably requested by Buyer relating to the transactions contemplated hereby.

    6.3 BUYER'S DELIVERIES. At Closing, Buyer shall pay or deliver to Seller the following (the "BUYER'S DELIVERIES"):

        (a) PURCHASE PRICE. The balance of the Purchase Price due pursuant to
    SECTION 2.1(D) by federal funds wire to an account designated by Seller.

        (b) LEGENDS OP UNITS. All transfer instruments and documents pertaining to the Legends OP Units to be transferred by Buyer to Seller pursuant to
    SECTION 2.1(B) hereof.

        (c) PURCHASE MONEY LOAN DOCUMENTS. If Buyer elects to obtain Seller financing in accordance with SECTION 2.1(C), fully executed, acknowledged (where appropriate) and delivered originals of the Purchase Money Note, the guaranty described therein, the Purchase Money Deed of Trust for each Parcel transferred to Buyer or its Affiliate, the Environmental Indemnity, and all other opinions, instruments and documents governing, evidencing and/or securing the Purchase Money Loan and/or required to be executed by Buyer and/or any other Person pursuant to
    SECTION 2.1(C) hereof (including, without limitation, all legal opinions and authorization documents required thereunder).

        (d) TERMINATIONS. Written terminations of all Buyer Leases, Pledge Agreements, management agreements and other agreements and/or instruments by and between Buyer (or any of its Affiliates) and Seller (or any of its Affiliates) pertaining to the Parcel(s) transferred to Buyer (or its Affiliate) at the Closing, substantially in the form of the Termination of Lease attached hereto as EXHIBIT N, but modified as necessary to incorporate any local law requirements of the jurisdiction where the Parcel is located, which terminations shall be effective as of the Closing Date.

        (e) MISCELLANEOUS. Any other document or instrument reasonably requested by Seller relating to the transaction contemplated hereby.

    6.4 CLOSING COSTS. Except as is otherwise provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deeds and other Closing documents, recording fees or other similar charges (other than real estate transfer fees and/or taxes, such as documentary stamp taxes and/or excise taxes, payable in connection with the recordation of a Deed pertaining to any Parcel, which are covered below), all charges for title insurance premiums, all escrow fees and Buyer's costs and all other Closing costs and expenses shall be paid by Buyer. All real estate transfer fees and/or taxes, such as documentary stamp taxes and/or excise taxes, payable in connection with the recordation of the Deeds shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer; PROVIDED THAT, notwithstanding the foregoing, in no event shall Seller's obligation to pay such transfer fees and/or taxes hereunder exceed the sum of $225,000, and if and to the extent fifty percent (50%) of all such transfer fees and/or taxes exceeds the sum of $225,000, then Buyer shall pay, bear and be responsible for all of the excess amounts over and above $225,000.

    6.5 CLOSING ADJUSTMENTS.

        (a) CLOSING OF SALE TO BUYER. Upon the Closing of the sale of a Parcel to the Buyer or its Affiliate hereunder, the parties shall terminate the Buyer Lease, Pledge Agreement, management agreement and other agreements, instruments and/or documents between the parties and/or their Affiliates for or pertaining to such Parcel and shall prorate all rents and other amounts due the parties or any of their Affiliates thereunder as of the Closing Date in accordance with the applicable terms and provisions thereof, and shall adjust all such items such that Buyer shall pay to the Seller all rental (including, without limitation, percentage rental) accruing and payable to the Seller, as landlord, under such Buyer Lease as of 12:01 a.m. on the Closing Date, as required upon the termination of such documents, as described in the Closing Statement.

        (b) CLOSING OF THIRD-PARTY SALE (RETAINED SITES). Upon the closing of a Third-Party Sale of a Retained Site pursuant to SECTION 8.3 hereof, the Seller and the third-party purchaser shall prorate (subject to the review and approval of Buyer, which approval shall not be unreasonably withheld or delayed), as between the Seller and such third-party purchaser, all rent and other amounts due thereunder as of the Third-Party Closing Date for such Retained Site. Buyer's obligations and liabilities under such Buyer's Lease, management agreement and/or other agreements, instruments and/or documents shall not be affected by such Third-Party Sale and shall accrue to and for the benefit of the third-party purchaser from and after the Third-Party Closing Date. The Capital Replacement Reserve and Capital Replacement Fund (as such terms are defined in the applicable Buyer Lease) shall be transferred from Seller to the third-party purchaser on the Third-Party Closing Date.

        (c) CLOSING OF THIRD-PARTY SALE (NON-RETAINED SITE); OUTSIDE LEASE TERMINATION DATE PRORATIONS. Upon the closing of a Third-Party Sale of a Non-Retained Site pursuant to SECTION 8.3 hereof, or on the Outside Lease Termination Date, whichever occurs first, the Buyer Lease, management agreement and other agreements, instruments and documents for such Non-Retained Site shall terminate (and any collateral therefor [other than collateral that also secures obligations under Buyer Leases, management agreements and/or other agreements, instruments or documents for any of the other Parcels where the Third-Party Closing Date precedes the Closing Date hereunder] not previously released shall be released as provided in this Agreement) as of the date of closing of the sale to such third-party (the "THIRD-PARTY CLOSING DATE") pursuant to SECTION 8.3 or the Outside Lease Termination Date, whichever occurs first, and notwithstanding anything to the contrary stated therein, the parties shall prorate, as between Buyer and Seller, all items of income and expense accruing in connection with the ownership, operation, management, maintenance and/or repair of such Parcel in accordance with the terms and provisions of Article IV of the Transition Agreement and SECTION 8.4(C)hereof, as applicable, all of which shall be set forth in the closing statement provided for in the Transition Agreement (the "THIRD-PARTY CLOSING STATEMENT"). In the event of such a closing of a Third-Party Sale of a Non-Retained Site or on the Outside Lease Termination Date, whichever occurs first, the entire Capital Replacement Reserve and Capital Replacement Fund shall be retained by the Seller, and Buyer shall have no further rights in or to the Capital Replacement Reserve or Capital Replacement Fund, nor shall any proration or adjustment be made with respect to the Capital Replacement Reserve or Capital Replacement Fund.

        (d) DUE DILIGENCE COSTS. If a Non-Core Parcel or Virginia Parcel is to be transferred to a third-party purchaser pursuant to SECTION 8.3 below, and provided Buyer has not elected to submit a counter-offer as permitted by said SECTION 8.3, then concurrently with the execution and delivery of the Transition Agreement pertaining to such Parcel pursuant to SECTION 8.3(A) below, Buyer shall deliver to Seller, such third-party purchaser and their designees any and all appraisals, environmental reports, Title Reports and Surveys prepared by or for Buyer with respect to such Parcel in connection with the transactions contemplated herein. Concurrently with the delivery by Buyer of such appraisals, environmental reports, Title Reports and Surveys, Buyer shall assign to Seller, such third-party purchaser and/or their designees, by written assignment in a form reasonably required by Seller, all of Buyer's rights in and to such appraisals, environmental reports, Title Reports and Surveys. Seller shall use its good faith efforts to cause such third-party purchaser to reimburse the Buyer for the actual cost of all such appraisals, environmental reports, Title Reports and Surveys that are so delivered and assigned to Seller, such third-party purchaser and/or their designees at the time of assignment of the same. To the extent that such third-party purchaser does not so reimburse the Buyer for the actual cost of such appraisals, environmental reports, Title Reports and/or Surveys after Seller has used its good faith efforts to cause such third-party to so reimburse Buyer, then promptly following the assignment of such appraisals, environmental reports, Title Reports and/or Surveys as provided above, Seller shall reimburse Buyer for (and shall pay to Buyer) the actual cost of all such appraisals, environmental reports, Title Reports and Surveys (to the extent the same have not been reimbursed by such third-party purchaser); PROVIDED THAT, in no event shall the aggregate payments made by Seller to Buyer hereunder with respect to the Non-Core Parcel and/or Virginia Parcel appraisals, environmental reports, Title Reports and/or Surveys exceed Thirty Thousand Dollars ($30,000) in total for all Non-Core Parcels and Virginia Parcels. Any costs pertaining to such appraisals, environmental reports, Title Reports and Surveys that are not reimbursed to Buyer by the third-party purchaser or Seller (as provided hereinabove) shall be borne exclusively by Buyer.

    6.6 RIGHT TO DISTRIBUTIONS AND DIVIDENDS. Seller and the Company agree that, notwithstanding any other provision to the contrary, in the event the Closing shall occur after a distribution declaration date with respect to the OP Units or after a dividend or distribution declaration date with respect to the common stock of the Company, but prior to the payment date therefor, the holder of record of the Legends OP Units or shares of common stock of the Company received on conversion thereof on such declaration date shall be entitled to receive the full amount of such distribution or dividend, as the case may be, and the record date for such distribution or dividend shall be set accordingly; PROVIDED THAT, in no case shall a single distribution/dividend be paid twice (I.E., on both an OP unit and the underlying common stock). Seller and the Company further acknowledge and agree that any conversion of Legends OP Units into common stock of the Company shall be without prejudice to Legends' (or its Affiliates', as applicable) right to receive distributions and/or dividends, as and if declared, to the same extent such right is possessed by the other holders of such securities.

                                   ARTICLE 7
                               GENERAL PROVISIONS

    7.1 CONDEMNATION. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of a Parcel or any proposed sale in lieu thereof (in each case, a "TAKING"), Seller or Buyer, as the case may be, shall give written notice thereof to the other promptly after such Person learns or receives notice thereof. If all or any Significant Portion (as defined below) of the Parcel is, or is to be, the subject of such Taking (or is Taken), Buyer shall have the right to terminate its right and obligation under this Agreement to purchase such Parcel only (and such Parcel shall then not be sold or transferred to Buyer at the Closing and the Purchase Price shall be appropriately adjusted to deduct therefrom the portion of the Purchase Price allocated to such Parcel pursuant to the Summary Sheet) by delivery of a written termination notice to Seller no later than ten (10) business days after the Buyer first discovers or learns about the Taking. If Buyer elects not to terminate its right and obligation to purchase such Parcel under this Agreement, all proceeds, awards and other payments arising out of such Taking (actual or threatened) shall be paid or assigned, as applicable, to Buyer at Closing, and there shall be no credit to or adjustment of the Purchase Price allocable to such Parcel or otherwise. Seller will not settle or compromise any such proceeding without Buyer's prior written consent (which will not be unreasonably withheld, conditioned or delayed). As used herein, a Taking of a "SIGNIFICANT PORTION" of a Parcel shall mean (i) the permanent Taking of a legally required driveway, if such driveway is the sole or material means of vehicular ingress and egress into and from such Parcel, (ii) any permanent Taking that results in the denial of a primary access to such Parcel, (iii) any Taking of any portion of such Parcel for which the applicable governmental entity pays or may be reasonably expected to pay a condemnation award or other compensation to the owner of the Parcel in excess of twenty percent (20%) of the then fair market value of the Parcel (as reasonably determined by the insurer providing casualty insurance for the Parcel), or (iv) any permanent Taking of any portion of the Parcel that would materially adversely prevent or interfere with the operation of the Parcel as an eighteen (18) hole golf course. The provisions of this
SECTION 7.1 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this SECTION 7.1.

    7.2 RISK OF LOSS. If any Parcel is damaged or destroyed prior to the Closing, Seller or Buyer, as the case may be, shall give written notice thereof to the other promptly after such Person learns or receives notice thereof. If all or any Material Portion (as defined hereinbelow) of a Parcel is so damaged or destroyed, then the Buyer shall have the right to terminate its right and obligation under this Agreement to purchase such Parcel only (and such Parcel shall then not be sold or transferred to Buyer at the Closing and the Purchase Price shall be appropriately adjusted to deduct therefrom the portion of the Purchase Price allocated to such Parcel pursuant to the Summary Sheet) by delivery of a written termination notice to Seller no later than ten (10) business days after the Buyer first discovers or learns about the damage or destruction. If Buyer elects not to terminate its right and obligation to purchase such Parcel under this Agreement, all proceeds from any insurance carried with respect to such damage or destruction shall be paid or assigned, as applicable, to Buyer at Closing, and there shall be no credit to or adjustment of the Purchase Price allocable to such Parcel or otherwise. For purposes of this Agreement, a "MATERIAL PORTION" of a Parcel shall be deemed to have been damaged or destroyed (i) if such damage or destruction is covered by Seller's casualty insurance and the cost to

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
repair and/or restore the improvements on such Parcel which are damaged or destroyed exceeds twenty percent (20%) of the then fair market value of the Parcel (as reasonably determined by the insurer providing casualty insurance for the Parcel), or (ii) if such damage or destruction is not covered by Seller's casualty insurance and the cost to repair and/or restore the improvements on such Parcel which are damaged or destroyed exceeds five percent (5%) of then fair market value of the Parcel (as reasonably determined by the insurer providing casualty insurance for the Parcel). The provisions of this
SECTION 7.2 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this SECTION 7.2.

    7.3 REAL ESTATE BROKER. There is no real estate broker involved in this transaction. Buyer warrants and represents to Seller that Buyer has not dealt with any real estate broker in connection with this transaction, nor has Buyer been introduced to the Property (or any Parcel or part thereof) or to Seller by any real estate broker, and Buyer shall indemnify Seller and save and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person to a real estate brokerage commission or a finder's fee as a result of having dealt with Buyer, or as a result of having introduced Buyer to Seller or to the Property (or any Parcel or part thereof). In like manner, Seller warrants and represents to Buyer that Seller has not dealt with any real estate broker in connection with this transaction, nor has Seller been introduced to Buyer by any real estate broker, and Seller shall indemnify Buyer and save and hold Buyer harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person to a real estate brokerage commission or a finder's fee as a result of having dealt with Seller in connection with this transaction.

    7.4 CONFIDENTIALITY. Except as hereinafter provided, from and after the Effective Date, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement and all information delivered by Seller to Buyer or Buyer to Seller under or pursuant to this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to their respective consultants, advisors, attorneys, accountants, engineers, surveyors, financiers, Seller's proposed third-party purchasers and bankers (but only to the extent necessary to accomplish the purposes of this Agreement and only if such party first obtains such Person's agreement to maintain the confidentiality of such information) or as may be required by law or court order, or as may be required in connection with any litigation between the parties hereto relating to this Agreement or the transactions contemplated herein. Notwithstanding the foregoing, it is acknowledged that the Seller is a public company and will make a public announcement concerning this transaction (including, without limitation, by the issuance of proxy statements to its shareholders seeking the approval of the transactions contemplated in this Agreement), and Seller will have the absolute right to prepare and file all necessary or required proxy statements and other papers, documents and instruments necessary or required in Seller's judgment and that of its attorneys in order to enter into and consummate the transactions contemplated by this Agreement and to make such disclosures therein as necessary and thus to the SEC and/or to similar federal or state authorities and to the public, of all of the terms, conditions and provisions of this Agreement. The obligations of this
SECTION 7.4 shall survive any termination of this Agreement.

                                   ARTICLE 8
                 LIABILITY OF BUYER; INDEMNIFICATION BY SELLER;
                               TERMINATION RIGHTS

    8.1 TERMINATION BY BUYER. If any Buyer's Closing Condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Buyer to terminate this Agreement and its obligations under this Agreement, and Seller fails to cure any such matter within ten (10) business days after notice thereof from Buyer, Buyer, at its option, may elect as its sole rights and remedies (except as otherwise provided hereinbelow) either (a) to terminate this

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
Agreement and all other rights and obligations of Seller and Buyer under this Agreement shall terminate immediately, or (b) to waive its right to terminate and to waive any breach or default on the part of Seller (if any) and, instead, to proceed to Closing (PROVIDED THAT, if Seller nevertheless fails or refuses to close the transactions hereunder in any such event, Buyer shall NOT have the right of specific performance (or any other right in equity) or the right to record or file a lis pendens or similar lien against any Parcel, it being acknowledged and agreed that Buyer has waived any such rights and remedies and that its sole rights and remedies will be limited to those rights and remedies expressly stated in this SECTION 8.1). In addition to and notwithstanding the foregoing, upon the occurrence of a material breach or default of Seller under this Agreement that is not cured within ten (10) business days (or such additional time as may be reasonably necessary to cure such breach or default) after notice thereof from Buyer to Seller, or if the Company's Board of Directors revokes its authorization of the transactions described herein after such Board has approved the same (unless the Board revokes such authorization as a result of the failure to obtain the Seller's Consents after Seller, Seller's Affiliates and the Board of Directors have made a good faith effort to obtain such Seller's Consents as required by SECTION 3.2), or if the Company's Board of Directors permits any Seller Affiliate to revoke its authorization of the transactions, and if the Closing fails to occur as a result of any of the foregoing reasons, then Buyer may terminate this Agreement and recover from Seller its actual and verifiable out-of-pocket, but not consequential, benefit-of-the-bargain or other, damages incurred by Buyer in connection with the negotiation of this Agreement, the transactions contemplated hereunder and/or otherwise as a direct result of Seller's breach or default. Notwithstanding anything to the contrary stated or implied in this Agreement or any other document or instrument executed or delivered in connection with the transactions described herein (collectively, the "TRANSACTION DOCUMENTS"), Seller's aggregate liability for any and all defaults or breaches under the Transaction Documents and/or in connection with the transactions provided for therein shall not in any event exceed the sum of Three Hundred Thousand Dollars ($300,000). As material consideration to Seller's entering into and executing this Agreement with Buyer, Buyer (on behalf of itself and each of its Affiliates and all Persons claiming by or through any of them) hereby expressly waives the remedy of specific performance on account of any Seller breach or default hereunder and any right at law or in equity that any such Person may have to record a lis pendens or notice of pendency of action or similar notice or lien against all or any portion of a Parcel.

    8.2 TERMINATION BY SELLER. If any Seller's Closing Condition set forth herein for the benefit of Seller (other than a default by Buyer) cannot or will not be satisfied prior to Closing, and Buyer fails to cure any such matter within ten (10) business days after notice thereof from Seller, Seller may, at its option in its sole and absolute discretion, elect to (a) terminate this Agreement, in which event the rights and obligations of Seller and Buyer hereunder shall terminate immediately and, unless the Agreement is terminated as a result of Buyer's breach or default hereunder, the Deposit OP Units shall not be transferred to Seller (PROVIDED THAT, the Seller shall continue to retain and hold the Deposit OP Units as collateral pursuant and subject to the terms and provisions of the Buyer Leases and related Pledge Agreements pertaining to the Parcels), (b) terminate this Agreement with respect to any particular Parcel that is at issue only (PROVIDED THAT, no portion of the Deposit OP Units shall be transferred to Seller as a result of such termination under this CLAUSE (B)), in which event the rights and obligations of Seller and Buyer with respect to the purchase and sale of such Parcel hereunder shall terminate immediately, but the rights and obligations of Seller and Buyer under this Agreement with respect to all other Parcels shall continue in full force and effect, or (c) waive its right to terminate, and instead, to proceed to Closing. Notwithstanding anything to the contrary stated or implied herein, in no event shall Seller have the right to terminate this Agreement with respect to all of the Myrtle Beach Parcels (other than the Oyster Bay Parcel, which may be terminated pursuant to SECTION 4.12 hereof) and proceed to close with the Buyer on the Virginia Parcels and/or Non-Core Parcels only. If, prior to Closing, Buyer defaults in performing any of its obligations under this Agreement in any material respect (including, without limitation, its obligation to purchase the Property or any Parcel and/or its obligation to timely and faithfully perform in all material respects each and every covenant and agreement set forth herein or in the Buyer Leases), and except as otherwise expressly provided in this Agreement, Buyer fails to cure any such default within ten (10) business days after notice thereof from Seller, then Seller may elect either to (i) seek specific performance of the Buyer's obligation to purchase the Property (other than Terminated Parcels or Parcels to be sold to third-party purchasers pursuant to SECTION 8.3 below) and/or perform its other obligations pursuant to the terms, provisions and conditions hereunder, or (ii) terminate this Agreement in its entirety and receive and retain, as liquidated damages hereunder, the Deposit OP Units. ANY DEPOSIT OP UNITS PAID TO OR RETAINED BY SELLER AS LIQUIDATED DAMAGES HEREUNDER SHALL BE SELLER'S SOLE MONETARY REMEDY IF BUYER DEFAULTS (AS PROVIDED ABOVE) AND THE TRANSACTIONS HEREUNDER THEREBY FAIL TO CLOSE. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER'S ACTUAL MONETARY DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES (I.E., THE VALUE OF THE DEPOSIT OP UNITS) STATED ABOVE REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF ANY SUCH DEPOSIT OP UNITS BY BUYER TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FOREFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. In addition to the foregoing rights and remedies of the Seller, and in furtherance and not in limitation of its rights under SECTION 4.7 of this Agreement, if this Agreement is terminated in connection with a Buyer breach or default, Buyer (on behalf of itself and its Affiliates) hereby covenants and agrees to execute and deliver to Seller any and all documentation reasonably requested by Seller in order to terminate the Buyer Leases, management agreements and all other instruments and agreements by and between Seller and Buyer (or an Affiliate of Buyer) pertaining to the Non-Core Parcels and/or the Virginia Parcels (or any of them as directed by Seller), and to promptly vacate and turn such Non-Core Parcels and/or Virginia Parcels (or any of them as directed by Seller) over to Seller or its designee, all promptly after the termination of this Agreement and the delivery of written notice from Seller to Buyer requesting the same. Each Affiliate of Buyer who is a "tenant" under a Buyer Lease for the Non-Core Parcels and/or Virginia Parcels has executed the Acknowledgment, Consent and Agreement Page attached hereto for the purposes of evidencing its acknowledgment of and consent to the terms and provisions of this
SECTION 8.2 and its agreement to be bound by the terms and provisions of this
SECTION 8.2.

    8.3 SELLER'S RIGHT TO SELL TO THIRD-PARTIES. In addition to the foregoing rights of Seller, Seller shall at all times following the Effective Date and prior to 5:00 p.m. Eastern Time on February 28, 2001 have the right to continue to market the Myrtle Beach Parcels and consider and accept offers for the purchase of any such Myrtle Beach Parcel(s) from third-parties, and to sell any such Myrtle Beach Parcel(s) to any such third-party (whether or not such sale is actually consummated and closes after February 28, 2001), notwithstanding this Agreement, subject to the terms and provisions of this SECTION 8.3. In addition to the foregoing rights of Seller, Seller shall at all times following the Effective Date and prior to 5:00 p.m. Eastern Time on the date of the Company's shareholder meeting convened to approve the Company's proposed plan of liquidation (which includes shareholder approval of the transactions described in this Agreement) have the right to continue to market each of the Virginia Parcels and Non-Core Parcels and consider and accept offers for the purchase of each of such Virginia Parcels and Non-Core Parcels from third-parties, and to sell any such Virginia Parcel and/or Non-Core Parcel to any such third-party (whether or not such sale is actually consummated and closes after the date of such shareholder meeting), notwithstanding this Agreement, subject to the terms and provisions of this SECTION 8.3. Any sale of a Parcel to a third-party pursuant to the terms and provisions of this SECTION 8.3 shall be referred to in this Agreement as a "THIRD-PARTY SALE".

        (a) If Seller receives a bona-fide written offer (such offer, a "THIRD-PARTY OFFER") from a potential third-party purchaser for the sale of one or more Parcel(s) (other than a Terminated

    Parcel), which offer is not subject to a financing contingency, at a price that exceeds the portion of the Purchase Price allocated to such Parcel pursuant to this Agreement (as set forth on the Summary Sheet), then prior to the Company's Board of Directors accepting such Third-Party Offer, Seller shall deliver to Buyer written notice of the offered price for the Parcel set forth in such Third-Party Offer. Buyer shall have three (3) business days after its receipt of any such written notice from Seller to deliver to Seller a written counter-offer for the sale of the Parcel to the Buyer on the terms and provisions of this Agreement (PROVIDED THAT, if the original Third-Party Offer provides for the sale of both Virginia Parcels as an all-or-nothing sale, then Buyer may only submit a counter-offer that provides for the purchase by Buyer or its Affiliates of both Virginia Parcels and not one Virginia Parcel without the other), but for a purchase price that exceeds the proposed price set forth in the Third-Party Offer by at least five percent (5%). Any such counter-offer shall be accompanied by an amendment to this Agreement increasing the Purchase Price hereunder (and the portion of the Purchase Price allocated to such Parcel) by the difference between the purchase price set forth in the counter-offer and the portion of the Purchase Price allocated to the Parcel (or Parcels in the event of an all-or-nothing sale of the Virginia Parcels) pursuant to this Agreement immediately prior to such amendment. If Buyer delivers such a counter-offer within the said three (3) business day period, then Seller shall execute the enclosed amendment to this Agreement, in which event the Purchase Price and the portion of the Purchase Price allocated to such Parcel(s) hereunder shall be increased as provided in the counter-offer and enclosed amendment. If Buyer fails to deliver such counter-offer, together with the required amendment to this Agreement, within such three
    (3) business day period, then Seller shall be free to proceed with the sale of such Parcel(s) to the third-party purchaser. If Seller proceeds with the Third-Party Sale of a Non-Retained Site as provided herein, then on the later of (x) the execution of a purchase and sale agreement between Seller and such third-party purchaser for the sale of such Non-Retained Site and
    (y) the first day after the expiration of the Buyer's three (3) business day period to deliver a counter-offer, Buyer shall execute and deliver to Seller a transition agreement ("TRANSITION AGREEMENT") substantially in the form of EXHIBIT S attached hereto (containing such revisions and modifications as are reasonably necessary in order to address specific issues relating to such Non-Retained Site). In no event shall any counter-offer of the Buyer hereunder preclude or prevent the Seller from continuing to market the Parcel(s) and entertain offers for the Parcel(s) from any proposed third-party purchaser, and, if any Third-Party Offer is thereafter made that provides for a price for the Parcel(s) that exceeds the portion of the Purchase Price for such Parcel(s) set forth in this Agreement (as such portion of the Purchase Price may have been previously increased by amendment pursuant to the terms and provisions of this SECTION 8.3(A)), then Seller may proceed with the terms and provisions of this SUBSECTION (A) and deliver to Buyer a written notice of the price set forth in such Third-Party Offer, in which event Buyer may submit a counter-offer, and the parties shall otherwise proceed, in accordance with the terms and provisions of this SUBSECTION (A).

        (b) If Seller elects to sell any Parcel(s) to any such third party rather than Buyer or an Affiliate of Buyer, and Buyer fails to exercise its rights set forth in SECTION 8.3(A) within the three (3) business day period provided therein, Seller may thereafter, in its sole and absolute discretion, notify Buyer in writing of its election to sell such Parcel to a third-party, and Buyer's rights and obligations under this Agreement to purchase such Parcel(s) shall then automatically terminate upon delivery of such notice by Seller. Buyer hereby further covenants and agrees that, notwithstanding anything to the contrary stated or implied in any other instrument, agreement or document between Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) or otherwise pertaining to any such Parcel sold to a third-party pursuant to the terms and provisions of this
    SECTION 8.3, any Buyer Lease, management agreement and/or other agreement, instrument or document between Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) affecting or relating to any Parcel(s) identified by Seller in the aforesaid notice to be transferred to a

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    third-party hereunder (other than the Buyer Leases, management agreements and/or other agreements, instruments or documents [other than the Pledge Agreements, which Pledge Agreements will be terminated] pertaining to the Retained Sites, which shall continue in full force and effect notwithstanding any such Third-Party Sale, PROVIDED THAT, such Buyer Leases relating to the Retained Sites will be amended as provided in
    SECTION 8.3(D)(2) below), shall be terminated effective as of the earlier of
    (x) the Third-Party Closing Date and (y) the Outside Lease Termination Date. Notwithstanding the foregoing, any and all terms that by their express terms survive the expiration or termination of any such Buyer Lease, management agreement and/or other agreement, instrument or document, as the case may be, shall survive the termination of such Buyer Lease, management agreement and/or other agreement, instrument or document, as the case may be, under this SECTION 8.3. The Legends, Heritage and Oyster Bay Parcels shall be sometimes referred to herein individually as a "RETAINED SITE". All other Parcels (other than The Legends, Heritage and Oyster Bay Parcels) shall be sometimes referred to herein individually as a "NON-RETAINED SITE".

        (c) In the event of any such Third-Party Sale of a Parcel (other than a Terminated Parcel), upon the later of (x) the closing of such Third-Party Sale and (y) the Closing hereunder or the termination of this Agreement as a result of a Seller default, as the case may be, and only on the condition that (and if) such Third-Party Sale actually closes and the transactions hereunder actually close (or fail to close as a result of a Seller default hereunder), then subject to the terms and provisions of SECTION 8.4(A) below providing for the crediting of Deferred Rent and Interest (as defined below) against the following break-up fee obligation, Seller shall pay to Buyer, as a break-up fee and liquidated damages for the failure of Seller to close the transactions hereunder with respect to, and the termination of the Buyer Leases, management agreements and other agreements, instruments and/or documents by and between Seller (or any of its Affiliates) and Buyer (or any of its Affiliates), if terminated pursuant to this SECTION 8.3, pertaining to, such Parcel(s) (other than Terminated Parcels) which are sold to a third-party, an amount equal to the product of (x) three percent (3%) MULTIPLIED BY (y) the Purchase Price allocated to the Parcel(s) which is/are sold to such third-party as identified and set forth in the Summary Sheet. The said break-up fee amount shall be set forth on the Third-Party Closing Statement and paid at the later of (i) the closing of the Third-Party Sale and (ii) the Closing hereunder or termination of this Agreement as a result of a Seller default hereunder, as the case may be. In no event, however, shall any payment, fee, amount or damages whatsoever be payable or due or owing to Buyer in the event that the Third-Party Sale of any Parcel is not consummated or does not close for any reason whatsoever or the transactions under this Agreement fail to close for any reason other than the default of Seller hereunder. ANY AMOUNT PAID TO BUYER (OR OFFSET AGAINST DEFERRED RENT AND INTEREST PURSUANT TO SECTION 8.4(A)) AS A BREAK-UP FEE AND/OR LIQUIDATED DAMAGES HEREUNDER SHALL BE BUYER'S SOLE AND EXCLUSIVE REMEDY FOR SELLER'S FAILURE TO CLOSE THE SALE OF ANY PARCEL TO BUYER, AND THE TERMINATION OF THE BUYER LEASE, MANAGEMENT AGREEMENT AND OTHER AGREEMENTS, INSTRUMENTS AND/OR DOCUMENTS BY AND BETWEEN SELLER (OR ANY OF ITS AFFILIATES) AND BUYER (OR ANY OF ITS AFFILIATES), IF TERMINATED PURSUANT TO THIS SECTION 8.3, PERTAINING TO ANY SUCH PARCEL SOLD TO A THIRD PARTY, PURSUANT TO THE TERMS AND PROVISIONS OF THIS SECTION 8.3. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT BUYER'S ACTUAL DAMAGES IN THE EVENT OF THE SELLER'S FAILURE TO SELL TO BUYER ANY PARCEL, AND IN THE EVENT OF THE TERMINATION OF THE BUYER LEASE, MANAGEMENT AGREEMENT AND OTHER AGREEMENTS, INSTRUMENTS AND/OR DOCUMENTS BY AND BETWEEN SELLER (OR ANY OF ITS AFFILIATES) AND BUYER (OR ANY OF ITS AFFILIATES), IF TERMINATED PURSUANT TO THIS SECTION 8.3, PERTAINING TO ANY SUCH PARCEL

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
    SOLD TO A THIRD PARTY, PURSUANT TO THIS SECTION 8.3 WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE BREAK-UP FEE AND LIQUIDATED DAMAGES SET FORTH ABOVE REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF ANY SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FOREFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER AS PERMITTED BY APPLICABLE LAWS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY SELLER'S INDEMNITY OBLIGATIONS UNDER SECTION 7.3 OR TO LIMIT OR OTHERWISE IN ANY WAY AFFECT ANY OF BUYER'S RIGHTS OR REMEDIES AGAINST SELLER UNDER ANY BUYER LEASE, MANAGEMENT AGREEMENT OR OTHER AGREEMENT OR INSTRUMENT PERTAINING TO ANY OF THE PARCELS (TO THE EXTENT ACCRUING THEREUNDER PRIOR TO THE TERMINATION OF THE SAME).

        (d) In connection with any such Third-Party Sale, Buyer (and/or its Affiliate that is the tenant of the Parcel that is the subject of such Third-Party Sale) and Seller (where appropriate) shall execute, acknowledge and deliver to one another or, at Seller's direction, to the third-party purchaser of such Parcel, the following instruments and documents:

           (1) A certificate in favor of the third-party purchaser of the Parcel and Seller, pursuant to which Buyer (on behalf of itself and its Affiliate who leased and operated the Parcel) and its Affiliate who leased and operated the Parcel each represents and warrants to such third-party purchaser and Seller that it has delivered to such third-party purchaser and Seller all of the instruments and documents in the representing party's possession or within its control affecting or relating in any way to the Parcel;

           (2) With respect to each Retained Site that is sold to a third-party, an amendment to the Buyer Lease and, if applicable, management agreement and other agreements, instruments and/or documents relating thereto, which amendment shall delete all provisions connecting the Parcel that is sold to the other Parcels to the extent such other Parcel(s) are not sold to or acquired by the third-party to whom such Retained Site is sold;

           (3) With respect to each Non-Retained Site that is sold to a third-party, the following:

               (i) a termination of the applicable Buyer Lease and any management agreement and other agreements, instruments and/or documents between Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) relating to such Parcel, substantially in the form of EXHIBIT N attached hereto; and

               (ii) any and all quitclaim deeds, bills of sale and other conveyance documents (PROVIDED THAT, such documents will contain only quitclaim covenants and warranties) reasonably required by Seller in order to transfer and convey to such third-party purchaser any and all right, title and interest of Buyer in and to the Parcel, including, without limitation, all property owned by Buyer or its Affiliate that would be, if owned by Seller, Golf Course Improvements, Golf Course Real Property, Golf Course Tangible Personal Property, Golf Course Intangible Personal Property or Golf Course Contracts hereunder, BUT SPECIFICALLY EXCLUDING the property described on SCHEDULE 8.3(D)(3)(II) attached hereto (which property shall be retained and continue to be owned by Buyer or its Affiliate(s), as the case may be, from and after the Closing).

        (e) Upon the closing of a Third-Party Sale of a Parcel, Seller and Buyer shall prorate all items of income and expense accruing with respect to such Parcel in accordance with the terms

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    and provisions of SECTION 6.5(B) or SECTION 6.5(C), as applicable, and
    Seller or Buyer, as the case may be, shall pay to the other the net proration payment required to be paid pursuant to said SECTION 6.5(B) or 6.5(C), as applicable.

        (f) Each Affiliate of Buyer who is a "tenant" under a Buyer Lease has executed the Acknowledgment, Consent and Agreement Page attached hereto for the purposes of evidencing its acknowledgment of and consent to the terms and provisions of this SECTION 8.3 and its agreement to be bound by the terms and provisions of this SECTION 8.3.

    8.4 PROVISIONS RELATING TO BUYER LEASES AND NOTES.

        (a) The following terms and provisions of this SUBSECTION (A) shall apply with respect to the Non-Core Parcels. From and after the Effective Date, and for each calendar month during the term of this Agreement, Buyer (or its Affiliate(s) who is/are the tenant(s) under the Buyer Leases for the Non-Core Parcels) shall be permitted to defer the payment of a portion of the aggregate monthly Base Rent (as defined in the Buyer Leases) due and payable under such Buyer Leases for the Non-Core Parcels and monthly interest payments due and payable under the Notes pertaining to such Non-Core Parcels (although said Base Rent and interest shall continue to accrue during such period of time) in an amount equal the Negative Cash Flow (as defined hereinbelow) of the Non-Core Parcels for such month; PROVIDED THAT, the maximum amount of Base Rent and Note interest payments that may be deferred under the Buyer Leases and Notes hereunder, taken as a whole, shall not exceed, at any time during the term of this Agreement, the sum of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate. The sum of all Base Rent and Note interest deferred pursuant to the terms and provisions of this SECTION 8.4(A) shall be referred to in this Agreement as the "DEFERRED RENT AND INTEREST". If, prior to the Closing or the termination of this Agreement, as the case may be, any Parcel is sold to a third-party pursuant to a Third-Party Sale, then there shall be credited against the break-up fee otherwise payable by Seller pursuant to SECTION 8.3(C) of this Agreement, any Deferred Rent and Interest then accrued and unpaid, and the amount of Deferred Rent and Interest hereunder shall be proportionately reduced on a dollar-for-dollar basis by the amount thereof credited against Seller's obligation to pay such break-up fee. All Deferred Rent and Interest that has not been previously paid or credited against any break-up fee(s) (as provided in the immediately preceding sentence) shall become immediately due and payable upon the earlier to occur of (i) the Closing and (ii) the termination of this Agreement, and Buyer (or its Affiliates, as the case may be) shall pay to Seller all such Deferred Rent and Interest on the Closing Date or the date of termination of this Agreement, as the case may be. Buyer (and its Affiliates who are tenants under the Buyer Leases) shall provide to Seller, on a monthly basis as of the end of each calendar month during the term of this Agreement, such financial statements (including, without limitation, bank statements, check registers and other such records) regarding the operation of the Non-Core Parcels as the Seller may reasonably require in order to verify any Negative Cash Flow derived from such Non-Core Parcels for such month. As used herein, the term "NEGATIVE CASH FLOW" shall mean, for any month during the term of this Agreement, the amount by which
    (x) the aggregate Base Rent payable under the Buyer Leases for the Non-Core Parcels for such month, together with the aggregate interest payments payable under the Notes for such month, EXCEED (y) the aggregate EBITDARM (Earnings Before Interest, Taxes, Depreciation, Amortization, Rent and Management Fees), calculated on a cash basis, derived by Buyer (or its Affiliate(s), as the case may be) from the Non-Core Parcels for such month; PROVIDED THAT, if the aggregate EBITDARM, calculated on a cash basis, derived by Buyer (or its Affiliate(s), as the case may be) from the Non-Core Parcels during any month is negative, then subject to the $750,000 cap on Deferred Rent and Interest provided above, all Base Rent and Note interest payable by Buyer under such Buyer Leases and Notes shall be deferred for such month. EBITDARM shall be calculated on a cash basis. The parties hereby acknowledge that Base Rent and interest under the Notes for the Non-Core Parcels are currently payable in arrears, at the end

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
    of each calendar month. In order to provide Buyer and its Affiliate(s) with the necessary period of time to calculate the EBITDARM and Negative Cash Flow derived from the Non-Core Parcels for any month, Seller and Buyer hereby agree that, during the term of this Agreement, notwithstanding anything to the contrary stated in the Buyer Leases or Notes for the Non-Core Parcels, subject to the right to defer the payment of Deferred Rent and Interest hereunder, Base Rent and interest under the Notes for the Non-Core Parcels for any calendar month shall be due and payable in arrears on the tenth (10th) calendar day of the immediately succeeding calendar month, and Buyer (and/or its Affiliate(s) under such Buyer Leases) shall be deemed in payment default thereunder, subject to the expiration of all applicable notice and cure periods, if any, if said Base Rent and/or interest are not paid on or prior to such tenth (10th) calendar day, in which event Seller shall have all rights and remedies available to Seller under the applicable documents with respect to such payment default (including, without limitation, the right to default interest, late charges and other such default charges).

        (b) Notwithstanding anything to the contrary stated herein or in the Buyer Leases or Notes, all Base Rent under the Buyer Leases and interest payments under the Notes for any Non-Core Parcel (including, without limitation, any Non-Core Parcel that is also a Terminated Parcel) that is the subject of a Third-Party Sale shall cease to accrue and shall no longer be due and payable to Seller on the earlier of (x) the Third-Party Closing Date for the sale of such Non-Core Parcel and (y) the Closing Date hereunder.

        (c) Notwithstanding anything to the contrary stated herein or in the Buyer Leases, Pledge Agreements, Notes and/or other agreements, instruments or documents between the parties and/or their Affiliates relating to a Parcel (including, without limitation, any Terminated Parcel), if the Closing hereunder occurs, then all Buyer Leases (other than the Buyer Leases for any Retained Sites that have been or are to be sold to a third-party purchaser, which shall survive pursuant to and in accordance with
    SECTION 8.3(B) of this Agreement), Pledge Agreements, Notes and/or other agreements, instruments or documents between the parties and/or their Affiliates that have not been previously terminated or cancelled pursuant to the terms of this Agreement or otherwise shall automatically terminate and be cancelled (and thereafter be of no further force or effect) at 5:00 p.m. Pacific Time on the thirtieth (30th) calendar day after the Closing Date (the "OUTSIDE LEASE TERMINATION DATE"). The parties shall make all prorations and/or adjustments required to be made upon termination and/or cancellation of such terminated Buyer Leases and/or Notes in accordance with the terms and provisions thereof on and as of such Outside Lease Termination Date, and Buyer shall execute and deliver all documents required to be delivered by Buyer in the event of the closing of a Third-Party Sale of a Non-Retained Site pursuant to SECTION 8.3(D)(3) above. If any of such Non-Retained Sites are, on the Outside Lease Termination Date, the subject of a Third-Party Sale, then on the Outside Lease Termination Date, Seller shall assume the rights and obligations of Buyer (or its Affiliate, as the case may be) under the Transition Agreement, and Seller shall release Buyer (and/or its Affiliate, as the case may be) from all obligations and liabilities of the "Tenant" accruing under the Transition Agreement from and after the Outside Lease Termination Date, and Seller shall indemnify, defend and hold Buyer (and/or its Affiliate, as the case may be) harmless from and against any and all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and costs) of the "Tenant" accruing under the Transition Agreement from and after the Outside Lease Termination Date. In addition to and/or in lieu of the foregoing, as the case may be, if any such Parcels are, on the Outside Lease Termination Date, the subject of a Third-Party Sale, then all prorations and other transactions required to occur under the Transition Agreement therefor upon the closing of such Third-Party Sale shall occur on the Outside Lease Termination Date as though Seller were the "Purchaser" under such Transition Agreement, and Seller shall assume Buyer's interest as "Tenant" under the Transition Agreement, and such Transition Agreement shall continue in full force and effect between Seller and the "Purchaser" thereunder.

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
        (d) Provided that no event or circumstance exists that would cause any of the Buyer's Closing Conditions to fail and there exists no alleged breach or default by Seller or Buyer hereunder as of June 1, 2001, and if the Closing hereunder has not previously occurred and this Agreement has not been previously terminated, then from and after (and including) June 1, 2001 the Base Rent (as defined in the Buyer Leases) and interest payments due under the Notes for the Non-Core Parcels (including any Non-Core Parcels that are then Terminated Parcels) shall, from and after June 1, 2001, accrue (and be due and payable in accordance with the Buyer Leases and/or Notes, as the case may be) at the Reduced Rates. Notwithstanding anything to the contrary stated in this SECTION 8.4, if this Agreement expires or is otherwise terminated after June 1, 2001, and the Closing contemplated hereunder fails to occur, then immediately on the first (1st) calendar day following such expiration or termination of this Agreement, the original terms and provisions of the Buyer Leases and Notes for such Non-Core Parcels shall be reinstated, the terms and provisions of this SECTION 8.4(D) shall be of no further force or effect, and the terms and provisions of the Buyer Leases and Notes for the Non-Core Parcels (unamended by this Agreement) shall govern and control the amount of Base Rent and/or interest, as the case may be, accruing thereunder from and after the date of expiration or termination of this Agreement, such that Buyer (or its Affiliate, as the case may be) shall once again pay 100% of the Base Rent and interest payable under such Buyer Leases and Notes for periods accruing from and after the expiration or termination of this Agreement. As used herein, the "REDUCED RATES" for any Non-Core Parcel that is not a Terminated Parcel shall mean an amount equal to the product of (i) fifty percent (50%) MULTIPLIED BY
    (ii) the Base Rent and interest payments that accrued and became due and payable under the Buyer Leases and/or Notes, as the case may be, immediately prior to June 1, 2001.

        (e) Seller hereby agrees that the capital expenditures and amounts described on SCHEDULE 8.4(E) have been approved by Seller for reimbursement to Buyer or its Affiliates under the Buyer Leases as of the Effective Date. In addition to and not in lieu of any of the foregoing provisions of this
    SECTION 8.4above, in lieu of reimbursing such capital expenditure amounts in cash from the Capital Replacement Reserve and Capital Replacement Fund (as such terms are defined in the Buyer Leases), the amounts set forth in
    SCHEDULE 8.4(E) shall be credited against Buyer's or its Affiliates' rental obligations under the Buyer Leases (in such proportion and order as Buyer may reasonably desire), until there has been credited against said rental obligations an aggregate amount equal to the total amount set forth in
    SCHEDULE 8.4(E). In the event of the transfer of any Parcel(s) by Seller (whether to Buyer or its Affiliate(s) or to a third-party purchaser), the amounts held in the Capital Replacement Reserve and Capital Replacement Fund shall be treated in accordance with the applicable terms and provisions of the Buyer Leases until any such Parcel(s) is/are transferred to Buyer, its Affiliate(s) or any third-party purchaser, in which event such amounts shall be treated in accordance with the appropriate provisions of SECTION 6.5 hereof (PROVIDED THAT, the parties to such Buyer Lease(s) shall, at the Closing or Third-Party Closing, as the case may be, make any final reconciliation pertaining to the Capital Replacement Reserve and Capital Replacement Fund).

    8.5 COSTS AND ATTORNEYS' FEES. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, arbitration or other form of dispute resolution, then the prevailing party in such litigation, arbitration or other dispute resolution proceeding shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.

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                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

    9.1 COMPLETENESS; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

    9.2 ASSIGNMENTS. Buyer may assign its rights under this Agreement to an Affiliate of Buyer without the consent of Seller; PROVIDED, HOWEVER, that Legends Golf Holding, LLC and the guarantors of this Agreement shall remain liable for all of the duties, obligations and liabilities of the Buyer under this Agreement notwithstanding any such assignment or nomination. In addition to the foregoing, Buyer may collaterally assign this Agreement to Buyer's Lender without the consent of Seller. Buyer may not otherwise assign its interest herein without the prior written consent of Seller, which consent may be given or withheld in the sole and absolute discretion of Seller.

    9.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

    9.4 DAYS. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

    9.5 GOVERNING LAW. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of South Carolina.

    9.6 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

    9.7 SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other Persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    9.8 COSTS. Regardless of whether Closing occurs under this Agreement, and except as otherwise expressly provided in this Agreement, each party to this Agreement shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

    9.9 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other Persons to receive copies by notifying the other party in a manner described in this SECTION. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

    9.10 INCORPORATION BY REFERENCE. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.

    9.11 FURTHER ASSURANCES. Seller and Buyer (for themselves and their respective Affiliates) each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

    9.12 NO PARTNERSHIP. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Buyer specifically established hereby.

    9.13 GUARANTY. The obligations and liabilities of Buyer under this Agreement are guarantied, jointly and severally, by all of the current owners of all Legends OP Units pursuant to that certain Guaranty of even date herewith.

    IN WITNESS WHEREOF, Seller and Buyer have hereunder affixed their signatures to this Purchase and Sale Agreement, all as of the 14th day of February, 2001.


                                               "BUYER"

                                               LEGENDS GOLF HOLDING, LLC,
                                               A DELAWARE LIMITED LIABILITY COMPANY

                                               By: /s/ LARRY D. YOUNG
                                                  ------------------------------------
                                                  Its:   Manager

                                               "SELLER"

                                               GOLF TRUST OF AMERICA, L.P.,
                                               A DELAWARE LIMITED
                                               PARTNERSHIP

                                               By: GTA GP, Inc., a Maryland corporation,
                                                  its sole general partner

                                               By: /s/ BRADLEY BLAIR, II
                                                   -----------------------------------------
                                                       W. Bradley Blair, II
                                                       Chief Executive Officer and President

ACCEPTED AND AGREED TO,
FOR PURPOSES OF
SECTION 4.7 ONLY, BY:

CONWAY TITLE AGENCY, INC.

By:
Name:
Title:

                     ACKNOWLEDGMENT, CONSENT AND AGREEMENT

    In furtherance of the foregoing terms and provisions of this Agreement, Larry D. Young hereby covenants and agrees to recuse himself from any deliberations of the Board of Directors of the Company regarding or otherwise in connection with (i) the Company's proposed plan of liquidation, and/or
(ii) this Agreement or any other document or instrument executed by and between Seller (and/ or any of its Affiliates) and Buyer, Larry D. Young and/or any of their respective Affiliates in connection with this Agreement or concurrently herewith and/or any of the transactions contemplated hereby or thereby. Promptly, but in no event later than one (1) business day, after the publication of a press release announcing the plan of liquidation currently contemplated by the Company, Larry D. Young will resign from the Company's Board of Directors.

LARRY D. YOUNG, an individual

/s/ Larry D. Young
------------------------

    With respect to the Parcels leased by such Affiliate, each of the undersigned hereby acknowledges that it has read and understands the terms and provisions of Sections 2.1(a), 4.7, 4.8, 4.10(b), 4.10(d), 8.2 and 8.3 of the
foregoing Agreement, and each of the undersigned hereby consent to the execution of this Agreement by the Buyer and agrees that such undersigned party shall be bound by the terms and provisions of said Sections 2.1(a), 4.7, 4.8, 4.10(b), 4.10(d), 8.2 and 8.3 with respect to the Parcel leased by such entity, and each of the undersigned hereby covenants and agrees to faithfully perform each of the covenants and agreements made and set forth in Sections 2.1(a), 4.7, 4.8, 4.10(b), 4.10(d), 8.2 and 8.3 of this Agreement with respect to the Parcel leased by such entity. Executed as of the date first written above by:

LEGENDS GOLF MANAGEMENT, LLC

By:  /s/ Larry D. Young
    --------------------------------
    Larry D. Young
    President

HERITAGE GOLF MANAGEMENT, LLC

By:  /s/ Larry D. Young
    --------------------------------
    Larry D. Young
    President

OYSTER BAY GOLF MANAGEMENT, LLC

By:  /s/ Larry D. Young
    --------------------------------
    Larry D. Young
    President

VIRGINIA LEGENDS GOLF MANAGEMENT, LLC

By:  /s/ Larry D. Young
    --------------------------------
    Larry D. Young
    President

LEGENDS NATIONAL GOLF MANAGEMENT, LLC

By:  /s/ Larry D. Young
    --------------------------------
    Larry D. Young
    President

LEGENDS AT BONAVENTURE, INC.
  (FORMERLY EMERALD DUNES--BONAVENTURE, INC.)

By:  /s/ Larry D. Young
    --------------------------------
    Larry D. Young
    President

    Each of the undersigned hereby acknowledges that it has read and understands the terms and provisions of Section 4.10(e) of the foregoing Agreement, and each of the undersigned hereby agrees that such undersigned party shall be bound by the terms and provisions of said Section 4.10(e). Executed as of the date first written above by:

GTA GP, INC.,
a Maryland corporation

By:  /s/ W. Bradley Blair, II
    --------------------------------
    W. Bradley Blair, II
    Chief Executive Officer and President

GOLF TRUST OF AMERICA, INC.,
a Maryland corporation

By:  /s/ W. Bradley Blair, II
    --------------------------------
    W. Bradley Blair, II
    Chief Executive Officer and President

      [THE SCHEDULES AND EXHIBITS TO THE LEGENDS AGREEMENT HAVE BEEN OMITTED FROM THIS PROXY STATEMENT BUT ARE INCLUDED IN OUR CURRENT REPORT ON FORM 8-K, FILED MARCH 14, 2001, WHICH IS AVAILABLE FOR FREE ON THE SEC WEB SITE.]

                              [front of proxy card]

                           GOLF TRUST OF AMERICA, INC.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) W. Bradley Blair, II and Scott D. Peters, or any of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Special Meeting of Stockholders of Golf Trust of America, Inc. to be held at The Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina 29401, on ___________, 2001, at 10:00 a.m., local time, and any adjournment(s)
or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2. IF ANY OTHER MATTERS SHOULD PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS. ANY PRIOR PROXY IS HEREBY REVOKED.

                        (to be signed on the other side)

                                SEE REVERSE SIDE



 ------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             [reverse of proxy card]


                           GOLF TRUST OF AMERICA, INC.

                         SPECIAL MEETING OF STOCKHOLDERS


                              DATE: _________, 2001
                                TIME: 10:00 A.M.
                        PLACE: THE CHARLESTON PLACE HOTEL
                               205 Meeting Street
                        Charleston, South Carolina 29401


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND PROPOSAL 2


                                                        FOR                AGAINST            ABSTAIN


1. Approval and adoption of a plan of                   / /                  / /               / /
   liquidation of Golf Trust of America, Inc.
   including the amendment to the Charter of
   Golf Trust of America, Inc. described
   therein.

                                                        FOR                AGAINST           ABSTAIN

2. Proposal to permit Golf Trust of America,            / /                 / /                / /
    Inc., to adjourn the special meeting, if necessary,
    to permit further solicitation of proxies if
    there are not sufficient votes at the time of
    the special meeting to approve
    Proposal 1.



         MARK HERE                     MARK HERE
         FOR ADDRESS         / /       IF YOU PLAN           / /
         CHANGE AND                    TO ATTEND
         NOTE AT LEFT                  THE MEETING




In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the special meeting. Any prior proxy authorized by the undersigned is hereby revoked. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the related Proxy Statement dated______________, 2001.

                      PLEASE RETURN YOUR EXECUTED PROXY TO

                         ------------------------------

                     IN THE ENCLOSED SELF-ADDRESSED ENVELOPE


SIGNATURE(S) _____________________________________________ DATE ________________
NOTE:  (Please print name(s) as it/they appear on certificates).
Please print name(s) appearing on each share certificate(s) over which you have voting authority.


---------------------------------------------
         FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED ENVELOPE

[Vote by Telephone
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1 (XXX) XXX-XXXX

Follow these four easy steps:

1.    Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.    Call the toll-free number 1 (XXX) XXX-XXXX
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.    Follow the recorded instructions.


Your vote is important! Call 1 (XXX) XXX-XXXX anytime!]




[Vote by Internet
----------------

It's fast, convenient, and your vote is immediately confirmed and posted. Follow these four easy steps:

1.    Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.    Go to the Website http://www._______________.com/gta

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.    Follow the instructions provided.

Your vote is important!
Go to http://www._________________.com/gta anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.]